EXHIBIT 99.2

All references to “NCI” refers to NCI Building Systems, Inc. only and all references to “we,” “our,” “ours,” “us,” the “Company” and similar terms are to NCI Building Systems, Inc., and its subsidiaries, unless the context otherwise requires.

OVERVIEW

NCI Building Systems, Inc. is proposing a financial restructuring to address an immediate need for liquidity in light of a potentially imminent default under, and acceleration of, our existing credit facility, which may occur as early as November 6, 2009 (which may, in turn, also lead to a default under, and acceleration of, our other indebtedness, including the $180.0 million in principal amount of 2.125% Convertible Senior Subordinated Notes due 2024, which we refer to as the convertible notes), and the high likelihood that we will be required to repurchase the convertible notes on November 15, 2009, the first scheduled mandatory repurchase date under the convertible notes indenture. We are proposing to effect the financial restructuring through one of the following two approaches:

(1)	an out-of-court financial restructuring, which we refer to as the recapitalization plan, consisting of:

•	an exchange offer to acquire any and all of the convertible notes for cash and shares of our common stock, par value $0.01 per share, in accordance with the terms and subject to the conditions set forth in the document and in the related letter of transmittal;

•	a $250.0 million investment, which we refer to as the CD&R investment, by Clayton, Dubilier & Rice Fund VIII, L.P., which we refer to as the CD&R Fund, a fund managed by Clayton, Dubilier & Rice, Inc., which we refer to as CD&R, a leading private equity investment firm, involving a private placement to the CD&R Fund of a newly created series of our preferred stock, par value $1.00 per share, to be designated as the Series B Cumulative Convertible Participating Preferred Stock, which we refer to as the Series B convertible preferred stock;

•	the refinancing of our existing credit facility, which we refer to as the term loan refinancing, under which we and the lenders under our existing credit agreement will enter into an amendment to our existing credit agreement, providing for, among other things, the repayment of approximately $143.3 million of the $293.3 million in principal amount of term loans outstanding under our existing credit facility and a modification of the terms and maturity of the $150.0 million balance; and

•	the ABL financing, pursuant to which we will enter into an agreement for a $125.0 million asset-based loan facility;

or, in the alternative, if conditions to completion of the recapitalization plan are not satisfied or waived,

(2)	an in-court financial restructuring, through which we would seek to accomplish the results contemplated by the recapitalization plan through the effectiveness of a prepackaged plan of reorganization, which we refer to as the prepackaged plan.

We refer to the financial restructuring, whether accomplished through the recapitalization plan or the prepackaged plan, as the restructuring.

We expect to commence the exchange offer and solicitation for acceptances of the prepackaged plan from holders of convertible notes and the lenders under our existing credit facility on September 10, 2009.

If we are unable to complete the recapitalization plan because the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding convertible notes are validly tendered and not withdrawn in the exchange offer, is not satisfied or waived, or less than all of the lenders under our existing credit facility consent to entering into the amended credit agreement, but holders of convertible notes or obligations under our credit agreement holding, in either case, at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the claims in the applicable class vote to accept the prepackaged plan, we will seek to accomplish the restructuring, on the same economic terms as the recapitalization plan, by way of the prepackaged plan. We have entered into a lock-up and voting agreement, which we refer to as the lock-up agreement, with the holders of more than 79% of the aggregate principal amount of the outstanding convertible notes, pursuant to which such holders have agreed, in accordance with the terms of the lock-up agreement, (1) to tender their convertible notes in the exchange offer; (2) to the extent that they hold obligations under our existing credit agreement, to support the term loan refinancing by accepting their portion of the repayment contemplated thereby and by executing an amendment to our existing credit agreement in the form filed as Exhibit 99.1 to this current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2009; and (3) to vote all of their convertible notes and obligations under our existing credit facility in favor of the prepackaged plan, among other things.

SUMMARY

Liquidity

We believe that the completion of the restructuring through the recapitalization plan, or, in the alternative, through the prepackaged plan, is critical to our continuing viability. The restructuring, if successful, will increase the Company’s capital and liquidity levels and reduce the amount of its outstanding debt. Specifically, upon the completion of the restructuring, we expect our indebtedness to be reduced from approximately $473.7 million as of August 2, 2009 to approximately $150.4 million at the closing of the restructuring, consisting of $150.0 million in principal amount of term loans under the amended credit agreement and $0.4 million of our industrial revenue bond. See “Capitalization” and “Source and Use of Proceeds.”

The ABL financing contemplated by the restructuring would provide us with up to $125.0 million in liquidity, subject to availability under a borrowing base, for working capital purposes and future expansion. Based on discussions with prospective lenders under the ABL agreement, however, we expect that, because of borrowing base constraints, initial availability under the ABL agreement would be substantially less than the $125.0 million commitment, and may be as low as $45.0 million.

Assuming we are able to complete the restructuring, we expect that, for the foreseeable future, cash generated from operations, together with the proceeds of the ABL financing, will be sufficient to allow us to fund our operations, to increase working capital as necessary to support our strategy and to fund planned capital expenditures and expansions, including approximately $5.0 million expected, for the remainder of fiscal 2009.

If we do not complete the restructuring either through the recapitalization plan or, in the alternative, the prepackaged plan, because the conditions to the recapitalization plan and the prepackaged plan have not been satisfied or waived, we will face an immediate liquidity crisis. If we do not complete the restructuring, we do not expect, and we cannot assure security holders, that we will have, or have access to, sufficient liquidity (1) to meet our debt repayment/repurchase obligations, including any potential acceleration of our existing credit facility, which may occur as early as November 6, 2009 (which may, in turn, also lead to a default under, and acceleration of, our other indebtedness, including the convertible notes indentures) and (2) to meet our obligation to repurchase the convertible notes at the option of the holders thereof on November 15, 2009, the next scheduled repurchase date.

Due to our non-compliance as of August 2, 2009 with the required leverage, senior leverage and interest coverage ratios in our existing credit agreement, our outstanding indebtedness of approximately $293.3 million thereunder may be declared immediately due and payable as early as November 6, 2009, the date the current waiver from the lenders under our existing credit agreement expires. In the event that we do not repay such borrowings upon acceleration, the lenders under our existing credit agreement could exercise their remedies as secured creditors with respect to the collateral securing such borrowings. A failure to pay or refinance such borrowings will also result in a default under the convertible notes indenture, which could also then be declared immediately due and payable, and under our swap agreement, which could then be terminated by the counterparty thereto. If all such indebtedness, which totaled approximately $473.7 million as of August 2, 2009 and such amounts payable pursuant to the termination of the swap agreement were to become due and payable on November 6, 2009, it would result in a material adverse effect on our financial condition, operations and debt service capabilities. As of August 2, 2009, excluding restricted cash, we had a current cash balance of approximately $105.4 million to address our liquidity needs. For a description of our non-compliance with the financial ratio covenants under our existing credit agreement, see our quarterly report on Form 10-Q for the quarter ended August 2, 2009, our current reports on Form 8-K filed on May 21, 2009, July 15, 2009 and August 27, 2009 and “Incorporation of Certain Documents by Reference.”

In the event that we experience a liquidity crisis as described above, it could likely result in our filing for bankruptcy protection pursuant to the Bankruptcy Code on terms other than as contemplated by the prepackaged plan.

Both the exchange offer and the prepackaged plan are subject to certain conditions. In particular, the exchange offer is subject to the minimum tender condition and confirmation and effectiveness of the prepackaged plan requires the receipt of acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes.

The Restructuring

The Restructuring	The restructuring may be accomplished through an out-of-court recapitalization plan or, in the alternative, if the conditions to the recapitalization plan are not satisfied or waived, through an in-court prepackaged plan. The restructuring consists of four related transactions:

• the CD&R investment, which involves the sale and issuance to the CD&R Fund of 250,000 shares of Series B convertible preferred stock for $250.0 million;

• the retirement of all convertible notes;

• the term loan refinancing, which involves the refinancing of our existing credit facility under which we will repay approximately $143.3 million of the $293.3 million in principal amount of term loans outstanding under our existing credit facility and enter into an amendment to our existing credit agreement providing for a modification of the terms and maturity of the $150.0 million balance; and

• the ABL financing, which involves our entry into a $125.0 million asset-based loan facility.

Each of the transactions comprising the restructuring may be accomplished through either the out-of-court recapitalization plan or, in the alternative, the in-court prepackaged plan. If the restructuring is accomplished through the recapitalization plan, the retirement of the convertible notes tendered in the exchange offer would be accomplished through the exchange offer and the refinancing of our existing credit facility would be accomplished through an amendment to our existing credit agreement. In the alternative, if the restructuring is accomplished through the prepackaged plan, the retirement of the convertible notes as well as the refinancing of our existing credit facility would be accomplished through the effectiveness of the prepackaged plan. See “The Restructuring.”

The closing of the exchange offer is conditioned on the satisfaction or, with the consent of the CD&R Fund, waiver of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding convertible notes are validly tendered and not withdrawn in the exchange offer. If the restructuring is accomplished through the recapitalization plan, we intend, but are not required, to retire any remaining convertible notes outstanding after the consummation of the exchange offer by exercising our redemption right under the convertible notes indenture on or after November 20, 2009; if we do not so exercise our redemption right, such remaining convertible notes will otherwise be retired pursuant to the terms of the convertible notes indenture.

For a more detailed description of the exchange offer, see “The Exchange Offer.”

See “—Liquidity” above and “The Restructuring” for a discussion of the anticipated effects of the restructuring.

Pro Forma Capitalization	Assuming that we complete the restructuring and all outstanding convertible notes are retired through the exchange offer or the prepackaged plan, based on the number of shares of common stock authorized, issued and outstanding as of September 4, 2009, at the closing of, and after giving effect to, the restructuring:

• holders of convertible notes would receive 70,200,000 shares of our common stock in the aggregate (or approximately 24.5% of our voting power);

• the CD&R Fund would receive 250,000 shares of Series B convertible preferred stock (or approximately 68.5% of our voting power); and

• our current stockholders would continue to hold approximately 19,981,585 shares of our common stock in the aggregate (or approximately 7.0% of our voting power).

See “Capitalization.”

Lock-Up Agreement	We have entered into a lock-up and voting agreement with the holders of more than 79% of the aggregate principal amount of the outstanding convertible notes. Pursuant to the lock-up agreement, each holder of convertible notes that executed the lock-up agreement has irrevocably agreed, in accordance with the terms of the lock-up agreement, (1) to tender its convertible notes in the exchange offer, (2) to the extent that such holder holds obligations under our existing credit agreement, to support the term loan refinancing by accepting its portion of the repayment contemplated thereby and by executing an amendment to our existing credit agreement in the form of the amended credit agreement included as Exhibit A to the investment agreement, and (3) to vote all of its convertible notes and obligations under our existing credit facility in favor of the prepackaged plan, among other things. See “The Restructuring—The Lock-Up Agreement.”

CD&R Investment	Pursuant to the investment agreement, the CD&R Fund has agreed to purchase from the Company an aggregate of 250,000 shares of Series B convertible preferred stock, which represents approximately 68.5% of our voting power after giving effect to the restructuring (based on the number of shares of common stock authorized, issued and outstanding as of September 4, 2009), for a total purchase price of $250.0 million in cash. See “The Restructuring—Description of the CD&R Investment.”

The obligation of the CD&R Fund to purchase the shares of Series B convertible preferred stock is subject to certain conditions, including the satisfaction or, with the consent of the CD&R Fund, waiver, of the conditions to the exchange offer or the effectiveness of the prepackaged plan, the consummation of the term loan refinancing (see “—Term Loan Refinancing” below) and the ABL financing (see “—ABL Financing” below) and the expiration or termination of any waiting period required to consummate the CD&R investment under the Austrian Cartel Act of 2005, which we refer to as the Austrian Act. The investment agreement may be terminated by the CD&R Fund or the Company under specified circumstances. See “The Restructuring—Description of the CD&R Investment—The

Investment Agreement—Conditions to the CD&R Investment” and “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Termination of the Investment Agreement.”

Holders of Series B convertible preferred stock will participate equally and ratably with the holders of common stock in all cash dividends paid on the shares of the common stock on an as-converted basis. In addition to such dividends, the Series B convertible preferred stock will accrue dividends at a rate per annum of 12.00% if paid in kind or at a rate per annum of 8.00% if paid in cash, which would be reduced to a rate per annum of 0.00% if, at any time after the 30-month anniversary of the closing of the restructuring, the trading price per share of common stock equals or exceeds two times a specified target price (which is equal to $1.2748 at the closing of the restructuring, but is subject to adjustments thereafter) for each trading day during any period of 20 consecutive trading days. Upon the occurrence of a default under the terms of the Series B convertible preferred stock, the applicable dividend rate will increase by:

• 6.00% per annum, if the default is the result of a failure by us after June 30, 2011 to reserve and keep available for issuance a number of shares of common stock equal to 110% of the number of shares of common stock issuable upon conversion of all outstanding shares of Series B convertible preferred stock; or

• 3.00% per annum for any other default.

See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Dividends.”

The Series B convertible preferred stock is convertible into common stock at an initial conversion price of $1.2748, which conversion price is subject to anti-dilution adjustments, including adjustments if the Company issues common stock or other securities below the then-current market price or, during the first three years after the closing of the restructuring, below the then-current conversion price. See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Convertibility and Anti-Dilution Adjustments.”

On and after the 10th anniversary of the closing of the restructuring:

• each holder of shares of Series B preferred stock will have the right to require that the Company redeem all of such holder’s shares of Series B convertible preferred stock; and

• the Company will have the right to redeem all, but not less than all, of the then issued and outstanding shares of Series B convertible preferred stock.

In either case, the redemption price for each share of Series B convertible preferred stock redeemed will be an amount equal to the sum of (1) the liquidation preference of such share of Series B convertible preferred stock to be redeemed (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Liquidation Preference”) and (2) the accrued dividends of such share as of the date on which the redemption of such share occurs. See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred stock—Milestone Redemption.”

After giving effect to the restructuring, at the closing of the restructuring, we do not expect to have sufficient authorized but unissued shares of common stock to enable the conversion of all 250,000 shares of Series B convertible preferred stock to be issued to the CD&R Fund pursuant to the CD&R investment. Pursuant to the stockholders agreement to be entered into between the Company and the CD&R Fund in connection with the CD&R investment (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement”), from and after the closing of the restructuring, we will use our best efforts and take all corporate actions necessary to obtain approval from holders of our common stock of an amendment to Article FOURTH, section 1 of our restated certificate of incorporation to increase the number of authorized shares of common stock. In the event that we do not obtain such approval prior to June 30, 2010, the dividend rate with respect to the Series B convertible preferred stock will increase by 3.00% per annum (and by an additional 3.00% per annum if such approval is not obtained by June 30, 2011, for an aggregate increase of 6.00% per annum) as further described in “The Restructuring—Description of the CD&R Investment—Certain terms of the Series B convertible preferred stock—Dividends—Default Dividend Rate.” See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Agreement to Seek Amendments to our Restated Certificate of Incorporation.”

Retirement of Convertible Notes	As part of the restructuring, we are seeking to retire all of the convertible notes. See “—The Exchange Offer” below with respect to the retirement of convertible notes under the recapitalization plan and “—The Prepackaged Plan” below with respect to the retirement of convertible notes under the prepackaged plan.

Term Loan Refinancing	As part of the restructuring, we expect to enter into an amendment to our existing credit agreement, providing for, among other things, the repayment of approximately $143.3 million of the $293.3 million in principal amount of term loans outstanding as of August 2, 2009 under our existing credit facility and a modification of the terms and maturity of the $150.0 million balance. See “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The Term Loan Refinancing.”

The closing of the term loan refinancing through the recapitalization plan requires 100% of the lenders under our existing credit agreement to enter into the amended credit agreement. Confirmation and effectiveness of the prepackaged plan requires lenders under our existing credit facility holding at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the claims in respect of the obligations under our existing credit agreement who actually cast ballots to vote to accept the prepackaged plan. See “Summary of Terms of the Restructuring—The Prepackaged Plan.”

ABL Financing	As part of the restructuring, we expect to enter into an ABL agreement providing for a $125.0 million asset-based loan facility. See “The

Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The ABL Financing.”

Whether the restructuring is accomplished through the recapitalization plan or the prepackaged plan, the closing of the ABL financing requires the approval and execution of the ABL agreement by all lenders providing revolving credit commitments thereunder.

The Exchange Offer

Securities Subject to the Exchange Offer	Any and all of our $180.0 million aggregate principal amount of 2.125% Convertible Senior Subordinated Notes due 2024, which we refer to as the convertible notes.

Exchange Offer	In the exchange offer, we are offering to acquire any and all of the convertible notes for cash and shares of common stock, in accordance with the terms and subject to the conditions set forth in the document and in the letter of transmittal related to the exchange offer.

For each $1,000 principal amount of convertible notes that holders of convertible notes tender and that we accept in the exchange offer, such holders will, upon the terms and subject to the conditions set forth in the document and the letter of transmittal related to the exchange offer, receive $500 in cash and 390 shares of common stock. The cash payment and the shares of common stock to be issued pursuant to the exchange offer will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the exchange offer on, the convertible notes so tendered and accepted. See “The Exchange Offer—Terms of the Exchange Offer.”

Minimum Tender Condition; Other Conditions to this Exchange Offer	The exchange offer is subject to certain conditions, including, among others, (1) the satisfaction of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding convertible notes are validly tendered and not withdrawn in the exchange offer, (2) the receipt of proceeds from the purchase by the CD&R Fund of the Series B convertible preferred stock pursuant to the investment agreement, which purchase itself is subject to several conditions, including the satisfaction of the conditions to the exchange offer, the consummation of the term loan refinancing and the ABL financing and the expiration or termination of any waiting period required to consummate the CD&R investment under the Austrian Act, and (3) the effectiveness of the registration statement on Form S-4 to be filed in connection with the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

The Prepackaged Plan

Prepackaged Plan	We have prepared the prepackaged plan as an alternative to the recapitalization plan for accomplishing the restructuring if the conditions to completion of the recapitalization plan, including, for example, the minimum tender condition, are not satisfied or waived, but we receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes.

The prepackaged plan consists of a plan of reorganization under chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the recapitalization plan, including the issuance of shares of Series B convertible preferred stock in connection with the CD&R investment, the issuance of shares of common stock in exchange for convertible notes, the term loan refinancing and the ABL financing. If confirmed, the prepackaged plan would be binding on all of our creditors regardless of whether such creditors voted to accept or reject the prepackaged plan. See “The Prepackaged Plan.”

Under the prepackaged plan, holders of convertible notes and the lenders under our existing credit agreement (as well as the holders of all other claims and interests) would receive the same treatment with respect to their claims (and interests) as they would receive in the recapitalization plan, the CD&R Fund would receive the same 250,000 shares of Series B convertible preferred stock contemplated by the CD&R investment and the Company would enter into the ABL agreement. Existing holders of our common stock would continue to hold such common stock. See “The Prepackaged Plan.”

If we do not receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes, the prepackaged plan will not be confirmed or become effective.

Conditions to the Effective Date of the Prepackaged Plan	The effective date of the prepackaged plan will not occur until the conditions set forth below have been satisfied or waived:

• the confirmation order has been entered and no stay of such order is in effect;

• the receipt of proceeds from the CD&R investment;

• the consummation of the term loan refinancing; and

• the consummation of the ABL financing.

We retain the right to waive any condition in our sole and absolute discretion, subject to our obligations under the investment agreement. See “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan” and “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Commencement of a Reorganization Case in Connection with the Prepackaged Plan Covenant.”

Capitalization

The following table sets forth our capitalization (1) as of August 2, 2009 on a preliminary, unaudited basis and (2) on an as adjusted basis, giving effect to the pro forma impact of the transactions contemplated by the recapitalization plan, which include (1) the retirement of the convertible notes (assuming 100% of the convertible notes are retired), (2) the CD&R Investment, (3) the term loan refinancing and (4) the ABL financing. The pro forma capitalization presented in this section does not give effect to the pro forma impact of the transactions contemplated by the prepackaged plan. The filing of a prepackaged plan would result in the application of restart accounting which could significantly change to recorded value of asset, liabilities and stockholders’ equity.

We use the assumptions above for illustrative purposes only. This table should be read in conjunction with the “Unaudited Pro Forma Financial Information” elsewhere in this document, the financial statements and schedules and related notes for the fiscal year ended 2008 that are included in the consolidated financial statements for the fiscal year ended in 2008, which are attached as Exhibit 99.1 to this current report on Form 8-K filed with the SEC on September 10, 2009 and the consolidated financial statements and related notes for the quarters ended February 1, 2009, May 3, 2009 and August 2, 2009 contained in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this document.

	As of August 2, 2009
	Actual	As Adjusted
	(Unaudited, in thousands,
	except for share data)

Cash and cash equivalents(1)(4)	$105,376	$63,124

Restricted Cash(2)	13,224	13,224
Note Payable	962	962
Debt
$125 Million Senior Secured Revolving Credit Facility	—	—
$400 Million Term Loan, due 2010 ($150 Million Term Loan, due 2014, amended and restated)	293,290	150,000
2.125% Convertible Senior Subordinated Notes, Due 2024	180,000	—
Industrial Revenue Bond	420	420

Total Debt	473,710	150,420

Series B convertible preferred stock: $1.00 par value per share, 250,000 shares authorized, issued and outstanding, as adjusted	—	212,579

Stockholders’ equity (deficit):
Series A preferred stock: $1.00 par value per share, 1,000,000 shares authorized, none issued and outstanding	—	—
Common Stock: $0.01 par value per share, 100,000,000 shares authorized; 22,683,165 issued; and 19,982,173 outstanding, actual; 100,000,000 shares authorized; 93,217,165 issued; and 90,516,173 outstanding as adjusted(3)(4)	227	929
Additional paid-in capital(4)	203,401	384,974
Retained earnings (deficit)(4)	(103,882)	(215,324)
Accumulated other comprehensive income (loss)(4)	(917)	975
Treasury stock, at cost	(117,050)	(117,050)

Total stockholders’ equity (deficit)	(18,221)	54,504

Total capitalization	$456,451	$418,465

Book value per share
Basic	(0.91)	0.60
Diluted	(0.91)	0.60

(1)	Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid debt instruments with an original maturity of three months or less and may consist of time deposits with a number of commercial banks with high credit ratings, Eurodollar time deposits, certificates of deposit and commercial paper.

(2)	Restricted cash is stated at cost plus accrued interest, which approximates fair value. Restricted cash is held as deposited collateral for letters of credit.

(3)	Share amounts as presented reflect the 70,200,000 shares of common stock to be issued to repay a portion of the convertible notes and the 334,000 shares of common stock to be issued related to the accelerated vesting of shares issued under the 2003 Long-Term Stock Incentive Plan. If fully converted, the Series B convertible preferred stock would result in an additional 196,109,194 shares of common stock outstanding.

(4)	See “Unaudited Pro Forma Condensed Consolidated Balance Sheet” and “Notes to Unaudited Pro Forma Condensed Balance Sheet” for explanations of significant adjustments to cash and cash equivalents, additional paid-in capital, accumulated other comprehensive loss, and retained deficit.

Selected Unaudited Pro Forma Consolidated Financial Data

The following selected unaudited pro forma consolidated financial data for the year ended November 2, 2008, and as of and for the nine months ended August 2, 2009 has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The selected unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the recapitalization plan occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations.

The unaudited pro forma financial information presented in this document does not give effect to the pro forma impact of the transactions contemplated by the prepackaged plan. The filing of a prepackaged plan would result in the application of restart accounting which could significantly change to recorded value of asset, liabilities and stockholders’ equity.

The unaudited pro forma adjustments were prepared based on the assumptions we believe are reasonable. The unaudited pro forma summary selected consolidated balance sheet as of August 2, 2009, gives effect to the recapitalization plan as if it had occurred on August 2, 2009. The unaudited pro forma summary selected condensed consolidated statements of operations for the year ended November 2, 2008, and the nine months ended August 2, 2009, give effect to the recapitalization plan as if it had occurred on October 29, 2007.

Due to the fact that the transactions contemplated by the recapitalization plan have not yet been completed, except as indicated, the unaudited pro forma summary selected financial information assumes that:

•	100% of the convertible notes are exchanged for a combination of $500 in cash and 390 shares of common stock for each $1,000 principal amount of the convertible notes and accrued and unpaid interest thereon;

•	the conversion price of the Series B convertible preferred stock to be issued in the CD&R investment is $1.2748 per share of common stock;

•	the restructuring is effected through the consummation of the recapitalization plan as opposed to the prepackaged plan;

•	the market price for common stock for all computations is $2.61 per share, which was the closing market price on September 4, 2009; and

•	the fair market value of the derivative liability related to default dividend rates is expected to be $7.5 million ($4.6 million net of tax) in all periods.

If (1) the consideration offered in the exchange offer changes, (2) the conversion price of the Series B convertible preferred stock changes (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Convertibility and Anti–Dilution Adjustments”) and/or (3) we are required to file the prepackaged plan (see “The Prepackaged Plan”), the unaudited pro forma adjustments could be materially different. These adjustments could result in significant differences in the estimates for the embedded derivative liability of the Series B convertible preferred stock, the estimated beneficial conversion feature of the Series B convertible preferred stock, and the estimated debt extinguishment cost of the convertible notes.

The selected unaudited pro forma consolidated financial information has been derived from our consolidated financial statements for the fiscal year ended in 2008, which are attached as Exhibit 99.1 to this current report on Form 8-K filed with the SEC on September 10, 2009 (which are incorporated herein by reference) and should be read in conjunction with such financial statements and the section of this document titled “Unaudited Pro Forma Financial Information.” Our financial information included in this document has been prepared on the assumption that we have the ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

	Pro Forma (unaudited)
	Nine Months	Year Ended
	Ended August 2,	November 2,
	2009	2008
	(In thousands, except per share data)

Statement of Operations Data:
Sales	$723,522	$1,764,159
Net income (loss)	(642,241)	89,214
Dividends and Accretion on Series B convertible preferred stock	28,898	35,119
Net income (loss) available to common stockholders	$(671,139)	54,095
Earnings (loss) per share:
Basic	$(2.15)	$0.18
Diluted	$(2.15)	$0.18
Weighted average shares outstanding:
Basic	90,002	89,866
Diluted	90,002	89,866

Pro Forma (unaudited)
As of August 2, 2009
(In thousands, except per share data)

Balance Sheet Data:
Total assets	$591,154
Total debt	150,420
Series B convertible preferred stock	212,579
Stockholders’ equity	54,504

RISK FACTORS

If we are not able to consummate the exchange offer, the prepackaged plan or the CD&R investment, we do not expect that we will be able to meet our obligations to repurchase the convertible notes pursuant to the rights of the holders thereof to such repurchase on November 15, 2009, and we will likely be in default under our existing credit agreement, the convertible notes indenture, and our swap agreement on November 6, 2009 and our obligations under such agreements may become immediately due and payable.

The consummation of the exchange offer or, in the alternative, confirmation of the prepackaged plan, is a condition to the CD&R investment and the term loan refinancing to accomplish the restructuring. If we are unable to consummate the restructuring, we do not expect that we will have, or have access to, sufficient liquidity to meet our debt obligations. As a result, we will have an immediate need to pursue other alternatives to manage our liquidity needs, including potentially filing for bankruptcy protection on terms other than as contemplated by the prepackaged plan. See “Risk Factors—If we do not consummate the restructuring by November 6, 2009, adverse capital and credit market conditions may significantly and adversely affect our ability to otherwise refinance our existing debt.”

Unless we consummate the restructuring, we do not expect that we will have, or have access to, sufficient liquidity to meet our debt repayment/repurchase obligations, including any potential acceleration of our existing term loan indebtedness and our obligation to repurchase the convertible notes at the option of the holders thereof on November 15, 2009, the next scheduled repurchase date. Due to our non-compliance as of August 2, 2009 with the required leverage, senior leverage and interest coverage ratios in our existing credit agreement, our outstanding indebtedness of approximately $293.3 million thereunder may be declared immediately due and payable as early as November 6, 2009, the date the current waiver from the lenders under our existing credit agreement expires. In the event that we do not repay such borrowings upon acceleration, the lenders under our existing credit agreement could exercise their remedies as secured creditors with respect to the collateral securing such borrowings. A failure to pay or refinance such borrowings will also result in a default under the convertible notes indenture, which could also then be declared immediately due and payable, and under our swap agreement, which could then be terminated by the counterparty thereto. If all such indebtedness, which totaled approximately $473.7 million as of August 2, 2009 and such amounts payable pursuant to the termination of the swap agreement, were to become due and payable on November 6, 2009, it would result in a material adverse effect on our financial condition, operations and debt service capabilities. As of August 2, 2009, excluding restricted cash, we had a current cash balance of approximately $105.4 million to address our liquidity needs. For a description of our non-compliance with the financial ratio covenants under our existing credit agreement, see our quarterly report on Form 10-Q for the quarter ended August 2, 2009, our current reports on Form 8-K filed on May 21, 2009, July 15, 2009 and August 27, 2009 and “Incorporation of Certain Documents by Reference.”

In such event, we will have an immediate need to pursue other alternatives to manage our liquidity needs, including potentially filing for bankruptcy protection on terms other than as contemplated by the prepackaged plan. We do not expect, and there can be no assurance, that any alternative to such bankruptcy filing would be found. There can be no assurance as to the value, if any, that would be available to holders of convertible notes in the case of any such bankruptcy filing. The convertible notes are unsecured obligations of the Company and rank junior to the secured obligations under our existing credit facility. Accordingly, upon any distribution to our creditors in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding relating to us or our property, the holders of our term loans under our existing credit facility will be entitled to be paid in full before any payment may be made with respect to the convertible notes.

If we are unable to consummate the exchange offer, the prepackaged plan or the CD&R investment, the Company will face an immediate liquidity crisis that could likely result in the Company filing for bankruptcy protection on terms other than as contemplated by the prepackaged plan, which could materially adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders.

We believe that seeking relief under the Bankruptcy Code by filing for bankruptcy protection on terms other than as contemplated by the prepackaged plan could materially adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders. For example:

•	such a bankruptcy filing could erode our customers’ confidence in our ability to provide our products and services and, as a result, there could be a significant and precipitous decline in our revenues, profitability and cash flow;

•	employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;

•	it may be more difficult to attract or replace key employees;

•	lenders and other partners could seek to terminate their relationship with us, require financial assurances or enhanced performance, or refuse to provide credit on the same terms as prior to the reorganization case;

•	we could be forced to operate in bankruptcy for an extended period of time while we tried to develop a reorganization plan that could be confirmed, which we believe may impair our business and prospects;

•	our suppliers, vendors, and service providers could terminate their relationship with us or require financial assurances or enhanced performance;

•	we may not be able to obtain debtor-in-possession financing to sustain us during the bankruptcy case under the Bankruptcy Code; or

•	if we are not able to confirm and implement a plan of reorganization or if sufficient debtor-in-possession financing is not available, we may be forced to liquidate under chapter 7 of the Bankruptcy Code.

The exchange ratio for the exchange offer or, in the alternative, the prepackaged plan does not reflect any independent valuation of the convertible notes or shares of common stock.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of convertible notes and shares of common stock.

The consummation of each of the exchange offer and the prepackaged plan is subject to satisfaction of certain conditions, including the receipt of proceeds from the CD&R investment.

The consummation of the exchange offer is subject to the receipt of proceeds from the CD&R investment (which is itself subject to several conditions, including the consummation of the term loan refinancing and the ABL financing and the expiration or termination of any waiting period required to consummate the CD&R investment under the Austrian Act (see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Conditions to the CD&R Investment”)), the minimum tender condition and effectiveness of the registration statement on Form S-4 to be filed with the SEC in connection with the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

The effective date of the prepackaged plan is subject to the entry of the confirmation order and the absence of a stay of such order, the receipt of proceeds from the CD&R investment, the consummation of the term loan refinancing, the consummation of the ABL financing and such other conditions as to which the Company and the CD&R Fund may reasonably agree. See “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan.”

There can be no assurance that any of such conditions will be met.

There are risks associated with the common stock.

The value of the common stock may be adversely affected by a number of factors, including many of the risks described in this document. If, for example, our stockholders decide to sell a substantial number of their shares of common stock, the value of the common stock could decline. Similarly, if we fail to comply with the covenants in our existing credit agreement (which are also incorporated into our existing swap agreement), the amended credit agreement, the ABL agreement or the convertible notes indenture, as applicable, resulting in an event of default thereunder, certain of our outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the common stock.

If our common stock is deemed a “penny stock,” its liquidity will be adversely affected.

As of September 4, 2009, the closing stock price for our common stock was $2.61 per share. If the market price for our common stock falls below $1.00 per share, our common stock may be deemed to be a penny stock. If our common stock is considered a penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be delivered to each purchaser of a penny stock, disclosing sales commissions and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these additional conditions, some brokers may choose not to effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

The common stock is junior to all of our other securities, including our existing and future indebtedness and the Series B convertible preferred stock.

The common stock is the most junior of all of our securities. As a result, our existing and future indebtedness and other non-equity claims, as well as our preferred stock, including the Series B convertible preferred stock, will rank senior to the common stock as to rights upon any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding relating to the Company. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, our creditors and holders of our preferred stock will have a superior claim and interest, as applicable, to the interests of holders of our common stock. If any of the foregoing events occur, we cannot assure security holders that there will be sufficient assets for distribution in respect of the common stock. In addition, in the event of a change of control, holders of the Series B convertible preferred stock may be entitled to superior rights relative to the holders of common stock, including a right to require redemption by the Company of such Series B convertible preferred stock. See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Change of Control Redemption Right.”

The issuance of shares of common stock in the exchange offer or, in the alternative, pursuant to the prepackaged plan and the issuance of shares of Series B convertible preferred stock upon consummation of the CD&R investment will dilute the ownership interest of our existing stockholders and may not be fully reflected in the current market price of our common stock and we cannot predict the price at which our common stock will trade following the restructuring.

As of September 4, 2009, we had approximately 19,981,585 shares of common stock issued and outstanding, excluding shares held by us as treasury stock. Assuming that we complete the restructuring and all outstanding convertible notes are tendered and accepted in the exchange offer or retired pursuant to the prepackaged plan, based on the number of shares of common stock authorized, issued and outstanding as of September 4, 2009, at the closing of, and after giving effect to, the restructuring:

•	holders of convertible notes would receive 70,200,000 shares of common stock, or approximately 24.5% of our voting power;

•	the CD&R Fund would receive 250,000 shares of Series B convertible preferred stock, or approximately 68.5% of our voting power;

•	our current stockholders would continue to hold 19,981,585 shares of common stock, or approximately 7.0% of our voting power.

The average daily trading volume of our common stock on the NYSE during the three months ending August 2, 2009, was approximately 1.21 million shares. Given these low trading volumes relative to the number of shares of common stock outstanding, any sales in the public market of the shares of common stock issuable in the exchange offer or, in the alternative, pursuant to the prepackaged plan, are likely to adversely affect the prevailing market price of our common stock.

This issuance of the common stock in the exchange offer and the Series B convertible preferred stock in the CD&R investment could materially depress the price of our common stock if holders of a large number of shares of common stock attempt to sell all or a substantial portion of their holdings following the restructuring. Pursuant to the lock-up agreement, we agreed to enter into a registration rights agreement that will provide registration rights to the noteholders who are parties to the lock-up agreement in the event that the exchange offer is consummated. See “The Restructuring—The Lock-Up Agreement.” In accordance with the terms of the lock-up agreement, such registration rights agreement would, among other things and subject to certain conditions, obligate us to file with the SEC a shelf registration statement covering resales of the common stock received by such noteholders on a delayed or continuous basis. Upon effectiveness of such shelf registration statement, holders of notes that executed the lock-up agreement, which hold more than 79% of the aggregate principal amount of the outstanding convertible notes, would be able to freely transfer their shares of common stock received pursuant to the exchange offer. We cannot predict what the demand for our common stock will be following the restructuring, how many shares of our common stock will be offered for sale or be sold following the restructuring, or the price at which our common stock will trade following the restructuring.

The Series B convertible preferred stock may be dilutive to our stockholders from and after the closing of the restructuring. The Series B convertible preferred stock will accrue dividends, which may be paid in cash or in kind. If dividends on the Series B convertible preferred stock are paid in kind, they will dilute the ownership interest of our stockholders. In addition, the dividend rate of the Series B convertible preferred stock will increase upon the occurrence of certain events which constitute defaults under the terms of the Series B convertible preferred stock, which may cause further dilution. Furthermore, the Series B convertible preferred stock also provides for anti-dilution rights, which may dilute the ownership interest of stockholders in the future.

Upon issuance, the Series B convertible preferred stock will accrue dividends at a rate per annum of 12.00% if paid in kind or at a rate per annum of 8.00% if paid in cash, unless and until such dividends are reduced to 0.00%, which will occur if the trading price per share of common stock equals or exceeds two times a specified target price (which is equal to $1.2748 at the closing of the restructuring, but is subject to adjustments thereafter) for each trading day during any period of 20 consecutive trading days occurring after the 30-month anniversary of the closing of the restructuring.

If dividends on the Series B convertible preferred stock are paid in kind, it will dilute the ownership interest of stockholders, including holders of convertible notes who become holders of common stock pursuant to the exchange offer or pursuant to the prepackaged plan.

Furthermore, upon the occurrence of a default, the applicable dividend rate is subject to increase by:

•	6.00% per annum, if the default is the result of a failure by us after June 30, 2011 to reserve and keep available for issuance a number of shares of common stock equal to 110% of the number of shares of common stock issuable upon conversion of all outstanding shares of Series B convertible preferred stock; or

•	3.00% per annum for any other default.

See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Dividends.”

After giving effect to the restructuring, we do not expect to have sufficient authorized but unissued shares of common stock to enable the conversion of all 250,000 shares of Series B convertible preferred stock to be issued to the CD&R Fund pursuant to the CD&R investment. Pursuant to the stockholders agreement (see “The

Restructuring—Description of the CD&R Investment—The Stockholders Agreement”), from and after the closing of the restructuring, we will use our best efforts and take all corporate actions necessary to obtain approval from holders of our common stock of an amendment to Article FOURTH, section 1 of our restated certificate of incorporation to increase the number of authorized shares of common stock. However, there is no assurance that we will be able to obtain such approval. In the event that we do not obtain such approval prior to June 30, 2010, the dividend rate with respect to the Series B convertible preferred stock will increase by 3.00% per annum, and if we do not obtain such approval prior to June 30, 2011, the dividend rate will increase by an additional 3.00% per annum (resulting in an aggregate increase of 6.00% per annum) as described in “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Dividends—Default Dividend Rate.” See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Agreement to Seek Amendments to our Restated Certificate of Incorporation.” In such event, stockholders’ ownership interest in the Company will be further diluted to the extent that dividends paid in respect of such additional default dividend rate are dividends paid in kind.

As further described in “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Convertibility and Anti–Dilution Adjustments,” the conversion price of the Series B preferred stock is subject to adjustment, including if the Company issues common stock or other securities below the then-current market price or, during the first three years after the closing of the restructuring, below the then-current conversion price. Adjustments to the conversion price will dilute the ownership interest of stockholders.

At the closing of the CD&R investment, we will enter into a stockholders agreement with the CD&R Fund pursuant to which the CD&R Fund will have substantial governance and other rights.

At the closing of the CD&R investment, we will enter into a stockholders agreement with the CD&R Fund setting forth certain terms and conditions regarding the CD&R investment and the ownership of the CD&R Fund’s shares of Series B convertible preferred stock. Pursuant to the stockholders agreement with the CD&R Fund, subject to certain ownership and other requirements and conditions, the CD&R Fund will have the right to appoint a majority of directors to our board of directors, including the “Lead Director” or Chairman of the Executive Committee of our board of directors, and will have consent rights over a variety of significant corporate and financing matters, including, subject to certain customary exceptions and specified baskets, sales and acquisitions of assets, issuances and redemptions of equity, incurrence of debt, the declaration or payment of extraordinary distributions or dividends and changes to the Company’s line of business. In addition, the CD&R Fund will be granted subscription rights under the terms and conditions of the stockholders agreement. See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement.”

Further, effective as of the closing, the Company will be required to have taken all corporate action and filed all election notices or other documentation with the NYSE necessary to elect to take advantage of the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual and, for so long as we qualify as a “controlled company” within the meaning set forth in the NYSE Listed Company Manual or any similar provision in the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, we have agreed to use our reasonable best efforts to take advantage of the exemptions therein. See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Agreement with Respect to Controlled Company Status.”

The Series B convertible preferred stock to be issued in connection with the CD&R investment has substantial rights and will rank senior to the common stock.

Assuming consummation of the CD&R investment, shares of common stock will rank junior as to dividend rights and (as to distribution of assets) in any liquidation, dissolution, or winding-up of the affairs of the Company and otherwise to the shares of Series B convertible preferred stock to be issued to the CD&R Fund in connection with the CD&R investment. The terms of the Series B convertible preferred stock will entitle the holders thereof to vote on an as-converted basis (without taking into account any limitations on convertibility that may then be applicable) with the holders of common stock. At the closing of the restructuring, we expect that the CD&R Fund will have a majority voting position and holders of common stock will be in the minority. See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Voting Rights.”

In addition, certain actions by the Company, including, upon the occurrence of certain specified defaults, the adoption of an annual budget, the hiring and firing, or the changing of the compensation, of executive officers and the commitment, resolution or agreement to effect any business combination, among others, require the prior affirmative vote or written consent of the holders representing at least a majority of the then-outstanding shares of Series B convertible preferred stock, voting together as a separate class. See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Voting Rights—Class Voting Rights” and “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Voting Rights—Special Contingent Voting Rights.” This level of control, together with the CD&R Fund’s rights under the stockholders agreement, could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or our stockholders. See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement.”

Furthermore, the terms of the Series B convertible preferred stock also provide for anti-dilution rights, which may dilute the ownership interest of stockholders in the future, and change of control redemption rights, which may entitle the holders of Series B convertible preferred stock to receive higher value for their shares of Series B convertible preferred stock than the shares of common stock would receive in the event of a change of control (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Convertibility and Anti-Dilution Adjustments” and see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Change of Control Redemption Right”). In addition, the terms of the Series B convertible preferred stock also provide that the CD&R Fund will participate in common stock dividends, receive preferred dividends and have preferential rights in liquidation, including make whole rights (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Dividends”).

The trading price of our common stock has been and may continue to be volatile.

The trading price of our common stock has fluctuated in the past and is subject to significant fluctuations in response to the following factors, some of which are beyond our control:

•	variations in quarterly operating results;

•	deviations in our earnings from publicly disclosed forward-looking guidance;

•	changes in earnings estimates by analysts;

•	our announcements of significant contracts, acquisitions, strategic partnerships or joint ventures;

•	general conditions in the metal components and engineered building systems industries;

•	uncertainty about current global economic conditions;

•	fluctuations in stock market price and volume; and

•	other general economic conditions.

During fiscal 2008, the sale prices of our common stock on the NYSE ranged from a high of approximately $40.95 per share to a low of approximately $14.25 per share. Since the beginning of fiscal 2009, the sale prices of our common stock on the NYSE ranged from a high of approximately $19.35 per share to a low of approximately $1.76 per share. In recent years, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar to ours. Some of these fluctuations have been unrelated to the operating performance of the affected companies. These market fluctuations may decrease the market price of the common stock in the future.

If we cannot meet the NYSE’s continued listing requirements, the NYSE may delist our common stock, and such a delisting could have an adverse impact on the liquidity and market price of the common stock.

Our common stock is currently listed on the NYSE. In the future, we may not be able to meet the NYSE’s continued listing requirements, which include, among other things: (1) that the average closing price of our common stock be above $1.00 over 30 consecutive trading days; (2) that our average global market capitalization over a consecutive 30 trading-day period is at or above $50.0 million or, if our average global market capitalization over a consecutive 30 trading-day period is less than $50.0 million, that our total stockholders’ equity is at or above $50.0 million; and (3) that the average market capitalization be at least $15.0 million over 30 consecutive trading days. The closing price of our common stock on September 4, 2009 was $2.61 per share, and our market capitalization was approximately $52.2 million as of such date.

A delisting of our common stock could negatively affect holders of common stock and negatively affect us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively affect our ability to raise equity financing; decreasing the amount of news and analyst coverage for our company; and limiting our ability to issue additional securities or obtain additional financing in the future.

We are not currently paying dividends on our common stock and have no current plans to do so in the future.

Historically, we have not paid dividends on our common stock and have no current plans to do so in the future. Furthermore, the terms of our existing credit agreement restrict our ability to do so, and we expect that, if the term loan refinancing or the ABL financing is consummated, the amended credit agreement or the ABL agreement, respectively, will have similar restrictions. In addition, under the terms of the Series B convertible preferred stock, the holders of such shares would participate in any declared common stock dividends and also receive preferred dividends, reducing the cash available to holders of common stock. See “The Restructuring—Description of the CD&R Investment—Certain terms of the Series B Convertible Preferred Stock.” Our other future indebtedness, if any, may also restrict payment of dividends on our common stock. Also, assuming the consummation of the CD&R investment, we may not declare or pay any extraordinary dividend or distribution without the prior consent of the CD&R Fund pursuant to the stockholders agreement. See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Consent Rights.”

In addition, the terms of the Series B convertible preferred stock will limit the circumstances under which the Company will be able to pay dividends or make distributions on junior securities, including common stock. Specifically, at all times during which shares of Series B convertible preferred stock are issued and outstanding, we may not (1) declare, pay or set aside for payment any dividends or distributions upon any junior securities, except for certain limited exceptions or (2) repurchase, redeem or otherwise acquire any junior securities for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such junior securities, except for certain limited exceptions, unless, in each case, the Company has access to sufficient lawful funds to redeem in full all shares of the Series B convertible preferred stock then issued and outstanding. In addition, subject to certain limited exceptions, at any time during which a default under the terms of the Series B convertible preferred stock is occurring, under the terms of the Series B convertible preferred stock, we may not declare or pay or set apart for payment any dividend or other distribution with respect to any junior securities, or redeem, purchase or otherwise acquire for any consideration any junior securities. See “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Dividends—Restrictions with Respect to Junior Securities Dividends.”

We may issue securities senior to the common stock without stockholders’ approval.

We may authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the common stock with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding-up without the consent of the holders of the outstanding common stock, subject to applicable laws and our obligations under the stockholders agreement.

Change-of-control, consent or notice provisions in agreements may be triggered upon the completion of the exchange offer or, in the alternative, the effectiveness of the prepackaged plan.

We may be a party to agreements that contain change-of-control, consent or notice provisions that may be triggered following the issuance of the shares of common stock in the exchange offer, or in the alternative, pursuant to the prepackaged plan and/or the consummation of the CD&R investment. These change-of-control, consent or notice provisions, if triggered and not waived by any beneficiaries of those provisions, could result in termination of an agreement or in unanticipated expenses following the restructuring and could adversely affect our results of operations and financial condition.

If we file for bankruptcy protection after the consummation of the exchange offer, there is a risk that any cash consideration received in the exchange offer may be determined to be a preferential transfer and the court may require that such consideration be returned to the Company.

If a holder of convertible notes chooses to exchange its convertible notes in the exchange offer and receives cash consideration and if a bankruptcy involving the Company is commenced within 90 days after the consummation of the exchange offer (or one year after the consummation of the exchange offer if the holder of convertible notes is an insider of the Company), the bankruptcy court may determine that the holder of convertible notes received preferential treatment to the detriment of other unsecured creditors. In that event, any value received by such holder may be required to be returned. The holder of convertible notes would then have a claim against the bankruptcy estate equal to the value of the avoided transfer.

We may incur tax liability or lose tax attributes, and our ability to use certain of our tax attributes may be limited, as a result of the consummation of the recapitalization plan or the prepackaged plan.

We may incur cancellation-of-indebtedness income, which we refer to as COD income, for U.S. federal income tax purposes as a result of the consummation of the recapitalization plan or the prepackaged plan.

To the extent that we were considered insolvent from a tax perspective immediately prior to the consummation of the recapitalization plan, any such COD income generally would be excluded from our taxable income. Alternatively, if the discharge of our liability were to occur in a chapter 11 bankruptcy case pursuant to the prepackaged plan, any COD income from such discharge generally would be excluded from our taxable income.

If and to the extent any COD income is excluded from taxable income pursuant to the insolvency exception or the bankruptcy exception described above, we generally will be required to reduce certain of our tax attributes, including, but not limited to, our net operating losses, loss carryforwards, credit carryforwards and tax basis in certain assets. This may result in a significant reduction in, and possible elimination of, certain of our tax attributes.

If any COD income is not excluded from our taxable income and we do not have sufficient losses to offset fully such COD income, we may incur tax liability from such COD income. We may make an election under recently enacted section 108(i) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, to defer the inclusion of all or a portion of any COD income resulting from the consummation of the recapitalization plan or the prepackaged plan, with the amount of deferred COD income becoming includible in taxable income ratably over a five-taxable-year period beginning in, if such consummation occurs in 2009, the fifth taxable year after such consummation.

Notwithstanding our ability to utilize our available losses to offset any such COD income for regular U.S. federal income tax purposes, we may nonetheless be subject to tax under the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, if we make the election under section 108(i) of the Internal Revenue Code to defer our COD income, we may incur current state income tax liability with respect to such deferred COD income in states that do not recognize the election.

Because we are expected to undergo an ownership change under section 382 of the Internal Revenue Code as a result of the restructuring, our ability to use our loss carryforwards, if any, and certain other tax attributes may be subject to limitation under section 382 of the Internal Revenue Code.

The prepackaged plan may have a material adverse effect on our operations.

The prepackaged plan solicitation or any subsequent commencement of a prepackaged chapter 11 case could adversely affect the relationships between us and our customers, employees, partners and others. There is a risk, due to uncertainty about our future, that:

•	customers could seek alternative suppliers;

•	such a bankruptcy filing could erode our customers’ confidence in our ability to provide our products and services and, as a result, there could be a significant and precipitous decline in our revenues, profitability and cash flow;

•	it may be more difficult to attract or replace key employees;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	our suppliers, vendors, and service providers could terminate their relationship with us or require financial assurances or enhanced performance.

These factors could adversely affect our ability to obtain confirmation of the prepackaged plan.

Our business may be negatively affected if we are unable to assume our executory contracts.

The prepackaged plan provides for the assumption of all executory contracts and unexpired leases other than those leases and contracts that we specifically reject. Our intention is to preserve as much of the benefit of our existing contracts and leases as possible. However, some limited classes of executory contracts may not be assumed in this way. In these cases, we would need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guaranty that such consent would either be forthcoming or that conditions would not be attached to any such consent that make assuming the contracts unattractive. We would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them. We intend to attempt to pass through to the reorganized company all licenses in respect of patents, trademarks, copyright or other intellectual property that cannot otherwise be assumed pursuant to the Bankruptcy Code. The counterparty to any contract that we seek to pass through may object to our attempt to pass through the contract and require us to seek to assume or reject the contract or seek approval of the bankruptcy court to terminate the contract. In such an event, we could lose the benefit of the contract, which could harm our business.

We may not be successful in obtaining first day orders to permit us to pay our key suppliers in the ordinary course of business.

We have tried to address potential concerns of our key customers, vendors, employees, licensors/licensees and other key parties in interest that might arise from the filing of the prepackaged plan through a variety of provisions incorporated into or contemplated by the prepackaged plan, including our intention to seek appropriate court orders to permit us to pay our accounts payable to key parties in interest in the ordinary course, assume contracts with such parties in interest and in the case of those key vendors who have agreed to continue to extend business terms to us during and after our bankruptcy proceeding, to provide for the payments of prepetition accounts payable. However, there can be no guaranty that we will be successful in obtaining the necessary approvals of the bankruptcy court for such arrangements or for every party in interest we may seek to treat in this manner, and as a result, our business might suffer.

The bankruptcy court may not confirm the prepackaged plan.

In the event that the conditions to the recapitalization plan are not satisfied or, with the consent of the CD&R Fund, waived, including, for example, the minimum tender condition, but we receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes, as an alternative to the recapitalization plan, we may elect and, under the terms of the investment agreement, we may be required, to seek confirmation of the prepackaged plan in a chapter 11 bankruptcy proceeding. See “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Commencement of a Reorganization Case in Connection with the Prepackaged Plan Covenant.”

We cannot assure security holders that the prepackaged plan, if filed, will be confirmed by the bankruptcy court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the bankruptcy court that the plan is “feasible,” that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code, and that, under the plan, each holder of a claim or interest within each impaired class either accepts the plan or receives or retains cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan.”

There can be no assurance that a bankruptcy court will conclude that the feasibility test and other requirements of section 1129 of the Bankruptcy Code have been met with respect to the prepackaged plan.

If the prepackaged plan is filed, there can be no assurance that modifications to such plan would not be required for confirmation, or that such modifications would not require a resolicitation of votes on the prepackaged plan. We believe that, if the prepackaged plan is confirmed, it would not be followed by a liquidation or an immediate need for further financial reorganization and that holders of claims and interests would receive or retain value that is not less than the value such holders would receive or retain if we were liquidated under chapter 7 of the Bankruptcy Code.

Moreover, the bankruptcy court could determine that our disclosures made in this document are inadequate and that the votes in favor of the prepackaged plan do not count. We would then have to commence the solicitation process again, which would include re-filing a plan of reorganization and disclosure statement. Typically, this process involves a 90-day or longer period and includes a court hearing for the required approval of a disclosure statement, followed (after bankruptcy court approval) by another solicitation of claim and interest holder votes for the plan of reorganization, followed by a confirmation hearing for the bankruptcy court to determine whether the requirements for confirmation have been satisfied, including the requisite claim and (if applicable) interest holder acceptances.

If the prepackaged plan is not confirmed, our reorganization case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of claims and interests and our liquidation analysis are set forth under “The Prepackaged Plan—Liquidation Analysis.” We believe that liquidation under chapter 7 of the Bankruptcy Code would result in (1) smaller distributions being made to creditors than those provided for in the prepackaged plan because of (a) the likelihood that our assets would have to be sold or otherwise disposed of in a less orderly fashion over a short period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of our operations, and (2) no distributions being made to holders of our common stock.

If (1) our reorganization case is dismissed or converted into a case under chapter 7 of the Bankruptcy Code, or we filed a motion or other pleading with the bankruptcy court seeking the dismissal or conversion of the prepackaged plan proceeding or (2) if the bankruptcy court (a) grants relief that is materially inconsistent with the investment agreement or the prepackaged plan in any respect or (b) enters an order confirming any plan of reorganization other than the prepackaged plan, the CD&R Fund would have the right to terminate the investment agreement. See “The Restructuring—Description of the CD&R Investment—Termination of the Investment Agreement.”

If we commence a chapter 11 bankruptcy proceeding, other parties in interest might be permitted to propose alternative plans of reorganization that may be less favorable to certain of our constituencies than the prepackaged plan.

If our reorganization case is commenced, other parties in interest could seek authority from the bankruptcy court to propose an alternative plan of reorganization. Under the Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization. However, such exclusivity period can be reduced or terminated upon order of the bankruptcy court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.

If other parties in interest were to propose an alternative plan following expiration or termination of our exclusivity period, such a plan may be less favorable to existing equity interest holders and may seek to exclude these holders from retaining any shares of common stock under their plan. Alternative plans of reorganization also may treat less favorably the claims of a number of other constituencies, including our employees, our trading partners and customers. We consider maintaining relationships with our employees, customers and trading partners as critical to maintaining the value of our business as we restructure, and have sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share our assessment and seek to impair the claims of such constituencies to a greater degree. If there were competing plans of reorganization, our reorganization case is likely to become longer and more complicated. If this were to occur, or if our employees or other constituencies important to our business reacted adversely to an alternative plan of reorganization, the adverse consequences discussed in the first risk factor in this section discussing risks related to the prepackaged plan could also occur.

If a bankruptcy proceeding is commenced by a third party against us or our subsidiaries (other than a bankruptcy contemplated by the prepackaged plan), the CD&R Fund may terminate the investment agreement if such proceeding has not been dismissed within 30 days of its commencement. See “The Restructuring—Description of the CD&R Investment—Termination of the Investment Agreement.”

The bankruptcy court may disagree with our classification of claims and interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. We believe that the classification of claims and interests under the prepackaged plan complies with the requirements set forth in the Bankruptcy Code; however, once a chapter 11 case has been commenced, a claim or interest holder could challenge the classification. In such event, the cost of the prepackaged plan and the time needed to confirm the prepackaged plan may increase and we cannot assure our security holders that the bankruptcy court will agree with our classification of claims and interests. If the bankruptcy court concludes that the classification of claims and interests under the prepackaged plan does not comply with the requirements of the Bankruptcy Code, we may need to modify the prepackaged plan. Such modification could require a resolicitation of votes on the prepackaged plan. If the bankruptcy court determined that our classification of claims and interests was not appropriate, the prepackaged plan may not be confirmed.

The bankruptcy court may find the solicitation of acceptances inadequate.

Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with section 1126(b) of the Bankruptcy Code and bankruptcy rule 3018(b). Section 1126(b) of the Bankruptcy Code and bankruptcy rule 3018(b) require that:

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

•	the time prescribed for voting is not unreasonably short; and

•	the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the bankruptcy court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the bankruptcy court could deem such votes invalid, whereupon the prepackaged plan could not be confirmed without a resolicitation of votes to accept or reject the prepackaged plan. While we believe that the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, there can be no assurance that the bankruptcy court will reach the same conclusion.

Even if all classes of claims that are entitled to vote accept the prepackaged plan, we may fail to meet all conditions precedent to effectiveness of the prepackaged plan or the prepackaged plan may not become effective.

Although we believe that the effective date of the prepackaged plan will occur very shortly after confirmation of the prepackaged plan, there can be no assurance as to such timing.

The confirmation and effectiveness of the prepackaged plan are subject to certain conditions that may not be satisfied. We cannot assure our security holders that all requirements for confirmation and effectiveness required under the prepackaged plan will be satisfied or that the bankruptcy court will conclude that the requirements for confirmation and effectiveness of the prepackaged plan have been satisfied. See “The Prepackaged Plan—Confirmation of the Prepackaged Plan” and “The Prepackaged Plan—Conditions to Effective Date of the Prepackaged Plan.”

If the conditions precedent to the effective date, including entry of the confirmation order, the receipt of proceeds from the CD&R investment, the consummation of the term loan refinancing, the consummation of the ABL financing and such other condition as to which the Company and the CD&R Fund may reasonably agree, have not occurred, the prepackaged plan may be vacated by the bankruptcy court.

Furthermore, in the event that the CD&R Fund does not fund the CD&R investment, and without a suitable alternative new investment, we do not believe the prepackaged plan would meet the confirmation requirement of section 1129 of the Bankruptcy Code that the plan be “feasible.” See “The Prepackaged Plan—Confirmation of the Prepackaged Plan.” In that event, the prepackaged plan will be disregarded.

The lock-up agreement may be terminated by a number of holders that executed the lock-up agreement holding not less than two-thirds in aggregate principal amount of all convertible notes held by all holders that executed the lock-up agreement if an event occurs that would provide either the Company or the CD&R Fund with the right to terminate the investment agreement under the terms of the investment agreement, which includes certain triggers relating to the timing of events in the prepackaged plan proceeding (see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Termination of the Investment Agreement”).

We cannot predict the amount of time that we would spend in bankruptcy for the purpose of implementing the prepackaged plan, and a lengthy bankruptcy proceeding would disrupt our business, as well as impair the prospect for reorganization on the terms contained in the prepackaged plan.

While we expect that a chapter 11 bankruptcy filing solely for the purpose of implementing the prepackaged plan would be of short duration (e.g., 60 days) and would not be unduly disruptive to our business, we cannot be certain that this would be the case. Although the prepackaged plan is designed to minimize the length of the bankruptcy proceeding, it is impossible to predict with certainty the amount of time that we may spend in bankruptcy, and we cannot be certain that the prepackaged plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the prepackaged plan could itself have an adverse effect on our business. There is a risk, due to uncertainty about our future, that:

•	customers could seek alternative sources of products from our competitors, including competitors that have comparatively greater financial resources and that are in little or no relative financial distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with us or require financial assurances or enhanced performance.

A lengthy bankruptcy proceeding would also involve additional expenses and divert the attention of management from operation of our business, as well as creating concerns for employees, suppliers and customers.

The disruption that a bankruptcy proceeding would inflict upon our business could increase with the length of time it takes to complete the proceeding, and the severity of that disruption would depend upon the attractiveness and feasibility of the prepackaged plan of reorganization from the perspective of the constituent parties on whom we depend, including vendors, employees and customers. If we are unable to obtain confirmation of the prepackaged plan on a timely basis, because of a challenge to the prepackaged plan or a failure to satisfy the conditions to the effectiveness of the prepackaged plan, we may be forced to operate in bankruptcy for an extended period while we try to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

We may be unable to obtain adequate financing or authority to use cash collateral during the pendency of the bankruptcy proceeding.

On or shortly after commencing the prepackaged chapter 11 bankruptcy case, we intend to ask the bankruptcy court to authorize us to obtain debtor-in-possession financing and/or to use cash collateral to fund the prepackaged chapter 11 bankruptcy case. Such financing arrangements and access to cash collateral will provide liquidity during the pendency of the prepackaged chapter 11 bankruptcy case. There can be no assurance that the bankruptcy court will approve such financing arrangements or the use of cash collateral on the terms requested. Moreover, if the prepackaged chapter 11 bankruptcy case takes longer than expected to conclude, we may exhaust our financing and available cash collateral. There is no assurance that we will be able to obtain additional financing or an extension of the right to use cash collateral. In such case, the liquidity necessary for the orderly functioning of our businesses may be materially impaired.

We may seek to amend, waive, modify or withdraw the prepackaged plan any time prior to the confirmation of the prepackaged plan.

We reserve the right, prior to the confirmation or substantial consummation thereof, subject to the provisions of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, to amend the terms of the prepackaged plan or waive any conditions thereto, if and to the extent such amendments or waivers are necessary or desirable to consummate the prepackaged plan. The potential impact of any such amendment or waiver on the holders of claims and interests cannot presently be foreseen, but may include a change in the economic impact of the prepackaged plan on some or all of the classes or a change in the relative rights of such classes. All holders of claims and interests will receive notice of such amendments or waivers required by applicable law and the bankruptcy court. If, after receiving sufficient acceptances, but prior to confirmation of the prepackaged plan, we seek to modify the prepackaged plan, the previously solicited acceptances will be valid only if (i) all classes of adversely affected creditors and interest holders accept the modification in writing or (ii) the bankruptcy court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders accepting claims and interests.

If we are unable to obtain confirmation of the prepackaged plan on a timely basis, then, in accordance with the terms of the investment agreement, the investment agreement may be terminated and we will not receive the proceeds of the CD&R investment.

If the reorganization case in connection with the prepackaged plan has been commenced and the effective date of the prepackaged plan has not occurred by a date that is no later than four weeks and ten days after the entry of the order confirming the prepackaged plan (provided, that the party seeking to so terminate has not breached in any material respect its obligations under the investment agreement in any manner that has been a proximate cause of the failure to consummate the CD&R investment on or before such date), either we or the CD&R Fund may terminate the investment agreement. The CD&R Fund also has the right to terminate the investment agreement if:

•	at any time after eight weeks after the filing of the prepackaged plan, the bankruptcy court has not entered the confirmation order with respect to the prepackaged plan on or prior to such date; or

•	the bankruptcy court enters an order denying confirmation of the prepackaged plan or the confirmation order is vacated or reversed and does not become a final order within four weeks and ten days after the entry of the confirmation order. See “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Termination of the Investment Agreement.”

The distribution of proceeds in the prepackaged plan will be delayed until after the effective date.

If we file a chapter 11 case and the prepackaged plan is confirmed, the date of the distributions to be made pursuant to the prepackaged plan will be delayed until after the effective date of the prepackaged plan. We estimate that the process of obtaining court approval of the prepackaged plan will last approximately 30 days from the date of the commencement of our chapter 11 case but it could last considerably longer. The distribution would be delayed for a minimum of 11 days thereafter and may be delayed for a substantially longer period.

In the event that the restructuring is accomplished through the confirmation and effectiveness of the prepackaged plan, the Company would need to adopt “fresh start” accounting which may have a material effect on the Company’s financial statements, and certain of the fair values established under fresh start reporting may differ materially from the values recorded on the Company’s historical financial statements and reflected or projected in this document.

In the event the restructuring is accomplished through the confirmation and effectiveness of the prepackaged plan pursuant to the Bankruptcy Code, the Company would need to adopt “fresh start” reporting as of its emergence from chapter 11 of the Bankruptcy Code, in accordance with applicable accounting rules. These rules require the Company to revalue its assets and liabilities to current estimated fair value, re-establish shareholders’ equity at the reorganization value determined in connection with the plan of reorganization, and record any portion of the reorganization value which cannot be attributed to specific tangible or identified intangible assets as goodwill. The adoption of fresh start accounting may have a material effect on the Company’s financial statements, and certain of the fair values established under fresh start reporting may differ materially from the values recorded on the Company’s historical financial statements and reflected or projected in this document. As a result, the Company’s financial statements published for periods following its emergence from chapter 11 of the Bankruptcy Code will not be comparable with those prepared before that date or contained herein.

If we do not consummate the restructuring by November 6, 2009, we expect to violate the financial covenants in our existing credit agreement, which would be an event of default under our existing credit agreement and could cause all of our existing indebtedness to be declared immediately due and payable.

Our existing credit agreement requires compliance with various covenants and provisions customary for agreements of this nature, including a restricted payments test, and a minimum ratio of Consolidated EBITDA (as defined in our existing credit agreement) to interest expense of 5.0 to 1 and maximum ratios of total debt and senior debt to Consolidated EBITDA of 4.0 to 1 and 2.75 to 1, respectively. Such covenants and provisions are also incorporated by reference into our swap agreement. As of August 2, 2009, we continued not to be in compliance with the required leverage, senior leverage and interest coverage ratios in our existing credit agreement, although we were in compliance with the remaining covenants.

We have obtained a waiver from the lenders under our existing credit agreement, including waivers of our financial maintenance covenants, which is effective through November 6, 2009.

If we are unable to consummate the restructuring either through the recapitalization plan or, in the alternative, the prepackaged plan, or otherwise to refinance our outstanding debt by November 6, 2009, we expect that we will fail to be in compliance with the financial covenants under our existing credit agreement as of such date. Absent an extension of the waiver, such violations will constitute an event of default under our existing credit agreement, and the lenders under our existing credit agreement could elect to declare all $293.3 million of our outstanding borrowings thereunder immediately due and payable. In the event that we do not repay such borrowings upon acceleration, the lenders under our existing credit agreement could exercise their remedies as secured creditors with respect to the collateral securing such borrowings. A failure to pay or refinance such borrowings will also result in a default under the convertible notes indenture, which could also then be declared immediately due and payable, and under our swap agreement, which could then be terminated by the counterparty thereto. If all such indebtedness, which totaled approximately $473.7 million as of August 2, 2009 and such amounts payable pursuant to the termination of the swap agreement, were to become due and payable on November 6, 2009, it would result in a material adverse effect on our financial condition, operations and debt service capabilities. As of August 2, 2009, excluding restricted cash, we had a current cash balance of approximately $105.4 million to address our liquidity needs. For a description of our non-compliance with the financial ratio covenants under our existing credit agreement, see our quarterly report on Form 10-Q for the quarter ended August 2, 2009, our current reports on Form 8-K filed on May 21, 2009, July 15, 2009 and August 27, 2009, and “Incorporation of Certain Documents by Reference.”

In such event, we will immediately need to pursue other alternatives to manage our liquidity needs, including potentially commencing a bankruptcy on terms other than as contemplated by the prepackaged plan.

If we do not consummate the restructuring by November 6, 2009, adverse capital and credit market conditions may significantly and adversely affect our ability to otherwise refinance our existing debt.

If we do not consummate the restructuring either through the recapitalization plan or, in the alternative, through the prepackaged plan, adverse capital and credit market conditions may significantly and adversely affect our ability to otherwise refinance our existing debt. Beginning in the third quarter of 2008 and continuing into 2009, the credit markets have been very volatile and have presented very unattractive terms and conditions for the few companies entering into credit transactions during that period. The credit markets have favored investment grade securities and securities issued to companies within non-cyclical industries during that period. In the event that we need to complete an alternative refinancing, lenders, if willing to provide credit, may seek more restrictive lending provisions and higher interest rates that may reduce our borrowing capacity and increase our costs. Also, given the increased stress in the financial sector, current or future lenders may become unwilling or unable to continue to advance funds under any agreements in place. We can make no assurances that we will be able to refinance our indebtedness, or that any such refinancing will be under terms that are as favorable to us as past credit agreements or the agreements as contemplated by the restructuring. If we are unable to refinance our indebtedness in a timely fashion, our cash from operations may be insufficient to meet our debt obligations. In addition, the failure to obtain sufficient financing may constrain our ability to operate or grow our business and affect our strategy.

If we do not consummate the restructuring by November 6, 2009, we will need to pursue all other alternatives to refinance our existing debt. Any refinancing of our existing debt using equity will likely be highly dilutive to our existing stockholders and could adversely affect the price of our common stock.

If we do not consummate the restructuring either through the recapitalization plan or, in the alternative, through the prepackaged plan, by November 6, 2009, we will need to pursue all other alternatives to refinance our existing debt, including an equity refinancing. At our current market valuation, any equity refinancing of our debt would be highly dilutive to our existing stockholders, which may be more or less dilutive than the restructuring. In addition, the issuance and sale of substantial amounts of common stock, or the announcement that such issuances and sales may occur, could adversely affect the market price of our common stock.

Our future operational and financial performance may vary materially from the financial projections contained in this document.

In order to comply with the “feasibility test” of section 1129 of the Bankruptcy Code, we have provided financial projections in this document. See “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan.” These projections are based upon a number of assumptions and estimates, including that the financial restructuring will be implemented in accordance with its current terms.

Financial projections are necessarily speculative in nature and one or more of the assumptions and estimates underlying these projections may prove not to be valid. We believe the assumptions and estimates underlying these projections to be reasonable, but they are by their very nature inherently uncertain and subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control to predict or mitigate. See “Risk Factors.” Accordingly, our financial condition and results of operations following the implementation of the recapitalization plan or the prepackaged plan are likely to vary significantly from those set forth in the financial projections. Consequently, the financial projections should not be regarded as a representation by us, our advisors or any other person that the results suggested by the projections will be achieved. The financial projections should be read in conjunction with the financial statement and schedules and related convertible notes for the fiscal year ended 2008 that are attached as Exhibit 99.1 to this current report on Form 8-K filed with the SEC on September 10, 2009 and the consolidated financial statements and related convertible notes for the quarters ended February 1, 2009, May 3, 2009 and August 2, 2009 contained in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this document.

We may not be able to service our debt or obtain future financing and we may be limited operationally.

We may incur additional debt from time to time to finance acquisitions, capital expenditures or for other purposes if we comply with the restrictions in our existing credit agreement, and if the restructuring is consummated, the amended credit agreement and the ABL agreement.

The debt that we carry may have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or additional financing may not be available on favorable terms;

•	we must use a portion of our cash flow to pay the principal and interest on our debt. These payments reduce the funds that would otherwise be available for our operations and future business opportunities;

•	a substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations; and

•	we may be more vulnerable to a downturn in our business or the economy generally.

If we cannot service our debt, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We can give no assurance that we can do any of these things on satisfactory terms or at all.

Restrictive covenants in our existing and future credit agreements may adversely affect us.

We must comply with operating and financing restrictions in our existing credit agreement and swap agreement. These restrictions affect, and in many respects limit or prohibit, our ability to:

•	incur additional indebtedness;

•	make restricted payments, including dividends or other distributions;

•	incur liens;

•	make investments, including joint venture investments;

•	sell assets;

•	repurchase our debt, including our convertible notes, and our capital stock; and

•	merge or consolidate with or into other companies or sell substantially all our assets.

If the term loan refinancing is consummated on the terms contemplated in the form of the amended credit agreement included as Exhibit A to the investment agreement, we will need to comply with the operating and financing restrictions in such amended credit agreement in lieu of the restrictions under our existing credit agreement. We expect that these restrictions will affect and, in many respects, limit or prohibit our ability to:

•	incur additional indebtedness;

•	incur guarantee obligations;

•	make dividends and other restricted payments;

•	create liens;

•	make investments;

•	dispose of assets;

•	prepay other indebtedness;

•	make acquisitions;

•	engage in mergers;

•	change the nature of our business; and

•	engage in certain transactions with affiliates.

We may also have similar restrictions with any future debt.

We are required to make mandatory payments under our existing credit agreement upon the occurrence of certain events, including the sale of assets and the issuance of debt or equity securities, in each case subject to certain limitations and conditions set forth in our existing credit agreement. Our existing credit agreement also requires us to achieve specified financial and operating results and satisfy set financial tests relating to our leverage, interest coverage and senior debt ratios. These restrictions could limit our ability to plan for or react to market conditions or to meet extraordinary capital needs or otherwise could restrict our activities. In addition, under certain circumstances and subject to the limitations set forth in our existing credit agreement, we are required to pay down our existing term loan to the extent we generate positive cash flow each fiscal year. These restrictions could also adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that would be in our interest.

If the term loan refinancing is consummated on the terms contemplated in the form of the amended credit agreement included as Exhibit A to the investment agreement, such amended credit agreement will have provisions requiring us, subject to certain limitations and conditions set forth therein, to prepay the term loans thereunder upon the occurrence of certain events, including specified sales of assets, certain debt offerings and certain insurance recovery and condemnation events. In addition, if the term loan refinancing is consummated on the terms contemplated in the form of the amended credit agreement included as Exhibit A to the investment agreement, under certain circumstances and subject to the limitations set forth therein, we will be required to pay down the outstanding term loans thereunder in an amount equal to 50% of annual excess cash flow (as defined in the form of the amended credit agreement included as Exhibit A to the investment agreement) for any fiscal year ending on or after October 31, 2010. These restrictions could adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that would be in our interest.

In addition, if the ABL financing is consummated, we will need to comply with the operating and financing restrictions in, and make the mandatory repayments required by, the ABL agreement in addition to those described above. The terms of the ABL financing remain subject to final negotiation and completion of definitive documentation. Under the investment agreement, these terms must either (1) reflect the terms and conditions summarized in the ABL term sheet included as Exhibit H to the investment agreement or (2) be, in the CD&R Fund’s sole discretion (exercised in good faith), no less favorable (as to each item and in the aggregate) to the Company and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions summarized in the ABL term sheet and, in each case described in clauses (1) and (2), otherwise will be either (a) in the CD&R Fund’s reasonable discretion (exercised in good faith), consistent with and no less favorable to the Company and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, or (b) in the CD&R Fund’s sole discretion (exercised in good faith), acceptable to the CD&R Fund.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements.” Any statements about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this document, including the exhibits hereto. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, our security holders are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

Forward-looking statements regarding future events and our future performance, including the expected completion and timing of the restructuring and other information relating thereto, involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the following items:

•	industry cyclicality and seasonality and adverse weather conditions;

•	ability to service or refinance our debt;

•	fluctuations in customer demand and other patterns;

•	raw material pricing and supply;

•	competitive activity and pricing pressure;

•	the ability to make strategic acquisitions accretive to earnings;

•	general economic conditions affecting the construction industry;

•	the current financial crisis and U.S. recession;

•	changes in laws or regulations;

•	our ability to obtain, on reasonable terms, if at all, the financing we will need in the future to meet our debt maturities and debt service obligations and to execute our business strategies;

•	the volatility of our stock price and the potential risk of delisting from the NYSE;

•	the potential dilution associated with future equity or equity-linked financings that we may undertake to raise additional capital and the risk that the equity pricing may not be favorable to us;

•	our ability to comply with the financial tests and covenants in our existing and future debt obligations;

•	the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the potential for acceleration on our outstanding indebtedness and our potential obligation to repurchase convertible notes upon consummation of the CD&R investment and on November 15, 2009 if the exchange offer is not fully subscribed and we do not have sufficient cash to satisfy the obligation of the remaining amount of convertible notes outstanding and of our other outstanding indebtedness;

•	the satisfaction of the conditions to consummate the recapitalization plan or, in the alternative, the prepackaged plan;

•	the impact of the prepackaged plan on our operations, credibility and valued relationships;

•	the uncertainty surrounding the restructuring, including our ability to retain employees, customers and vendors;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the investment agreement;

•	the failure of the CD&R investment to close for any other reason;

•	the failure of the Company to enter into or consummate the term loan refinancing and/or the ABL financing for any reason;

•	the amount of the costs, fees, expenses and charges related to the restructuring; and

•	other risks detailed in the section titled “Risk Factors” and other factors and matters contained or incorporated in this document.

Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this document. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may arise from changing circumstances or unanticipated events, except as otherwise required by law.

RECENT DEVELOPMENTS

As widely reported, worldwide financial markets began experiencing extreme disruptions in the second half of 2007, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. In addition, during the same period, the U.S. economy has been contracting, as evidenced by reduced demand for a range of goods and services and a declining gross domestic product. These economic developments affect our business in a number of ways. The overall decline in economic conditions has reduced demand for our products. In addition, the tightening of credit in financial markets adversely affects the ability of our customers to obtain financing for construction projects. These factors have resulted in a decrease in, or cancellation of, orders for our products and have also affected the ability of our customers to make payments. The uncertainty surrounding future economic activity levels and diminished credit availability along with steel price volatility have resulted in significantly decreased activity levels for our business.

During the first nine months of fiscal 2009, our sales volumes were significantly below expectations, primarily in the engineered buildings and components segments. When we began fiscal 2009, McGraw-Hill predicted a 12% decline in nonresidential construction in 2009. Subsequently, McGraw-Hill revised its forecast further downward and, as of July 2009, was predicting a 35% decline in nonresidential construction activity in 2009. McGraw-Hill reported a 48% decline in the period from January 2009 through July 2009 of nonresidential square footage compared to the same prior year period and approximately a 62% decline from January 2009 through July 2009 of nonresidential construction square footage in our commercial and industrial sectors compared to the same prior year period. McGraw-Hill also reported a 41.8% reduction in low-rise nonresidential (five stories or less) square-footage starts during the first nine months of fiscal 2009 compared with the same period in fiscal 2008.

In the third quarter of 2009, the Buildings group’s manufacturing expense per ton shipped improved to its lowest level in seven quarters. While the commercial and industrial markets for this group remained depressed, there was a noticeable increase in the small building market, as individual end users took advantage of reduced steel costs. International projects continue to offer opportunities for the Buildings group, as well as government and military projects. The Company indicated that it has committed significant resources to identifying and qualifying opportunities in the government and military arena, as projects funded by stimulus dollars begin to move forward.

The Components group also benefited from cost reductions and efficiencies. Manufacturing expense per ton and SG&A expense per ton improved to the lowest levels in seven quarters. The broader market for Components is not as depressed as the market for the Buildings group. Specifically, the agricultural related portion of the market continued to showed improvement, increasing 74% in tons/day sequentially and is expected to remain strong through the end of the fiscal year. Additionally, the Components group benefits from serving a large repair and retrofit segment of the industry that is generally more resilient during economic downturns than other markets.

The Coaters group continues to increase market share, including both package and toll sales, outside of the metal building construction market. Third quarter external volume processed was up 32% sequentially. Efficiency metrics have improved and manufacturing expense per ton and SG&A expense per ton for the quarter, improved to the lowest levels in seven quarters.

Total tonnage shipped by our Components and Buildings groups in the third quarter was up 18.7% sequentially, but 45.6% below last year’s third quarter. Utilization rate moved up sequentially to 50% from 40% in the 2009 second quarter.

The Buildings group backlog was $285 million at the end of the 2009 third quarter, higher than the prior quarter on a steel price-adjusted basis.

Cost reduction programs, which began in November 2008, have resulted in the migration from 43 manufacturing facilities to 32. Overlapping and less efficient operations have been eliminated, and more automation and lean manufacturing tools have been utilized.

Nonresidential construction activity measured in square feet declined significantly from the comparable period in 2008 but stabilized from the previous quarter. McGraw Hill reported that new construction activity measured in square feet was down 48% calendar year to date through July compared to 2008 levels, and the Company’s traditionally strong commercial and industrial markets were off approximately 60% as reflected in McGraw-Hill’s July report.

The AIA’s Architectural Billing Index published for July indicated that inquiry levels have somewhat stabilized and remain positive, but billings are still negative. McGraw-Hill is now forecasting that nonresidential construction activity measured in square feet will be 35% lower in calendar 2009 compared to calendar 2008. Steel prices have increased from the lowest levels in June 2009, but were 51% lower than the comparable period in July 2008 according to the CRU North American steel price index.

THE RESTRUCTURING

Overview

We are proposing the restructuring to address the Company’s immediate need for liquidity in light of a potentially imminent default under, and acceleration of, our existing credit facility, which may occur as early as November 6, 2009 (which may, in turn, also lead to the acceleration of our other indebtedness, including under the convertible notes indenture), and the high likelihood that we will be required to repurchase the convertible notes on November 15, 2009, the first scheduled mandatory repurchase date under the convertible notes indenture.

The restructuring consists of four related transactions:

•	the CD&R investment, which involves a $250.0 million investment by the CD&R Fund in the form of a private placement to the CD&R Fund of 250,000 shares of Series B convertible preferred stock (see “The Restructuring—Description of the CD&R Investment”);

•	a retirement of all of the convertible notes (see “The Restructuring—Retirement of the Convertible Notes”);

•	the term loan refinancing, which involves the refinancing of our existing credit facility under which we will repay approximately $143.3 million of the $293.3 million in principal amount of term loans outstanding under our existing credit facility and enter into an amendment to our existing credit agreement providing for a modification of the terms and maturity of the $150.0 million balance (see “The Restructuring— Description of the Term Loan Refinancing and the ABL Financing—The Term Loan Refinancing”); and

•	the ABL financing, which involves our entry into an ABL agreement for a $125.0 million asset-based loan facility (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The ABL Financing”).

Each of the transactions comprising the restructuring may be accomplished through either the out-of-court recapitalization plan or, in the alternative, the in-court prepackaged plan. If the restructuring is being accomplished through the recapitalization plan, the retirement of the convertible notes tendered in the exchange offer would be accomplished through the exchange offer and the refinancing of our existing credit facility would be accomplished through an amendment to our existing credit agreement. In the alternative, if the restructuring is being accomplished through the prepackaged plan, the retirement of the convertible notes as well as the refinancing of our existing credit facility would be accomplished through the prepackaged plan.

The closing of the exchange offer is conditioned on the satisfaction or, with the consent of the CD&R Fund, waiver of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding convertible notes are validly tendered and not withdrawn in the exchange offer. If the restructuring is accomplished through the recapitalization plan, we intend, but are not required, to retire any remaining convertible notes outstanding after the consummation of the exchange offer by exercising our redemption right under the convertible notes indenture on or after November 20, 2009; if we do not so exercise our redemption right, such remaining convertible notes will otherwise be retired pursuant to the terms of the convertible notes indenture.

For a more detailed description of the exchange offer, see “The Exchange Offer.”

The restructuring, if successful, will increase the Company’s capital and liquidity levels and reduce the amount of its outstanding debt. Specifically, upon the completion of the restructuring, we will:

•	receive gross proceeds from the CD&R investment of $250.0 million in exchange for the Company’s issuance of the Series B convertible preferred stock to the CD&R Fund;

•	pay an $8.25 million deal fee to CD&R and reimburse the CD&R Fund for an estimated $9.5 million of transaction expenses (net of expenses previously reimbursed to the CD&R Fund) upon the closing of the restructuring (see “The Restructuring—The Description of the CD&R Investment—The Investment Agreement—Structure”); and

•	reduce our outstanding indebtedness by (1) using the proceeds from the CD&R investment to retire the convertible notes by either funding the aggregate cash consideration in the exchange offer or, in the alternative, by paying holders of convertible notes pursuant to the prepackaged plan and (2) using the proceeds from the CD&R investment and a portion of the Company’s existing cash on hand to repay approximately $143.3 million in principal amount of term loans under our existing credit facility.

We expect our indebtedness to be reduced from approximately $473.7 million as of August 2, 2009 to approximately $150.4 million at the closing of the restructuring, consisting of $150.0 million in principal amount of term loans under the amended credit agreement and $0.4 million of our industrial revenue bond. See “Capitalization.”

The ABL financing contemplated by the restructuring would provide us with up to $125.0 million in liquidity subject to availability under a borrowing base for working capital purposes and future expansion. Based on discussions with prospective lenders under the ABL agreement, we expect that because of borrowing base constraints, initial availability under the ABL agreement would be substantially less than the $125 million commitment, and may be as low as $45 million.

Assuming we are able to complete the restructuring, we expect that, for the foreseeable future, cash generated from operations, together with the proceeds of the ABL financing, will be sufficient to allow us to fund our operations, to increase working capital as necessary to support our strategy and to fund planned capital expenditures and expansions (including approximately $5.0 million expected, for the remainder of fiscal 2009).

In the event that we cannot effect the restructuring either through the recapitalization plan or the prepackaged plan because the conditions to the recapitalization plan or the prepackaged plan have not been satisfied or waived, we will face an immediate liquidity crisis. Absent the consummation of the restructuring, we do not expect, and we cannot assure our security holders, that we will have, or have access to, sufficient liquidity to meet our debt repayment/repurchase obligations, including any potential acceleration of our existing term loan indebtedness and our obligation to repurchase the convertible notes at the option of the holders thereof on November 15, 2009, the next scheduled repurchase date. Due to our non-compliance with the required leverage, senior leverage and interest coverage ratios in our existing credit agreement, our outstanding indebtedness of approximately $293.3 million thereunder may be declared immediately due and payable as early as November 6, 2009, the date of expiration of the current waiver from the lenders under our existing credit agreement. In the event that we do not repay such borrowings upon acceleration, the lenders under our existing credit agreement could exercise their remedies as secured creditors with respect to the collateral securing such borrowings. A failure to pay or refinance such borrowings will also result in a default under the convertible notes indenture, which could also then be declared immediately due and payable, and under our swap agreement, which could then be terminated by the counterparty thereto. If all such indebtedness, which totaled approximately $473.7 million as of August 2, 2009, and such amounts payable pursuant to the termination of the swap agreement were to become due and payable on November 6, 2009, it would result in a material adverse effect on our financial condition, operations and debt service capabilities. As of August 2, 2009, excluding restricted cash, we had a current cash balance of approximately $105.4 million to address our liquidity needs. For a description of our non-compliance with the financial ratio covenants under our existing credit agreement, see our quarterly report on Form 10-Q for the quarter ended August 2, 2009, our current reports on Form 8-K filed on May 21, 2009, July 15, 2009 and August 27, 2009.

In the event that we experience a liquidity crisis as described above, it could likely result in us filing for bankruptcy protection on terms other than as contemplated by the prepackaged plan. If we commence such a bankruptcy filing, holders of convertible notes may receive consideration that is substantially less than what is being offered under the restructuring.

Background to the Restructuring

In 2004, the Company entered into its existing senior secured credit facility and issued the convertible notes. The existing senior secured credit facility was initially comprised of a $125 million revolving credit facility and a $400 million term loan due on June 18, 2010. The revolving credit facility expired in June of 2009 and approximately $293.3 million of the term loans remain outstanding. The convertible notes mature in November 2024, but, on certain specified dates, the first of which is November 15, 2009, holders of convertible notes may, at their option, require the Company to purchase all or a portion of their convertible notes at a repurchase price equal to 100% of the principal amount of such convertible notes, plus accrued and unpaid interest thereon. The convertible notes are convertible into 24.9121 shares of common stock per $1,000 principal amount of the convertible notes (which equates to a conversion price of approximately $40.14 per share), but, in lieu of issuing all of such shares upon conversion, the Company is required to pay, in respect of a portion of such shares, cash up to the principal amount of the convertible notes and to issue shares of common stock in respect of the remaining value of the convertible notes that are so converted.

Until the middle of 2008, in light of the trading range of the common stock (which was generally at or above the conversion price for the convertible notes), the Company’s results of operations and cash flow, and the general robustness of the credit markets, the Company believed that:

•	it was not likely that holders of convertible notes would exercise their rights to require the Company to repurchase their convertible notes in November 2009 instead of converting their convertible notes into common stock;

•	the Company could refinance the convertible notes on commercially acceptable terms in the event that such holders were to exercise their rights; and

•	it was not likely that the Company would have difficulty obtaining a new credit facility or an extension of the existing credit facility on commercially acceptable terms at the expiration of the existing credit facility.

In March 2008, in light of the nearing maturities of the existing credit facility, the Company began to explore alternatives for refinancing its existing credit facility.

In the second half of 2008, the Company’s business began to be severely negatively affected by the domestic and global recession and, in particular, by the dramatic reduction in new non-residential construction in the United States. In addition, financial turmoil affecting the banking system and financial markets resulted in severe tightening in the credit markets, and the Company’s stock price declined dramatically, from approximately $40 per share in early August 2008, to as low as approximately $15 per share in mid-October 2008. In late August to early September 2008, in light of these events and the increasing likelihood that holders of convertible notes would elect to exercise their rights to require the Company to repurchase their convertible notes at the earliest scheduled repurchase date (November 15, 2009), management began to explore the Company’s alternatives for refinancing the convertible notes and continued to explore alternatives for refinancing its existing credit facility.

In late 2008, the Company retained J.P. Morgan Securities Inc. to assist the Company in discussions with our key relationship banks and to explore a comprehensive range of potential alternatives to strengthen the Company’s balance sheet and enhance our long-term financial and competitive position, including but not limited to capital raises and strategic investments. Around this time, we also began to engage in discussions with a number of private equity investors about a potential investment in the Company.

In late November 2008, a representative of CD&R contacted the Company about a potential transaction involving the Company and a private investment fund managed by CD&R, and in December 2008, CD&R and the Company entered into a customary confidentiality agreement with respect to such potential transaction. In January 2009, representatives of CD&R met with representatives of the Company’s senior management team. At this meeting, Company representatives conducted a management presentation in which they described the Company’s operations and business.

From early February 2009 through early March 2009, the Company and CD&R negotiated the terms of a potential significant, minority investment in the Company of $200 million, and CD&R and its representatives and advisors engaged in a due diligence investigation of the Company’s business. During this period, the global financial crisis continued and the economic outlook for the non-residential construction industry in general, and for the Company specifically, continued to deteriorate, and the Company’s share price fell precipitously, to below $4 per share. On March 10, 2009, the Company issued its earnings release for its fiscal quarter ended January 31, 2009, in which it reported, among other things, that “the effects of worsening economic conditions on our end markets and the rapid decline in steel prices caused tonnage volume shipped in the first quarter to decline 45% sequentially and 40% year-over-year,” and that as a result “of substantially lower utilization rates and high inventory costs,” the Company reported an operating loss for the period that was significantly increased by non-cash impairment charges. In March 2009, as a result of the worsening conditions in the capital markets, the downturn in the Company’s end markets and the effect of these developments on the operating performance of and business forecast plan for the Company, CD&R indicated to the Company and its representatives that it no longer believed that the terms of the potential investment then under discussion were sufficient to address the Company’s capital structure needs, and, while maintaining its interest in a potential transaction involving the Company, CD&R indicated to the Company and its representatives that it intended to revise such terms for a potential transaction that would provide a more comprehensive recapitalization and restructuring of the Company’s balance sheet.

In early March 2009, the Company engaged Greenhill & Co., LLC as an additional financial advisor.

In early April 2009, CD&R outlined to management the revised terms of a potential investment in the Company that would provide a more comprehensive solution to the Company’s capital needs. The revised terms increased the amount of CD&R’s potential investment in the Company from $200 million to $250.0 million and provided for a transaction in which a private investment fund managed by CD&R would purchase from the Company $250.0 million of preferred stock that would be convertible into 80% of the outstanding common stock of the Company on a fully diluted basis. In addition, in connection with the transaction, the private investment fund managed by CD&R would have the ability to appoint a majority of the directors of the Company and obtain other rights customarily afforded to controlling stockholders. The revised terms also indicated that the potential investment in the Company would be contingent upon the satisfaction of certain conditions aimed at addressing the Company’s leverage and liquidity, including that (1) the Company would pay down a significant portion of the outstanding term loans and seek agreement of the lenders under its existing credit agreement to extend the maturity of the remaining term loans on amended terms, (2) the Company would have sufficient liquidity in the form of cash on the balance sheet and a committed revolver with a term commensurate with the extended remaining term loans and (3) the Company would launch and successfully complete an exchange offer for substantially all of the convertible notes. CD&R indicated that a potential investment on these terms was subject to satisfactory completion of CD&R’s on-going due diligence investigation and other customary conditions.

From mid-March through May 2009, JP Morgan contacted approximately six industry participants and approximately 15 financial investors and private equity firms to gauge their interest in a potential investment in, or acquisition or recapitalization of, the Company. Only a few of these contacted firms were willing to execute a confidentiality agreement and begin discussions, and ultimately none expressed any interest in pursuing a transaction other than restructuring transactions at valuation levels that implied no recovery for holders of common stock and substantial impairment for holders of convertible notes. In particular, the Company received no indications of interest competitive with the value and commitment to completion offered by CD&R.

By late April 2009, CD&R and the Company, although not yet agreeing to the final terms of the transaction, had agreed on a basis for continuing discussions regarding a CD&R investment transaction, including that:

•	the Company would offer to pay down approximately $143.0 million in principal amount of term loans outstanding under our existing credit facility and seek agreement of the term loan lenders to extend the maturity of the remaining $150.0 million for a period of five years on amended terms;

•	the Company would seek the agreement of a group of lenders to commit to a new asset-backed revolving credit facility, in the amount of at least $125.0 million;

•	the Company would launch an exchange offer to acquire substantially all of the convertible notes in exchange for a combination of cash and equity consideration; and

•	if the foregoing steps and transactions could be accomplished, at the concurrent closings of such transactions, CD&R would purchase from the Company $250.0 million of preferred stock, which would be convertible into 75% of the outstanding common stock on a fully diluted basis, but before giving effect to dilution in respect of any common stock required to be issued in such exchange offer to holders of convertible notes.

Accordingly, in May and June 2009, the Company and its representatives together with CD&R and its representatives engaged in discussions with the agent banks and one other lead financial institution under the Company’s existing credit agreement and revolving credit facility (which were bound by confidentiality obligations to the Company and were able to receive material non-public information about the Company).

During May 2009, in light of the dramatic decline during the first two fiscal quarters ended April 30, 2009 of the Company’s results of operations, including its Adjusted EBITDA (a financial measure used and defined in the existing credit agreement), due to the continuing recession and economic crisis, the Company’s management became concerned that the Company would fall out of compliance with several financial covenants under the existing credit agreement, which failure would result in a default that would allow the lenders to accelerate and demand immediate repayment of the entire outstanding term loans. If the Company were unable to make the required repayment, it would also be in default under the convertible notes indenture, which could then be declared immediately due and payable. In order to obtain additional time to complete a transaction with CD&R or an alternative refinancing or restructuring, on May 20, 2009, the Company obtained a waiver from its lenders, including waiver of its financial maintenance covenants and restrictions on the Company’s ability to enter into an agreement for a substantial investment in the Company. The waiver was effective through July 15, 2009, with an automatic extension to September 15, 2009, upon the signing of a definitive agreement for an investment. In the press release announcing that the Company obtained the waiver from its lenders, the Company also announced that it had “made significant progress with a leading private equity firm with regard to a substantial investment in the Company,” and that it was “in advanced stages of negotiations with that private equity firm.” At the time of the press release, although CD&R continued to indicate a high level of commitment to completing a transaction with the Company, CD&R indicated that it was unwilling to allow its name to be associated with a transaction until definitive documentation was executed, and, given the conditions to a transaction set forth in CD&R’s revised proposal with respect to the Company’s leverage and liquidity, CD&R indicated that it was not prepared to execute definitive documentation until more progress was made with respect to the proposed refinancing.

On June 15, 2009, without yet reaching an agreement with the lenders under the Company’s existing credit agreement, the Company’s revolving credit facility matured, leaving the Company with cash on hand as its only source to address its liquidity needs.

In June 2009, senior management and an industry participant, which we refer to as the Industry Participant, spoke regarding the Industry Participant’s potential interest in acquiring the Company. The Industry Participant had not shown interest when originally contacted by JP Morgan in the spring of 2009, but the Industry Participant explained that, due to improvements in its own business in the intervening two months, it had determined to reconsider a possible acquisition of the Company. In early and mid-July 2009, the Company’s senior management, together with Greenhill, met twice in person with senior management of the Industry Participant and its financial advisor, and throughout July 2009, the Industry Participant engaged in due diligence of the Company while it continued to evaluate whether to proceed to make an acquisition proposal for the Company.

During June 2009, negotiations continued with CD&R with respect to the final terms of the CD&R investment in the Company, and negotiations continued between the Company and its representatives, on the one hand, and a group of the Company’s lenders, on the other hand, with respect to the terms of the amendment and extension to the Company’s existing credit agreement that would be a condition to a CD&R investment. In addition, during this period, the Company and its representatives, together with CD&R and its representatives, began negotiations with certain of the Company’s lenders with respect to a new asset-backed revolving credit facility that would be a condition to a CD&R investment. In mid-July 2009, in order to obtain additional time to complete these negotiations and discussions, the Company obtained an extension of the credit agreement waiver, which had originally been set to expire on July 15, 2009, so that it would expire on August 14, 2009, which date would automatically extend to September 15, 2009 upon the signing of a definitive agreement for an investment.

Throughout July and the first half of August 2009, negotiations continued between the Company and CD&R with respect to the investment, and between the Company and the Industry Participant with respect to a potential acquisition of the Company. In addition, during this period, (a) the Company and its representatives, together with CD&R and its representatives, continued negotiations with certain of the Company’s lenders with respect to the terms of a potential new asset-backed revolving credit facility and (b) CD&R and its representatives joined the Company and its representatives to continue discussions with certain of the Company’s lenders with respect to the terms of a potential amendment of the Company’s existing credit agreement to amend and extend a portion of the term loans outstanding thereunder. During this time, CD&R and the Company discussed that, if the consent of 100% of the lenders under the Company’s existing credit agreement could not be obtained or if the holders of substantially all of the convertible notes opted not to tender their convertible notes in an exchange offer for a combination of cash and Company common stock, then both the Company and CD&R would be willing to effect the CD&R investment and the restructuring of the Company’s balance sheet through a prepackaged plan of reorganization. A prepackaged plan of reorganization would require acceptance by a smaller percentage of the lenders under our existing credit facility and holders of convertible notes, thereby increasing the likelihood that the CD&R investment and the restructuring of the Company’s balance sheet could be achieved (see “Summary—The Prepackaged Plan”).

On August 12, 2009, the Industry Participant informed the Company that it and its board of directors had determined not to make a proposal to acquire the Company. From August 12 through August 14, 2009, the Company and CD&R completed negotiation and documentation of the CD&R investment.

During the evening of August 13, 2009, the Company’s board of directors met to consider the proposed investment and related transactions. The Company’s board of directors had met in person and by telephone on numerous occasions over the previous weeks and months, including an in-person meeting on August 10, 2009, and had received numerous presentations from management regarding the Company’s business, operations and prospects, and from management JP Morgan and Greenhill regarding the Company’s search for a strategic, financial or restructuring solution to the Company’s impending debt repayment obligations under the existing credit facility and the convertible notes, regarding the negotiations with and terms of the proposed transaction with CD&R and regarding possible outcomes and recovery scenarios to creditors and stockholders in the event the Company were to file for bankruptcy protection on terms other than as contemplated by the prepackaged plan. Among other things, the directors considered (1) the absence of interest from any third parties other than the Industry Participant, which had withdrawn its interest, (2) the potentially imminent default under, and acceleration of, the Company’s existing credit facility (which default, in turn, could lead to the potential acceleration of the Company’s other indebtedness, including under the convertible notes indenture), and that such default could have occurred as early as August 15, 2009 (the expiration date of the waiver then in effect, which waiver was subsequently extended to November 6, 2009), and (3) the high likelihood that the Company would be required to repurchase the convertible notes on November 15, 2009. At the August 13, 2009 board meeting, Greenhill delivered its opinion, subsequently confirmed in writing, that, as of such date, and based on and subject to, among other things, the limitations and assumptions set forth in the opinion, the consideration to be received by the Company pursuant to the proposed CD&R investment is fair, from a financial point of view, to the Company (which opinion was subsequently superseded by an updated opinion delivered to the Company’s board of directors on August 31, 2009 and described below). See “The Restructuring—Opinion of Greenhill Relating to the CD&R Investment.”

Based on the presentations and discussions at the August 13, 2009 meeting and at prior meetings, the Company’s board of directors believed that, in the absence of a CD&R transaction, the Company would likely be forced to file for bankruptcy protection on terms other than as contemplated by the prepackaged plan, that such a bankruptcy filing would materially adversely affect the Company’s business and destroy value (see “Risk Factors—Risks Relating to NOT Accepting the Exchange Offer or Rejecting the Prepackaged Plan”), that the CD&R transaction would result in the Company’s receipt of $250.0 million of additional capital and would create significant value for the Company, its creditors and shareholders, and that the CD&R transaction would create significantly greater value than would be created in a bankruptcy case with respect to a filing on terms other than as contemplated by the prepackaged plan or would likely be created in a restructuring in which either no new outside capital would be provided, or in which existing creditors would be required to contribute new capital. Following further discussion, the Company’s board of directors unanimously approved the original investment agreement and the transactions contemplated thereby. During the evening of August 13, 2009, the Company, CD&R and their respective outside legal counsels finalized the original investment agreement, and in the early morning of August 14, 2009, the parties executed the original investment agreement and announced the transaction (see “The Restructuring—Description of the CD&R Investment”), including the Company’s intention to commence an exchange offer to acquire the convertible notes in exchange for $500 in cash and 125 shares of Common Stock for each $1,000 in principal amount of convertible notes tendered and not withdrawn. On a pro forma basis, after taking into account the common stock that would be issued to holders of convertible notes under the terms of the proposed exchange offer, the CD&R Fund’s ownership of the Company would be approximately 71.5% while holders of convertible notes would receive, in the aggregate, shares of common stock representing approximately 15.0% of the Company.

On August 21, 2009, the Company obtained another extension, dated as of August 20, 2009, of the credit agreement waiver to November 6, 2009, pursuant to which, in addition to waiving certain of the Company’s financial covenants, the term loan lenders waived any default or event of default resulting from the company’s execution of the original investment agreement and/or arising from the issuance of the Series B convertible preferred stock.

After the announcement of the execution of the original investment agreement, the Company began negotiations with representatives of a group of existing holders of convertible notes to increase the proposed consideration in the exchange offer. In connection therewith, the Company entered into confidentiality agreements with such representatives and began to negotiate with such holders, as well as the CD&R Fund, for an amended transaction.

On August 26, 2009, the Company, the CD&R Fund and a group of holders of convertible notes determined that there would be a basis for discussing amended terms to the exchange offer contemplated by the original investment agreement if holders of convertible notes representing more than two-thirds of the outstanding convertible notes would execute a lock-up and voting agreement committing such noteholders to tender their convertible notes in the amended exchange offer. Such amended terms contemplated that the CD&R Fund would continue to invest $250.0 million in the Company but its pro forma ownership of the Company would be approximately 68.5%, and holders of convertible notes would receive $500 cash and 390 shares of common stock for each $1,000 principal amount of convertible notes tendered in such proposed exchange offer, representing, in the aggregate, approximately 24.5% of the ownership of the Company on a pro forma basis. On August 27, 2009, the Company issued a press release announcing its entry into negotiations with the CD&R Fund and the group of noteholders on the basis of such possible amended terms. On August 28, 2009, in light of the ongoing discussions among the Company, the CD&R Fund and the group of noteholders on possible revised terms for the exchange offer contemplated by the original investment agreement, the Company and the CD&R Fund executed an amendment to the investment agreement to extend the date by which the Company would be obligated to commence the exchange offer. From August 25, 2009 to August 29, 2009, the Company, the CD&R Fund and a group of noteholders, and their respective representatives, continued negotiations regarding terms of a lock-up and voting agreement.

On the evening of August 31, 2009, the Company’s board of directors met to consider the proposed amended terms. Among other things, the directors weighed the costs and benefits of the increased certainty of success of the restructuring that a lock-up and voting agreement would provide against the reduced ownership of the Company by the current stockholders on a pro forma basis. At the August 31, 2009 board meeting, Greenhill delivered a revised opinion, subsequently confirmed in writing, that, as of such date, and based on and subject to, among other things, the limitations and assumptions set forth in the opinion, the consideration to be received by the Company pursuant to the revised proposed CD&R investment is fair, from a financial point of view, to the Company. This opinion superseded the opinion of Greenhill previously delivered to the Company’s board of directors on August 13, 2009.

Following discussions, the Company’s board of directors unanimously approved the amended terms contemplated by amendment no. 2 to the investment agreement (see Annex E). In addition, the Audit Committee met and redetermined that the delay necessary in securing stockholder approval prior to the issuance of the Series B preferred stock and of the common stock pursuant to the exchange offer would seriously jeopardize the financial viability of the Company and approved the reliance by the Company on the exception to the NYSE’s Shareholder Approval Policy contained in Paragraph 312.05 of the NYSE Listed Company Manual. The Audit Committee had previously determined the same in connection with the execution of the original investment agreement.

On August 31, 2009, (1) the Company and the CD&R Fund executed amendment no. 2 to the investment agreement which, among other things, amended the terms of the exchange offer contemplated by the original investment agreement to provide that holders of convertible notes would receive $500 cash and 390 shares of common stock for each $1,000 principal amount of convertible notes tendered in the exchange offer, and (2) concurrently with such execution, the Company and a group of noteholders representing more than 75% of the outstanding convertible notes executed the lock-up and voting agreement. Certain of the members of the group of noteholders also hold term loans and other obligations under our existing credit agreement and agreed to support the term loan refinancing as part of the lock-up and voting agreement. Subsequent to the execution of the lock-up agreement, additional holders of notes became party to the lock-up agreement, increasing the aggregate amount of convertible notes subject thereto to 79% of the outstanding convertible notes.

Reasons for the Restructuring

The Company is pursuing the restructuring in order to address its imminent debt repayment and repurchase obligations. We are currently facing a potentially imminent default under, and acceleration of, our existing credit facility, which may occur as early as November 6, 2009 (which may, in turn, also lead to a default under, and acceleration of, our other indebtedness, including under the convertible notes indenture). In addition, there is a high likelihood that we will be required to repurchase the convertible notes on November 15, 2009, the first scheduled mandatory repurchase date under the convertible notes indenture. In short, we may be required to repay or repurchase $473.7 million of our outstanding indebtedness by the middle of November. As of August 2, 2009, the Company had only approximately $105.4 million of unrestricted cash with which to satisfy these obligations, and no realistic ability to obtain the necessary additional funds in the capital markets.

We expect that the restructuring, if successful, will increase the Company’s capital and liquidity levels and reduce the amount of our outstanding debt. Specifically, upon the completion of the restructuring, we expect that our indebtedness would be reduced from approximately $473.7 million as of August 2, 2009 to approximately $150.4 million at the closing of the restructuring (consisting of $150.0 million in principal amount of term loans under the amended credit agreement and $0.4 million of our industrial revenue bond).

In addition, the ABL financing contemplated by the restructuring will provide us with liquidity in the range of $45.0 million to $125.0 million (based upon our borrowing base from time to time), for working capital purposes and future expansion.

Assuming we are able to complete the restructuring, we expect that, for the foreseeable future, cash generated from operations, together with the proceeds of the ABL financing, will be sufficient to allow us to service our debt, fund our operations, increase working capital as necessary to support our strategy and to fund planned capital expenditures and expansions (including approximately $5 million expected for the remainder of fiscal 2009).

If we do not complete the restructuring either through the recapitalization plan or the prepackaged plan, we will face an immediate liquidity crisis. If we do not complete the restructuring, we do not expect that we will have, or have access to, sufficient liquidity (1) to meet our debt repayment/repurchase obligations, including any potential acceleration of our existing credit facility, which may occur as early as November 6, 2009 (which may, in turn, also lead to a default under, and acceleration of, our other indebtedness, including under the convertible notes indentures) and (2) to meet our obligation to repurchase the convertible notes at the option of the holders thereof on November 15, 2009, the next scheduled repurchase date.

In such event, we will have an immediate need to pursue other alternatives to manage our liquidity needs, including potentially filing for bankruptcy protection on terms other than as contemplated by the prepackaged plan. Based upon our efforts to identify alternatives to the restructuring described above under “The Restructuring— Background to the Restructuring,” we do not expect, and there can be no assurance, that any alternative to such bankruptcy filing would be found.

We believe that a bankruptcy (other than the prepackaged plan) could result in recoveries to the companies creditors and equity holders substantially below those expected to result from the restructuring or prepackaged plan, and could materially adversely affect our business and prospects.

We therefore determined to pursue this restructuring because we believed that it was superior to any existing alternative.

Opinion of Greenhill Relating to the CD&R Investment

On August 31, 2009, Greenhill rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors and which addressed, subject to the limitations and assumptions set forth in the opinion, only the fairness, from a financial point of view, to the Company of the consideration to be paid by the CD&R Fund for the Series B convertible preferred stock pursuant to the investment agreement. GREENHILL’S OPINION AND ANALYSIS DO NOT ADDRESS ANY OTHER ASPECT OF THE RESTRUCTURING, INCLUDING THE FAIRNESS OF THE EXCHANGE OFFER AND THE CONSIDERATION TO BE PAID TO THE HOLDERS OF CONVERTIBLE NOTES PURSUANT TO THE EXCHANGE OFFER, AND DO NOT CONSTITUTE RECOMMENDATIONS AS TO WHETHER OR NOT A HOLDER OF CONVERTIBLE NOTES OR ANY OTHER PERSON SHOULD TENDER ITS CONVERTIBLE NOTES IN THE EXCHANGE OFFER OR ACCEPT OR REJECT THE PREPACKAGED PLAN. GREENHILL’S OPINION AND ANALYSIS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE, AND GREENHILL

BELIEVES ITS OPINION AND ANALYSIS ARE OF LITTLE OR NO RELEVANCE TO A DECISION BY A HOLDER OF CONVERTIBLE NOTES OR ANY OTHER PERSON WHETHER OR NOT TO TENDER ITS CONVERTIBLE NOTES IN THE EXCHANGE OFFER OR TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

Based upon the express limitations contained in its opinion, Greenhill believes that holders of convertible notes and other persons (other than our board of directors) are not entitled to rely upon or otherwise use its opinion or analysis for any purpose, and Greenhill would intend to assert the substance of the noted limitations on use against any holder of convertible notes or other such person seeking to or otherwise claiming a right to rely upon or otherwise use such opinion or analysis.

Greenhill is not aware of any controlling court decision addressing the validity of such a claim. It is possible that holders of convertible notes or other persons could seek to assert a claim that they may rely upon or otherwise use the opinion or analysis, which Greenhill would intend to oppose. The validity of any such claim, if asserted, could only be finally determined by a court of competent jurisdiction. Subject to the foregoing, Greenhill has not objected to the inclusion of its opinion or the summary of its analysis as part of this document.

The foregoing factors should be taken into account in deciding whether Greenhill’s opinion and analysis should be considered by readers of this document.

The full text of the written opinion of Greenhill, dated August 31, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex B to this document and is incorporated herein by reference. This opinion replaced and superseded Greenhill’s opinion, dated August 13, 2009. The summary of Greenhill’s August 31, 2009 opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering the opinion described above, Greenhill, among other things:

•	reviewed the investment agreement, dated as of August 14, 2009, by and between the Company and the CD&R Fund, as amended by amendment no. 1 thereto, dated August 28, 2009, and as proposed to be amended by a draft of Amendment No. 2 thereto (including certain related documents), which as amended by such draft Amendment No. 2, we refer to as the draft investment agreement;

•	reviewed a draft of the form of certificate of designations, preferences and rights of the Series B convertible preferred stock included as an exhibit to the draft investment agreement;

•	reviewed the form of the amended credit agreement included as Exhibit A to the investment agreement;

•	reviewed a draft of the ABL term sheet included as Exhibit H to the investment agreement;

•	reviewed the form of the stockholders agreement included as Exhibit C to the investment agreement;

•	reviewed the form of the indemnification agreement included as Exhibit D to the investment agreement;

•	reviewed the form of the registration rights agreement included as Exhibit E to the investment agreement;

•	reviewed a draft of the lock-up and voting agreement;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	compared the equity value implied by the consideration to be paid for the Series B convertible preferred stock pursuant to the investment agreement with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the equity value implied by the consideration to be paid for the Series B convertible preferred stock pursuant to the investment agreement with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the equity value implied by the consideration to be paid for the Series B convertible preferred stock pursuant to the investment agreement to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate;

•	reviewed the illustrative bankruptcy recoveries by the Company’s stockholders and creditors implied by management’s projections under various scenarios;

•	participated, at the written request of the Company, in discussions and negotiations among representatives of the Company and its legal advisors and representatives of the CD&R Fund and its legal advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s opinion is for the information of our board of directors and was rendered to our board of directors in connection with their consideration of the CD&R investment. The opinion may not be used for any other purpose without Greenhill’s prior written consent. Greenhill was not requested to opine as to, and Greenhill’s opinion does not in any manner address, (1) the underlying business decision to proceed with or effect the CD&R investment or the restructuring, (2) any of the financial or other terms of the restructuring or (3) any plan of reorganization under chapter 11 of the Bankruptcy Code. Greenhill expressed no opinion as to the fairness of any portion or aspect of the CD&R investment or the restructuring to the holders of any class of securities, creditors or other constituencies of the Company, the fairness of any portion or aspect of the CD&R investment or the restructuring to any one class or group of the Company’s security holders relative to any other class or group of the Company’s security holders, or the solvency, creditworthiness or fair value of the Company under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. In particular, Greenhill expressed no opinion as to the prices at which any publicly-traded shares of common stock of the Company will trade at any future time. Greenhill’s opinion was approved by a fairness committee. The opinion is not intended to be and does not constitute a recommendation to the members of our board of directors as to whether they should approve the CD&R investment or the investment agreement.

In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of all information that was either publicly available or supplied or otherwise made available to it by management of the Company for the purposes of its opinion. Greenhill further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial forecasts, projections and other data furnished or otherwise provided to it, Greenhill assumed that they were reasonably prepared on a basis reflecting the best then currently available estimates and good faith judgments of the management of the Company as to those matters, and Greenhill relied on such forecasts and data in arriving at its opinion. Greenhill expressed no opinion with respect to such financial projections and data or the assumptions upon which they were based. In addition, Greenhill did not make any independent appraisal of the assets or liabilities of the Company, nor was it furnished with any such valuations or appraisals. At the direction of our board of directors, Greenhill based its review of the potential recoveries by the Company’s stockholders and creditors in a bankruptcy of the Company on those implied by management’s projections under various scenarios. Greenhill has assumed that the CD&R investment will be consummated in accordance with the terms set forth in the final, executed investment agreement, the terms of which it has assumed are identical in all material respects to the draft investment agreement reviewed by Greenhill, without any waiver of any material terms or conditions set forth in the investment agreement, and that the CD&R investment and restructuring will be effectuated as contemplated therein. Greenhill has assumed and relied upon, without independent verification, the accuracy of the representations and warranties contained in the investment agreement and that no indemnification payments will be made by the Company under the investment agreement. Greenhill has further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the CD&R investment will be obtained without any effect on the Company, the CD&R investment or the contemplated benefits of the CD&R investment in any way meaningful to its analysis. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. It should be understood that subsequent developments may affect its opinion, but Greenhill does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial and comparative analyses delivered by Greenhill to the Company’s board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses.

Financial Forecast

For the purposes of Greenhill’s analysis, the Company provided to Greenhill, and instructed Greenhill to rely on, the financial forecast prepared by management that is summarized below:

	FY2009 (P)	FY2010 (P)	FY2011 (P)	FY2012 (P)
	($ in millions)

Revenue	$961	$861	$1,084	$1,331
Gross Profit	$161	$190	$252	$335
Margin (%)	16.8%	22.1%	23.2%	25.2%
Adjusted EBIT(1)	$(3)	$1	$36	$93
Margin (%)	(0.3)%	0.1%	3.4%	7.0%
Adjusted EBITDA(1)	$36	$36	$73	$127
Margin (%)	3.8%	4.1%	6.7%	9.6%
Capital Expenditures	$(23)	$(9)	$(50)	$(40)

(1) Excludes the effects of the significant charges incurred in 2009 for lower of cost or market adjustments, asset impairments, goodwill and intangible asset impairments, and debt extinguishment and refinancing costs.

Comparable Company Analysis

Greenhill reviewed revenue, adjusted equity value and enterprise value as multiples of estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, commonly referred to as trading multiples, of the Company and selected companies in the building products sector and selected steel producers with businesses deemed comparable to the Company for the purposes of this analysis. The companies reviewed by Greenhill are listed below:

Building Products	Steel Producers with Businesses Comparable to the Company
Kingspan Group	Nucor
Acuity Brands	Bluescope Steel
Armstrong World Industries
Worthington Industries
Simpson Manufacturing
Interface
Gibraltar Industries
Apogee
Quanex Building Products

Although no company is directly comparable to the Company, Greenhill selected these companies because it believed that they had characteristics that were instructive for purposes of its analysis. Greenhill reviewed the trading multiples for the selected companies based upon publicly available I/B/E/S estimates.

Based upon these multiples, and applying its professional judgment, Greenhill selected a range of EBITDA trading multiples from 7.0x to 9.5x and applied this range to management’s forecasted EBITDA for each of 2009 and 2010. This analysis indicated the following ranges of enterprise values, equity values and equity values per share for the Company:

	Current Trading													Equity Value per
Comparable Company	Multiples						Enterprise Valuation Range				Equity Value Range			Share Range(2)
Methodology	Low		-	High		EBITDA	Low	-	High	Net(1) Debt	Low	-	High	Low	-	High
	($ in millions, except per share data)

2009 EBITDA	7.0	x	-	9.5	x	$36	$253	-	$343	$375	$(122)	-	$(32)	$(6.11)	-	$(1.60)
2010 EBITDA	7.0	x	-	9.5	x	$36	$249	-	$337	$375	$(126)	-	$(37)	$(6.31)	-	$(1.87)

(1)	Based on $474 million debt outstanding less $99 million in projected cash at November 1, 2009.

(2)	Based on 20.0 million fully-diluted shares outstanding.

Greenhill believes that the comparable company analysis is of little or no relevance to a decision by a holder of convertible notes whether or not to tender its convertible notes in the exchange offer or accept or reject the prepackaged plan because, given the Company’s liquidity crisis and limited alternatives, Greenhill does not believe that the range of enterprise values implied by the analysis is likely to be a meaningful indicator of potential recoveries by any holder of convertible notes. In addition, Greenhill’s opinion did not address, and the comparable company analysis should not be relied upon as indicating, the price at which the Company’s common stock will trade at any future time.

Comparable Transaction Analysis

Using publicly available information, Greenhill reviewed selected precedent transactions with a transaction value between $200.0 million and $1.5 billion announced since 2000 by companies in the building products and steel producers sector. Specifically, Greenhill reviewed the following transactions:

Building Products Transactions

Date	Target	Acquiror

03/13/2008	Pavestone Co.	CRH
12/19/2007	IMSA Acero	Bluescope Steel
02/09/2007	ElkCorp	Building Materials Corp.
09/25/2006	Alcoa Home Exteriors	Ply Gem Industries
06/19/2006	APAC, Inc.	Oldcastle Materials
03/02/2006	Material Service Corp.	Hanson Aggregates
07/10/2002	Kiewit Materials	Rinker Materials
08/11/2000	Republic Group	Premier Construction Products
06/20/2000	Justin Industries	Berkshire Hathaway
06/02/2000	Celotex Ceiling Products	BPB

Steel Producers Transactions

Date	Target	Acquiror

09/04/2008	Beta Steel	NLMK
07/28/2008	AmeriCast Technologies	Bradken Limited
06/16/2008	Bayou Steel	Arcelor Mittal
05/20/2008	Esmark	Severstal
12/09/2007	Claymont Steel	Evraz Group S.A.
06/21/2007	Novamerican Steel	Barzel Industries
06/13/2007	The Techs Holdings	Steel Dynamics
02/28/2007	Steel Technologies	Mitsui & Co.
12/29/2006	Harris Steel	Nucor Corp.
11/10/2006	Tube City IMS	Onex Corp.
04/26/2006	MMI Products	Oldcastle (CRH)
05/30/2002	Birmingham Steel	Nucor Corp.
05/25/2000	Steelscape	IMSA Acero

For each of the selected precedent transactions, Greenhill analyzed the enterprise value of the target company expressed as a multiple of EBITDA and revenue for the last twelve months. Based upon these multiples and applying its professional judgment, Greenhill selected a range of EBITDA transaction multiples from 7.5x to 9.0x and applied this range to management’s forecasted EBITDA for each of 2009 and 2010. This analysis indicated the following ranges of enterprise values, equity values and equity value per shares for the Company:

														Equity Value per
	Transaction Multiples						Enterprise Valuation Range				Equity Value Range			Share Range(2)
Comparable Transaction Methodology	Low		-	High		EBITDA	Low	-	High	Net(1) Debt	Low	-	High	Low	-	High
	($ in millions, except per share data)

2009 EBITDA	7.5	x	-	9.0	x	$36	$271	-	$325	$375	$(104)	-	$(50)	$(5.21)	-	$(2.50)
2010 EBITDA	7.5	x	-	9.0	x	$36	$266	-	$320	$375	$(109)	-	$(55)	$(5.43)	-	$(2.76)

(1)	Based on $474 million debt outstanding less $99 million in projected cash at November 1, 2009.

(2)	Based on 20 million fully-diluted shares outstanding.

Greenhill believes that the comparable transaction analysis is of little or no relevance to a decision by a holder of convertible notes whether or not to tender its convertible notes in the exchange offer or accept or reject the prepackaged plan because, given the Company’s liquidity crisis and limited alternatives, Greenhill does not believe that the range of enterprise values implied by the analysis is likely to be a meaningful indicator of potential recoveries by a holder of convertible notes. In addition, Greenhill’s opinion did not address, and the comparable transaction analysis should not be relied upon as indicating, the price at which the Company’s common stock will trade at any future time.

Discounted Cash Flow Analysis

Using a discounted cash flow methodology, Greenhill calculated the present values of the estimated future cash flows for the Company implied by management’s forecast. In this analysis, Greenhill assumed a weighted average cost of capital of between 11.0% and 13.0% and EBITDA terminal multiples of between 6.0x and 8.0x. While Greenhill’s discounted cash flow analysis implied a range of per share equity values of the Company of $18.48 to $32.14 and a range of enterprise values of the Company of $745 million to $1,018 million, Greenhill noted that such a traditional discounted cash flow analysis was of little utility because, among other things: (1) the analysis implicitly assumed that the Company’s near-term liquidity crisis could be averted, the Company’s existing stockholders would survive the near-term liquidity crisis and retain an equity interest, and the Company had no other actionable alternatives to the CD&R investment and restructuring other than filing for bankruptcy protection on terms other than as contemplated by the prepackaged plan; (2) the analysis was highly sensitive to the scale and timing of a recovery in the non-residential construction market, which was very uncertain; (3) the vast majority of the value in the discounted cash flow analysis was in the terminal value, which caused the total value to be very sensitive to small changes in terminal value and discount rate assumptions; and (4) a traditional weighted average cost of capital analysis did not reflect financing terms then-available to the Company. Greenhill noted the sensitivity of the calculated present values to potential delays in the recovery of the non-residential construction market by up to four years as well as to blended market costs of capital ranging from 15% to 25%, which costs of capital might be more indicative of the Company’s true cost of capital given its liquidity position. Greenhill believes that these considerations make the discounted cash flow analysis of little or no relevance to a decision by a holder of convertible notes whether or not to tender its convertible notes in the exchange offer or to accept or reject the prepackaged plan.

Illustrative Bankruptcy Recovery Analysis

Greenhill reviewed the illustrative bankruptcy recoveries by the Company’s stockholders and creditors implied by management’s projections under various scenarios. Greenhill applied EBITDA multiples of 7.0x to 9.5x to forecasted EBITDA for each of 2009 and 2010 to derive an implied enterprise value range for the Company. The implied enterprise value range for 2009 and 2010 ranged from $253 million to $343 million and from $249 million to $337 million, respectively. Greenhill then subtracted the amount of specified secured claims (the existing credit facility and industrial revenue bonds) and unsecured claims (the convertible notes), which resulted in potential remaining equity value per existing share ranging from a negative $11.26 through a negative $6.54 (i.e., no recovery). In performing this analysis, Greenhill assumed that the Company’s cash on hand would be required to pay bankruptcy expenses and for working capital needs and would therefore be unavailable to pay creditors.

Based on such analysis, Greenhill observed that the enterprise valuation of the Company would have to exceed 13.1x and 13.3x forecasted 2009 EBITDA and forecasted 2010 EBITDA, respectively, for current stockholders to attain any recovery under this analysis.

Greenhill’s illustrative bankruptcy recovery analysis supported Greenhill’s conclusion that in a standalone restructuring through bankruptcy, stockholders of the Company would be unlikely to retain any meaningful value. While the illustrative bankruptcy recovery analysis examined, among other things, illustrative potential recoveries for the holders of convertible notes, Greenhill did not conduct any independent valuation or appraisal of the assets or liabilities of the Company, nor was Greenhill furnished with any such appraisals, and at the Company’s direction Greenhill based its analysis of the potential recoveries by the Company’s stockholders and creditors in a bankruptcy on those implied by management’s financial forecast. While Greenhill believes that the illustrative bankruptcy recovery analysis was an appropriate and reasonable way to generally analyze the nature of the potential stockholders recoveries in a bankruptcy of the Company, Greenhill believes that an analysis intended to provide reasonable estimates of potential creditor recoveries in a bankruptcy would be substantially more complex and would require, among other things, a valuation or appraisal of the assets and liabilities of the Company, and thus Greenhill believes that the illustrative bankruptcy recovery analysis is of little or no relevance to a decision by a holder of convertible notes whether or not to tender its convertible notes in the exchange offer or accept or reject the prepackaged plan. In this regard, Greenhill notes that, in the section titled “The Prepackaged Plan—Liquidation Analysis,” the Company has set forth a liquidation analysis that is an estimate by the Company of the proceeds that may be generated as a result of the hypothetical chapter 7 liquidation of the Company’s assets.

The consideration for the CD&R investment was determined through arm’s length negotiations between the Company and the CD&R Fund and was approved by the Company’s board of directors. Greenhill provided advice to the Company during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to the Company or its board of directors, that any specific amount of consideration constituted the only appropriate consideration for the CD&R investment or that the terms of the CD&R investment are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to the CD&R investment.

Our board of directors selected Greenhill as the Company’s financial advisor based on its qualifications and expertise in providing financial advice to acquirors, target companies and their respective boards of directors in merger and acquisition transactions. During the two years preceding the date of the opinion Greenhill was not engaged by, performed any services for or received any compensation from the Company or any other parties to the investment agreement (other than any amounts that were paid to it under the letter agreement pursuant to which Greenhill was retained as a financial advisor to the Company in connection with the CD&R investment) and at the date of the opinion Greenhill had no material relationships mutually understood to be contemplated with such parties. The Company has paid Greenhill a fee for delivering its opinion to the Company’s board of directors, in addition to a monthly advisory fee and certain contingent transaction fees, which fees will become payable upon closing of the restructuring. As a result, a substantial portion of Greenhill’s compensation is dependent upon the successful consummation of the CD&R investment. In addition, the Company has agreed to reimburse Greenhill for travel and other reasonable out-of-pocket expenses incurred in connection with, or arising out of Greenhill’s activities under or contemplated by its engagement, including all reasonable fees and disbursement of its legal counsel, consultants and other advisors, and to indemnify Greenhill and its affiliates for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Greenhill is also acting as the dealer-manager in connection with the exchange offer, for which it will be reimbursed for its reasonable out-of-pocket expenses and be indemnified for certain liabilities, including liabilities under the federal securities laws, and for which it may receive an additional fee.

Greenhill’s opinion was one of many factors considered by the Company’s board of directors in evaluating the CD&R investment and restructuring and should not be viewed as determinative of the views of the Company’s board of directors with respect to the CD&R investment and restructuring.

Description of the CD&R Investment

On August 14, 2009, we entered into an investment agreement with the CD&R Fund, which we refer to as the original investment agreement, which was subsequently amended by (1) an amendment, dated as of August 28, 2009, and (2) an amendment no. 2, dated as of August 31, 2009, which we refer to as the amendments. The term “investment agreement” refers to the investment agreement, as amended. Pursuant to the investment agreement, subject to the terms and conditions therein, the Company agreed to sell, and the CD&R Fund agreed to purchase, for a total purchase price of $250.0 million, an aggregate of 250,000 shares of a new class of our preferred stock, par value $1.00 per share, to be designated the Series B Cumulative Convertible Participating Preferred Stock, at a price of $1,000 per share.

The Investment Agreement

The following is a summary of the material terms and provisions of the investment agreement. While we believe this summary covers the material terms and provisions of the investment agreement, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to the investment agreement. The original investment agreement was included as Exhibit 2.1 to our current report on Form 8-K filed August 19, 2009 with the SEC and the amendments thereto were each included as Exhibit 2.1 to our current reports on Form 8-K filed August 28, 2009 and August 31, 2009 respectively. We encourage our security holders to read carefully the investment agreement in its entirety.

The investment agreement was filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the CD&R Fund, or CD&R or their respective subsidiaries and affiliates. The investment agreement contains representations and warranties by the Company, on the one hand, and by the CD&R Fund, on the other hand, each made solely for the benefit of the other. In the investment agreement, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter delivered in connection with the signing of the original investment agreement. The disclosure letter contains information that has been included in the Company’s general prior public disclosures, as well as additional potentially nonpublic information. While the Company does not believe that the disclosure letter contains information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the investment agreement. Moreover, certain representations and warranties in the investment agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and the CD&R Fund, on the other hand. Accordingly, the representations and warranties in the investment agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company or the CD&R Fund at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the original investment agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

In this section of this document, we refer to (1) the investment agreement, (2) the stockholders agreement (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement”), (3) the registration rights agreement (see “The Restructuring—Description of the CD&R Investment—The Registration Rights Agreement”), (4) the indemnification agreement (see “The Restructuring—Description of the CD&R Investment—The Indemnification Agreement”), (5) the certificate of designations (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock”), (6) the ABL agreement, the amended credit agreement and the ancillary refinancing documents related to the ABL agreement and the amended credit agreement (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing”), and (7) the prepackaged plan (see “The Prepackaged Plan”) as the transaction documents. We refer to the concurrent closing of the CD&R investment, the term loan refinancing, the ABL financing and the exchange offer, or, in the alternative, the effectiveness of the prepackaged plan, as the closing.

Structure

Under the investment agreement, at the closing, the CD&R investment and the other transactions contemplated by the restructuring will be accomplished as follows:

•	the Company will issue, sell and deliver to the CD&R Fund, and the CD&R Fund will purchase from the Company, an aggregate of 250,000 shares of Series B convertible preferred stock for an aggregate purchase price of $250.0 million, upon the terms and subject to the conditions of the investment agreement;

•	the Company and our subsidiaries, as applicable, will execute and deliver an amendment to our existing credit agreement (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The Term Loan Refinancing”); and

•	the Company and our subsidiaries, as applicable, will execute and deliver an ABL agreement (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The ABL Financing”).

Concurrently with the closing, but after the Company receives the proceeds from the CD&R investment, the Company will:

•	repay $143.3 million in principal amount of term loans outstanding under our existing credit agreement that are not rolled into the amended credit agreement, together with all accrued and unpaid interest and all other interest due and payable as of the closing, and cash collateralize or backstop in full, or replace with or roll over and novate into letters of credit issued and outstanding under the ABL agreement, all letters of credit outstanding under our existing credit agreement;

•	pay all fees, costs, expenses and other obligations (including under the amended credit agreement, the ABL agreement and related documents) that are due and payable as of the closing;

•	(1) if the restructuring is being accomplished through the recapitalization plan, accept the convertible notes validly tendered and not withdrawn pursuant to the exchange offer and (2) if the restructuring is being accomplished through the prepackaged plan, pay the claims with respect to the convertible notes pursuant to the prepackaged plan;

•	reimburse the CD&R Fund for transaction expenses up to $14.5 million (net of any transaction expenses that were previously reimbursed); and

•	pay CD&R a deal fee in an amount equal to $8.25 million.

The Exchange Offer; Solicitation of Acceptances of the Prepackaged Plan

We have agreed to commence the exchange offer and the solicitation for acceptances to the prepackaged plan under the terms of the investment agreement. Pursuant to the investment agreement, the exchange offer and the solicitation must be commenced and conducted on the terms and subject to the conditions set forth on Annex A to the investment agreement. We are prohibited from waiving any condition to the exchange offer or making any changes to the terms and conditions to the exchange offer without the prior consent of the CD&R Fund.

We may extend the exchange offer beyond the initial expiration date without the prior consent of the CD&R Fund for a period of not more than 10 business days, if, at such date, any of the conditions to the exchange offer have not been satisfied or, with the prior written consent of the CD&R Fund, waived and, subject to the termination of the investment agreement, we are required to extend the exchange offer if it expires before the registration statement on Form S-4 related to the exchange offer is declared effective.

In the event that the conditions to the recapitalization plan are satisfied, including the conditions to the exchange offer (which includes the minimum tender condition), the Company has agreed to accept for exchange all convertible notes validly tendered in the exchange offer.

Commencement of a Reorganization Case in Connection with the Prepackaged Plan Covenant

Under the investment agreement, we and the CD&R Fund have agreed that in the event that the conditions to the recapitalization plan are not satisfied or waived, we will seek to accomplish the restructuring through the prepackaged plan. Specifically, we agreed, among other things:

•	to use our reasonable best efforts to obtain acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes; and

•	if the conditions to the exchange offer are not satisfied or, with the prior written consent of the CD&R Fund waived, by the expiration date, but we have received, as of the expiration date, acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes:

•	to file chapter 11 petitions in the U.S. Bankruptcy Court for the District of Delaware and commence the prepackaged plan proceeding under the Bankruptcy Code;

•	to file certain first day motions and seek to obtain entry of the orders approving such motions;

•	to schedule a hearing in the U.S. Bankruptcy Court for the District of Delaware on the earliest date possible to consider confirmation of the prepackaged plan and approve the related disclosure statement;

•	to send notices to all persons to whom such notices are required to be sent under the Bankruptcy Code and to such other persons as ordered by the bankruptcy court, as soon as practicable after the commencement of the prepackaged plan proceeding;

•	to use our reasonable best efforts to obtain confirmation of the prepackaged plan by the U.S. Bankruptcy Court for the District of Delaware;

•	to use our reasonable best efforts to obtain the dismissal of any and all appeals and motions for reconsideration filed with respect to the prepackaged plan or with respect to the confirmation order relating to the prepackaged plan; and

•	to cause the prepackaged plan to become effective and the distributions provided for under the prepackaged plan to be commenced as promptly as possible on or following the day on which conditions to effectiveness set forth in the prepackaged plan have been satisfied or waived.

Conditions to the CD&R Investment

Conditions to the CD&R Investment under the Recapitalization Plan. The obligation of the CD&R Fund, on the one hand, and the Company, on the other hand, to consummate the CD&R investment at the closing of the recapitalization plan is conditioned on the satisfaction or waiver by both the Company and the CD&R Fund of the following conditions:

•	the expiration or termination of any waiting period required to consummate the CD&R investment under the Hart-Scot-Rodino Act Antitrust Improvement Act of 1976, as amend, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act (which condition was satisfied on September 8,

2009, when the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act), and the Austrian Act;

•	the absence of (1) any provision of any applicable law and any issued injunction, judgment, decree or other order that prohibits the closing, that restricts the CD&R Fund or its affiliates from owning, voting, or converting or exercising any Series B convertible preferred stock in accordance with its terms, or exercising the CD&R Fund’s consent rights contemplated by the stockholders agreement and (2) any lawsuit by a governmental entity seeking to effect any of the foregoing;

•	the NYSE’s confirmation that the issuance of the Series B convertible preferred stock and the restructuring are in compliance with the NYSE’s stockholder approval policy; and the Company’s proper, unconditional obtainment of an exception under Paragraph 312.05 of the NYSE Listed Company Manual to issue the Series B convertible preferred stock without stockholder approval (which confirmation was provided to the Company on August 13, 2009, subject to the Audit Committee’s determination that the delay necessary in securing stockholder approval prior to the issuance of the Series B convertible preferred stock and of the common stock pursuant to the exchange offer would seriously jeopardize the financial viability of the Company and its approval of the Company’s reliance on the exception contained in Paragraph 312.05 of the NYSE Listed Company Manual, which determination was made by the Audit Committee on August 13, 2009 and on August 31, 2009);

•	the Company’s provision of notice to its stockholders as required by, and in compliance with, Paragraph 312.05 of the NYSE Listed Company Manual, and the expiration of the ten-day notice period set forth in such paragraph;

•	the Company’s filing with the Secretary of State of the State of Delaware of the certificate of designations for the Series B convertible preferred stock;

•	the expiration of the exchange offer and the satisfaction or waiver, with the prior consent of the CD&R Fund, of all of the conditions to the exchange offer; and

•	the sufficiency for the following applications of the proceeds from the CD&R investment, together with the Company’s available cash, which sufficiency we refer to as the sufficiency of proceeds condition:

•	to repay $143.3 million in principal amount of term loans outstanding under our existing credit agreement that are not rolled into the amended credit agreement, together with all accrued and unpaid interest and all other interest due and payable as of the closing;

•	to cash collateralize or backstop in full all letters of credit outstanding under our existing credit agreement that are not replaced with or rolled over and novated into letters of credit issued and outstanding under the ABL agreement;

•	to pay all fees, costs, expenses and other obligations relating to the recapitalization plan (including under the amended credit agreement, the ABL agreement and related documents) that are due and payable as of the closing;

•	to pay the cash consideration for all convertible notes validly tendered and not withdrawn under the exchange offer; and

•	to pay the maximum consideration necessary to repurchase or redeem all convertible notes not so tendered under the exchange offer pursuant to the convertible notes indenture.

The obligation of the Company to consummate the CD&R investment is conditioned on the satisfaction or waiver by the Company of the following conditions:

•	the truth and correctness (without regard to materiality or material adverse effect qualifications) of the representations and warranties of the CD&R Fund contained in the investment agreement (excluding the private placement representations (see “—Representation and Warranties” below)) as of the date of the investment agreement and at and as of the date of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the CD&R Fund to consummate the CD&R investment;

•	the truth and correctness in all respects of the private placement representations at and as of the date of the investment agreement and at and as of the date of the closing as if made at and as of such time;

•	the receipt by the Company of a customary certificate of a senior officer of the CD&R Fund certifying to the satisfaction of the conditions described in the immediately preceding two bullet points;

•	the CD&R Fund’s performance of and compliance in all material respects with all covenants and obligations in the investment agreement that are to be performed or complied with by it at or prior to the closing; and

•	the CD&R Fund’s due execution and delivery of each of the stockholders agreement, the registration rights agreement and the indemnification agreement.

The obligation of the CD&R Fund to consummate the CD&R investment is conditioned on the satisfaction or waiver by the CD&R Fund of the following conditions:

•	the truth and correctness (without regard to materiality or material adverse effect qualifications) of the representations and warranties of the Company contained in the investment agreement (excluding those relating to capitalization and the lack of a material adverse change) as of the date of the investment agreement and at and as of the date of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect;

•	the truth and correctness in all but de minimis respects of the representations and warranties of the Company relating to capitalization at and as of the date of the investment agreement and at and as of the date of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the truth and correctness in all respects of the representations and warranties of the Company relating to the lack of a material adverse change at and as of the date of the closing as if made at and as of such time;

•	the Company’s performance of, and compliance in, all material respects with all covenants and obligations in the investment agreement that are to be performed or complied with by it at or prior to the closing;

•	the Company’s due execution and delivery of each of the stockholders agreement, the registration rights agreement and the indemnification agreement;

•	the Company’s due authorization, execution and delivery of the amended credit agreement either (1) in the form of the amended credit agreement included as Exhibit A to the investment agreement with such changes thereto deemed advisable by the CD&R Fund in its sole discretion (exercised in good faith) (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—Term Loan Refinancing”), or (2) on terms and conditions that are, in the CD&R Fund’s sole discretion (exercised in good faith), (x) no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the CD&R Fund (as a prospective shareholder of the Company) than the terms and conditions contemplated in the form of the amended credit agreement included as Exhibit A to the investment agreement or (y) otherwise acceptable to the CD&R Fund;

•	the amended credit agreement and other related documents being in full force and effect;

•	the satisfaction of all conditions precedent to the effectiveness of the amended credit agreement and the other related documents;

•	the receipt by the CD&R Fund of copies of the amended credit agreement and the other related documents;

•	subject to the consummation of the CD&R investment, (1) the termination of the revolving commitments under our existing credit agreement, and (2) to the extent required by the amended credit agreement and the ABL agreement, the subordination of the security interests arising under the amended credit agreement and related documents with respect to the collateral securing the ABL financing on a first-priority basis to the security interests in such collateral;

•	the Company’s due authorization, execution and delivery of the ABL agreement on terms and conditions that either (1) reflect the terms and conditions summarized in the ABL term sheet included as Exhibit H to the investment agreement or (2) are, in the CD&R Fund’s sole discretion (exercised in good faith), no less favorable (as to each item and in the aggregate) to the Company and the CD&R Fund (as a prospective shareholder of the Company) than the terms and conditions summarized in the ABL term sheet and, in each case described in clauses (1) and (2), otherwise are either (a) in the CD&R Fund’s reasonable discretion (exercised in good faith), consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the CD&R Fund (as a prospective shareholder of the Company) than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, or (b) in the CD&R Fund’s sole discretion (exercised in good faith), acceptable to the CD&R Fund (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The ABL Financing”);

•	the ABL agreement and the other related documents being in full force and effect;

•	the satisfaction of all conditions precedent to (1) the effectiveness of the ABL agreement and the other related documents, (2) the initial borrowings and any other extensions of credit thereunder other than delivery of a borrowing notice, and (3) the effectiveness of the documents related to the ABL agreement;

•	the receipt by the CD&R Fund of copies of the ABL agreement and the other related documents;

•	the due authorization, execution and delivery of each ancillary refinancing document contemplated by the term loan refinancing and the ABL financing on terms that are (1) consistent with the amended credit agreement and the ABL agreement, as applicable, and (2) otherwise either (a) in the CD&R Fund’s reasonable discretion (exercised in good faith), consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the CD&R Fund (as a prospective shareholder of the Company) than the terms and conditions of such agreement or document for companies sponsored by CD&R, or (b) in the CD&R Fund’s sole discretion (exercised in good faith), acceptable to the CD&R Fund;

•	on the date of the closing, after giving effect to the closing, (A) the absence of (1) any breach or default under the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing, (2) any allegations of breach or default by a person with the right to cause an acceleration of, or with the right to exercise any other remedy under the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing, and (3) any notice of intention to terminate the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing and (B) the absence of any default or event or circumstance that, with or without notice or lapse of time or both, would (1) constitute a breach, default or event of default under the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing, (2) result in a termination of the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing, (3) cause or permit the acceleration or any other change of the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing, (4) cause or permit the acceleration or any other change in any right or obligation under the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing, or (5) cause or permit the acceleration or any other change in the loss or impairment of any benefit under the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing;

•	the Company reasonably believing that we and our subsidiaries will be able to satisfy all terms and conditions to be satisfied by any of them under the amended credit agreement, the ABL agreement or the ancillary refinancing documents contemplated by the term loan refinancing and the ABL financing;

•	no more than $150.0 million in term loans being outstanding under the amended credit agreement after giving effect to the term loan refinancing;

•	the revolving credit commitments provided for under the ABL agreement being not less than $125.0 million in aggregate;

•	the available revolving credit commitments under the ABL agreement and the unrestricted cash available to the Company after applying any cash of the Company to the purposes set forth in the sufficiency of proceeds condition being not less than $90.0 million in the aggregate;

•	the ability of the Company to satisfy all conditions to borrowings and other extensions of credit under the ABL agreement;

•	the approval by our board of directors, including the approval by the disinterested directors serving on our board pursuant to Article TENTH of our restated certificate of incorporation, of the investment agreement, the other transaction documents and the transactions contemplated thereby (which such approval, with respect to the agreements and transactions related to the CD&R investment and with respect to the exchange offer, was received on August 13, 2009);

•	to the extent that the Company has authorized and unissued shares of common stock sufficient to permit the conversion of all or a portion of the shares of Series B convertible preferred stock to be issued at the closing, (1) the due authorization for listing, subject to official notice of issuance, on the NYSE or such other exchange on which the common stock is then listed or quoted, of such shares of common stock and (2) the number of such shares of common stock issuable upon conversion of the Series B convertible preferred stock that are so duly authorized for listing is no less than 7.8 million shares;

•	the adoption and declaration of advisability, and the approval and recommendation, by our board of directors, of certain amendments to our restated certificate of incorporation to increase the number of authorized shares (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Agreement to Seek Amendments to our Restated Certificate of Incorporation”); and

•	the receipt by the CD&R Fund of customary certificates of certain senior officers of the Company certifying to the satisfaction of certain of the conditions, including a certificate of our Chief Executive Officer or Chief Financial Officer certifying to the satisfaction of the sufficiency of proceeds condition.

Conditions to the CD&R Investment under the Prepackaged Plan.  In the event that we seek to accomplish the restructuring through the prepackaged plan, the obligation of the CD&R Fund, on the one hand, and the Company, on the other hand, to consummate the CD&R investment is conditioned on the satisfaction or waiver by both the Company and the CD&R Fund of the following conditions in addition to the conditions to the closing of the recapitalization plan:

•	the confirmation order has been entered and no stay of such order is in effect; and

•	the satisfaction or waiver of all other conditions to the effectiveness of the prepackaged plan (see “The Prepackaged Plan—Conditions to the Effective Date of the Prepackaged Plan”),

and the following conditions to the closing of the recapitalization plan will not apply:

•	the NYSE’s confirmation that the issuance of the Series B convertible preferred stock and the restructuring are in compliance with the NYSE’s stockholder approval policy; and the Company’s proper, unconditional obtainment of an exception under Paragraph 312.05 of the NYSE Listed Company Manual to issue the Series B convertible preferred stock without stockholder approval;

•	the Company’s provision of notice to its stockholders as required by, and in compliance with, Paragraph 312.05 of the NYSE Listed Company Manual, and the expiration of the ten-day notice period set forth in such paragraph; and

•	the expiration of the exchange offer and the satisfaction or waiver, with the prior consent of the CD&R Fund, of all of the conditions to the exchange offer.

Termination of the Investment Agreement

The investment agreement may be terminated at any time prior to the consummation of the CD&R investment:

(1)	by either the CD&R Fund or the Company, if:

•	by November 12, 2009:

•	the closing of the exchange offer has not occurred; and

•	acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes have not been received; or

•	the prepackaged plan proceeding has been commenced and the effective date of the prepackaged plan has not occurred by a date that is no later than four weeks and ten days after the entry of the order confirming the prepackaged plan;

provided, that the party seeking to so terminate has not breached in any material respect its obligations under the investment agreement in any manner that has been a proximate cause of the failure to consummate the CD&R investment on or before the date on which the investment agreement can be so terminated, which date we refer to as the outside date;

(2) by either the CD&R Fund or the Company in the event that any governmental entity issues an order or takes any other action (and such order or other action has become final and nonappealable):

•	restraining, enjoining or otherwise prohibiting the closing;

•	prohibiting or restricting the CD&R Fund or its affiliates from owning and exercising in full all exchange, conversion and voting rights of the Series B convertible preferred stock contemplated to be exercisable by the CD&R Fund; or

•	prohibiting or restricting the CD&R Fund from exercising its consent rights under the stockholders agreement;

provided that the party seeking to so terminate has not breached in any material respect its obligations under the investment agreement in any manner that was a proximate cause of such order or action;

(3)	by the CD&R Fund, if:

•	the Company terminates the exchange offer or the exchange offer expires in accordance with the terms of the investment agreement without the Company having accepted for purchase the convertible notes pursuant to the exchange offer, unless, in either case, the Company has commenced the prepackaged plan proceeding by the day following the date on which acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes have been received and the exchange offer has expired pursuant to the terms of the investment agreement; or

•	the exchange offer has expired on or after the outside date and the conditions to the exchange offer have not been satisfied and acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes have not been received;

(4)	by the CD&R Fund, if our board of directors:

•	approves or recommends to our stockholders a superior proposal (see “—Acceptance of Superior Proposal” below);

•	formally withdraws its support for the exchange offer;

•	makes a recommendation against the exchange offer or the restructuring;

•	recommends another company transaction proposal; or

•	resolves to effect any of the foregoing;

(5)	by the CD&R Fund, if:

•	the Company or any of our subsidiaries commence any case, proceeding or other action under any existing or future law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or similar laws relating to relief of debtors, which we refer to as a bankruptcy proceeding:

•	seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent,

•	seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or composition or similar action with respect to it or its debts generally, or

•	seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets in each case, other than with respect to the prepackaged plan proceeding;

•	any bankruptcy proceeding has been commenced against any of the Company and our subsidiaries other than the prepackaged plan proceeding and such bankruptcy proceeding has not been dismissed within 30 days of such commencement;

•	the Company or any of our subsidiaries have become unable, admit our inability or fail generally to pay our debts as they become due;

•	the Company or any of our subsidiaries make a general assignment for the benefit of our creditors;

•	the Company fails to comply with our obligations to commence the prepackaged plan proceeding (see “—Commencement of a Reorganization Case in Connection with the Prepackaged Plan Covenant” above);

•	if the prepackaged plan proceeding has been commenced, at any time after 25 days after the filing of the prepackaged plan, if the bankruptcy court has not entered the order approving the motion relating to the fees and expenses payable to the CD&R Fund and CD&R under the investment agreement on or prior to such date;

•	if the prepackaged plan proceeding has been commenced, at any time after eight weeks after the filing of the prepackaged plan, if the bankruptcy court has not entered the confirmation order with respect to the prepackaged plan on or prior to such date;

•	if the prepackaged plan proceeding has been commenced, the prepackaged plan proceeding is dismissed or converted from a case under chapter 11 to one under chapter 7 of the Bankruptcy Code, or the Company files a motion or other pleading with the bankruptcy court seeking the dismissal or conversion of the prepackaged plan proceeding;

•	at any time, if the Company or any of our subsidiaries file a plan of reorganization or liquidation other than the prepackaged plan; or

•	if the prepackaged plan proceeding has been commenced, at any time, if the bankruptcy court (a) grants relief that is materially inconsistent with the investment agreement or the prepackaged plan in any respect or (b) enters an order confirming any plan of reorganization other than the prepackaged plan;

(6) by the Company, to accept a superior proposal or if the bankruptcy court enters an order requiring the Company to terminate the investment agreement in order to accept a qualifying transaction (see “—Termination Fees; Transaction Expenses Following Termination” below);

(7) by either the CD&R Fund or the Company, if the prepackaged plan proceeding has been commenced and the bankruptcy court enters an order denying confirmation of the prepackaged plan, or the order confirming the prepackaged plan is vacated or reversed and does not become a final order within four weeks and ten days after the entry of such confirmation order; or

(8) by the mutual written consent of the CD&R Fund and the Company.

If the investment agreement is terminated and the CD&R investment is abandoned, except for the provisions relating to the indemnity obligations of the Company in connection with the CD&R losses for execution and performance of the investment agreement (see “—Indemnity” below), confidentiality, the provisions described in “—Termination Fees; Transaction Expenses Following Termination” below, the provisions relating to amendment, and waivers and certain other miscellaneous provisions in the investment agreement, the investment agreement forthwith becomes void and there will be no liability on the part of either party thereto.

Termination Fees; Transaction Expenses Following Termination

In the event the investment agreement is terminated for any reason (other than in circumstances described in clause (8) above under “—Termination of the Investment Agreement” and other than solely as a result of the failure of the parties to obtain the clearance or approval under the HSR Act) and the CD&R Fund has not taken any action, or failed to take any action, in breach of the investment agreement that proximately caused the event, condition or passage of time giving rise to the termination of the investment agreement or the failure of the closing to occur, then we will reimburse the CD&R Fund for all of its transaction expenses up to $9.5 million in the aggregate (net of any transaction expenses already paid no later than two business days after submission of reasonable supporting documentation of such expenses).

In the event that the investment agreement is terminated:

•	in circumstances described in clause (4) or clause (6) above under “—Termination of the Investment Agreement”; or

•	in circumstances described in clause (1) above under “—Termination of the Investment Agreement,” and (a) within 12 months of the date of termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any qualifying transaction (as described below), and (b) at the time of the termination, (x) the CD&R Fund is not in material breach of any of its material covenants and agreements contained in the investment agreement or its representations and warranties contained in the investment agreement and (y) the following conditions have been satisfied:

•	the expiration or termination of any waiting period required to consummate the CD&R investment under the HSR Act and the Austrian Act;

•	the absence of (1) any provision of any applicable law and any issued injunction, judgment, decree or other order that prohibits the closing, that restricts the CD&R Fund or its affiliates from owning, voting, or converting or exercising any Series B convertible preferred stock in accordance with its terms, or exercising the CD&R Fund’s consent rights contemplated by the stockholders agreement and (2) any lawsuit by a governmental entity seeking to effect any of the foregoing; or

•	in circumstances described in clause (3), clause (5) or clause (7) above under “—Termination of the Investment Agreement,” and at the time of such termination, the CD&R Fund is not in material breach of any of its material covenants and agreements contained in the investment agreement or its representations and warranties contained in the investment agreement, and within 12 months of the date of termination, the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any qualifying transaction;

then the Company will pay to the CD&R Fund a termination fee in an amount equal to $8.25 million and the Company will reimburse the CD&R Fund for up to $9.5 million of its expenses relating to the restructuring (net of any amounts previously paid or reimbursed).

A qualifying transaction means any company transaction proposal (see “—No Solicitation Covenant” below), which, in the case of a company transaction proposal that is a restructuring, reorganization, liquidation, dissolution or similar transaction, is a superior lender proposal (as described in “—No Solicitation Covenant” below, without giving regard to the parenthetical in such definition).

Term Loan Refinancing Covenant

We have agreed to pay when due all interest, fees, expenses and other obligations arising under our existing credit agreement and related credit documents as and when they become payable, and to otherwise comply with and timely perform all of our obligations under such agreements and documents at all times during the term of the investment agreement, including during the pendency of the prepackaged plan proceeding (subject to the consent or approval of the bankruptcy court).

In addition, we have agreed to use our reasonable best efforts (and the CD&R Fund has agreed to use reasonable best efforts to cooperate with us in such efforts) to take all reasonable actions and to do all things reasonably necessary, proper or advisable, to amend our existing credit agreement on the terms and conditions provided in the form of the amended credit agreement included as Exhibit A to the investment agreement or otherwise contemplated thereby. The CD&R Fund may make such additions, modifications, alterations, corrections or other changes to the form of the amended credit agreement included as Exhibit A to the investment agreement as it deems advisable in its sole discretion (exercised in good faith) to:

•	add, provide or complete any schedule, annex, exhibit, numerical amount or other information that is omitted, missing or incomplete, or modify, alter, correct or change (including without limitation by deleting or replacing) any wording that is in brackets;

•	cure any ambiguity, mistake, omission or defect;

•	cure any inconsistency, including with any other provision of the same agreement or of the ABL agreement or any other transaction document or other agreement entered into in connection therewith;

•	address a material risk that (1) we will be unable to comply with the terms or conditions of the agreement or (2) by complying with the terms and conditions of the agreement we will be subject to a material risk of not complying with the terms and conditions of the ABL agreement or any other transaction document or other agreement entered into in connection therewith;

•	effect the intent evidenced by the form of the amended credit agreement included as Exhibit A to the investment agreement; or

•	avoid adverse tax consequences to us or any of our subsidiaries.

In the event that we cannot amend our existing credit agreement on the terms and conditions contemplated in the previous paragraph for any reason, we have agreed to use our reasonable best efforts (and the CD&R Fund has agreed to use commercially reasonable efforts to cooperate with us in such efforts, including by actively assisting us in negotiation of related definitive documentation) to amend the terms of our existing credit agreement (1) on terms and conditions that are, in the CD&R Fund’s sole discretion (exercised in good faith), (x) no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions contemplated in the form of the amended credit agreement included as Exhibit A to the investment agreement or (y) otherwise acceptable to the CD&R Fund, and (2) to extend the maturity of $150.0 million principal amount of the term loans outstanding under our existing credit agreement, as promptly as practicable but in any event no later than outside date (see “—Termination of the Investment Agreement” above).

See “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The Term Loan Refinancing”

Pursuant to the lock-up agreement, holders of convertible notes that executed the lock-up that also hold obligations under our existing credit agreement have agreed, subject to the terms contained in the lock-up agreement, (1) to support the term loan refinancing by accepting a portion of the repayment contemplated thereby and by executing an amendment to our existing credit agreement in the form of the amended credit agreement included as Exhibit A to the investment agreement and (2) to vote all their obligations under the existing credit agreement in favor of the prepackaged plan, among other things. See “The Restructuring—The Lock-Up Agreement.”

ABL Financing Covenant

We have agreed to use our reasonable best efforts (and the CD&R Fund has agreed to use commercially reasonable efforts to cooperate with us in such efforts) to take all reasonable actions and to do all things reasonably necessary, proper or advisable, to arrange and obtain revolving credit commitments for general corporate purposes from lenders on terms and conditions that reflect the terms and conditions summarized in the ABL term sheet included as Exhibit H to the investment agreement and otherwise are either (a) in the CD&R Fund’s reasonable discretion (exercised in good faith), consistent with and no less favorable (as to each item (other than immaterial item) and in the aggregate) to the Company and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, or (b) in the CD&R Fund’s sole discretion (exercised in good faith), acceptable to the CD&R Fund.

In the event that revolving credit commitments cannot be obtained on terms and conditions described in the previous paragraph, we have agreed to use our reasonable best efforts (and the CD&R Fund has agreed to use commercially reasonable efforts to cooperate with us in such efforts, including by actively assisting us in our negotiation of related definitive documentation) to obtain alternative financing from alternative sources (A) that is on terms and conditions that (1) are, in the CD&R Fund’s sole discretion (exercised in good faith), no less favorable (as to each item and in the aggregate) to the Company and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions summarized in the ABL term sheet and otherwise (2) are either (a) in the CD&R Fund’s reasonable discretion (exercised in good faith), consistent with and no less favorable to the Company and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, or (b) in the CD&R Fund’s sole discretion (exercised in good faith), acceptable to the CD&R Fund, and (B) that provides revolving credit commitments in an aggregate principal amount that is not less than $125.0 million, as promptly as practicable but in any event no later than the outside date.

See “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The ABL Financing.”

Conduct of Business Covenant

We have agreed that, except (1) as expressly permitted or required by the transaction documents or otherwise consented to by the CD&R Fund and (2) as set forth in the disclosure letter to the investment agreement, from the date of the original investment agreement to the date of the closing (or the termination of the investment agreement, if applicable), we and our subsidiaries will conduct our business in all material respects in the ordinary course of business consistent with past practice provided that we may make such changes to the manner in which we conduct business as are required by the prepackaged plan proceeding.

In addition, during the same period, except as expressly permitted or required by the transaction documents, without the prior written consent of the CD&R Fund, neither we nor any of our subsidiaries:

•	will take any action that, if taken after the issuance of the Series B convertible preferred stock:

•	would require the written consent of or vote by holders of such Series B convertible preferred stock under the certificate of designations (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—voting Rights”) or would require the consent of the CD&R Fund and its affiliates pursuant to the stockholders agreement (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Consent Rights”);

•	would trigger a redemption right under the certificate of designations (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Preferred Stock—Change of Control Redemption Right”); or

•	would result in an adjustment to be made under the certificate of designations (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Convertibility and Anti–Dilution Adjustments”);

•	amend, modify, terminate or otherwise make any change to, directly or indirectly, our existing credit agreement and related credit documents except we may extend (and, as described in our current report on Form 8-K filed on August 27, 2009, on August 21, 2009, have extended) the current waiver from the lenders under our existing credit agreement;

•	other than with respect to the prepackaged plan proceeding, commence a bankruptcy proceeding (see “—Termination of the Investment Agreement” above); or

•	take any action that is in furtherance of the delisting of the common stock from the NYSE or the listing of the common stock on any other stock exchange or automated quotation system.

We also agree not to declare or pay any dividend or distribution on any of our securities on or prior to the closing.

No Solicitation Covenant

We have agreed to cease any discussions or negotiations with any parties that may be ongoing with respect to a company transaction proposal (as described below). In addition, after the execution of the investment agreement, we agreed not to, and not to authorize or permit our subsidiaries to:

•	solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes or could reasonably be expected to lead to a company transaction proposal;

•	participate in any negotiations regarding a company transaction proposal with, or furnish any nonpublic information relating to a company transaction proposal to, any person;

•	engage in discussions regarding a company transaction proposal with any person, except to notify such person of the restrictions in the investment agreement;

•	approve, endorse or recommend any company transaction proposal;

•	enter into any letter of intent or agreement in principle or any agreement providing for any company transaction proposal, except for a confidentiality agreement, which confidentiality provisions are no less restrictive to such person making the company transaction proposal than the provisions in the confidentiality agreement executed by the CD&R Fund with the Company is to the CD&R Fund, its affiliates, and their respective personnel and representatives; or

•	propose or agree to do any of the foregoing.

Notwithstanding the foregoing, if at any time prior to the closing, we receive a bona fide, written and unsolicited company transaction proposal and our board of directors determines in good faith, after consultation with outside counsel and our independent financial advisor, that such company transaction proposal constitutes a superior proposal (as described below) or is reasonably likely to result in a superior proposal, the Company may:

•	furnish nonpublic information to the person making such company transaction proposal, if:

•	prior to so furnishing such nonpublic information, we have (1) advised the CD&R Fund of the receipt of the company transaction proposal and made specified disclosures to the CD&R Fund regarding the terms and conditions of such company transaction proposal and (2) have received from such person making the company transaction proposal a customarily restrictive confidentiality agreement; and

•	all such nonpublic information has previously been provided to the CD&R Fund or is provided to the CD&R Fund prior to or substantially contemporaneously with the time it is provided to the person making such company transaction proposal; and

•	engage in discussions or negotiations with such person with respect to the company transaction proposal.

From 12:00 midnight, New York City time, on October 7, 2009 until the later of (1) any scheduled expiration date on which all of the conditions to the exchange offer have been satisfied (or, with the prior written consent of the CD&R Fund, waived) or acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes have been received and (2) the date on which all conditions to the CD&R investment have been satisfied (or in our reasonable judgment, such conditions are reasonably certain to be satisfied by the outside date (see “—Termination of the Investment Agreement” above)), at any time at which (a) any of the conditions to the exchange offer has not been satisfied (or, with the prior written consent of the CD&R Fund, waived), acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes have not been received or any other condition to the CD&R investment has not been satisfied (and, in the Company’s reasonable judgment, there is material uncertainty as to whether any such condition will be satisfied by the outside date) and (b) we are not in material breach of any of our material covenants and agreements contained in the investment agreement, then we may:

•	propose a contingency plan proposal (as described below) to any person that, to our knowledge, is not considering making, and, in the case of a holder of convertible notes or a lender under our existing credit agreement, has not since April 1, 2009 made, a company transaction proposal other than a contingency plan proposal;

•	participate in negotiations and engage in discussions regarding a contingency plan proposal with, or furnish nonpublic information relating to a contingency plan proposal to, any person that, to our knowledge, is not considering making, and, in the case of a holder of convertible notes or a lender under our existing credit agreement, has not since April 1, 2009 made, a company transaction proposal other than a contingency plan proposal; or

•	propose or agree to do any of the foregoing;

so long as:

•	prior to furnishing any nonpublic information, we have (i) advised the CD&R Fund of the receipt of the contingency plan proposal and made specified disclosures to the CD&R Fund regarding the terms and conditions of such contingency plan proposal; and (ii) have received from such person making a customarily restrictive confidentiality agreement; and

•	all such nonpublic information has previously been provided to the CD&R Fund or is provided to the CD&R Fund prior to or substantially contemporaneously with the time it is provided to the person making such contingency plan proposal or to whom such contingency plan proposal has been made.

We have agreed (1) to promptly advise the CD&R Fund of the receipt of any request for nonpublic information relating to the Company or any of our subsidiaries other than requests for information not reasonably expected to be related to a company transaction proposal and (2) to keep the CD&R Fund fully informed of the status of any company transaction proposal or contingency plan proposal in connection with which we have provided nonpublic information.

A company transaction proposal means any inquiry, proposal or offer from any person or group of persons other than the CD&R Fund or its affiliates relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and our subsidiaries, taken as a whole, or 20% or more of any class or series of equity securities (or any indebtedness or other obligation that is exchangeable for or convertible into any such security, or any other right to acquire any such security, contingent or otherwise) of the Company, or (2) any tender offer or exchange offer, merger, reorganization, restructuring, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company (or any of our subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and our subsidiaries, taken as a whole) that if consummated would result in any person or group of persons beneficially owning 20% or more of the voting rights of any class or series of capital stock of the Company.

A contingency plan proposal means any proposal relating to any merger, restructuring, reorganization, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries that our board of directors in good faith determines does not constitute a superior proposal or a superior lender proposal and is not reasonably likely to result in a superior proposal or a superior lender proposal, which determination is made after consultation with outside counsel and our independent financial advisor and assumes consummation of the restructuring.

A superior lender proposal means any proposal involving any person making more than a de minimis investment or commitment (other than a person who is as of the date hereof a holder of convertible notes or a lender under our existing credit agreement) relating to a restructuring, reorganization, liquidation, dissolution or similar transaction pursuant to which (1) holders of convertible notes would receive consideration in respect of the convertible notes that is of equal or greater total market value than such holders would receive pursuant to the restructuring, or (2) the lenders under our existing credit agreement would receive cash in repayment of the outstanding borrowings under our existing credit agreement in an amount equal to or greater than pursuant to the term loan refinancing, or would receive consideration in respect of their rights under our existing credit agreement and related credit documents that are of equal or greater total market value and security than such lenders under our existing credit agreement would receive pursuant to the term loan refinancing and that does not include any equity security.

A superior proposal means a bona fide written proposal or offer from any person or group of persons other than the CD&R Fund or its affiliates not solicited in violation of the investment agreement relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of our net revenues, net income or assets, or 50% or more of any class or series of our securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 50% or more of the voting rights of any class or series of our capital stock, any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving us (or our subsidiaries whose business constitutes 50% or more of our net revenues, net income or assets) or any restructuring or reorganization of us, in each case, that our board of directors in good faith determines, would, if consummated, result in a transaction that is more favorable to us and our existing stockholders than the restructuring, which determination is made (1) after receiving the advice of our independent financial advisor, (2) after taking into account the likelihood (and likely timing) of consummation of such transaction on the terms set forth therein (as compared to the terms in the transaction documents) and (3) after taking into account all relevant legal (with the advice of outside counsel), financial (including the financing terms of any such proposal, the additional transaction costs and the effect of any termination fee, expenses or amounts payable under the investment agreement), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable law.

Acceptance of Superior Proposal

At any time prior to the closing, if we receive a superior proposal, our board of directors may terminate the investment agreement to enter into a definitive agreement with respect to such superior proposal, so long as:

•	we have provided prior written notice to the CD&R Fund at least five calendar days in advance of our intention to take such actions and providing disclosure of the terms and conditions of such superior proposal;

•	during such notice period, we and our independent financial advisor and outside counsel have negotiated with the CD&R Fund in good faith (to the extent the CD&R Fund desires to negotiate) to make such adjustments in the terms and conditions of the investment agreement so that such company transaction proposal ceases to constitute a superior proposal; and

•	at or prior to the time of termination of the investment agreement, we have paid the termination fee (see “—Termination Fees; Transaction Expenses Following Termination” above).

In the event of any material revisions to the superior proposal, we have agreed to deliver a new written notice to the CD&R Fund and comply with the above enumerated requirements with respect to such new written notice, except that the new notice period will be two calendar days instead of four calendar days.

Regulatory Filings and Third-Party Consents Covenant

We and the CD&R Fund have each agreed to cooperate and consult with the other and use our respective best efforts to take all actions, to file all documents, to do and to help the other party to do, all things necessary, proper or advisable to cause the conditions to the exchange offer and the closing to be satisfied as promptly as practicable and to consummate the restructuring, including (1) preparing and filing as promptly as practicable all documentation, effecting all necessary applications, notices, petitions, filings and other documents and obtaining all necessary permits, consents, waivers, clearances, approvals, authorizations, permits, orders, consents of, or any exemptions by, all governmental entities, (2) seeking all necessary or advisable consents of third parties to the restructuring and (3) using best efforts to cause the satisfaction, but not waiver, of the conditions to closing with respect to the expiration or termination of any waiting period require to consummate the CD&R investment under the HSR Act and the Austrian Act. In particular, we and the CD&R Fund have each agreed to use our respective best efforts to obtain, and use our respective best efforts to help the other obtain, as promptly as practicable, all approvals, authorizations, consents, clearances, expirations or terminations of waiting periods or exemptions required from all necessary governmental entities for the restructuring, including, but not limited to, filings and notifications with respect to, and expiration or termination of any applicable waiting period under, the HSR Act and any other applicable competition or merger control laws.

On August 28, 2009, each of the Company and the CD&R Fund made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the CD&R investment and the CD&R Fund made an appropriate filing under the Austrian Act. The waiting period under the HSR Act was terminated on September 8, 2009. The review period under the Austrian Act will expire on September 25, 2009, unless the applicable governmental entity or the attorney with the applicable authority under the Austrian Act has requested (or both have waived their right to request) the initiation of an investigation prior to such date.

Each party specifically agreed not to agree or commit to contest the enforceability of the investment agreement under the Bankruptcy Code, or, except as otherwise provided in the investment agreement, agree or commit to delay or not to close any of the transactions contemplated by the investment agreement, without the express written consent of the other party.

Each party agreed to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and to promptly (1) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the matters described in this section, (2) inform the other party of any communication from any governmental entity regarding the restructuring and of any communication received or given in connection with any legal, administrative or other proceeding by a private party or any investigation, proceeding or other action by the NYSE, in each case regarding the restructuring and (3) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any governmental entity or the NYSE, and any other information supplied by such party and such party’s subsidiaries to a governmental entity or the NYSE, in connection with the restructuring, subject to certain redactions. Each party also agreed to permit counsel for the other party to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any governmental entity or the NYSE in connection with the restructuring. The parties agreed not to participate in any meeting or discussion with any governmental entity or the NYSE in connection with the restructuring unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity or the NYSE, to give the other party the opportunity to attend and participate.

Each party agreed not to acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that would delay or make materially more difficult the obtaining of any approvals, authorizations, consents, clearances, expirations or terminations of waiting periods or exemptions approval or authorization required under the HSR Act for the CD&R investment.

Representations and Warranties

The investment agreement contains representations and warranties made by the Company to the CD&R Fund and representations and warranties made by the CD&R Fund to the Company.

We made customary representations and warranties in the investment agreement, which are, in some cases, subject to specified exceptions and qualifications (including qualifications that subject certain representations and warranties to a “material adverse effect” or “materiality” standard). Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and existence and corporate power to operate our and their properties and conduct our and their businesses;

•	our ownership of certain subsidiaries;

•	our capitalization;

•	the lack of registration rights or voting agreements with respect to our securities;

•	our corporate power and authority to enter into the transaction documents and to consummate the restructuring;

•	the enforceability of the transaction documents;

•	the absence of any violation of or conflict with or defaults under our and our subsidiaries’ organizational documents, certain convertible notes and instruments, or applicable law as a result of entering into the transaction documents and consummating the restructuring;

•	the absence of any violation of law or order applicable to us or our subsidiaries or any of our and their properties or assets;

•	the lack of any requirements for notice to, filing with, exemption or review by, or authorization, consent or approval of, any governmental entity or any other person under any provision of any material agreement or other instrument to which we are a party in connection with the execution and delivery of the transaction documents and consummating the restructuring;

•	certain of our SEC filings and the consolidated financial statements included therein;

•	the absence of undisclosed liabilities;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any material complaints, allegations, assertions or claims regarding our accounting or auditing practices;

•	the absence of any change, condition, event or development since the date of the investment agreement that would have, individually or in the aggregate, a material adverse effect on the Company;

•	the lack of action, claim, suit, proceeding or investigation against us or any of our subsidiaries;

•	our compliance with laws;

•	our possession of all licenses and permits necessary to own or lease our properties and carry on our business;

•	the due authorization of the Series B convertible preferred stock and other matters relating to the Series B convertible preferred stock;

•	tax matters;

•	our employee benefit plans;

•	our employees and compliance with labor laws;

•	our intellectual property;

•	our real property;

•	our title to assets;

•	environmental matters;

•	certain of our material contracts;

•	the absence of undisclosed brokers’ or finders’ fees;

•	our compliance with the continued listing requirements of the NYSE;

•	our insurance policies;

•	our actions relating to certain state anti-takeover statutes and provisions in our restated certificate of incorporation;

•	approval by our board of directors of the transaction documents including the transactions contemplated thereby, including the exchange offer;

•	the Schedule TO and registration statement to be filed in connection with the exchange offer, including the prospectus, other exchange offer materials and the disclosure statement reflecting the prepackaged plan and all related documents, including bankruptcy ballots, which we refer to as the prepackaged plan solicitation materials, in compliance with the Bankruptcy rules;

•	our receipt of a fairness opinion from Greenhill;

•	the ABL agreement and other related credit documents contemplated by the ABL financing (including with respect to (1) the absence of any amendment or modification of such documents from and after execution and delivery thereof, (2) the validity and binding effect of such documents on the Company and each of our subsidiaries that is a party thereto, (3) the absence of default or breach (or allegations thereof) in any material respect under the terms of the ABL agreement or the other related documents, and (4) the absence of any default or event or circumstance that, with or without notice or lapse of time or both, would constitute a breach, default or event of default thereunder);

•	our existing credit agreement and the related credit documents (including with respect to our payment of any and all fees, expenses and other obligations that are due and payable in connection with our existing credit agreement and other related documents and the lack of revolving loans outstanding under our existing credit agreement);

•	the amended credit agreement and other related documents contemplated by the term loan refinancing (including with respect to (1) the absence of any amendment or modification of such documents from and after execution and delivery thereof, (2) the validity and binding effect of such documents on the Company and each of our subsidiary that are parties thereto, (3) the absence of default or breach in any material respect under (or allegations thereof) the terms of the amended credit agreement or the other related documents, and (4) the absence of any default or event or circumstance that, with or without notice or lapse of time or both, would constitute a breach, default or event of default thereunder); and

•	the solvency of the Company and our subsidiaries after giving effect to the closing.

In the investment agreement, the CD&R Fund makes customary representations and warranties, which are, in some cases, subject to specified exceptions and qualifications. The CD&R Fund’s representations and warranties relate to, among other things:

•	its status and certain acknowledgements relating to the CD&R investment, which representations and warranties we refer to as the private placement representations, including:

•	its status as an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act;

•	its awareness that the sale of the Series B convertible preferred stock and the common stock issuable upon conversion of the Series B convertible preferred stock is being made in reliance on a private placement exemption from registration under the Securities Act;

•	its acquisition of the Series B convertible preferred stock and common stock issuable upon conversion of the Series B convertible preferred stock is for its own account;

•	that the Series B convertible preferred stock and common stock issuable upon conversion of the Series B convertible preferred stock are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that there are transfer restrictions on the Series B convertible preferred stock and common stock issuable upon conversion of the Series B convertible preferred stock;

•	that the Series B convertible preferred stock and common stock issuable upon conversion of the Series B convertible preferred stock may bear a legend or other restriction; and

•	that it (1) is able to fend for itself in the transactions contemplated by the investment agreement; (2) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Series B convertible preferred stock and the common stock issuable upon conversion of the Series B convertible preferred stock; (3) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment; (4) acknowledges that it (a) has conducted its own investigation of the Company and the terms of the Series B convertible preferred stock and the common stock issuable upon conversion of the Series B convertible preferred stock, (b) has had access to the Company’s public filings and to such financial and other information as it deems necessary to make its decision to purchase the Series B convertible preferred stock and the common stock issuable upon conversion of the Series B convertible preferred stock, and (c) has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the Series B convertible preferred stock and common stock issuable upon conversion of the Series B convertible preferred stock; and (5) understands that the Company is relying upon the truth and accuracy of its representations, acknowledgements and agreements;

•	that the common stock is listed on the NYSE and the Company is required to file reports containing certain business and financial information with the SEC pursuant to the reporting requirements of the Exchange Act of 1934, as amended, or the Exchange Act, and that it is able to obtain copies of such reports;

•	its corporate or other power and authority to enter into the investment agreement and related agreements (including the stockholders agreement and the registration rights agreement) and to consummate the CD&R investment;

•	the lack of any requirements for notice to, filing with, exemption or review by, or authorization, consent or approval of, any governmental entity or any other person under any provision of any material agreement or other instrument to which we are a party in connection with the execution and delivery of the CD&R investment and related agreements (including the stockholders agreement and the registration rights agreement) and consummating the CD&R investment;

•	its lack of ownership of our capital stock;

•	its access to and the availability of funds in an amount equal to the Cash Proceeds;

•	information supplied by the CD&R Fund for the Schedule TO and the registration statement to be filed in connection with the exchange offer, including the prospectus, the other exchange offer materials and the prepackaged plan solicitation materials; and

•	its lack of competitive businesses.

For the purposes of the investment agreement, material adverse effect means any event, change, development, effect or occurrence that:

•	is material and adverse to the business, assets, results of operations or financial condition of the Company and our subsidiaries, taken as a whole; or

•	would materially impair the ability of the Company to perform our obligations under the transaction documents or to consummate the restructuring.

In determining whether a material adverse effect has occurred, any effect to the extent resulting from the following is excluded:

•	any change, development, occurrence or event affecting the businesses or industries in which the Company and its subsidiaries operate including general pricing changes (except to the extent that the effects of such changes have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry);

•	changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Company or its subsidiaries operate (except to the extent that the effects of such changes have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry);

•	changes in global or national political conditions, including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (except to the extent that the effects of such changes have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry);

•	the announcement of the transaction documents and the transactions contemplated thereby;

•	the failure of the Company to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a material adverse effect on the Company);

•	any change in the trading prices of the common stock on the NYSE or of the convertible notes (provided that the underlying causes of such change may be considered in determining whether there is a material adverse effect on the Company); or

•	the announcement or commencement of the prepackaged plan proceeding.

Indemnity

We have agreed to indemnify, defend and hold harmless the CD&R Fund and its affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the CD&R Fund, which we refer to collectively as the CD&R indemnified parties, from and against, and pay or reimburse such persons for:

•	CD&R losses for NCI breaches of representations and warranties, which means any and all losses, liabilities, damages and expenses arising from or relating to any inaccuracy in or breach of any representation or warranty when made or deemed made by us in or pursuant to the investment agreement;

•	CD&R losses for NCI breaches of covenants, which means any and all losses, liabilities, damages and expenses arising from or relating to our failure to perform any covenant or agreement under the investment agreement; or

•	CD&R losses for execution and performance of the investment agreement, which means any and all losses, liabilities, damages and expenses arising out of or resulting from our authorization and approval and our and/or the CD&R Fund’s execution, delivery, performance or termination of the investment agreement or the transactions contemplated thereby (other than any losses, liabilities, damages and expenses attributable to acts, errors or omissions in violation of the investment agreement on the part of the CD&R Fund or any CD&R Indemnified Parties and other than any losses, liabilities, damages and expenses attributable to the economic risks of the CD&R Fund’s investment decision) that the CD&R Fund or the CD&R Indemnified Parties are subject to, named in or made party to any litigation by any person other than us.

Our obligation to indemnify the CD&R indemnified parties is effective from and after the closing with respect to the CD&R losses for NCI breaches of representations and warranties and the CD&R losses for NCI breaches of covenants and is effective from and after the execution of the investment agreement with respect to the CD&R losses for execution and performance of the investment agreement.

Our obligation to indemnify the CD&R indemnified parties is subject to:

•	a de minimis exception of $50,000, under which we are not required to pay any amounts in respect of losses, liabilities, damages and expenses in connection with or related to any individual claim (or any series of related claims (including any class action)) unless such losses exceed $50,000;

•	a basket of $5.0 million, under which we are not required to pay any amounts in respect of losses, liabilities, damages or expenses (other than losses, liabilities, damages or expenses excluded because they do not meet the de minimis exception described in the immediately preceding bullet point) until such losses exceed $5.0 million, following which time all losses above such amount will be subject to indemnification; and

•	a cap of $75.0 million.

Notwithstanding the foregoing, CD&R losses for NCI breaches of representations and warranties in respect of certain enumerated fundamental representations, CD&R losses for NCI breaches of covenants and CD&R losses for execution and performance of the investment agreement will be payable without regard to the $75.0 million cap described above (however, CD&R losses for NCI breaches of representations and warranties in respect of certain enumerated fundamental representations and CD&R losses for NCI breaches of covenants will be taken into account in determining whether such $75.0 million cap has been reached) and CD&R losses for execution and performance of the investment agreement are payable without regard to the $5.0 million basket described above and are not taken into account in determining whether the $5.0 million basket has been reached. We will not be required to pay more than $250.0 million to the CD&R Fund under the investment agreement, inclusive of all fees, expense reimbursements or amounts payable under our indemnification obligation.

The CD&R Fund has agreed to indemnify, defend and hold harmless us and our affiliates and each of our and their respective officers, directors, partners, employees and agents, which collectively we refer to as the NCI indemnified parties, from and against, and pay or reimburse us or such persons for:

•	NCI losses for CD&R breaches of representations and warranties, which means any and all losses, liabilities, damages or expenses arising from or relating to any inaccuracy in or breach of any representation or warranty when made or deemed made by the CD&R Fund in or pursuant to the investment agreement; or

•	NCI losses for CD&R breaches of covenants, which means any and all losses, liabilities, damages or expenses arising from or relating to the failure of the CD&R Fund to perform any covenant or agreement under the investment agreement.

The CD&R Fund’s obligation to indemnify the NCI indemnified parties is effective from and after the closing.

The CD&R Fund’s obligation to indemnify the NCI indemnified parties is subject to a parallel de minimis exception, basket and cap as described above with respect to our obligation to indemnify the CD&R indemnified parties.

Notwithstanding the foregoing, the NCI losses for CD&R breaches of representations and warranties in respect of certain enumerated fundamental representations or NCI losses for CD&R breaches of covenants will be payable without regard to the $75.0 million cap (however, NCI losses for CD&R breaches of representations and warranties with respect to an inaccuracy or breach of certain enumerated fundamental representations and NCI losses for CD&R breaches of covenants will be taken into account in determining whether such $75.0 million cap has been reached). The CD&R Fund will not be required to pay more than $250.0 million to us or our affiliates pursuant to its indemnity or otherwise.

Governance Matters

We have agreed to take all actions necessary:

•	to cause all directors serving on our board of directors immediately prior to the closing (other than our Chief Executive Officer and, to the extent such individuals are chosen to serve as unaffiliated shareholder directors, two other directors (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Board Representation and Other Related Matters”)) to resign from our board, effective as of the closing;

•	to cause vacancies on our board of directors to be filled, effective as of the closing, by persons nominated or designated by the CD&R Fund no later than three business days prior to the closing, with the directors nominated or designated by the CD&R Fund divided as nearly evenly as possible among each class of our board of directors, and to cause the representation of the directors nominated or designated by the CD&R Fund, effective as of the closing, on each committee of our board of directors to be proportionate to the membership of the directors nominated or designated by the CD&R Fund on our board of directors;

•	to ensure that the by-laws, the charters of the committees of our board of directors and any of our corporate guidelines, effective as of the closing, are consistent with the provisions of the stockholders agreement and the transactions contemplated by that agreement (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement”); and

•	to elect, effective as of the closing, to take advantage of the exemptions to the requirements of Paragraphs 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange Listed Company Manual.

Employee Benefit Matters

The investment agreement requires the Company to secure, prior to completion of the CD&R investment, amendments to the Company’s deferred compensation plan, the Rabbi trust that funds the deferred compensation plan, the Company’s severance plan, employment agreements with ten of the Company’s senior executives and restricted stock award agreements with three of the Company’s senior executives. Below is a brief description of the required amendments.

The amendment to the Company’s deferred compensation plan would eliminate the right to appoint a third-party administrator of the plan after the closing. Similarly, the Rabbi trust that is a source of funding for obligations under the deferred compensation plan must be amended so that certain administrative protections that go into effect following a change in control will not apply as a result of the CD&R investment. In addition, as a result of the amendment, the requirement to fully fund the Rabbi trust upon a change of control will not apply as a result of the CD&R investment.

The Company maintains a change of control severance policy, in which 49 employees currently participate. The Company has agreed that it will not add any new participants to the policy between signing and closing without the consent of the CD&R Fund. In addition, the policy will be amended so that after the CD&R investment new participants may be added to the policy only with approval of the Company’s board of directors. The policy also will be amended so that a change in duties will no longer permit a participant to resign and collect benefits under the policy. Finally, the policy will be amended so that, following the CD&R investment, with respect to any future change in control, any material amendment or termination of the policy will not be effective until 12 months after adoption.

The Company is a party to employment agreements with ten of its senior executives, including Norman C. Chambers (Chairman of the Board, President and Chief Executive Officer), Mark E. Johnson (Executive Vice President, Chief Financial Officer and Treasurer), Mark W. Dobbins (Executive Vice President and Chief Operating Officer), Charles W. Dickinson (President of Metal Components Division) and Keith E. Fischer (President of Robertson-Ceco Division). The Company and these senior executives have entered into amendment agreements with respect to these employment agreements. In general, the amendment agreements modify the “good reason” definition in each executive’s employment agreement. In addition, the amendment agreement for Mr. Chambers revises Mr. Chambers’ employment agreement to provide that he will be entitled to a cash severance payment equal to the greater of (1) two times his base salary and (2) his base salary through April 30, 2014, upon a termination of his employment without “cause” or for “good reason.” (Mr. Chambers is currently entitled to receive his base salary through April 30, 2014 upon a termination of his employment without “cause” or for “good reason.”) In addition, pursuant to the amendment agreements, each of Messrs. Chambers, Dobbins and Dickinson has waived his right to accelerated vesting of 64,516, 25,000 and 25,000 Company restricted shares, respectively, as a result of the CD&R investment, and the Company has agreed that the Company restricted shares will continue to vest in accordance with their terms or, if earlier, upon a termination of the executive’s employment without “cause” or for “good reason.”

Liability Limitations.  Each of the Company and the CD&R Fund agreed that no former current or future director, officer, employee, incorporator, shareholder, managing member, member, manager, general partner, limited partner, stockholder, principal agent, other representative or affiliate, which collectively we refer to as the representatives, of any of the CD&R Fund or the Company and no former, current, or future Representative of any of such Representatives will have any liability for any obligations of the CD&R Fund or the Company, as applicable, under the investment agreement or for any claim based on, in respect of, or by reason of, the performance of the respective obligations of the CD&R Fund or the Company under the investment agreement or the negotiation, execution or delivery of the investment agreement whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise. Each of the Company and the CD&R Fund waived and released all such liability.

We have agreed that (1) in no event will the CD&R Fund’s aggregate liability under the investment agreement in connection with a failure by the CD&R Fund to close on the CD&R investment in violation of the investment agreement exceed $250.0 million and (2) in no event will the CD&R Fund be liable for any consequential, incidental, indirect or punitive damages. In addition, the CD&R Fund will not be liable for diminution of value, loss of business opportunity or loss of future revenue, income or profits (except to the extent that such items constitute direct damages sought by the Company for breach of contract rather than indirect or consequential damages, which amounts payable with respect thereto will be subject to a cap of $250.0 million).

Certain terms of the Series B convertible preferred stock

The following is a summary of the preferences, limitations, voting powers and relative rights of the Series B convertible preferred stock as contained in the form of certificate of designations, preferences and rights of the Series B Cumulative Convertible Participating preferred stock. While we believe this summary covers the material preferences, limitations, voting powers and relative rights of the Series B convertible preferred stock contained in the form of certificate of designation, preferences and rights of the Series B Cumulative Convertible Participating preferred stock, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to the form of Certificate of Designation, Preferences and Rights of the Series B Cumulative Convertible Participating preferred stock, which is included as Exhibit B to the investment agreement and which we incorporate by reference into this document. We encourage our security holders to read carefully the form of certificate of designations, preferences and rights of the Series B Cumulative Convertible Participating preferred stock in its entirety.

In connection with the consummation of the CD&R investment, we have agreed to file a certificate of designations, preferences and rights of the Series B Cumulative Convertible Participating preferred stock substantially in the form of the form of certificate of designations, preferences and rights of the Series B Cumulative Convertible Participating preferred stock included as Exhibit B to the investment agreement, which certificate of designations, preferences and rights to be filed with the Secretary of State of the State of Delaware prior to closing we refer to as the certificate of designations, setting forth the terms, rights, obligations, and preferences of the Series B convertible preferred stock, including those material terms summarized below.

Rank

The Series B convertible preferred stock will, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company, or otherwise:

•	rank senior and prior to the common stock and each other class or series of equity securities of the Company, whether currently issued or to be issued in the future, that by its terms ranks junior to the Series B convertible preferred stock; and

•	rank junior to each class or series of equity securities of the Company, whether currently issued or issued in the future, that by its terms ranks senior to the Series B convertible preferred stock.

At the time of the initial issuance of the Series B convertible preferred stock or at any time in the future during which shares of Series B convertible preferred stock are outstanding, we have agreed to have no other class or series of equity securities of the Company that ranks on parity with the Series B convertible preferred stock.

We have no outstanding senior securities and we have agreed that at the time of the initial issuance of the Series B convertible preferred stock there will be no senior securities outstanding. Following the initial issuance of the Series B convertible preferred stock, (1) pursuant to the terms of the certificate of designations, the issuance of senior securities will require the approval of the holders of a majority of the outstanding shares of Series B convertible preferred stock and, additionally, (2) pursuant to the terms of the stockholders agreement, subject to certain qualifications and exceptions contained therein, we will agree not to issue shares of our capital stock, ownership interests or voting securities without the prior consent of the CD&R Investors (as described in “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Board Representation and Other Related Matters”). See “—Voting Rights—Class Voting Rights” below and see “The Restructuring—Description of the CD&R Investment—Stockholders Agreement—Consent Rights.”

Liquidation

Each share of Series B convertible preferred stock will have an initial liquidation preference of $1,000 per share. In the event of any liquidation of the Company, each holder of Series B convertible preferred stock will be entitled to receive liquidating distributions out of the assets of the Company legally available for distribution to its stockholders, before any payment or distribution of any assets of the Company will be made or set apart for holders of any junior securities, including, without limitation, the common stock, for such holder’s shares of Series B convertible preferred stock in an amount equal to the greater of:

•	the sum of (a) the aggregate liquidation preference of such holder’s shares of Series B convertible preferred stock and (b) the aggregate accrued dividends of such shares as of the date of such liquidation; and

•	the amount such holder would have received had such holder, immediately prior to such liquidation, converted such shares of Series B convertible preferred stock into shares of common stock in accordance with the certificate of designations (but without taking into account any limitations on convertibility that may then be applicable).

Dividends

Participating Dividends.  Holders of shares of Series B convertible preferred stock will be entitled to participate equally and ratably with the holders of shares of common stock in all cash dividends paid on the shares of common stock as if all shares of Series B convertible preferred stock issued and outstanding on the record date for the payment of dividends to the holders of shares of common stock were converted into shares of common stock (without taking into account any limitations on convertibility that may then be applicable). Such dividends or distributions payable to the holders of the Series B convertible preferred stock will be payable on the same date that the dividends or distributions are payable to holders of shares of common stock. Holders of shares of Series B convertible preferred stock will not be entitled to participate in dividends or distributions of any nature paid on or in respect of the common stock or to holders of common stock other than as described above; however, holders of Series B convertible preferred stock will be entitled to certain anti-dilution adjustments to the conversion price in the event of such dividends or distributions (see “—Convertibility and Anti-Dilution Adjustments” below).

Series B Preferred Dividends.  The Company will pay, if, as and when declared by our board of directors, out of funds legally available therefor, on March 15, June 15, September 15 and December 15 of each year, dividends on each issued and outstanding share of Series B convertible preferred stock (1) if paid in kind, at a rate per annum equal to 12.00% of the then applicable liquidation preference and accrued but unpaid dividends with respect to such share, or (2)  if paid in cash, at a rate per annum of 8.00% of the then applicable liquidation preference and accrued but unpaid dividends with respect to such share, Series B preferred dividends on each share of Series B convertible preferred stock will accrue and accumulate on a daily basis from the issuance date of such share, whether or not declared and whether or not the Company has funds legally available for the payment of such dividends, will compound quarterly on March 15, June 15, September 15 and December 15 of each year and will be payable quarterly in arrears, if, as and when so authorized and declared by our board of directors, on March 15, June 15, September 15 and December 15 of each year, starting on the first of such dates following the issuance date of such share. In the event that the Series B preferred dividends are not paid in cash on the applicable quarterly dividend payment date on which such Series B preferred dividends would otherwise compound, such Series B preferred dividends will compound at a rate per annum equal to 12.00%, regardless of whether such accrued and unpaid dividends are paid in cash thereafter.

The Series B preferred dividends may, at the option of the Company (to be determined by a majority of the directors of the Company who are (1) not nominated by the CD&R Investors (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Board Representation and Other Related matters”) or (2) if nominated by the CD&R Investors, independent of both the Company and the CD&R Investors (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Certain Limitations on Participation by Directors Nominated or Designated by the CD&R Investors”)), be paid in cash or in kind by issuing shares of Series B convertible preferred stock.

We have agreed not to pay in kind by issuing shares of Series B convertible preferred stock any Series B preferred dividends accumulating prior to the date following the first date on which there are no longer any outstanding convertible notes, but must pay such Series B preferred dividends on the applicable date, if at all, in cash.

Default Dividend Rate.  Upon the occurrence of a default (see “—Default” below), the dividend rate with respect to the Series B convertible preferred stock will increase (starting on the date on which the default occurs and ending immediately prior to the date on which all then occurring defaults are no longer continuing) by:

•	6.00% per annum, if the default is the result of a failure by us at any time after June 30, 2011 to reserve and keep available for issuance a number of shares of common stock equal to 110% of the number of shares of common stock issuable upon conversion of all outstanding shares of Series B convertible preferred stock; or

•	3.00% per annum, for all other defaults.

Only one 3.00% per annum dividend rate increase will be applicable at any time; however, if at a time when a 3.00% per annum default dividend rate is in effect after June 30, 2011, we fail to reserve and keep available for issuance the requisite number of shares of common stock to satisfy our obligations under the certificate of designations, the dividend rate will be increased an additional 3.00% per annum until such default is no longer continuing.

After giving effect to the restructuring, at the closing, we do not expect to have sufficient authorized but unissued shares of common stock to enable the conversion of all 250,000 shares of Series B convertible preferred stock to be issued to the CD&R Fund pursuant to the CD&R investment. Pursuant to the stockholders agreement, from and after the closing of the restructuring, we will use our best efforts and take all corporate actions necessary to obtain approval from holders of our common stock of an amendment to Article FOURTH, section 1 of our restated certificate of incorporation to increase the number of authorized shares of common stock (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Agreement to Seek Amendments to our Restated Certificate of Incorporation”). In the event that we do not obtain such approval prior to June 30, 2010, the dividend rate with respect to the Series B convertible preferred stock will increase by 3.00% per annum (and, if such approval is not obtained by June 30, 2011, by an additional 3.00% per annum, for an aggregate increase of 6.00% per annum) as described in this section.

Dividend Reduction.  If, at any time after the 30-month anniversary of the closing, the trading price per share of common stock equals or exceeds two times a specified target price for each trading day during any period of 20 consecutive trading days, the dividend rate will become 0.00% commencing on the day immediately following the last trading day of such period of 20-consecutive trading days and for all days thereafter. The applicable default dividend rate will still apply, however, in the event of a default. The initial specified target price is $1.2748 and is subject to adjustment for any stock dividends, splits, combination or similar events.

Restrictions with Respect to Junior Securities Dividends.  Subject to certain limited exceptions, at any time during which a default is occurring, we have agreed not to declare or pay or set apart for payment any dividend or other distribution with respect to any junior securities, or redeem, purchase or otherwise acquire for any consideration any junior securities. In addition, at all times during which shares of Series B convertible preferred stock are issued and outstanding, we have agreed that neither we nor any of our subsidiaries will (1) declare, pay or set aside for payment any dividends or distributions upon any junior securities, except for certain limited exceptions or for such ordinary cash dividends declared, paid or set aside for payment after the dividend has become 0.00% (see “—Dividend Reduction” above) on shares of common stock in which the shares of Series B preferred stock participate or (2) repurchase, redeem or otherwise acquire any junior securities for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such junior securities, except for certain limited exceptions, unless, in each case, the Company has access to sufficient lawful funds immediately following such action such that the Company would be legally permitted to redeem in full all shares of the Series B convertible preferred stock then issued and outstanding for an amount equal to the sum of (A) the aggregate liquidation preference and (B) the aggregate accrued dividends of such shares as of such date.

Default

The occurrence of one of the following events described below will constitute a default for purposes of the certificate of designations:

•	the Company fails to pay any participating dividend (see “— Participating Dividends” above);

•	following the date on which there are no convertible notes outstanding, the Company fails to pay, in cash or in kind, any Series B preferred dividend on the applicable quarterly dividend payment date;

•	the Company fails at any time after June 30, 2010 to reserve and keep available for issuance the number of shares of common stock equal to 110% of the number of shares of common stock issuable upon conversion of all outstanding shares of Series B convertible preferred stock;

•	the Company fails to maintain the listing of the common stock on the NYSE or another U.S. national securities exchange;

•	the Company violates any dividend payment restrictions with respect to junior securities dividends described in “—Restrictions with Respect to Junior Securities Dividends” above;

•	the Company fails to comply with our obligations to convert Series B convertible preferred stock in accordance with our obligations under the certificate of designations; or

•	the Company fails to redeem Series B convertible preferred stock in compliance with the certificate of designations.

The foregoing notwithstanding, unless the circumstances described in the next paragraph apply, no default will be deemed to have occurred or deemed to be continuing in connection with a failure of the type described above, if:

•	our board of directors can take a cure action which could reasonably be expected to prevent or to cure such failure;

•	our board of directors does not promptly take such cure action; and

•	at any time when our board of directors could have taken a cure action and it fails to take such cure action, the aggregate number of votes that the directors nominated or designated by the CD&R Investors are entitled to cast constitute a majority of the total number of votes that can be cast by all directors then on our board of directors or, if the failure to take such cure action was with the approval of our board of directors, the aggregate number of votes that were cast by the directors nominated or designated by the CD&R Investors constituted a majority of the total number of votes that could be cast by the directors constituting the quorum that granted such approval.

The preceding limitation on the occurrence of a default will not be applicable in circumstances where taking a cure action with respect to default (1) would result in a cross default (as described below), (2) would be adverse to the best interests of the Company in the good faith judgment of a majority of the unaffiliated shareholder directors (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Board Representation and Other Related Matters”) or (3) if the failure to take the cure action was with the approval of our board of directors, a majority of the number of votes that were cast by the directors who are independent of both the CD&R Investors and the Company were not cast in favor of taking the cure action.

A cross default means a circumstance in which the taking of a cure action will:

•	result in a breach of any provision of applicable law or our restated certificate of incorporation;

•	result in, with notice or lapse of time or both, an event of default under, or result in the termination of, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any agreement, arrangement, commitment, plan or other instrument or obligation to which the Company, or any of our subsidiaries, is a party or by which the Company or any of our subsidiaries may be bound, or to which the Company or any of our subsidiaries or any of the properties, assets, or rights of the Company or any of our subsidiaries may be subject, and such result (except with respect to any agreement, arrangement, commitment, plan or other instrument relating to indebtedness that is material to the

Corporation and its Subsidiaries, taken as a whole) would reasonably be expected to materially and adversely affect the business, assets, results of operations or financial condition of the Company and our subsidiaries, taken as a whole;

•	result in a breach of any injunction, judgment, decree or other order of any court or governmental agency and such breach would reasonably be expected to materially and adversely affect the business, assets, results of operations or financial condition of the Company and our subsidiaries, taken as a whole; or

•	requires the consent of our stockholders or any other person (other than the CD&R Investors) and (1) if there is reasonably sufficient time to obtain such consent and our board of directors has timely authorized the seeking of such consent, (a) such consent is not obtained prior to the applicable failure and (b) if the consent required is of our stockholders, the CD&R Investors beneficially own in the aggregate less than 45% of the voting power of each group of voting securities of the Company which vote or consent is required to approve such cure action or the CD&R Investors have voted all shares of voting securities of the Company beneficially owned by it entitled to vote with respect to such cure action to approve such cure action; or (2) there is not reasonably sufficient time to obtain such consent.

Convertibility and Anti-Dilution Adjustments

To the extent that there is a sufficient number of authorized and unissued (or issued and included in treasury) and otherwise unreserved shares of common stock (or, if approved by the holders of Series B convertible preferred stock, other capital stock of the Company that is generally identical to the common stock), each holder of shares of Series B convertible preferred stock will have a conversion right, at any time and from time to time, at such holder’s option, to convert all or any portion of such holder’s shares of Series B convertible preferred stock into shares of common stock (or such other capital stock). Upon a holder’s election to exercise the conversion right, each share of Series B convertible preferred stock will be converted into a number of shares of common stock equal to the quotient of (1) the sum of (a) the liquidation preference and (b) the accrued dividends of such share as of the date of conversion, divided by (2) the conversion price of such share in effect at the time of conversion.

To the extent and for so long as any shares of Series B convertible preferred stock are issued and outstanding, the Company has agreed to at all times reserve and keep available an amount of authorized and unissued common stock equal to 110% of the number of shares of common stock issuable upon conversion of the then issued and outstanding shares of Series B convertible preferred stock. If at any time the Company does not have such sufficient amount of authorized and unissued shares of common stock, the Company must take any and all actions, which, in the event such consent is required, have been consented to by CD&R, to increase the number of shares of authorized and unissued and unreserved shares of common stock, including, without limitation, calling meetings of the Company’s stockholders to amend the Company’s charter and causing a reclassification of its shares of common stock or authorizing and obtaining stockholder approval for the creation of a new class of common stock (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Agreement to Seek Amendment to our Restated Certificate of Incorporation”).

The initial conversion price (1) with respect to each share of Series B convertible preferred stock issued on the date of the closing, is $1.2748 and (2) with respect to each share of Series B convertible preferred stock issued as payment in kind in respect of a share of Series B convertible preferred stock, is the conversion price in effect immediately prior to the issuance of such share. The conversion price is subject to certain anti-dilution adjustments. Specifically, the conversion price will be adjusted in accordance with the formulas set forth in the certificate of designations:

•	if the Company declares a dividend or makes a distribution on the common stock payable in shares of common stock;

•	if the Company subdivides, splits or combines the shares of common stock;

•	if the Company effects a below market price issuance, which means an issuance or sale of any common stock, convertible securities or options (subject to certain limited exceptions) without consideration or for consideration per share less than the then-current market price of the common stock;

•	if the Company effects a distribution of certain assets or securities, which means a distribution to all holders of shares of common stock evidences of indebtedness, shares of capital stock, securities, cash or other assets, subject to certain limited exceptions;

•	in a spin-off, where the Company makes a distribution to all holders of shares of common stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary of the Company or other business unit;

•	if the Company effects an above market pro rata repurchase, which means a pro rata repurchase of common stock that involves the payment by the Company of consideration per share of common stock that exceeds the then-current average market price per share of common stock on the trading day next succeeding the effective date of such pro rata repurchase; or

•	if, during the three-year period immediately following the closing, the Company effects a below conversion price issuance, which means the issuance or sale of any common stock, convertible securities or options (subject to certain limited exceptions) without consideration or for consideration per share less than the conversion price in effect immediately prior to such issuance or sale at a time when such conversion price is greater than the then-current market price.

With respect to an adjustment of the conversion price as a result of a below market price issuance, a distribution of certain assets or securities, a spin-off, or an above market pro rata repurchase, the conversion price will only be adjusted if at the time the relevant event is approved, or recommended to our stockholders by our board of directors either:

•	the aggregate number of votes that the directors nominated or designated by the CD&R Investors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all directors on our board of directors or the aggregate number of votes that are cast by directors nominated or designated by the CD&R Investors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation; or

•	if the condition in the immediately preceding bullet point is not met, then (A) so long as at least one unaffiliated shareholder director was part of the quorum granting such approval or recommendation, either (1) a majority of the unaffiliated shareholder directors voting with respect to such approval or recommendation vote in favor of such approval or recommendation or (2) each unaffiliated shareholder director that was a part of the quorum granting such approval or recommendation abstains from voting with respect thereto or (B) a majority of the directors who are independent of both the Company and the CD&R Fund does not in good faith oppose such approval or recommendation on the merits (without regard to the impact of such approval or recommendation, or the withholding thereof, on the CD&R Investors).

With respect to an adjustment as a result of a below conversion price issuance, the conversion price will only be adjusted if at the time the below conversion price issuance is approved, or recommended to our stockholders by our board of directors either:

•	the aggregate number of votes that the directors nominated or designated by the CD&R Investors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all directors on our board of directors or the aggregate number of votes that are cast by directors nominated or designated by the CD&R Investors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation; or

•	if the condition in the immediately preceding bullet point is not met, either (1) a majority of the unaffiliated shareholder directors votes in favor of such approval or recommendation or (2) a majority of the directors who are independent of both the CD&R Investors and the Company does not in good faith oppose such approval or recommendation on the merits (without regard to the impact of such approval or recommendation, or the withholding thereof, on the CD&R Investors) and the unaffiliated shareholder directors receive a certificate of a majority of the directors who are officers of CD&R or the CD&R Investors or otherwise not deemed independent of the CD&R Investors under the stockholders agreement certifying that, in the good faith judgment of a majority of such directors, such issuance or sale is in the best interests of the Company.

Milestone Redemption

Each holder of shares of Series B convertible preferred stock will have the right to require, at any time on or after the tenth anniversary of the closing, at such holder’s option and in accordance with the procedures set forth in the certificate of designations, that the Company redeem all, but not less than all, of such holder’s shares of Series B convertible preferred stock, out of funds legally available therefor, at a purchase price for each share of Series B convertible preferred stock equal to the sum of (A) the liquidation preference and (B) the accrued dividends of such share as of the date on which the redemption of such share occurs.

The Company will have the right, at any time on or after the tenth anniversary of the closing, at the Company’s option in accordance with the procedures set forth in the certificate of designations, to redeem all, but not less than all, of the then issued and outstanding shares of Series B convertible preferred stock, out of funds legally available therefor, at a purchase price for each share of Series B convertible preferred stock equal to the sum of (A) the liquidation preference and (B) the accrued dividends of such share as of the date on which the redemption of such share occurs.

Change of Control Redemption Right

In connection with a business combination change of control (as described below), each holder of Series B convertible preferred stock will have the right (exercisable at such holder’s option) to require that the Company redeem (or that the acquiring or surviving person in such business combination change of control, if not the Company, redeem) such holder’s shares of Series B convertible preferred stock, out of funds legally available therefor, at a purchase price per share equal to (1) if the redemption date of such share is prior to the fourth anniversary of the date of the closing, the sum of (a) the liquidation preference plus the accrued dividends of such share as of such redemption date and (b) an amount equal to the net present value of the sum of all Series B convertible preferred stock dividends that would otherwise be payable on such share from such redemption date until the fourth anniversary of the date of the closing (calculated based on a dividend rate of 8% per annum), or (2) if the redemption date of such share is on or after the fourth anniversary of the date of the closing, the sum of (x) the liquidation preference and (y) the accrued dividends of such share as of such redemption date.

In connection with a board level change of control (as described below), each holder of Series B preferred stock will have the right (exercisable at such holder’s option) to require that the Company redeem each of such holder’s shares of Series B convertible preferred stock, out of funds legally available therefor, at a purchase price per share of Series B convertible preferred stock equal to (1) if the redemption date of such share is prior to the fourth anniversary of the date of the closing, the sum of (a) the liquidation preference plus the accrued dividends of such share as of such redemption date and (b) an amount equal to the net present value of the sum of all Series B convertible preferred stock dividends that would otherwise be payable on such share from such redemption date until the fourth anniversary of the date of the closing (calculated based on a dividend rate of 8% per annum), or (2) if the redemption date of such share is on or after the fourth anniversary of the date of the closing, the sum of (x) the liquidation preference and (y) the accrued dividends of such share as of such redemption date.

In connection with a change of control under debt instruments (as described below), each holder of Series B convertible preferred stock will have the right (exercisable at such holder’s option) to require that the Company redeem each of such holder’s shares of Series B convertible preferred stock, out of funds legally available therefor, at a purchase price per share equal to 101% of the sum of (1) the liquidation preference and (2) the accrued dividends of such share as of the redemption date of such share.

A business combination change of control means, unless the circumstances described in the following paragraph apply, the consummation of a business combination transaction by the Company where immediately following such transaction, which we refer to as a non-qualified business combination:

•	the individuals and entities that beneficially owned the outstanding voting stock of the Company immediately prior to such business combination do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such business combination in substantially the same proportions as their ownership immediately prior to such business combination of the voting power of the outstanding voting stock of the Company; or

•	any person (excluding the CD&R Investors and their affiliates) either (1) beneficially owns more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity than the CD&R Investors and their affiliates so beneficially own (unless the CD&R Investors and their affiliates beneficially own more than 17.5% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity) or (2) beneficially owns 25% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity.

The consummation of a non-qualified business combination will not constitute a business combination change of control if at the time such business combination is approved, or recommended to our stockholders by our board of directors (if so approved or recommended) and at the time immediately prior to the consummation of such business combination (1) the CD&R Investors beneficially own 45% or more of the combined voting power of the outstanding voting stock of the Company or (2) the aggregate number of votes that the directors nominated or designated by the CD&R Investors are entitled to cast constitutes a majority of the total number of votes that can be cast by all directors then on our board of directors or the aggregate number of votes that are cast by directors nominated or designated by the CD&R Investors constitutes a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation.

A board level change of control means any person (other than any CD&R Investor or any of their affiliates) acquiring beneficial ownership of 50% or more of the combined voting power of the outstanding voting stock of the Company, if at the time immediately prior to the consummation of such acquisition and, if such acquisition (or any transaction or series of transactions leading to such acquisition) is approved, or recommended to our stockholders by our board of directors, at the time such acquisition is approved or recommended by our board of directors, (1) the CD&R Investors do not beneficially own 45% or more of the combined voting power of the outstanding voting stock of the Company and (2) the aggregate number of votes that the directors nominated or designated by the CD&R Investors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all directors then on our board of directors or the aggregate number of votes that are cast by directors nominated or designated by the CD&R Investors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation.

A change of control under debt instruments means any event that would constitute a “change of control” for purposes of the amended credit agreement or the ABL agreement, or any subsequent amendment, restatement, refinancing, replacement or other modification of such agreements or any successor contract to any such agreements (assuming that the events constituting a “change of control” under any such successor or amended debt agreement are the same as were in effect in the amended credit agreement or the ABL agreement, as applicable, as of the closing), so long as at the time such “change of control” is approved, or recommended to our stockholders by our board of directors (if so approved or recommended) and at the time immediately prior to the consummation of such “change of control” (1) the CD&R Investors do not beneficially own 45% or more of the combined voting power of the outstanding voting stock of the Company and (2) the aggregate number of votes that the directors nominated or designated by the CD&R Investors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all directors then on our board of directors or the aggregate number of votes that are cast by directors nominated or designated by the CD&R Investors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation.

Automatic Conversion upon Certain Business Combinations

If a non-qualified business combination is consummated pursuant to which the common stock is to be converted into the right to receive cash, securities or other property of an entity other than the Company, then upon the consummation of such non-qualified business combination, all shares of Series B convertible preferred stock (other than those with respect to which the redemption rights described above in “—Change of Control Redemption Right” has been exercised) will automatically convert into the right to receive the kind and amount of cash, securities or other property, if any, receivable in such non-qualified business combination by a holder of common stock holding that number of shares of common stock into which shares of Series B convertible preferred stock would have been convertible (without taking into account any limitations on convertibility) immediately prior to the consummation of such non-qualified business combination. In the event that holders of shares of common stock have the opportunity to elect the form of consideration to be received in a non-qualified business combination, each holder of Series B convertible preferred stock will also have the same opportunity to elect the form of consideration that each such holder is entitled to receive.

Voting Rights

General.  The holders of Series B convertible preferred stock will be entitled to vote on an as-converted basis with the holders of the common stock on all matters submitted to a vote of our stockholders, except as otherwise provided in the certificate of designations or as required by applicable law, voting together with the holders of common stock as a single class.

Class Voting Rights.  So long as any shares of Series B convertible preferred stock are outstanding, in addition to any other vote required by applicable law, the Company may not take any of the following actions without the prior affirmative vote or written consent of the holders representing at least a majority of the then-outstanding shares of Series B convertible preferred stock, voting together as a separate class:

•	any amendment, alteration, repeal or other modification of any provision of our restated certificate of incorporation, the certificate of designations or the by-laws that would alter or change the terms or the powers, preferences, rights or privileges of the Series B convertible preferred stock so as to affect them adversely;

•	any authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior securities or any security convertible into, or exchangeable or exercisable for, shares of senior securities; and

•	any increase or decrease in the authorized number of shares of Series B convertible preferred stock or the issuance of additional shares of Series B convertible preferred stock, subject to certain limited exceptions.

Special Contingent Voting Rights.  In addition to any other vote required by applicable law, during any period:

•	beginning on a redemption date in respect of a redemption described above in “—Milestone Redemption,” if the Company fails to deposit on or prior to such date money in immediately available funds sufficient to pay the aggregate purchase price as of such date for all shares of Series B convertible preferred stock to be redeemed on such date or at any time on or after a redemption date in respect of a redemption described above in “—Milestone Redemption” that the Company fails to pay the applicable full redemption price for any share of Series B convertible preferred stock to be redeemed on such date and ending at such time when the applicable full redemption price for all shares of Series B convertible preferred stock to be so redeemed has been paid; or

•	beginning at any time that the Company fails to pay the applicable full redemption price in respect of a redemption in connection with a business combination change of control, a board level change of control or a change of control under debt instruments (see “—Change of Control Redemption Right” above) for any share of Series B convertible preferred stock that a holder of Series B convertible preferred stock has requested be redeemed and ending at such time when the full applicable redemption price for all shares of Series B convertible preferred stock so requested to be redeemed is paid, we may not, without the consent of holders representing at least a majority of the then-outstanding shares of Series B convertible preferred stock, voting together as a separate class:

•	take any of, commit, resolve or agree to take any of, or authorize or otherwise facilitate any of the actions described in “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Consent Rights”;

•	take any action that would result in an adjustment to the conversion price (see “—Convertibility and Anti-Dilution Adjustments” above);

•	enter into any agreement or understanding, or commit, resolve or agree to enter into any agreement or understanding with respect to a business combination;

•	hire, terminate or change the compensation of any executive officer except for ordinary raises consistent with past practices, subject to certain conditions; or

•	adopt an annual budget.

See also “—Certain Additional Covenants—Debt Agreements” below.

Certain Additional Covenants

Merger.  We will agree not to merge with or into or consolidate with or into, or sell, transfer, exchange or lease all or substantially all of our property to, any other entity, or permit consummation of any other business combination, unless the surviving successor, transferee or lessee entity, as the case may be, (1) expressly assumes the due and punctual performance and observance of each and every covenant and condition of the certificate of designations to be performed and observed by the Company and (2) if such business combination is a not a non-qualified business combination, expressly agrees, as part of the terms of such business combination, to exchange, at the holders’ option, shares of Series B convertible preferred stock for shares of the surviving entity’s capital stock having terms, preferences, rights (including, without limitation, as to dividends, voting, redemption at the option of the holder, and rights to assets upon liquidation, dissolution or winding-up of the entity), privileges and powers no less favorable (individually and in the aggregate) than the terms, preferences, rights, privileges and powers under the certificate of designations, in each case, such that the rights of the holders of Series B convertible preferred stock are protected against dilution or other impairment.

Debt Agreements.  In addition to any other vote required by applicable law, the Company will not, without the consent of the holders of a majority of the Series B convertible preferred stock outstanding, enter into any debt agreement or other financing agreement which by its terms would restrict the payment of dividends pursuant to the certificate of designations or the payment of any amounts due upon the redemption of Series B convertible preferred stock pursuant to the certificate of designations.

Stockholders Agreement

The following is a summary of the material terms and provisions of the form of stockholders agreement. While we believe this summary covers the material terms and provisions of the form of stockholders agreement, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to the form of stockholders agreement, which is included as Exhibit C to the investment agreement and which we incorporate by reference into this document. We encourage our security holders to read carefully the form of stockholders agreement in its entirety.

In connection with, and as a condition to, the issuance of the Series B convertible preferred stock pursuant to the investment agreement, the Company, the CD&R Fund and any parallel or co-investment vehicles under common control or management with the CD&R Fund which purchased shares of Series B convertible preferred stock at the closing, which, collectively with the CD&R Fund, we refer to as the initial CD&R Investors, will enter into a stockholders agreement substantially in the form of the form of stockholders agreement included as Exhibit C to the investment agreement, which stockholders agreement to be entered into at the closing we refer to as the stockholders agreement, setting forth certain terms and conditions regarding the CD&R investment and the ownership of the shares of the Series B convertible preferred stock, including certain restrictions on the transfer of the Series B convertible preferred stock and the common stock issuable upon conversion thereof and on certain actions of the CD&R Fund and its affiliates with respect to the Company, and to provide for, among other things, subscription rights, corporate governance rights and consent rights and other obligations and rights, including the material terms described below.

Board Representation and Other Related Matters

Under the stockholders agreement, from and after the closing and for so long as the CD&R Fund, the initial CD&R Investors and their affiliates that are permitted transferees under the stockholders agreement (see

“—Transfer Restrictions” below), which we collectively refer to as the CD&R Investors, hold voting power of the Company equal in the aggregate to at least 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing, the CD&R Investors will be entitled to nominate or designate to serve on the Company’s board of directors (and to nominate or designate the replacements of such directors) a number of individuals proportionate to their percentage of the voting power of the Company at the relevant time, subject to any applicable legal and regulatory limitations. At each annual meeting or special meeting of stockholders at which any directors of the Company are to be elected during the time from and after the closing when the CD&R Investors are entitled to nominate or designate directors, the Company will take all corporate and other actions necessary to cause the applicable CD&R nominees or designees to be nominated for election as directors on our board of directors, and the Company will use our reasonable best efforts to solicit proxies in favor of the election of such nominees or designees to be elected at such meeting.

In addition, upon the occurrence of certain events relating to our failure to cause the CD&R Investors’ nominees or designees to be elected to our board of directors or the removal of such persons without cause other than by action or request from the CD&R Investors, the CD&R Investors will have the right to designate a board observer to attend (without voting rights) each meeting of our board of directors or any committee thereof (and to receive from us, copies of all notices, information and other material we provide to our board of directors and committees) until such time as such event is cured.

For so long as the CD&R Investors hold in the aggregate at least 20% of the voting power of the Company, the CD&R Investors will be entitled to appoint one of its designees to our board of directors as “Lead Director” or as Chairman of the Executive Committee of our board of directors.

The foregoing notwithstanding, for so long as stockholders unaffiliated with the CD&R Investors own in the aggregate at least 5% of the voting power of the Company, the Company’s board of directors will include (1) at least two directors who will not be appointed or designated by the CD&R Investors and will be independent of both the CD&R Investors and the Company, which we refer to as the unaffiliated shareholder directors, and (2) the Chief Executive Officer of the Company. A vacancy with respect to an unaffiliated shareholder director must be filled by the remaining unaffiliated shareholder director or, if no such director exists, the directors not nominated or designated by the CD&R Investors who are independent of both the Company and the CD&R Investors, or if no such directors exist, all directors who are independent of both the Company and the CD&R Investors. In addition, for so long as the stockholders unaffiliated with the CD&R Investors own in the aggregate at least 5% of the voting power of the Company, an unaffiliated shareholder director may not be removed except by the affirmative vote (including by written consent) of stockholders unaffiliated with the CD&R Investors holding 80% of all of the voting power held by stockholders unaffiliated with the CD&R Investors.

Committees

Subject to any applicable legal and regulatory limitations, the CD&R Investors will also be entitled to representation on all committees of our board of directors proportionate to their percentage of the voting power of the Company at the relevant time. The foregoing notwithstanding, on each committee of our board of directors, there will be at least one CD&R Investors’ nominee or designee and one unaffiliated shareholder director, provided that (1) where a director nominated or designated by the CD&R Investors is in a conflict position, such director may not serve on a special committee of our board of directors, and (2) where the CD&R Investors are in a conflict position, none of their nominees or designees (except those who are independent of both the Company and the CD&R Investors) may serve on the relevant special committee of our board of directors.

From and after the closing, our board of directors will maintain an Affiliate Transactions Committee, which will be comprised of (1) the unaffiliated shareholder directors then in office and (2) one director nominated or designated by the CD&R Investors who is independent of both the Company and the CD&R Investors if there is such a director on our board of directors, and otherwise, the Chief Executive Officer. The Affiliate Transactions Committee will review, consider and approve all affiliate transactions (subject to customary exceptions) and no such affiliate transaction can be effected without the prior approval of a majority of the directors on the Affiliate Transactions Committee; however, for so long as the provisions in Article TENTH of our restated certificate of incorporation are still in effect, an affiliate transaction that is subject to Article TENTH may be effected in accordance therewith, in lieu of the review, consideration or approval of the Affiliate Transactions Committee.

The foregoing rights and restrictions described in this section will terminate on the first date on which the CD&R Investors hold voting power of the Company equal in the aggregate to less than 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing.

Agreement with Respect to Controlled Company Status

Effective upon the closing, we will have taken all corporate action and filed all election notices or other documentation with the NYSE necessary to elect to take advantage of the exemptions to the requirements of sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. In addition, for so long as we qualify as a “controlled company” within the meaning set forth in the NYSE Listed Company Manual or any similar provision in the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, we have agreed to use our reasonable best efforts to take advantage of the related exemptions therein.

Certain Limitations on Participation of Directors Nominated or Designated by the CD&R Investors

Series B Preferred Dividends.  With respect to action to be taken, or any determination to be made, regarding whether dividends payable on the outstanding shares of Series B convertible preferred stock are to be paid in cash or in land by issuing shares of Series B convertible preferred stock pursuant to the certificate of designations, such action will be taken or determination will be made by a majority of the directors of the Company who are (1) not nominated by the CD&R Investors or (2) if nominated by the CD&R Investors, independent of both the Company and the CD&R Investors. The remaining directors will not have any right to vote upon, and may be excluded from participating in any discussion of, such action or determination.

The directors taking the action or making any determination with respect to whether dividends payable on the outstanding shares of Series B convertible preferred stock are to be paid in cash or in land must reasonably believe that such action or determination will not (1) constitute a default under any of the terms, conditions or provisions of any of the credit agreements and related documents contemplated by the term loan refinancing or the ABL financing or any other material financing or loan agreement, contract or other instrument or obligation to which the Company or any of our subsidiaries is a party or by which the Company or any of our subsidiaries are bound, or to which the Company or any of our subsidiaries or any of the properties, assets, or rights of the Company or any of our subsidiaries may be subject or (2) result in the Company having insufficient liquidity to operate our business in the ordinary course, consistent with past practice.

Amendment or Waiver under the Stockholders Agreement.  With respect to any action by the Company to amend, waive, or enforce or comply with any provision of the stockholders agreement, or to make any determination pursuant to the stockholders agreement, in which the CD&R Investors have or may have interests different from the Company or its stockholders (other than the CD&R Investors), such action must be taken or determination must be made on behalf of the Company solely by a majority of the directors who are either (1) independent of both the Company and the CD&R Investors and not nominated by the CD&R Investors or (2) the Chief Executive Officer of the Company. Any action to amend, waive, enforce or comply with any provision of the stockholders agreement, or any determination to be made pursuant to the stockholders agreement, which either (a) relates to the qualifications for, selection, nomination or election of, or to the powers, rights or privileges of the unaffiliated shareholder directors or (b) requires the consent or approval of the unaffiliated shareholder directors must be taken, or must be made, on behalf of the Company solely by the unaffiliated shareholder directors. No director nominated or designated by the CD&R Investors will have any right to vote upon, and by a decision of the remaining directors may be excluded from participating in, any discussion of any such action or determination referenced in this paragraph.

Consent Rights

Pursuant to the stockholders agreement, for so long as the CD&R Investors hold at least 25% of the voting power of the Company, subject to certain customary exceptions and specified baskets, the Company will agree not to take certain actions without the consent of the CD&R Fund, including:

•	acquiring any business organizations or divisions of a business organization or any assets outside the ordinary course of business;

•	selling or disposing of any business organizations or divisions of a business organization or any assets outside of the ordinary course of business;

•	authorizing, issuing, delivering, selling, pledging, disposing of, granting, awarding or encumbering any shares (or options, warrants, convertible securities or rights of any kind to acquire or receive any shares) of capital stock, ownership interests or voting securities;

•	redeeming, repurchasing or acquiring any shares of capital stock or securities convertible into or exercisable for shares of the capital stock;

•	declaring or paying any extraordinary dividend or distribution;

•	incurring or guaranteeing any material indebtedness;

•	engaging to a material extent in any business in which the Company is not currently engaged on the date of the closing or any business related, ancillary or complementary to such business;

•	adopting a plan or agreement of complete or partial liquidation or dissolution or commencing a bankruptcy proceeding;

•	increasing the size of the Company’s board of directors; or

•	amending, altering or repealing the Company’s charter or by-laws.

In addition, until such time as the CD&R Investors hold less than 20% of the voting power of the Company, without the prior consent of the CD&R Investors in their sole discretion, the Company will be prohibited from issuing any stock or security (other than common stock, Series B convertible preferred stock and, with respect to the foregoing, options, restricted stock units, restricted stock and stock appreciation rights issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan, to or for the benefit of any employees (including new employees), officers or directors of the Company or any of our subsidiaries), including, without limitation, non-participating preferred stock or debt securities that are convertible into shares of capital stock or capital stock equivalents by their terms, that gives rise, in the good faith belief of the CD&R Investors based on advice of counsel, to a not insubstantial risk that distributions (or deemed distributions) on the shares of Series B convertible preferred stock that are paid (or deemed paid) in shares of such stock would not be governed by the general rule of section 305(a) of the Internal Revenue Code of 1986, as amended.

Voting Agreement

At any time following the closing and prior to the earlier of (1) a change of control, (2) the six-month anniversary of the first date on which the CD&R Investors hold in the aggregate less than 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing and (3) the 30-month anniversary of the closing, during which the CD&R Investors hold less than 50% of the voting power of the Company, at any and all meetings of stockholders of the Company, the CD&R Investors will cause each share of common stock and Series B convertible preferred stock owned by it and certain of its affiliates to be present in person or represented by proxy at all meetings of stockholders of the Company and:

•	to vote in favor of all director nominees nominated by our board of directors for election by the stockholders in accordance with the terms of the stockholders agreement and our by-laws, and

•	as recommended by our board of directors on:

•	proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice,

•	proposals the subject matter of which is described under “—Consent Rights” above; and

•	proposals by stockholders of the Company (including under Rule 14a-8 of the Exchange Act);

provided, in respect of the first two proposals described above, that our board of director’s recommendation is consistent with the CD&R Investors’ exercise of their consent rights and the submission of such proposal occurred in a reasonably timely manner and such proposals have not failed to receive the requisite number of affirmative votes for the adoption of such proposals since the CD&R Investors’ exercise of their consent right in connection therewith.

Subscription Rights

From and after the closing until such time as the CD&R Investors hold in the aggregate less than 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing, if the Company offers to sell equity securities or equity security equivalents of the Company (other than certain excluded securities), the CD&R Investors will have the opportunity to acquire from the Company, for the same price and on the same terms as such equity securities or equity security equivalents are offered to others, up to the amount of equity securities or equity security equivalents required to enable the CD&R Investors to maintain, in the aggregate, (1) with respect to offers to sell common stock, other voting stock or equity security equivalents convertible or exchangeable for common stock or other voting stock, the CD&R Investors’ then-current percentage of the Company’s voting power and (2) with respect to offers to sell equity securities or equity security equivalents consisting of non-voting equity of the Company or equity security equivalents convertible or exchangeable for non-voting equity, the CD&R Investors’ then-current percentage of the Company’s economic interest.

Standstill

The restrictions described below in “—Acquisition of Equity Securities” will terminate upon the occurrence of a change of control, and will not apply at any time during which stockholders unaffiliated with the CD&R Investors own less than 5% of the voting power of the Company.

The restrictions described below in “—Acquisition of Debt Securities” and in “—Acquisition of Equity Securities” will terminate upon the occurrence of certain events relating to our failure to cause the CD&R Investors’ nominees or designees to be elected to our board of directors or the removal of such persons without cause other than by action or request from the CD&R Investors.

Acquisition of Equity Securities  During the period from the closing until the earlier of (1) the 30-month anniversary of the closing and (2) the six-month anniversary of the first date on which the CD&R Investors hold less than 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing, the CD&R Investors and certain of their affiliates will be prohibited from:

•	acquiring, offering or proposing to acquire, or agreeing to acquire, in any manner, beneficial ownership of any securities of the Company or our subsidiaries (including convertible securities) if immediately following such acquisition or agreement, the CD&R Investors and such affiliates would beneficially own in the aggregate more than 80% of the voting power or economic interest of the Company, other than acquisitions of (1) term loans advanced pursuant to, or outstanding under, the amended credit agreement contemplated by the term loan refinancing, or (2) securities of the Company or our subsidiaries resulting from (a) the payment of dividends in kind in additional shares of Series B convertible preferred stock pursuant to the certificate of designations (see “The Restructuring — Description of the CD&R Investment — Certain Terms of the Series B Convertible Preferred Stock — Dividends”), (b) the exercise of subscription rights granted under the stockholders agreement (see “— subscription rights” above), (c) the adjustment of the conversion price pursuant to the terms of the certificate of designations (see “The Restructuring — Description of the CD&R Investment — Certain Terms of the Series B Convertible Preferred Stock — Convertibility and Anti-

Dilution Adjustments”), (d) any repurchase or redemption of securities by the Company or (e) any other right of the CD&R Investors or transaction contemplated by the transaction documents; or

•	seeking, directly or indirectly, any amendment, waiver, or release of, or to contest the validity of, any of the restrictions described in the immediately preceding bullet point.

If the six-month anniversary of the first date on which the CD&R Investors hold less than 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing has not occurred prior to the 30-month anniversary of the closing, during the period from the 30-month anniversary of the closing until such six-month anniversary, the CD&R Investors and certain of its affiliates will be restricted from engaging in the actions described above.

The CD&R Investors and their affiliates will not be prohibited under the stockholder agreement from taking the restricted actions described above (1) with respect to an exchange for equity securities of the Company of term loans advanced pursuant to, or outstanding under, the amended credit agreement contemplated by the term loan financing, if the terms and conditions of such exchange are approved by the prior written consent of a majority of directors of the Company who are independent of both the Company and the CD&R Investors or (2) from and after the 30-month anniversary of the closing, if a majority of the unaffiliated shareholder directors approve such action.

Acquisition of Indebtedness

During the period from the closing until the later of (1) the 30-month anniversary of the closing and (2) the first date on which the CD&R Investors hold less than 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing, without the prior written consent of a majority of the directors who are independent of both the Company and the CD&R Investors, the CD&R Investors and certain of their affiliates will be prohibited from:

•	acquiring, offering or proposing to acquire or agreeing to acquire, directly or indirectly, in any manner, beneficial ownership of any indebtedness or debt securities of the Company other than term loans advanced pursuant to, or outstanding under, the amended credit agreement contemplated by the term loan refinancing; or

•	seeking, directly or indirectly, any amendment, waiver, or release of, or to contest the validity of, any of the restrictions described in the bullet point above by the Company.

Transfer Restrictions

The restrictions described in this section entitled “—Transfer Restrictions” (1) do not apply at any time during which stockholders unaffiliated with the CD&R Investors own less than 5% of the voting power of the Company and (2) terminate upon the occurrence of a change of control.

Prior to the expiration of the transfer limitation period (as described below), without the approval of a majority of the directors who are independent of both the Company and the CD&R Investors, the CD&R Investors are prohibited from transferring, selling, pledging, assigning or otherwise disposing of (including by merger or otherwise by operation of law) any of the shares of Series B convertible preferred stock or common stock held by them, except:

•	to certain of its affiliates that agree to be bound by the provisions of the stockholders agreement;

•	to the Company;

•	in a qualified business combination (as described below) that is approved, or recommended to the stockholders of the Company, by our board of directors in which:

•	the consideration received by the CD&R Investors (other than with respect to any Series B convertible preferred stock that is exchangeable for, or convertible into, preferred stock of the resulting entity of the qualified business combination in accordance with the sub-bullet point below, if applicable), on an as-converted basis, is equal to, and in the same form as, the per-share consideration received by all holders of common stock; and/or

•	the shares of Series B convertible preferred stock are exchangeable for, or convertible into, shares of the resulting entity of the qualified business combination having terms, preferences, rights, privileges and powers substantially similar to and no more favorable than the terms, preferences, rights, privileges and powers under the certificate of designations, and the number of shares of such preferred stock of the resulting entity are convertible in the aggregate into the same amount and form of consideration that would have been receivable in the qualified business combination if the shares of Series B convertible preferred stock had been fully converted into the underlying common stock immediately prior to such qualified business combination; or

•	in a business combination (other than a qualified business combination) that is approved, or recommended to the stockholders of the Company, by our board of directors in which the consideration received by the CD&R Investors, on an as-converted basis, is equal to, and in the same form as, the per-share consideration received by all holders of common stock.

We refer to the transfers, sales, pledges, assignments and other disposals described in the immediately preceding four bullet points as the transfer restriction exceptions.

Following the transfer limitation period, the CD&R Investors are prohibited from transferring, selling, pledging, assigning or otherwise disposing of (including by merger or otherwise by operation of law) any of the shares of Series B convertible preferred stock or common stock held by them, except:

•	the common stock held by it may be transferred, sold, pledged, assigned or otherwise disposed of (including by merger or otherwise by operation of law) by the CD&R Investors:

•	in a privately negotiated transaction, provided that the transferee represents that (1) it is not a competitor of the Company, (2) it is not and will not be, after giving effect to the transfer, a holder of 10% or more of the voting power of the Company or any affiliate of such a holder and (3) it is not proposing to effect a change of control of the Company without the prior written consent of a majority of the directors who are independent of both the Company and the CD&R Investors;

•	in public market trades, provided that the CD&R Investors or their affiliates transferring such shares have no reason to believe that any transferee does not meet the requirements described in clauses (1) through (3) described in the sub-bullet point immediately above and the CD&R Investors or their affiliates transferring such shares have instructed their underwriters or brokers, if any, of such requirements;

•	in a traditional underwritten public offering in accordance with the registration rights agreement; and

•	such shares of Series B convertible preferred stock or common stock may be transferred, sold, pledged, assigned or otherwise disposed of (including by merger or otherwise by operation of law) in the transfer restriction exceptions described in the paragraph above.

The transfer limitation period means any time during the period from the closing until the later of (1) the 30-month anniversary of the closing and (2) the occurrence of certain events relating to our failure to cause the CD&R Investors’ nominees or designees to be elected to our board of directors or the removal of such persons without cause other than by action or request from the CD&R Investors.

A qualified business combination means a business combination immediately following which:

•	the individuals and entities that were the beneficial owners of all classes and series of voting stock outstanding immediately prior to such business combination beneficially own more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such business combination in substantially the same proportions as their ownership immediately prior to such business combination; and

•	no person or group (excluding the CD&R Investors and their affiliates) either:

•	beneficially owns more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity than the CD&R Investors and their affiliates so beneficially own, and the CD&R Investors and their affiliates beneficially own more than

17.5% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity; or

•	beneficially owns 25% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity.

Hedging Restrictions

During the period from the closing until the later of (1) the 30-month anniversary of the closing and (2) the first date on which the CD&R Investors hold in the aggregate less than 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing, the CD&R Investors and certain of their affiliates will be initial prohibited from hedging its or their direct or indirect exposure to the common stock and the Series B convertible preferred stock, except in transactions involving an index-based portfolio of securities that includes common stock (provided that the value of such common stock in such portfolio is not more than 5% of the total value of the portfolio of securities).

Agreement to Keep the CD&R Investors Informed

From and after the closing and so long as the CD&R Investors hold voting power of the Company equal in the aggregate to at least 10% of the aggregate voting power held by the initial CD&R Investors immediately following the closing, we will keep the CD&R Investors informed of any events, discussions, notices or changes with respect to any tax, criminal or regulatory investigation or action involving us or any of our subsidiaries that have been brought to the attention of our board of directors, and we will reasonably cooperate with the CD&R Investors and their affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

Agreement to Seek Amendments to our Restated Certificate of Incorporation

As contemplated by the stockholders agreement, our board of directors have adopted and declared advisable, and unanimously approved and recommended to our stockholders each of the amendments to our restated certificate of incorporation described below:

•	amendment to Article FOURTH, section 1 of our restated certificate of incorporation to increase the number of authorized shares of common stock;

•	amendment to Article FOURTH, section 1 of our restated certificate of incorporation to enable holders of a majority of the capital stock of the Company entitled to vote generally in the election of directors to vote on proposals affecting the number of authorized shares of any class or classes of stock may be increased or decreased;

•	amendment to Article FIFTH, section 4 of our restated certificate of incorporation to provide for the removal of directors with or without cause by the affirmative vote of the holder or holders of 80% of the outstanding voting power of the Company;

•	amendment to Article FIFTH, section 5 of our restated certificate of incorporation to provide for the calling of special meetings of stockholders by the Chief Executive Officer, by our board of directors pursuant to a resolution approved by a majority of the entire board of directors, or by the Secretary of the Company at the written request of the holder or holders of 25% of the outstanding voting power of the Company;

•	deletion of Article FIFTH, section 6 of our restated certificate of incorporation that prohibited stockholder action by written consent;

•	deletion of Article SEVENTH of our restated certificate of incorporation that prohibited preemptive or preferential right;

•	deletion of Article TENTH of our restated certificate of incorporation relating to approval of certain business combinations; and

•	addition of a new article to our restated certificate of incorporation relating to the number of votes that may be held by certain directors to give effect to the provisions in the stockholders agreement.

From and after the closing, we will use our best efforts and take all corporate actions necessary to obtain stockholder approval of each of the amendments described above promptly following the closing.

In the event that stockholder approval of the amendment to Article FOURTH, section 1 of our restated certificate of incorporation has not been obtained by the date that is 18 months following the closing, or at any time thereafter the number of shares of authorized but unissued and unreserved shares of common stock is less than 110% of the number of shares of common stock required to permit the conversion of all then-outstanding shares of Series B convertible preferred stock into shares of common stock in accordance with the applicable terms of conversion as set forth in the certificate of designations, the Company has agreed to take all actions permitted by law and consented to by the CD&R Investors (if such consent is required under the terms of the stockholders agreement), to increase the number of shares of authorized but unissued and unreserved shares of common stock, including, without limitation, at the option of the CD&R Investors (in their sole discretion), taking actions to effect a reclassification or to create a new class of capital stock generally identical to the common stock.

Registration Rights Agreement

The following is a summary of the material terms and provisions of the form of registration rights agreement. While we believe this summary covers the material terms and provisions of the form of registration rights agreement, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to the form of registration rights agreement, which is included as Exhibit E to the investment agreement and which we incorporate by reference into this document. We encourage our security holders to read carefully the form of registration rights agreement in its entirety.

In connection with, and as a condition to, the issuance of the Series B convertible preferred stock pursuant to the investment agreement, at the closing, we and the initial CD&R Investors will enter into a registration rights agreement substantially in the form of the form of registration rights agreement included as Exhibit E to the investment agreement, which registration rights agreement to be entered into at the closing, we refer to as the registration rights agreement, under which the Company will grant the CD&R Investors customary demand and piggyback registration rights, including the material terms described below.

Demand Registration

At any time and from time to time on or after the earlier of (i) the 30-month anniversary of the closing (ii) a Company default event or (iii) a change of control event, the CD&R Fund may make a demand request in writing that the Company effect the registration under, and in accordance with, the provisions of the Securities Act of all or any part of the shares of common stock and all shares of capital stock of the Company as may be created as described under “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Agreement to Seek Amendments to Our Restated Certificate of Incorporation” held by the CD&R Investors that were acquired by the CD&R Investors on, from and after the date of the registration rights agreement, including, without limitation, shares of common stock or such new class of capital stock, if any, issued or issuable upon conversion of shares of Series B convertible preferred stock, and any shares of capital stock or other equity interests issued or issuable by the Company, directly or indirectly, by way of conversion or exchange thereof or stock dividends, stock splits or in connection with a combination of shares, reclassification, recapitalization, merger or other reorganization, which we refer to as the registrable shares (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Convertible Preferred Stock—Convertibility and Anti–Dilution Adjustments” for a description of convertibility of shares of Series B convertible preferred stock), held by the CD&R Investors. Promptly after its receipt of any demand request, the Company will give timely written notice of such request to all holders of registrable shares, and will use its reasonable best efforts to file, as promptly as reasonably practicable, a registration statement covering all registrable shares that have been requested to be registered (1) in the demand request and (2) by any holder of registrable shares by written notice to the Company, in accordance with the method or methods of disposition of the applicable registrable shares elected by the CD&R Fund.

Subject to certain limited exceptions, the CD&R Fund is entitled to initiate no more than five demand registrations (other than short-form registrations that are not underwritten offerings) and underwritten offerings included in a shelf registration statement as described below in “—Shelf Underwritten Offerings” in the aggregate, provided, however, that (1) in respect of four out of the five such demand registrations to which holders of registrable shares are entitled under the registration rights agreement, the Company will not be obligated to effect such demand registration unless the amount of registrable shares requested to be registered by the CD&R Fund is reasonably expected to result in aggregate gross proceeds (prior to deducting underwriting discounts and commissions and offering expenses) of at least $50.0 million and (2) the Company will not be obligated to effect such demand registration during the four-month period following the effective date of a registration statement pursuant to any other registration initiated pursuant to a demand request.

We will agree to use our reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration at all times after the earlier of (i) the 30-month anniversary of the closing, (ii) a Company default event or (iii) a change of control event. If requested by the CD&R Fund and available to the Company, such short-form registration will be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of the registrable shares, pursuant to Rule 415 of the Securities Act or otherwise.

At any time and from time to time on or after the earlier of (i) the 30-month anniversary of the closing (ii) a Company default event or (iii) a change of control event, the CD&R Fund will be entitled to request an unlimited number of short-form registrations, if available to the Company, with respect to the registrable shares held by the CD&R Investors, provided that the Company will not be obligated to effect any short-form registration (1) within 90 days after the effective date of any registration statement of the Company under the registration rights agreement and (2) unless the amount of registrable shares requested to be registered by the CD&R Investors is reasonably expected to result in aggregate gross proceeds (prior to deducting underwriting discounts and commissions and offering expenses) of at least $50.0 million. In no event will the Company be obligated to effect any shelf registration other than pursuant to a short-form registration.

Upon filing any short-form registration, we have agreed to use our reasonable best efforts to keep such short-form registration effective with the SEC at all times and to re-file such short-form registration upon its expiration, and to cooperate in any shelf take-down, whether or not underwritten, by amending or supplementing the prospectus related to such short-form registration as may be reasonably requested by the CD&R Fund, or as otherwise required, until such time as all registrable shares that could be sold in such short-form registration have been sold or are no longer outstanding.

To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) at the time any demand request for a short-form registration is submitted to the Company and such demand request requests that the Company file a “shelf” registration statement, the Company will file an automatic shelf registration statement (as defined in Rule 405 of the Securities Act) on Form S-3 in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers those registrable shares which are requested to be registered. The Company will use its reasonable best efforts to remain a well-known seasoned issuer (and not to become an ineligible issuer (as defined in Rule 405 of the Securities Act)) during the period during which any automatic shelf registration statement is effective. If at any time following the filing of an automatic shelf registration statement when the Company is required to re-evaluate its well-known seasoned issuer status the Company determines that it is not a well-known seasoned issuer, the Company will use its reasonable best efforts to post-effectively amend the automatic shelf registration statement to a shelf registration statement on Form S-3 or file a new shelf registration statement on Form S-3 or, if such form is not available, Form S-1, have such shelf registration statement declared effective by the SEC and keep such Registration Statement effective during the period during which such short-form registration is required to be kept effective as described below.

If the filing, initial effectiveness or continued use of a registration statement, including a shelf registration statement, initiated with respect to a demand request, would require the Company to make a public disclosure of material nonpublic information, which disclosure in the good faith judgment of our board of directors (after consultation with external legal counsel) (1) would be required to be made in any registration statement so that such registration statement would not be materially misleading, (2) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement or (3) would reasonably be expected to have a material adverse effect on the Company or our business or on the Company’s ability to effect a bona fide and reasonably imminent material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such action to holders of registrable shares participating in such registration, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, provided that the Company will not be permitted to do so (a) more than once in any six-month period or (b) for any single period of time in excess of 60 days, or for periods exceeding, in the aggregate, 90 days during any 12-month period. In the event that the Company exercises its rights under the preceding sentence, such holders of registrable shares will agree to suspend, promptly upon receipt of the notice referred to above, the use of any prospectus relating to such registration in connection with any sale or offer to sell registrable shares. If the Company so postpones the filing of a prospectus or the effectiveness of a registration statement, the CD&R Fund will be entitled to withdraw such request.

If the CD&R Fund intends that the registrable shares covered by its demand request be distributed by means of an underwritten offering, the CD&R Fund will advise the Company of that as a part of the demand request, and the Company will advise the other holders of registrable shares with respect to such demand request. The CD&R Fund has the right to choose the lead underwriter, subject to the prior written consent, not to be unreasonably withheld or delayed, of the Company for an underwritten demand request.

The Company may not include in any underwritten demand registration any securities that are not registrable shares without the prior written consent of the CD&R Fund.

If any of the registrable shares registered pursuant to a demand registration are to be sold in a firm commitment underwritten offering, and the managing underwriter(s) of such underwritten offering advises holders of registrable shares participating in the registration that, in its good faith opinion, the total number or dollar amount of registrable shares (and, if permitted by the registration rights agreement, securities other than registrable shares requested to be included in such offering) exceeds the largest number or dollar amount of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the good faith opinion of such underwriter can be included without adversely affecting the marketability of the offering, in the following order of priority: (i) registrable shares of the CD&R Investors, pro rata (if applicable) on the basis of the aggregate number of registrable shares owned by each such CD&R Investor; (ii) registrable shares of other holders of registrable shares, pro rata (if applicable) on the basis of the aggregate number of registrable shares owned by each such holder; and (iii) any securities other than registrable shares requested to be included in the registration by any other person (including the securities to be sold for the account of the Company) allocated among such persons in such manner as the Company may determine.

Piggyback Registration

If, at any time on or after (i) the 30-month anniversary of the closing (ii) a Company default event or (iii) a change of control event, the Company proposes or is required to file a registration statement under the Securities Act with respect to an offering of securities of the Company, but excluding a registration statement that is (1) solely in connection with the registration of (a) equity securities and/or options or other rights in respect thereof solely registered on Form S-4, Form S-8 or any successor forms thereto or (b) shares of equity securities and/or options or other rights in respect thereof to be offered solely in connection with an employee benefit or dividend reinvestment plan or (2) pursuant to a demand registration, the Company will give written notice as promptly as practicable to all holders of registrable shares of its intention to effect such registration and will include in such registration all registrable shares with respect to which the Company has received timely written notice from such persons for inclusion therein.

If the securities that the Company proposes to register are to be sold in an underwritten primary offering on behalf of the Company, the holders of registrable shares are entitled to include all of their registrable shares on the same terms and conditions as provided to any securities other than registrable shares that are included therein. However, if the proposed offering includes a firm commitment underwritten offering, and the managing underwriter advises the Company and the holders of registrable shares that, in its good faith opinion, the number or dollar amount of registrable shares exceeds the largest number or dollar amount of securities that can be sold without adversely affecting the marketability of the offering, the Company will include in the registration or prospectus only the number of securities that, in the good faith opinion of the managing underwriter, will not adversely affect such marketability, in the following order of priority: (i) the securities other than registrable shares that the Company proposes to sell, (ii) the registrable shares requested to be included by all holders of registrable shares, pro rata (if applicable) on the basis of the aggregate number of shares held by each such holder, and (iii) any securities other than registrable shares requested to be included by any other person (other than the Company), allocated among such persons as determined by the Company.

If the securities proposed to be registered by the Company are to be sold in an underwritten secondary offering on behalf of holders of securities other than registrable shares, the holders of registrable shares are entitled to include all of their registrable shares on the same terms and conditions as provided to any securities other than registrable shares that are included therein. However, if the managing underwriter advises the Company and the holders of registrable shares that, in its good faith opinion, the number or dollar amount of registrable shares proposed to be included exceeds the largest number or dollar amount of securities that can be sold without adversely affecting the marketability of the offering, the Company will include in the registration only the number of securities that, in the reasonable opinion of the managing underwriter, will not adversely affect such marketability, in the following order of priority: (i) (x) the securities other than registrable shares requested to be included pursuant to contractual rights of the holders of such securities and (y) the registrable shares, each pro rata (if applicable) on the basis of the aggregate number of securities requested to be included by each holder; and (ii) any securities other than registrable shares requested to be included by the Company or any other person not exercising a contractual right, allocated as determined by the Company.

Shelf Underwritten Offering

At any time that a shelf registration statement covering registrable shares is effective, if the CD&R Fund delivers a take-down notice to the Company stating that it or the CD&R Investors intend to effect an underwritten offering of all or part of its or the CD&R Investors’ registrable shares, in each case included by it or them on the shelf registration statement, the Company will amend or supplement the shelf registration statement or related prospectus as may be necessary in order to enable such registrable shares to be distributed pursuant to the underwritten offering included in the shelf registration statement. The CD&R Fund is not entitled to deliver more than three take-down notices in any 12-month period and the CD&R Fund may not deliver any take-down notice within 30 days after the effective date of any registration statement of the Company.

In connection with any underwritten offerings included on a shelf registration statement, in the event that the managing underwriter advises the Company in its good faith opinion that marketing factors require a limitation on the number of shares which would otherwise be included in such take-down, the managing underwriter may limit the number of shares which would otherwise be included in such take-down offering in the same manner as is described under “—Demand Registration” above with respect to a limitation of shares to be included in a registration.

Expenses

Each holder of registrable shares will bear the pro rata cost of underwriting discounts, selling commissions and transfer taxes associated with any sale of registrable shares.

All expenses incidental to the Company’s obligations under the registration rights agreement, including registration and filing fees, fees and expenses with respect to compliance with securities and blue sky laws, certain expenses of counsel to holders of registrable shares, expenses associated with listing the securities to be registered, fees and disbursements of experts, counsel to and advisors engaged by the Company, and other internal expenses of the Company will be paid by the Company, other than expenses incurred in connection with certain withdrawn demands and shelf registrations and the underwriting discounts, selling commissions and transfer taxes associated with any sale of registrable shares.

Termination

The registration rights agreement will terminate when no registrable shares remain outstanding. Certain of the Company’s obligations survive termination, as do the parties’ indemnification obligations.

Lock-up and Holdback

The initial CD&R Investors may not transfer shares of Series B convertible preferred stock and their ability to transfer shares of common stock is limited (see “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Transfer Restrictions”). All holders of registrable shares are subject to holdback restrictions that are applicable to offerings in which they participate. The Company is also subject to holdback restrictions with regards to the public sale or distribution or the filing of any registration statement covering any equity securities subject to limited exceptions or securities convertible into equity.

Limitations on Other Registration Rights

Until such time as the initial CD&R Investors own less than 25% of the voting power of the Company, the Company may not grant registration rights to any other holder or prospective holder of securities without the prior written consent of the CD&R Fund. For the term of the registration rights agreement, the Company will not take any action or permit any change to occur with respect to its securities which would adversely affect the right of any holder of registrable shares to participate in a registration undertaken pursuant to the registration rights agreement.

Indemnification Agreement

The following is a summary of the material terms and provisions of the form of indemnification agreement. While we believe this summary covers the material terms and provisions of the form of indemnification agreement, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to the form of indemnification agreement, which is included as Exhibit D to the investment agreement and which we incorporate by reference into this document. We encourage our security holders to read carefully the form of indemnification agreement in its entirety.

In connection with, and as a condition to, the issuance of the Series B convertible preferred stock pursuant to the investment agreement, at the closing, we and our wholly owned subsidiaries, NCI Group, Inc., and Robertson-Ceco II Corporation, which we collectively refer to as the NCI entities, will enter into an indemnification agreement substantially in the form of the form of indemnification agreement attached hereto as Annex I, which indemnification agreement to be entered into at the closing we refer to as the indemnification agreement, with the initial CD&R Investors and CD&R.

Pursuant to the indemnification agreement, and subject to the terms and conditions contained therein, each of the NCI entities will agree, jointly and severally, to indemnify, defend and hold harmless CD&R, the initial CD&R Investors and their general partners, the special limited partner of the CD&R Fund and any other investment vehicle that is a stockholder of the Company and is managed by CD&R or CD&R’s affiliates, their respective affiliates, their respective successors and assigns, and the respective directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons of each of them, or of their partners, members and controlling persons, and each other person who is or becomes a director or an officer of any of the Company or its subsidiaries, in each case irrespective of the capacity in which such person acts, from and against any and all claims, losses, liabilities, damages expenses or obligations:

•	resulting from third-party claims resulting from, arising out of or in connection with, based upon or relating to the Securities Act, the Exchange Act or any other applicable securities or other laws, in connection with any future securities offering of the Company, the term loan refinancing, the ABL financing, the exchange offer or any documents relating to any of these actions;

•	whether incurred with respect to third parties or otherwise, resulting from, arising out of, or in connection with, based upon or relating to the performance by CD&R or its affiliates of certain transaction services;

•	resulting from third-party claims against an indemnitee in its capacity as an affiliate (within the meaning of the Exchange Act) or controlling person (within the meaning of the Exchange Act) of the Company or any of our subsidiaries, resulting from, arising out of or in connection with, based upon or relating to any action or inaction by the Company or any of our subsidiaries, provided that such action or inaction was not proximately caused by such indemnitee;

•	whether incurred with respect to third parties or otherwise, resulting from, arising out of, or in connection with, based upon or relating to any payment or reimbursement by an indemnitee pursuant to indemnification arrangements to an indemnitee acting as a director or an officer of the Company or any of our subsidiaries or having served at the request of or for the benefit of the Company or any of our subsidiaries as a director, officer, member, employee or agent of or advisor or consultant to another corporation, partnership, joint venture, trust or other enterprise, including with respect to any breach or alleged breach by an indemnitee of his or her fiduciary duty as a director or an officer of the Company or any of our subsidiaries; or

•	in each case including but not limited to any and all fees, costs and expenses (including without limitation fees and disbursements of attorneys and other professional advisers) incurred by or on behalf of any indemnitee in asserting, exercising or enforcing any of its rights, powers, privileges or remedies in respect of the indemnification agreement. The foregoing notwithstanding, none of the NCI entities are obligated to indemnify and hold harmless any indemnitee in respect of (1) any claim made against the indemnitee by any of its related persons, including its own directors, officers, shareholders, partners, members, employees, agents, advisors, consultants, representatives and controlling persons to the extent arising from any obligation of such indemnitee to such related person (whether arising from contract, by law or otherwise), other than to the extent such claim arises out of any indemnification obligation by such indemnitee to such related person as a result of such related person’s service as a director or an officer of the Company or any of our subsidiaries or (2) any fraud or intentional misconduct by such indemnitee.

Retirement of Convertible Notes

We are proposing to effect the retirement of the convertible notes through the recapitalization plan, or, in the alternative, through the prepackaged plan.

Retirement of Convertible Notes in the Recapitalization Plan

As part of the recapitalization plan, in the exchange offer, we are offering to acquire any and all of the convertible notes for cash and shares of common stock, in accordance with the terms and subject to the conditions set forth in this document and in the letter of transmittal.

For each $1,000 principal amount of convertible notes that holders of convertible notes tender and that we accept in the exchange offer, such holders will, upon the terms and subject to the conditions set forth in the document and the letter of transmittal related to the exchange offer, receive $500 in cash and 390 shares of common stock. The cash payment and the shares of common stock to be issued pursuant to the exchange offer will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the exchange offer on, the convertible notes so tendered and accepted.

The closing of the exchange offer is conditioned on the satisfaction or, with the consent of the CD&R Fund, waiver of the minimum tender condition, which requires that at least 95% of the aggregate principal amount of outstanding convertible notes are validly tendered and not withdrawn in the exchange offer. We intend, but are not required, to retire any convertible notes outstanding after the consummation of the exchange offer by exercising our redemption right under the convertible notes indenture on or after November 20, 2009; if we do not so exercise our redemption, right such remaining convertible notes will otherwise be retired pursuant to the terms of the convertible notes indenture.

For a more detailed description of the exchange offer, see “The Exchange Offer.”

Retirement of Convertible Notes in the Prepackaged Plan

As an alternative to the recapitalization plan, we have prepared the prepackaged plan for accomplishing the restructuring, including the retirement of the convertible notes. If the conditions to completion of the recapitalization plan are not satisfied or waived, including, for example, the minimum tender condition, not satisfied or waived, but we receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-

accepting impaired claims classes, we may elect and, under the terms of the investment agreement, we may be required, to seek confirmation of the prepackaged plan in a chapter 11 proceeding to effect the retirement of the convertible notes.

Under the prepackaged plan, holders of convertible notes would receive the same treatment with respect to their claims as they would in the exchange offer. See “The Prepackaged Plan.”

Description of the Term Loan Refinancing and the ABL Financing

The debt financing arrangements described below with respect to the term loan refinancing and the ABL financing are subject to change (whether as a result of market conditions or otherwise), and the debt financings described below (or any other debt financings that may be obtained if one or both of the debt financings described below are not available to us) remain subject to negotiation and completion of definitive documentation. Accordingly, since the final terms, structures and amounts of the actual debt financing arrangements have not been agreed upon and may not be determined until shortly before the closing of the recapitalization plan or the prepackaged plan (as applicable), the final terms, structures and amounts of any or all of the actual debt financing arrangements may materially differ from those described below.

There can be no assurances as to when, or if, we will be successful with respect to the consummation of any transactions contemplated by the restructuring and no assurances as to the exact terms and conditions of each of the term loan refinancing and the ABL financing.

The Term Loan Refinancing

Overview

As part of the restructuring, we expect to enter into an amendment to our existing credit agreement under which we would repay approximately $143.3 million of the $293.3 million in principal amount of term loans outstanding under our existing credit facility and modify the terms and maturity of the remaining $150.0 million balance.

Pursuant to the investment agreement, we have agreed to use our reasonable best efforts (and the CD&R Fund has agreed to use reasonable best efforts to cooperate with us in such efforts) to take all reasonable actions and to do all things reasonably necessary, proper or advisable, to enter into an amended credit agreement under the term loan refinancing, which will amend our existing credit agreement on the terms and conditions provided in the form of the amended credit agreement included as Exhibit A to the investment agreement and described below or otherwise contemplated thereby.

CD&R Fund may make such additions, modifications, alterations, corrections or other changes to the form of the amended credit agreement included as Exhibit A to the investment agreement as it deems advisable in its sole discretion (exercised in good faith) to:

•	add, provide or complete any schedule, annex, exhibit, numerical amount or other information that is omitted, missing or incomplete, or modify, alter, correct or change (including without limitation by deleting or replacing) any wording that is in brackets;

•	cure any ambiguity, mistake, omission or defect;

•	cure any inconsistency, including with any other provision of the same agreement or of the ABL agreement or any other transaction document or other agreement entered into in connection therewith;

•	address a material risk that (1) we will be unable to comply with the terms or conditions of the agreement or (2) by complying with the terms and conditions of the agreement we will be subject to a material risk of not complying with the terms and conditions of the ABL agreement or any other transaction document or other agreement entered into in connection therewith;

•	effect the intent evidenced by the form of the amended credit agreement included as Exhibit A to the investment agreement; or

•	avoid adverse tax consequences to us or any of our subsidiaries.

If, for whatever reason, we cannot amend our existing credit agreement under the term loan refinancing on the terms and conditions contemplated in the form of the amended credit agreement included as Exhibit A to the investment agreement, (with such changes thereto deemed advisable by the CD&R Fund in its sole discretion (exercised in good faith), we have agreed to use our reasonable best efforts (and the CD&R Fund has agreed to use commercially reasonable efforts to cooperate with us in such efforts, including by actively assisting us in negotiation of related definitive documentation) to amend the terms of our existing credit agreement (1) on terms and conditions that are, in the CD&R Fund’s sole discretion (exercised in good faith), (x) no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions contemplated in the form of the amended credit agreement, or (y) otherwise acceptable to the CD&R Fund, and (2) to extend the maturity of $150.0 million in principal amount of term loans outstanding under our existing credit agreement, as promptly as practicable but in any event no later than the outside date (which is described in “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Termination of the Investment Agreement”).

The closing of the term loan refinancing through the recapitalization plan requires the approval of all of the lenders under our existing credit agreement. We have not yet obtained such approval and it is uncertain if such approval will be obtained.

As an alternative, in the event that the conditions to completion of the recapitalization plan are not satisfied, including, for example, if we do not get the approval of all of the lenders under our existing credit agreement to amend our existing credit agreement, but we receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes, we may elect and, under the terms of the investment agreement, we may be required, to seek confirmation of the prepackaged plan in a chapter 11 proceeding to effect the term loan refinancing (see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Commencement of a Reorganization Case in Connection with the Prepackaged Plan Covenant”). Under the prepackaged plan, the lenders under our existing credit agreement would receive the same treatment with respect to their claims as they would receive in the recapitalization plan (see “The Prepackaged Plan”).

Pursuant to the lock-up agreement, holders of convertible notes that executed the lock-up agreement that also hold obligations under our existing credit agreement have agreed, subject to the terms contained in the lock-up agreement, (1) to support the term loan refinancing by accepting a portion of the repayment contemplated thereby and by executing an amendment to our existing credit agreement in the form of the amended credit agreement included as Exhibit A to the investment agreement and (2) to vote all their obligations under the existing credit agreement in favor of the prepackaged plan, among other things. See “The Restructuring—The Lock-Up Agreement.”

Form of Amended Credit Agreement

The following is a summary of the material terms and provisions of the form of amended credit agreement included as Exhibit A to the investment agreement if it is executed at the closing of the restructuring. While we believe this summary covers the material terms and provisions of the form of the amended credit agreement included as Exhibit A to the investment agreement, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to Annex J hereto, which we incorporate by reference into this document. We encourage our security holders to read carefully the form of the amended credit agreement included as Exhibit A to the investment agreement in its entirety.

For reasons noted above, these terms and conditions may be subject to change. The form of the amended credit agreement included as Exhibit A to the investment agreement described below also remains subject to final negotiation of various items and completion of definitive ancillary documentation. Accordingly, the final terms of any amended credit agreement may materially differ from those described below. In addition, there can be no assurances as to when, or if, we will be successful with respect to the consummation of the term loan refinancing or any transaction contemplated thereby and no assurances as to the exact terms and conditions of the term loan refinancing.

Maturity; Prepayments.  The term loans under the form of the amended credit agreement included as Exhibit A to the investment agreement would mature on the fifth anniversary of the closing date thereof and, prior to such date, would amortize in nominal quarterly installments equal to one percent of the aggregate principal amount thereof per annum.

The term loans under the form of the amended credit agreement included as Exhibit A to the investment agreement would be prepayable at our option at any time without premium or penalty (other than customary breakage costs). We would also have the ability to repurchase a portion of the term loans under the form of the amended credit agreement included as Exhibit A to the investment agreement subject to certain terms and conditions set forth in the form of the amended credit agreement included as Exhibit A to the investment agreement.

Subject to certain exceptions, the term loans under form of the amended credit agreement included as Exhibit A to the investment agreement would be subject to mandatory prepayment and reduction in an amount equal to:

•	the net cash proceeds of (1) certain asset sales, (2) certain debt offerings and (3) certain insurance recovery and condemnation events; and

•	50% of annual excess cash flow (as defined in the form of the amended credit agreement included as Exhibit A to the investment agreement) for any fiscal year ending on or after October 31, 2010, unless a specified leverage ratio target is met.

Guarantees; Security.  Our obligations under the form of the amended credit agreement included as Exhibit A to the investment agreement and any interest rate protection agreements or other permitted hedging agreement entered into with any lender under the amended credit agreement would be irrevocably and unconditionally guaranteed on a joint and several basis by substantially the same guarantors as under our existing credit agreement.

In addition, the term loans under the form of the amended credit agreement included as Exhibit A to the investment agreement, the permitted hedging agreements and the guarantees thereof would be secured by security interests on substantially all of the tangible and intangible assets of NCI and the guarantors, including liens on material real property and pledges of all the capital stock of all direct domestic subsidiaries owned by NCI and the guarantors and of up to 65% of the capital stock of certain direct foreign subsidiaries owned by NCI or any guarantor. The security and pledges would be subject to certain exceptions.

The liens securing the term loans under the form of the amended credit agreement included as Exhibit A to the investment agreement, the permitted hedging agreements and the guarantees thereof would be first in priority (as between the term loan refinancing and the ABL financing) with respect to stock, material real property and assets other than accounts receivable, inventory and associated intangibles of the Company and the guarantors, subject to certain exceptions. Such liens would be second in priority (as between the term loan refinancing and the ABL financing) with respect to accounts receivable, inventory and associated intangibles of NCI and the guarantors, subject to certain exceptions. The details of the respective collateral rights between lenders under the form of the amended credit agreement included as Exhibit A to the investment agreement and lenders under the ABL agreement would be governed by an intercreditor agreement which has not yet been negotiated.

Pricing.  At our election, the interest rates per annum applicable to the term loans under the form of the amended credit agreement would be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or “LIBOR,” or (2) an alternate base rate, in each case, plus a borrowing margin.

Covenants.  The form of the amended credit agreement included as Exhibit A to the investment agreement contains a number of covenants that, among other things, would limit or restrict the ability of NCI and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of their business and engage in certain transactions with affiliates.

In addition, under the form of the amended credit agreement included as Exhibit A to the investment agreement, NCI and its consolidated subsidiaries would be subject to a financial covenant that would require us to maintain a specified consolidated debt to EBITDA leverage ratio for specified periods (the requirement for this ratio would vary throughout the term of the term loans under the form of the amended credit agreement included as Exhibit A to the investment agreement) beginning with the four fiscal quarter period ending October 30, 2011. We would, however, not be subject to this financial covenant if certain prepayments or repurchases of the term loans under the form of the amended credit agreement included as Exhibit A to the investment agreement are made in the specified period.

Events of Default.  The form of the amended credit agreement included as Exhibit A to the investment agreement would contain customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness (including the ABL financing), certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interest, material judgments and change of control.

Incremental Commitments.  The form of the amended credit agreement included as Exhibit A to the investment agreement also would provide that NCI has the right at any time to request up to $50.0 million of incremental commitments in the aggregate under one or more incremental term loan facilities. The lenders under the form of the amended credit agreement included as Exhibit A to the investment agreement would not be under any obligation to provide any such incremental commitments, and any such addition of or increase in commitments would be subject to pro forma compliance with an incurrence-based financial covenant and customary conditions precedent. Our ability to obtain extensions of credit under these incremental commitments would be subject to the same conditions as extensions of credit would be under the form of the amended credit agreement included as Exhibit A to the investment agreement.

The ABL Financing

Overview

As part of the restructuring, we also expect to enter into an ABL agreement for a $125.0 million asset-based loan facility.

Pursuant to the investment agreement, we have agreed to use our reasonable best efforts to take (and the CD&R Fund has agreed to use commercially reasonable efforts to cooperate with us in such efforts) all reasonable actions and to do all things reasonably necessary, proper or advisable, to arrange and obtain revolving credit commitments for general corporate purposes from lenders under the ABL financing on terms and conditions that reflect the terms and conditions summarized in the ABL term sheet included as Exhibit H to the investment agreement and described below and otherwise (1) are consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to us and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, as determined by the CD&R Fund in its reasonable discretion (exercised in good faith), or (2) are acceptable to the CD&R Fund in its sole discretion (exercised in good faith).

If, for whatever reason, we cannot arrange and obtain revolving credit commitments from lenders under the ABL financing on terms and conditions that reflect the terms and conditions summarized in the ABL term sheet, we have agreed to use our reasonable best efforts (and the CD&R Fund has agreed to use commercially reasonable efforts to cooperate with us in such efforts, including by actively assisting us in negotiation of related definitive documentation) to obtain alternative financing from alternative sources that (1) is on terms and conditions that (A) are no less favorable (as to each item and in the aggregate) to us and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions summarized in the ABL term sheet, as determined by the CD&R Fund in its sole discretion (exercised in good faith) and (B) otherwise (x) are consistent with and no less favorable to us and the CD&R Fund (as a prospective stockholder of the Company) than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, as determined by the CD&R Fund in its reasonable discretion (exercised in good faith) or (y) are acceptable to the CD&R Fund in its sole discretion (exercised in good faith), and (2) provides revolving credit commitments in an aggregate principal amount that is not less than $125.0 million, as promptly as practicable but in any event no later than the outside date.

Whether the restructuring is accomplished through the recapitalization plan or the prepackaged plan, the closing of the ABL financing requires the approval and execution of the ABL agreement by all lenders providing revolving credit commitments thereunder. There can be no assurances as to when, or if, we will be successful with respect to the consummation of the ABL financing or any transaction contemplated thereby and no assurances as to the exact terms and conditions of the ABL financing.

ABL Term Sheet

The following is a summary of the material terms and provisions of the ABL financing if the ABL financing were consummated as set forth in the ABL term sheet. While we believe this summary covers the material terms and provisions of the ABL term sheet, it may not contain all of the information that is important to security holders and is qualified in its entirety by reference to the ABL term sheet, which is included as Exhibit H to the investment agreement and which we incorporate by reference into this document. We encourage security holders to read carefully the ABL term sheet included as Exhibit H to the investment agreement its entirety.

The terms and conditions of the ABL financing described below remain subject to final negotiation and completion of definitive documentation. Accordingly, the final terms of the ABL financing may materially differ from those described below. In addition, there can be no assurances as to when, or if, we will be successful with respect to the consummation of the ABL financing or any transaction contemplated thereby and no assurances as to the exact terms and conditions of the ABL financing.

Availability.  The ABL term sheet provides for an asset-based revolving credit facility which would allow aggregate maximum borrowings by us of up to $125.0 million. As set forth in the ABL term sheet, extensions of credit under the ABL financing would be limited by a borrowing base calculated periodically based on specified percentages of the value of qualified cash, eligible inventory and eligible accounts receivable, less certain reserves and subject to certain other adjustments. Based on its discussions with prospective lenders under the ABL agreement, the Company expects that because of borrowing base constraints, initial availability under the ABL agreement will be substantially less than the $125.0 million commitment described above and may be as low as $45 million. Availability will be reduced by issuance of letters of credit as well as by borrowings. The Company expects that it will have approximately $13 million face amount of letters of credit initially outstanding under the ABL agreement, and that initial unfunded availability accordingly could be as low as $32 million.

Borrowers.  NCI’s domestic subsidiaries, NCI Group Inc. and Robertson-Ceco II Corporation, would be borrowers under the ABL financing as set forth in the ABL term sheet, along with any other domestic operating subsidiary of NCI that has assets that may be included in the borrowing base. The borrowers under the ABL financing, as set forth in the ABL term sheet, would be jointly and severally liable for all loans outstanding thereunder.

Maturity.  The loans under the ABL financing, as set forth in the ABL term sheet, would mature on the earlier of the fifth anniversary of the closing date thereof and the scheduled maturity of the term loans under the amended credit agreement.

Guarantees; Security.  The obligations of the borrowers under the ABL financing, as set forth in the ABL term sheet, would be guaranteed by us and each of our material domestic subsidiaries that is not a borrower under the ABL agreement.

In addition, the ABL financing, as set forth in the ABL term sheet, and the guarantees thereof would be secured by a first priority lien on accounts receivable, inventory and associated intangibles of the Company and the guarantors, subject to certain exceptions, and a second priority lien on the assets securing the term loans under the amended credit agreement on a first-lien basis.

Pricing

As set forth in the ABL term sheet, the interest rates per annum applicable to borrowings under the ABL agreement would be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate or “LIBOR” or (2) an alternate base rate that, in each case, is expected to vary depending on the quarterly average excess availability under such facility.

Fees.  As set forth in the ABL term sheet, the borrowers would pay (1) fees on the unused commitments of the lenders under the ABL agreement ranging from 0.75% to 1.00%, depending on the proportion of the loans that have been drawn under the ABL agreement and (2) other customary fees in respect of the ABL financing.

Covenants.  The ABL financing as set forth in the ABL term sheet would include a minimum fixed charge coverage ratio of one to one, which would apply if the borrowers fail to maintain a specified minimum level of borrowing capacity.

Incremental Commitments.  The ABL financing, as set forth in the ABL term sheet, would also provide that NCI has the right to request up to $50.0 million of incremental commitments in the aggregate, although the lenders under the ABL financing, as set forth in the ABL term sheet, would not expected to be under any obligation to provide any incremental commitments.

The Lock-Up Agreement

The following is a summary of the material terms and provisions of the lock-up agreement. While we believe this summary covers the material terms and provisions of the lock-up agreement, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to the lock-up agreement, which is included as Exhibit 2.2 to our current report on Form 8-K filed September 1, 2009 and which we incorporate by reference into this document. We encourage our security holders to read carefully the lock-up agreement in its entirety.

We entered into a lock-up and voting agreement, dated as of August 31, 2009, with certain holders of convertible notes, pursuant to which such holders, who hold more than 79% in aggregate principal amount of outstanding convertible notes, have agreed to support the restructuring.

Agreement to Tender

Unless the exchange offer is terminated in accordance with its terms, each holder of convertible notes that executed the lock-up agreement has irrevocably agreed to tender in the exchange offer, and not withdraw from the exchange offer, all convertible notes held by or beneficially owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof so long as:

•	certain economic terms of the restructuring are not altered or amended in a manner adverse to such holder;

•	the consideration (and mix of consideration) being offered in the restructuring is not altered or amended; and

•	certain other terms of the restructuring are not altered or amended in a manner materially adverse to such holder.

Agreement to Support the Term Loan Refinancing

Each holder of convertible notes that executed the lock-up agreement that is also a lender under our existing credit agreement has agreed, contemporaneously with the closing of the restructuring, (1) to support the term loan refinancing by accepting its portion of the repayment contemplated thereby with respect to the term loans and other obligations under our existing credit agreement held by it or beneficially owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, and (2) with respect to the remaining obligations under our existing credit agreement held by it or beneficially owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, by executing an amendment to our existing credit agreement in the form of the amended credit agreement included as Exhibit A to the investment agreement (with the completion of items currently blank as agreed upon by Wachovia Bank, National Association (or any successor thereto), as administrative agent under our existing credit agreement) so long as:

•	certain economic terms of the restructuring are not altered or amended in a manner adverse to such holder;

•	the consideration (and mix of consideration) being offered in the restructuring is not altered or amended; and

•	certain other terms of the restructuring are not altered or amended in a manner materially adverse to such holder.

Agreement to Vote

So long as the prepackaged plan attached hereto as Annex A is not altered or amended and such holder has received this document and related documents in compliance with the Bankruptcy Code, each holder of convertible notes that executed the lock-up agreement has agreed to vote (and not change or revoke such vote) all convertible notes and all obligations under our existing credit agreement held by it or beneficially owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote thereof, to accept the prepackaged plan.

Additional Agreements of the Lock-Up Agreement Parties; Agreement with Respect to Other Transactions

Each holder of convertible notes that executed the lock-up agreement has agreed that, from and after the date of the lock-up agreement:

•	it will not solicit, support or encourage any other plan, proposal or offer of reorganization, merger, restructuring or recapitalization or otherwise delay or impede the consummation of the restructuring; and

•	it will not:

•	object to, or otherwise commence any proceeding opposing, any of the terms of the transactions contemplated by the restructuring;

•	take any action, including, but not limited to, objecting to the prepackaged plan, which is inconsistent with, or that would delay approval, consummation or confirmation of any of the transactions contemplated by the restructuring; or

•	take any action that would make any representation or warranty of such holder untrue or incorrect in any material respect, or have the effect of preventing or disabling such holder from performing its obligations hereunder in any material respect.

Restrictions on Transfer of Convertible Notes and Term Loans

Each holder of convertible notes that executed the lock-up agreement has agreed, from and after the date of the lock-up agreement, not to directly or indirectly transfer or dispose of or enter into an agreement or arrangement to transfer or dispose of (other than ordinary course pledges in a prime brokerage account) any convertible note or term loans under our existing credit agreement or interest therein other than a transfer that does not require registration under the Securities Act and in accordance with the terms of our existing credit agreement and the convertible notes indenture, as applicable, to (1) a transferee that is already a party to the lock-up agreement or any of such person’s or entity’s affiliates or (2) a transferee that represents that it is a “Qualified Institutional Buyer” within the meaning of Rule 144A promulgated under the Securities Act.

Unless a transfer is being made to a person or party that is already a party to the lock-up agreement, such transfer must be pursuant to a privately negotiated transaction and the transferee must execute and deliver to the Company a joinder agreement pursuant to which the transferee agrees to be bound by the terms of the lock-up agreement.

A holder of convertible notes that executed the lock-up agreement may acquire additional convertible notes or term loans under our existing credit agreement so long as such convertible notes or term loans become subject to the terms the lock-up agreement.

Registration Rights

We have agreed to enter into a registration rights agreement containing customary indemnification provisions for selling stockholders that will provide registration rights to the holders of convertible notes that executed the lock-up agreement in the event that the restructuring is accomplished through the recapitalization plan or, if the restructuring is accomplished through the prepackaged plan and the common stock received by them is not freely tradable pursuant to the provisions of section 1145 of the Bankruptcy Code. We will be obligated, under such registration statement, subject to customary blackout periods in connection with earnings releases and material corporate developments:

•	to file with the SEC a shelf registration statement no later than five business days following the closing of the restructuring covering resales of the common stock received by each such holder on a delayed or continuous basis; and

•	to use our best efforts to maintain the effectiveness of such registration until the earlier of (a) six months after the closing of the restructuring and (b) the date on which all such common stock held by the holders of convertible notes that executed the lock-up agreement can be resold pursuant to Rule 144 of the Securities Act without limitation as to volume or compliance with any manner of sale requirements.

However, if, during the six months after the completion of the restructuring, there is not “adequate current public information” with respect to the Company for purposes of resales of common stock under Rule 144(c) under the Securities Act, then we will use our best efforts to maintain the effectiveness of the registration until the earlier of (a) 12 months after the closing of the restructuring and (b) the date on which all such common stock held by the holders of convertible notes that executed the lock-up agreement can be resold pursuant to Rule 144 of the Securities Act without limitation as to volume or compliance with any manner of sale requirements.

Covenants of the Company

Pursuant to the lock-up agreement, we have agreed that we will not, among other things:

•	publish or disclose the identity of any of the holders of convertible notes that executed the lock-up agreement without such holder’s consent (except the Company may disclose the aggregate amount of convertible notes and/or existing term loans held by such holders without reference to the convertible notes and/or term loans held by any such individual holder and the nature of such holder’s obligations under the lock-up agreement, subject to the right of such holder to review and comment on any such disclosure prior to publication, disclosure or filing); or

•	enter into any agreement or other arrangement with any holder of convertible notes or term loans under our existing credit agreement with respect to or relating in any way to the restructuring if such agreement or other arrangement contains any term or provision relating to the consideration in respect of such convertible notes or term loans (including any agreement to pay any fee or other consideration (whether or not in cash), and any conditions relating to such payments) that is more favorable to such holder than those contained in agreements and arrangements with the lock-up agreement parties without also providing such term, provision or condition for the benefit of the holders of convertible notes that executed the lock-up agreement.

Agreements Related to our Board of Directors

Pursuant to the lock-up agreement, we have agreed that the directors who are members of our board of directors effective as of the closing of the restructuring will include two directors, who are independent from both the Company, on the one hand, and the CD&R Fund and its affiliates, on the other hand, who are unaffiliated shareholder directors (as described in “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Board Representation and Other Related Matters”).

We have also agreed that for so long as the lock-up agreement is in effect and there has been no material breach by the holders that executed the lock-up agreement:

•	holders of convertible notes representing at least a majority of the outstanding convertible notes may submit proposed persons to serve as the initial unaffiliated shareholder directors, and the Company will consider in good faith any such proposed persons;

•	prior to the appointment of the initial unaffiliated shareholder directors, the Company will provide notice prior to the closing of the restructuring of the Company’s proposed initial unaffiliated shareholder directors; and

•	in the event that holders of convertible notes representing at least a majority of the outstanding convertible notes provide written notice to the Company within seven business days that they object to the proposed initial unaffiliated shareholder directors, the Company will propose (and, if necessary, continue to propose) alternative initial unaffiliated shareholder directors so that at least one of the two initial unaffiliated shareholder directors is acceptable to holders of convertible notes representing at least a majority of the outstanding convertible notes.

Termination

The lock-up agreement may be terminated by a number of holders of convertible notes that executed the lock-up agreement holding not less than two-thirds in aggregate principal amount of all convertible notes held by all holders of convertible notes that executed the lock-up agreement:

•	if an event occurs that would provide either the Company or the CD&R Fund with the right to terminate the investment agreement under the terms of the investment agreement (see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Termination of the Investment Agreement”);

•	if the Company materially breaches any of our obligations set forth in the lock-up agreement;

•	if the investment agreement terminates in accordance with its terms (see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Termination of the Investment Agreement”);

•	if certain economic terms of the restructuring are altered or amended in a manner adverse to the holders of convertible notes that executed the lock-up agreement that are lenders under our existing credit agreement;

•	if the consideration (or mix of consideration) being offered in the restructuring is altered or amended;

•	if certain other terms of the restructuring are altered or amended in a manner materially adverse to the holders of convertible notes that executed the lock-up agreement;

•	if the minimum tender condition is decreased or is altered or amended, or the amended credit agreement is executed and in effect and, at such time, the amended credit agreement is not binding on all lenders under our existing credit agreement;

•	if an event of default under the convertible notes indenture has occurred and is continuing (other than an event of default resulting from the commencement of a filing with respect to the prepackaged plan); or

•	at any time after 11:59 p.m. on January 15, 2010.

ACCOUNTING TREATMENT

Accounting for Induced Conversion Charge and Settlement Gain Related to Convertible Notes

We expect to record the net result of the induced conversion charge (reflected in accordance with SFAS 84, “Induced Conversions of Convertible Debt an amendment of APB Opinion No. 26”) and the gain on settlement of a convertible instrument related to the exchange offer (reflected in accordance with EITF03-07, “Accounting for the Settlement of the Equity-Settled Portion of a Convertible Debt Instrument That Permits or Requires the Conversion Spread to Be Settled in Stock (Instrument C of Issue No. 90-19)”) as a debt extinguishment charge of approximately $93.2 million. SFAS 84, “Induced Conversions of Convertible Debt an amendment of APB Opinion No. 26,” requires us to recognize an expense equal to the fair value of all securities or other consideration transferred in the exchange of the convertible notes in excess of the fair value of securities issuable pursuant to the original conversion terms. In accordance with the original conversion terms of the convertible notes, the expected fair value of common stock issuable upon conversion is approximately $273.2 million (based on a $2.61 closing stock price for common stock as of September 4, 2009) as compared to the expected fair value of common stock issuable pursuant to the exchange offer of approximately $11.7 million. This would result in an expected induced conversion charge of approximately $261.5 million. EITF03-07, “Accounting for the Settlement of the Equity-Settled Portion of a Convertible Debt Instrument That Permits or Requires the Conversion Spread to Be Settled in Stock (Instrument C of Issue No. 90-19),” requires us to account for the settlement of the convertible notes as a debt extinguishment. When extinguishment accounting is required, the reacquisition price of the debt would include the cash payment for the accreted value of the debt and the fair value of the equity instruments issued to settle the conversion spread. The original conversion rate is 24.9121 shares per $1,000 of principal and the exchange of the convertible notes results in 390 shares per $1,000 of principal. The change in conversion rate based on a $2.61 closing stock price for common stock as of September 4, 2009 is expected to results in a gain on settlement of $168.3 million.

Accounting for the Issuance of the Series B Convertible Preferred Stock

In accordance with Statement of Financial Accounting SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” the Company expects to classify the Series B convertible preferred stock as an equity host contract. We expect that certain dividend related features of the Series B convertible preferred stock that are not clearly and closely related to an equity host contract will be bifurcated and be recognized at fair value. At the closing of the recapitalization plan, we expect to record a derivative liability of approximately $7.5 million ($4.6 million net of tax) related to the issuance of the Series B convertible preferred stock. This amount is estimated based on the probability that we would be required to pay dividends at an increased rate due to the occurrence of a default. For a description of the designations, preferences and rights of the Series B convertible preferred stock, see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Certain Terms of the Series B Convertible Preferred Stock.”

In accordance with Emerging Issues Task Force, EITF Issue 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue 00-27, “Application of Issue 98-5 to Certain Convertible Instruments,” the Company expects to recognize approximately $10.4 million in intrinsic value of the beneficial conversion feature related to the Series B convertible preferred stock shares (that is, the difference between the conversion price and the fair value of the common stock into which the Series B convertible preferred stock is convertible, multiplied by the number of shares into which the Series B convertible preferred stock is convertible) at the closing of the recapitalization plan. This amount representing the intrinsic value of the beneficial conversion feature related to the Series B convertible preferred stock is calculated based on (1) the number of shares of Series B convertible preferred stock that would be immediately convertible into common stock at the closing of the recapitalization plan, which is approximately 7.8 million and (2) the value of such shares of common stock upon conversion based on the closing stock price for common stock of $2.61 per share as of September 4, 2009 less the equivalent conversion price of $1.2748 per share.

At the closing of the recapitalization plan, due to the contingency related to the number of authorized common shares, we expect to record the Series B convertible preferred stock on our balance sheet at $212.6 million, which is calculated based on the proceeds from the CD&R Fund from the CD&R investment less the fair value of the embedded derivative liability, net of tax, described above and the reimbursement or payment of transaction costs related to the recapitalization plan, including amounts due to the CD&R Fund.

Under the stockholders agreement, we are required to use our best efforts to obtain necessary approvals to increase the number of authorized shares of common stock. Upon receipt of such approvals, we expect to recognize an additional $259.7 million in intrinsic value of the remaining contingent beneficial conversion feature.

Accounting for Accelerated Vesting of Shares Issued under the 2003 Long-Term Stock Incentive Plan

In accordance with SFAS 123(R), “Share-Based Payment,” the Company recognizes compensation costs related to the 2003 Long-Term Stock Incentive Plan by amortizing the fair value of shares valued on the date of grant over the expected service period related to each stock grant. The shares granted under this program vest ratably over the service period which is typically over a four-year period. The shares granted under this program automatically vest upon a contractually defined change of control. As a result of the recapitalization plan, most of the shares are expected to fully vest resulting in the recognition of approximately $9.6 million accelerated compensation costs. In addition, the Company expects to have a tax deduction that is less than the accelerated compensation costs, thus resulting in an elimination of the deferred tax asset related to stock compensation and a reduction in the APIC pool of approximately $6.0 million.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the transactions contemplated by the recapitalization plan, which include (1) the exchange offer, (2) the CD&R investment, (3) the term loan refinancing and (4) the ABL financing, on NCI’s balance sheet as of August 2, 2009, and also describes the impact of the recapitalization plan on NCI’s earnings for the fiscal year ended November 2, 2008 and the nine months ended August 2, 2009. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transactions contemplated by the recapitalization plan occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations.1

The unaudited pro forma adjustments were prepared based on the assumptions we believe are reasonable. The unaudited pro forma condensed consolidated balance sheet as of August 2, 2009, gives effect to the recapitalization plan as if it had occurred on August 2, 2009. The unaudited pro forma condensed consolidated statements of operations for the year ended November 2, 2008, and the nine months ended August 2, 2009, give effect to the recapitalization plan as if it had occurred on October 29, 2007.

Due to the fact that the transactions contemplated by the recapitalization plan have not yet been completed, except as indicated, the selected unaudited pro forma financial information assumes that:

•	100% of the convertible notes are exchanged for a combination of $500 in cash and 390 shares of common stock for each $1,000 principal amount of the convertible notes and accrued and unpaid interest thereon;

•	the conversion price of the Series B convertible preferred stock to be issued in the CD&R investment is $1.27 per share of common stock;

•	the restructuring is effected through the consummation of the recapitalization plan as opposed to the prepackaged plan;

•	the assumed market price for common stock for all computations is $2.61 per share, which was the closing stock price on September 4, 2009; and

•	the fair market value of the derivative liability related to default dividend rates is expected to be $7.5 million in all periods.

If (1) the consideration offered in the exchange offer change, (2) the conversion price of the Series B convertible preferred stock change (see “The Restructuring—Description of the CD&R Investment—Certain Terms of the Series B Preferred Stock—Convertibility and Anti-Dilution Adjustments”) and/or (3) we are required to file the prepackaged plan (see “The Prepackaged Plan”), the unaudited pro forma adjustments could be materially different. These adjustments could result in significant differences in the estimates for the embedded derivative liability of the Series B convertible preferred stock, the estimated beneficial conversion feature of the Series B convertible preferred stock, and the estimated debt extinguishment cost of the convertible notes. See “Accounting Treatment—Accounting for the Issuance of the Series B Convertible Preferred Stock.”

The selected unaudited pro forma financial information has been derived from our consolidated financial statements for the fiscal year ended in 2008, which are attached as Exhibit 99.1 to this current report on Form 8-K filed with the SEC on September 10, 2009 (which are incorporated herein by reference) and should be read in conjunction with such statements. Our financial statements and schedules included in this document have been prepared on the assumption that we have the ability to continue as a going concern. The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

1 The selected unaudited pro forma financial information presented in this document does not give effect to the pro forma impact of the transactions contemplated by the prepackaged plan. The filing of a prepackaged plan would result in the application of restart accounting which could significantly change to recorded value of asset, liabilities and stockholders equity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF AUGUST 2, 2009
(In thousands)

	Historical	Net Adjustment		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$105,376	$(42,252	)(A)	$63,124
Restricted Cash	13,224	—		13,224
Accounts receivable, net	80,701	—		80,701
Inventories, net	75,925	—		75,925
Deferred income taxes	23,585	—		23,585
Income tax receivable	23,731	—		23,731
Investments in debt and equity securities, at market	5,583	—		5,583
Prepaid expenses and other	20,172	(5,302	)(B)	14,870

Total current assets	348,297	(47,554)		300,743
Property, plant and equipment, net	240,727	—		240,727
Goodwill	5,200	—		5,200
Intangible assets, net	28,885	—		28,885
Other assets, net	4,526	11,073	(C)	15,599

Total assets	$627,635	$(36,481)		$591,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$473,710	$(473,290	)(D)	$420
Note payable	962	—		962
Accounts payable	68,144	—		68,144
Accrued compensation and benefits	35,037	—		35,037
Accrued interest	1,456	—		1,456
Other accrued expenses	44,921	(4,295	)(E)	40,626

Total current liabilities	624,230	(477,585)		146,645

Long-term debt	—	150,000	(F)	150,000
Deferred income taxes	21,626	(1,700	)(G)	19,926
Other long-term liabilities	—	7,500	(H)	7,500

Total long-term liabilities	21,626	155,800		177,426

Series B convertible preferred stock	—	212,579	(I)	212,579

Stockholders’ equity (deficit):
Series A preferred stock	—	—		—
Common stock	227	702	(J)	929
Additional paid-in capital	203,401	181,573	(K)	384,974
Retained earnings (deficit)	(103,882)	(111,442	)(L)	(215,324)
Accumulated other comprehensive income (loss)	(917)	1,892	(M)	975
Treasury stock, at cost	(117,050)	—		(117,050)

Total stockholders’ equity (deficit)	(18,221)	72,725		54,504

Total liabilities and stockholders’ equity (deficit)	$627,635	$(36,481)		$591,154

NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(In thousands)

(A)	Adjustments to cash and cash equivalents are as follows:
	Proceeds from issuance of the Series B convertible preferred stock	$250,000
	Payments to redeem convertible notes	(90,000)
	Payments to reduce our existing credit facility	(143,290)
	Change of control payments related to retirement plans	(3,861)
	Payment to CD&R of the deal fee pursuant to the measurement agreement	(8,250)
	Payment to the CD&R Fund for estimated reimbursement of transaction costs of the recapitalization plan, including legal and financial advisory fees	(14,500)
	Payment of remaining unpaid and estimated transaction costs of the recapitalization plan, including legal and financial advisory fees	(32,351)

	Total	$(42,252)
(B)	Balance sheet reclassification of previously paid transaction costs from other current assets to long-term debt issuance cost and equity raising costs, as applicable	(5,302)
(C)	Adjustments to other assets are as follows:
	Write-off of unamortized debt issuance costs of the convertible notes	$(3,539)
	Record additional debt issuance costs paid or to be paid to lenders under our existing credit facility	5,910
	Record debt issuance costs related to $125 million revolving credit facility under the ABL agreement	8,702

	Total	$11,073
(D)	Balance sheet reclassification of convertible notes and term loan from current to long-term liabilities prior to reflecting pro forma adjustments of the recapitalization plan	(473,290)
(E)	Adjustments to other accrued expenses are as follows:
	Change of control payments related to retirement plans	(3,861)
	Current tax payable caused by the accelerated vesting of shares issued under the 2003 Long-Term Stock Incentive Plan	(434)

	Total	(4,295)

(F)	Adjustments to long-term debt are as follows:
	Balance sheet reclassification of convertible notes and term loan from current to long- term liabilities prior to reflecting pro forma adjustments of the recapitalization plan	$473,290
	Repayment of convertible notes with cash and common stock	(180,000)
	Payments to reduce term loans	(143,290)

	Total	$150,000
(G)	Adjustments to deferred tax liabilities are as follows:
	Record deferred tax asset related to derivative liability	$(2,880)
	Reduce non-current deferred income taxes related to the reclassification of accumulated other comprehensive loss of interest rate swap into earnings	1,180

	Total	(1,700)
(H)	Record derivative liability related to default dividends rates in the Series B convertible preferred stock	$7,500

(I)	Adjustments to Series B convertible preferred stock are as follows:
	Face value of Series B convertible preferred stock	$250,000
	Transaction costs to be paid to CD&R	(8,250)

	Transaction costs paid and to be paid to non-investors	$(24,551)
	Record derivative liability related to default dividends rates, net of tax	(4,620)

	Total	$212,579
(J)	Par value of common stock issued to pay a portion of the convertible notes	702

(K)	Adjustments to additional paid-in capital are as follows:
	Paid-in capital of common stock issued to pay a portion of the convertible notes	182,520
	To record impact of the accelerated vesting of shares issued under the 2003 Long-Term Stock Incentive Plan, net of income taxes	6,361
	Record equity transaction costs related to stock issued to pay a portion of the convertible notes	(7,308)

	Total	$181,573
(L)	Adjustments to retained earnings (deficit) are as follows:
	To record compensation expense related to accelerated vesting of shares issued under the 2003 Long-Term Stock Incentive Plan	(5,926)
	Debt settlement costs of the convertible notes	(93,221)
	Reclassification of accumulated other comprehensive loss of interest rate swap into earnings	(3,072)
	Write-off of unamortized debt issuance costs of the convertible notes	(3,539)
	Expense debt issuance costs paid or to be paid to non-creditors on the term loan	(5,684)

	Total	$(111,442)
(M)	Reclassification of accumulated other comprehensive loss of interest rate swap into earnings	1,892

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED AUGUST 2, 2009
(In thousands, except per share data)

	Historical	Net Adjustment		Pro Forma

Sales	$723,522	$—		$723,522
Cost of sales	568,773	(399	)(N)	568,374
Lower of cost or market	39,986	—		39,986
Asset impairment	5,944	—		5,944

Gross profit	108,819	399		109,218
Selling, general and administrative expenses	158,564	(3,156	)(N)	155,408
Goodwill and other intangible asset impairments	622,564	—		622,564
Restructuring charge	7,488	—		7,488

Income (loss) from operations	(679,797)	3,555		(676,242)
Interest income	360	—		360
Interest expense	(13,029)	(1,335	)(O)	(14,364)
Other income, net	757	—		757

Income (loss) before income taxes	(691,709)	2,220		(689,489)
Benefit for income taxes	(46,863)	(385	)(P)	(47,248)

Net income (loss)	(644,846)	2,605		(642,241)
Dividends and accretion on Series B convertible preferred stock	—	28,898	(Q)	28,898

Net income (loss) available to common stockholders	$(644,846)	$(26,293)		$(671,139)
Earnings (loss) per share:
Basic	$(33.12)			$(2.15)
Diluted	$(33.12)			$(2.15)
Weighted average shares outstanding:
Basic	19,468	70,534	(R)	90,002
Diluted	19,468	70,534	(S)	90,002

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 2, 2008
(In thousands, except per share data)

	Historical	Net Adjustment		Pro Forma

Sales	$1,764,159	$—		$1,764,159
Cost of sales	1,325,624	(992	)(N)	1,324,632

Gross profit	438,535	992		439,527
Selling, general and administrative expenses	283,825	(8,201	)(N)	275,624

Income from operations	154,710	9,192		163,903
Interest income	1,085	—		1,085
Interest expense	(23,535)	5,067	(O)	(18,468)
Other (expense) income, net	(1,880)	—		(1,880)

Income before income taxes	130,380	14,259		144,639
Provision for income taxes	51,499	3,926	(P)	55,425

Net income	78,881	10,333		89,214
Dividends and accretion on Series B convertible preferred stock	—	35,119	(Q)	35,119

Net income available to common stockholders	$78,881	$(24,786)		$54,095
Earnings per share:
Basic	$4.08	—		$0.18
Diluted	$4.05	—		$0.18
Weighted average shares outstanding:
Basic	19,332	70,534	(R)	89,866
Diluted	19,486	70,380	(S)	89,866

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
(In thousands)

		Fiscal Nine Months	Fiscal Year Ended
		Ended August 2, 2009	November 2, 2008

(N)	To remove the impact of the amortization of stock compensation expense related to shares issued under the 2003 Long-Term Stock Incentive Plan
(O)	Adjustments to interest expense are as follows:
	To remove interest related to the convertible notes	$3,049	$3,804
	To remove interest related to the term loan prior to the amendment to our existing credit agreement	6,286	15,491
	To remove previously recorded amortization of debt issuance costs on the convertible notes	174	230
	To record interest expense related to the term loan after the amendment to our existing credit agreement (assuming 7.5% interest)	(8,438)	(11,250)
	To record amortization of debt issuance cost related to the term loan and $125 million revolving credit facility under the ABL agreement (amortized over 5 year contract term)	(2,406)	(3,208)

	Total	$(1,335)	$5,067
(P)	To reflect income tax impact of items (N) and (O)	(385)	3,926
(Q)	To record the cumulative dividend accrual of the Series B convertible preferred stock with the assumption that dividends will be paid in kind or the stated 12% rate and accretion	28,898	35,119
(R)	Adjustments to basic weighted average shares outstanding are as follows:
	Common stock issued to pay a portion of the convertible notes	70,200	70,200
	Common stock issued related to the accelerated vesting of shares issued under the 2003 Long-Term Stock Incentive Plan, net of income taxes	334	334

	Total	70,534	70,534
(S)	Adjustments to diluted weighted average shares outstanding are as follows:
	Common stock issued to pay a portion of the convertible notes	70,200	70,200
	Common stock issued related to the accelerated vesting of shares issued under the 2003 Long-Term Stock Incentive Plan, net of income taxes	334	334
	Effect of use of two class method	—	(154)

	Total	70,534	70,380

The impact of the potential conversion of the Series B convertible preferred stock would be anti-dilutive and thus did not impact the diluted weighted average shares outstanding. If fully converted, the Series B convertible preferred stock would result in an additional 196,109,194 shares of common stock outstanding.

SOURCE AND USE OF PROCEEDS OF THE RESTRUCTURING

The sources and uses of the funds for the overall restructuring transaction are shown in the table below. For more information, see “Unaudited Pro Forma Financial Information.”

Sources of Funds:		Uses of Funds:
		(In millions)

Cash and other sources	$42.3	Convertible notes(2)	$90.0
Series B convertible preferred stock(1)	250.0	Term loan(3)	143.3
		Change of control payments(4)	3.9
		CD&R deal fee(5)	8.3
		CD&R Fund reimbursement of transaction costs(6)	14.5
		Payment of remaining unpaid and estimated transaction costs(7)	32.4

Total sources of funds	$292.3	Total uses of funds	$292.3

(1)	The proceeds from issuance of Series B convertible preferred stock.

(2)	Payments to redeem convertible notes.

(3)	Payments to reduce existing term loan.

(4)	Change of control payments related to retirement plans.

(5)	Payment to the CD&R Fund for the deal fee of the recapitalization plan.

(6)	Payment to the CD&R Fund for estimated reimbursement of transaction costs of the recapitalization plan including legal and financial advisory fees.

(7)	Payment of remaining unpaid and estimated transaction costs of the recapitalization plan including deal, legal and financial advisory fees.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is a critical component to completing the restructuring through the recapitalization plan (see “The Restructuring—Overview”). Under the recapitalization plan, we are proposing to effect:

•	the CD&R investment through a private placement of the Series B convertible preferred stock pursuant to the investment agreement (see “The Restructuring—Description of the CD&R Investment”);

•	the retirement of the convertible notes, including the retirement of at least 95% of the convertible notes through the exchange offer to acquire any and all of the convertible notes in exchange for cash and shares of our common stock;

•	the term loan refinancing through the repayment of approximately $143.3 million of the $293.3 million in principal amount of term loans outstanding under our existing credit facility and a modification of the terms and maturity of the $150.0 million balance by amending our existing credit agreement (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The Term Loan Refinancing”); and

•	the ABL financing through our entry into an ABL agreement for a $125.0 million asset-based revolving credit facility (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—The ABL Financing”).

Terms of the Exchange Offer

We are offering to acquire any and all convertible notes in exchange for cash and shares of common stock in accordance with the terms and subject to the conditions set forth in the prospectus and in the letter of transmittal related to the exchange offer.

For each $1,000 principal amount of convertible notes tendered and that we accept in the exchange offer, holders of convertible notes will, upon the terms and subject to the conditions set forth in the prospectus and the letter of transmittal related to the exchange offer, receive $500 in cash and 390 shares of common stock. The cash payment and the shares of common stock to be issued in the exchange offer will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the exchange offer on, the convertible notes so tendered and accepted.

Financing of the Exchange Offer; Pro Forma Ownership

Assuming that 100% of the convertible notes are tendered and accepted in the exchange offer, approximately $90.0 million would be required to pay the cash consideration for all of the convertible notes. In addition, assuming that we complete the recapitalization plan and that 100% of the convertible notes are tendered and accepted in the exchange offer, based on the number of shares of common stock authorized, issued and outstanding as of September 4, 2009, at the closing of, after giving effect to, the recapitalization plan:

•	holders of convertible notes would receive 70,200,000 shares of common stock, or approximately 24.5% of our voting power;

•	the CD&R Fund would receive 250,000 shares of Series B convertible preferred stock, or approximately 68.5% of our voting power; and

•	our current stockholders would continue to hold approximately 19,981,585 shares of common stock, or approximately 7.0% of our voting power.

We contemplate that a portion of the proceeds from the CD&R investment will be used to fund the aggregate cash payment in the exchange offer. If we are unable to consummate the CD&R investment, we will not consummate the exchange offer.

Conditions to Completion of the Exchange Offer

Notwithstanding any other provisions of the exchange offer, subject to applicable laws and our obligations under the investment agreement, we will not be required to accept for exchange any convertible notes tendered, and we may terminate or amend the exchange offer, if any of the following conditions precedent to the exchange offer are not satisfied, or are reasonably determined by us not to be satisfied, and, in our reasonable judgment, if the failure of the condition makes it inadvisable to proceed with the exchange offer:

•	the minimum tender condition is not met or waived;

•	the receipt of proceeds from the CD&R investment (which is itself subject to several conditions, including the consummation of the term loan refinancing and the ABL financing and the expiration or termination of any waiting period required to consummate the CD&R investment under the Austrian Act) (see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Conditions to the CD&R Investment”);

•	the effectiveness of the registration statement on Form S-4 filed in connection with the exchange offer and the absence of a stop order suspending such effectiveness; and

•	the absence of any applicable law or order prohibiting consummation of the exchange offer.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part at any time, and from time to time, in our reasonable discretion (to the extent such condition is waivable by us), subject to applicable laws and our obligations under the investment agreement. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding. However, all conditions for completion of the exchange offer must be satisfied or waived by us prior to acceptance.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration date, subject to applicable laws and our obligations under the investment agreement:

•	modify, extend or otherwise amend the exchange offer and retain all tendered convertible notes until the expiration date, as it may be extended, subject, however, to the withdrawal rights described in “—Withdrawal Rights” above; or

•	waive the unsatisfied conditions (if waivable by us) and accept all convertible notes tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Under the investment agreement, we are prohibited from waiving any condition to the exchange offer or making any changes to the terms and conditions to the exchange offer without the prior consent of the CD&R Fund. We may extend the exchange offer beyond the initial expiration date without the prior consent of the CD&R Fund for a period of not more than ten business days, if, at such date, any of the conditions to the exchange offer have not been satisfied or, with the prior written consent of the CD&R Fund, waived and, subject to the termination of the investment agreement, we are required to extend the exchange offer if it expires before the registration statement filed in connection with the exchange offer.

THE PREPACKAGED PLAN

WE HAVE NOT COMMENCED A CASE UNDER THE BANKRUPTCY CODE AND HAVE NOT FILED THE PREPACKAGED PLAN IN A PREPACKAGED PLAN PROCEEDING (WHICH MEANS A REORGANIZATION CASE UNDER THE BANKRUPTCY CODE CONTEMPLATED BY THE INVESTMENT AGREEMENT) AT THIS TIME.

The following is a summary of the material terms and provisions of the prepackaged plan. While we believe this summary covers the material terms and provisions of the prepackaged plan, it may not contain all of the information that is important to our security holders and is qualified in its entirety by reference to the prepackaged plan, which is included as Annex A hereto and which we incorporate by reference into this document.

In the event that the conditions to the recapitalization plan are not satisfied, including, for example, if the minimum tender condition is not met or waived, but we receive acceptances from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes, as an alternative to the recapitalization plan, we may elect and, under the terms of the investment agreement, we may be required, to seek confirmation of the prepackaged plan in a chapter 11 proceeding. See “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Commencement of a Reorganization case in connection with the Prepackaged Plan Covenant.” The Debtors in such cases would be NCI, NCI Group, Inc., Steelbuilding.com, Inc. and Robertson-Ceco II Corporation, which we refer to collectively as the debtors).

The prepackaged plan is conditioned on the closing of the CD&R investment. Without the CD&R investment, we do not believe the prepackaged plan would meet the requirement for confirmation contained in section 1129 of the Bankruptcy Code that the plan be “feasible.” Therefore, in the event that the CD&R Fund does not satisfy its obligation to purchase the shares of Series B convertible preferred stock pursuant to the investment agreement, and no suitable alternative new investment is located, we do not plan to seek confirmation of the prepackaged plan.

Anticipated Events in a Reorganization Case

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor may remain in possession of its assets, continue to manage its business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

The formulation and confirmation of a plan of reorganization is the principal objective of a chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. The prepackaged plan we propose provides for the reorganization of our capital structure, thereby enabling us to continue as a viable business enterprise.

Solicitations of Acceptances of the Prepackaged Plan

As further described in “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Commencement of a Reorganization case in connection with the Prepackaged Plan Covenant,” in the event that the conditions to the exchange offer are not satisfied or waived by the date on which acceptances are due and we receive from a sufficient number of holders of impaired claims in an impaired class of claims to allow the prepackaged plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual

“cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired claims classes, we are required:

•	to file chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware, which we refer to as the bankruptcy court, and commence the prepackaged plan proceeding under the Bankruptcy Code;

•	to file certain first day motions and to seek to obtain entry of the orders approving such motions and to schedule a hearing in the bankruptcy court on the earliest date possible to consider confirmation of the prepackaged plan and approve the disclosure statement reflecting the prepackaged plan;

•	to send notices to all persons to whom such notices are required to be sent under the Bankruptcy Code and to such other persons as ordered by the bankruptcy court, as soon as practicable after the commencement of the prepackaged plan proceeding;

•	to use our reasonable best efforts to obtain confirmation of the prepackaged plan by the bankruptcy court;

•	to use our reasonable best efforts to obtain the dismissal of any and all appeals and motions for reconsideration filed with respect to the prepackaged plan; and

•	to cause the prepackaged plan to become effective and the distributions provided for under the prepackaged plan to be commenced as promptly as possible on or following the day on which conditions to effectiveness set forth in the prepackaged plan have been satisfied or waived.

However, there can be no assurance that the bankruptcy court will conclude that the requirements of section 1129 of the Bankruptcy Code for confirmation of the prepackaged plan have been met. The bankruptcy court may find that the holders of impaired claims have not properly accepted the prepackaged plan if the bankruptcy court finds that the prepackaged plan solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the bankruptcy rules (including the requirement under section 1126(b) of the Bankruptcy Code that the prepackaged plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the prepackaged plan solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the prepackaged plan before seeking confirmation of the prepackaged plan, in which case confirmation of the prepackaged plan could be delayed and possibly jeopardized.

Bankruptcy Rule 3016(b) provides that either a disclosure statement under section 1125 of the Bankruptcy Code or evidence showing compliance with section 1126(b) of the Bankruptcy Code must be filed with the prepackaged plan or within the time fixed by the court.

If we seek relief under chapter 11 of the Bankruptcy Code by commencing the prepackaged plan proceeding, we will attempt to use such acceptances of impaired classes as are received to obtain confirmation of the prepackaged plan as promptly as practicable. If we commence the prepackaged plan proceeding, we will promptly seek to obtain an order of the bankruptcy court finding that the prepackaged plan solicitation was in compliance with section 1126(b) of the Bankruptcy Code and bankruptcy rule 3018(b) and that the acceptance of each class of impaired claims can be used for purposes of confirmation of the prepackaged plan under chapter 11 of the Bankruptcy Code. Subject to our obligations under the investment agreement, we reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the prepackaged plan, provided that we may not make any amendment or modification to the prepackaged plan prohibited by the prepackaged plan. Under the investment agreement, we are prohibited from waiving any condition to the prepackaged plan or making any changes to the terms and conditions of the prepackaged plan without the prior consent of the CD&R Fund. See “The Restructuring—Description of the CD&R Investment—The Investment Agreement—The Exchange Offer; Solicitation of Acceptances of the Prepackaged Plan.”

As more fully described below, we are soliciting acceptances of the prepackaged plan from holders of each class of claims in classes 3 and 5.

Summary of Classification and Treatment of Claims and Equity Interest Under the Prepackaged Plan2

				Projected
Class	Claims and Equity Interests	Status	Voting Rights	Recovery

Class 1	Priority Non-Tax Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 2	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 3	Senior Secured Claims	Impaired	Entitled to Vote	100%
Class 4	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 5	Convertible Notes Claims	Impaired	Entitled to Vote	98.75%[3]
Class 6	NCIBS General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 7	NCI Group, Inc. General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 8	Steelbuilding.com, Inc. General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 9	Robertson-Ceco II Corporation General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 10	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 11	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 12	Equity Interests in NCIBS	Unimpaired	Not Entitled to Vote (Presumed to Accept)	100%
Class 13	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)	100%

Holders of Claims Entitled to Vote; Voting Record Date

Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. At a minimum, however, at least one class of impaired claims under the plan, without including any acceptance of the plan by any insider of the debtor, must accept the plan. An impaired class of claims will be deemed to accept the prepackaged plan if the holders of claims in that class casting votes in favor of acceptance of the prepackaged plan (1) hold at least two-thirds (2/3) in aggregate dollar amount of the claims of the holders in such class who cast votes with respect to the prepackaged plan, and (2) constitute more than one-half (1/2) in number of holders of allowed claims in such class who cast votes with respect to the prepackaged plan.

Classes of claims or interests that are not “impaired” under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, classes of claims or interests that do not receive or retain any property under a plan on account of such claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the prepackaged plan are being solicited only from those persons who hold claims in a class that is impaired under the prepackaged plan and who are not deemed by the Bankruptcy

2 This table is only a summary of the classification and treatment of claims and interests under the prepackaged plan. Reference should be made to the prepackaged plan attached to this document as Annex A for a complete description of the classification and treatment of claims and interests.
3 This figure assumes that the conversion to common stock of all Series B preferred stock and an equity value based on the midpoint enterprise valuation of the Company of $450 million. See “The Prepackaged Plan—Valuation Analysis and Financial Projections.”

Code to have rejected the prepackaged plan. A class of claims or interests is “impaired” if the legal, equitable, or contractual rights to which the claims or interests entitle the holders of claims or interests of that class are altered.

The following classes of claims and interests are impaired under the prepackaged plan, and all holders of claims in such classes as of the voting record date are entitled to vote to accept or reject the prepackaged plan: Class 3—Senior Secured Term Loan Claims (which includes claims in respect of the term loans and other obligations under our existing credit agreement) and Class 5—Convertible Notes Claims (which includes the claims in respect of the convertible notes).

CLASSES 1, 2, 4, 6, 7, 8, 9, 10, 11 and 12 ARE UNIMPAIRED UNDER THE PREPACKAGED PLAN IN ACCORDANCE WITH SECTION 1124 OF THE BANKRUPTCY CODE AND, ACCORDINGLY, HOLDERS OF CLAIMS OR INTERESTS IN SUCH CLASSES ARE DEEMED TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

CLASS 13 IS IMPAIRED AND EACH HOLDER OF A CLASS 13 CLAIM IS DEEMED TO HAVE REJECTED THE PREPACKAGED PLAN PURSUANT TO SECTION 1126(G) OF THE BANKRUPTCY CODE.

To be entitled to vote to accept or reject the prepackaged plan, a holder of an allowed claim in Class 3 must have been the holder of such claim or interest at the close of business on the voting record date, in accordance with the records of the agent.

To be entitled to vote to accept or reject the prepackaged plan, a holder of an allowed claim in Class 5 must have been the beneficial owner of such claim or interest at the close of business on the voting record date, regardless of whether such claim is held of record on the voting record date in such holder’s name or in the name of such holder’s broker, dealer, commercial bank, trust company or other nominee.

No appraisal rights are available to holders of claims in connection with the prepackaged plan.

Vote Required for Class Acceptance of the Prepackaged Plan

As a condition to confirmation, the Bankruptcy Code requires that, except to the extent the prepackaged plan meets the “nonconsensual confirmation” standards discussed below under “The Prepackaged Plan—Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims,” each impaired class of claims accept the prepackaged plan.

For a class of impaired claims to accept the prepackaged plan, section 1126 of the Bankruptcy Code requires acceptance by holders of claims that hold at least two-thirds (2/3) in amount and more than one-half (1/2) in number of holders of allowed claims of such class who vote on the prepackaged plan.

If the prepackaged plan is confirmed, each holder of a claim or interest in a class will receive the same consideration as the other members of the class, and the prepackaged plan will be binding with respect to all holders of claims and interests of each class, including members who did not vote or who voted to reject the prepackaged plan.

Classifications under the Prepackaged Plan

The principal provisions of the prepackaged plan are summarized below. This summary is qualified in its entirety by reference to the prepackaged plan.

Classification and Allowance of Claims and Interests

Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests which are substantially similar to such claims or interests. The prepackaged plan designates 11 classes of claims and two classes of interests. We believe that we have classified all claims and interests in compliance with the provisions of section 1122 of the Bankruptcy Code. However, once our reorganization case has been commenced, a claim holder or interest holder could challenge our classification of claims and interests, and the bankruptcy court could determine that a different classification is required for the prepackaged plan to be confirmed. In such event, it is our intention to seek to modify the prepackaged plan to provide for whatever classification might be required by the bankruptcy court and to use the acceptances received, to the extent permitted by the bankruptcy court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect a class’s acceptance of the prepackaged plan by changing the composition of such class and the required vote for acceptance of the prepackaged plan and could potentially require a resolicitation of votes on the prepackaged plan.

The prepackaged plan provides for the classification and treatment of claims and interests of our creditors and interest holders allowed under section 502 of the Bankruptcy Code. Only the holder of an allowed claim or an allowed interest is entitled to receive a distribution under the prepackaged plan. An allowed claim or allowed interest is a claim or interest:

•	that is reflected in the Company’s books and records as liquidated in an amount and not disputed nor contingent and no objection to the allowance of the claim or interest or request to estimate the claim or, has been interposed within any time period provided under the prepackaged plan or by order of any bankruptcy court;

•	that has been adjudicated as an allowed claim or interest; or

•	that is specified as an allowed claim or allowed interest under the prepackaged plan or the confirmation order.

A disputed claim or disputed interest is a claim or interest that is not an allowed claim or allowed interest and:

•	is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the bankruptcy rules, any applicable order of the bankruptcy court, the prepackaged plan or applicable nonbankruptcy law, which objection or request for estimation has not been withdrawn or resolved; or

•	is otherwise specified as “disputed” or a “disputed claim” pursuant to the prepackaged plan.

Summary of Distributions under the Prepackaged Plan

The following is a summary of the distributions under the prepackaged plan. While we believe this summary covers the material terms and provisions relating to the distributions under the prepackaged plan, it may not contain all of the information that is important to holders of claims or interests and is qualified in its entirety by reference to the prepackaged plan, which is included as Annex A hereto and which we incorporate by reference into this document.

The following describes the prepackaged plan’s classification of claims and interests and the treatment that holders of allowed claims and allowed interests would receive for such allowed claims and allowed interests under the prepackaged plan. Holders of such allowed claims or allowed interests can agree to accept less favorable treatment by settlement or otherwise. If the prepackaged plan is confirmed by the bankruptcy court, each holder of an allowed claim or allowed interest in a particular class will receive the same treatment as the other holders in the same class of claims or interests, whether or not such holder voted to accept the prepackaged plan. Moreover, upon confirmation, the prepackaged plan will be binding on all of our creditors and stockholders regardless of whether such creditors or stockholders voted to accept the prepackaged plan (unless such holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder’s claims against or interests in us, except as otherwise provided in the prepackaged plan.

Treatment of Unclassified Claims

The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include administrative claims and priority tax claims as set forth below.

Administrative Claims

Under the prepackaged plan, administrative claims includes claims for the costs and expenses of administration of the bankruptcy cases pursuant to sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (1) the actual and necessary costs and expenses of preserving the estates and operating the businesses of the debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (2) all fees and charges assessed against the estates pursuant to section 1930 of chapter 123 of the Judicial Code; (3) requests for compensation of professionals retained in the chapter 11 cases and the reimbursement of expenses incurred by such professionals; and (4) all requests for compensation or expense reimbursement for making a substantial contribution in the chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code, which collectively we refer to as the Administrative Claims. To confirm the prepackaged plan, allowed Administrative Claims must be paid in full or in a manner otherwise agreeable to the holders of those claims.

Priority Tax Claims

Under the prepackaged plan, priority tax claims include any claim specified in section 507(a)(8) of the Bankruptcy Code, which collectively we refer to as the Priority Tax Claims. Except to the extent that a holder of an allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed Priority Tax Claim, each holder of such allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any allowed Priority Tax Claim is not due and owing on the effective date of the prepackaged plan, such claim shall be paid in full in cash in accordance with the terms of any agreement between the debtors and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

Treatment of Classified Claims

The following describes the prepackaged plan’s classification of the claims and interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of allowed claims or allowed interests will receive for such claims or interests:

Class 1—Priority Non-Tax Claims

The claims in Class 1 are of the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority treatment (other than Administrative Claims and Priority Tax Claims), which collectively we refer to as Priority Non-Tax Claims. Most of these claims will have already been paid by the debtors pursuant to orders entered by the bankruptcy court by the Petition Date.

Class 1 is unimpaired by the prepackaged plan. Each holder of a Priority Non-Tax Claim is conclusively presumed to have accepted the prepackaged plan and is not entitled to vote to accept or reject the prepackaged plan.

Except to the extent a holder of an allowed Priority Non-Tax Claim agrees to a less favorable treatment, in full and final satisfaction of and in exchange for each Priority Non-Tax Claim, each holder of such Allowed Priority Non-Tax Claim will be paid in full in cash on the later of the effective date of the prepackaged plan and the date such Priority Non-Tax Claim becomes allowed, or as soon as practicable thereafter.

Class 2—Secured Tax Claims

The claims in Class 2 are the types of claims that, absent their status as a secured claim, would be entitled to priority treatment under section 507(a)(8) of the Bankruptcy Code which collectively we refer to as Secured Tax Claims. If a Secured Tax Claim accrues interest under applicable local law and, to the extent the value of the collateral exceeds the amount of the allowed claim, such Secured Tax Claim will include interest.

Class 2 is unimpaired by the prepackaged plan. Each holder of a Secured Tax Claim is conclusively presumed to have accepted the prepackaged plan and is not entitled to vote to accept or reject the prepackaged plan.

Except to the extent that a holder of an allowed Secured Tax Claim has been paid by the debtors prior to the effective date of the prepackaged plan or agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each allowed Secured Tax Claim, each holder of such an allowed Secured Tax Claim will receive, at the sole option of the debtors or the reorganized Company and our reorganized subsidiaries, (1) cash on the effective date in an amount equal to such allowed Secured Tax Claim, (2) commencing on the effective date and continuing over a period not exceeding five years from the petition date, equal semi-annual cash payments in an aggregate amount equal to such allowed Secured Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the sole option of the debtors or the reorganized Company and our reorganized subsidiaries to prepay the entire amount of the allowed Secured Tax Claim or (3) regular cash payments in a manner not less favorable than the most favored non-priority unsecured claim provided for by the prepackaged plan.

Class 3—Senior Secured Term Loan Claims

The claims in Class 3 consist of claims arising under our existing credit facility, which collectively we refer to as Senior Secured Term Loan Claims. On the effective date of the prepackaged plan, each holder of a Senior Secured Term Loan Claim shall (1) receive its pro rata share of cash in an amount equal to the difference between the aggregate principal amount and other obligations outstanding under our existing credit agreement as of the Petition Date and $150.0 million, plus cash equal to accrued but unpaid interest, fees and expenses on the loans under our existing credit agreement up to the effective date of the prepackaged plan; and (2) with respect to the remaining obligations under our existing credit agreement held by it, execute an amendment to our existing credit agreement in the form of the amended credit agreement included as Exhibit A to the investment agreement (with the completion of items currently blank as agreed upon by Wachovia Bank, National Association (or any successor thereto), as administrative agent under our existing credit agreement).

Class 3 is impaired by the prepackaged plan. Each holder of a Senior Secured Term Loan Claim is entitled to vote to accept or reject the prepackaged plan.

Class 4—Other Secured Claims

The claims in Class 4 consist of all secured claims other than Secured Tax Claims in Class 2 and Senior Secured Claims in Class 3, which collectively we refer to as Other Secured Claims. Based upon the schedules of assets and liabilities and the proofs of claim of the debtors to be filed in the prepackaged plan proceeding, Class 4 claims against the debtors include obligations under equipment leases, mechanics liens, liens on landlords on accounts, general intangibles or inventory related to properties released by them to the debtors.

Class 4 is unimpaired by the prepackaged plan. Each holder of an Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the prepackaged plan.

Except to the extent that a holder of an allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each allowed Other Secured Claim, on the later of the effective date of the prepackaged plan and the date such Other Secured Claim becomes allowed, or as soon as practicable thereafter, at the sole option of the reorganized Company and our reorganized subsidiaries, each allowed Other Secured Claim will be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code or otherwise rendered unimpaired.

Class 5—Convertible Notes Claims

The claims in Class 5 consist of all claims of the holders of the convertible notes arising under the convertible notes indenture, which collectively we refer to as Convertible Notes Claims. On the effective date of the prepackaged plan, Convertible Notes Claims shall be allowed in the aggregate amount of $181.8 million.

Class 5 is impaired by the prepackaged plan. Each holder of a Convertible Notes Claim is entitled to vote to accept or reject the prepackaged plan.

On the effective date of the prepackaged plan, in full and final satisfaction and discharge of and in exchange for each allowed Convertible Notes Claim, each holder of a Convertible Notes Claim shall receive (1) cash in an amount equal to $500 for each $1,000 of principal amount of Convertible Notes held by such holder; and 390 shares of common stock for each $1,000 of principal amount of Convertible Notes held by such holder, issued on the effective date of the prepackaged plan.

Class 6 — NCIBS General Unsecured Claims

The claims in Class 6 consist of the claims of vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, prepetition litigation, parties to contracts with NCI that are being rejected and other general unsecured claims, which collectively we refer to as the NCIBS General Unsecured Claims.

Class 6 is unimpaired by the prepackaged plan. Each holder of a NCIBS General Unsecured Claim is deemed to accept the prepackaged plan.

Except to the extent that a holder of an allowed NCIBS General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each NCIBS General Unsecured Claim, each allowed NCIBS General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an allowed NCIBS General Unsecured Claim that is not due and payable on or before the effective date of the prepackaged plan will receive payment in full in cash of the unpaid portion of such allowed NCIBS General Unsecured Claim on the latest of (1) the effective date of the prepackaged plan, (2) the date such allowed NCIBS General Unsecured Claim becomes due and payable in the ordinary course of business and (3) as otherwise agreed to by the debtors and the holder of such NCIBS General Unsecured Claim; provided, however, that the debtors may seek authority from the bankruptcy court to pay certain NCIBS General Unsecured Claims in advance of the effective date of the prepackaged plan in the ordinary course of business. The debtors reserve their rights, however, to dispute the validity of any NCIBS General Unsecured Claim, whether or not objected to prior to the effective date.

Class 7—NCI Group, Inc. General Unsecured Claims

The claims in Class 7 consist of the claims of vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, prepetition litigation, parties to contracts with NCI Group, Inc. that are being rejected and other general unsecured claims, which collectively we refer to as the NCI Group, Inc. General Unsecured Claims.

Class 7 is unimpaired by the prepackaged plan. Each holder of a NCI Group, Inc. General Unsecured Claim is deemed to accept the prepackaged plan.

Except to the extent that a holder of an allowed NCI Group, Inc. General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each NCI Group, Inc. General Unsecured Claim, each allowed NCI Group, Inc. General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each Holder of an allowed NCI Group, Inc. General Unsecured Claim that is not due and payable on or before the effective date will receive payment in full in cash of the unpaid portion of such NCI Group, Inc. Allowed General Unsecured Claim on the latest of (a) the effective date, (b) the date such allowed NCI Group, Inc. General Unsecured Claims becomes due and payable in the ordinary course of business and (c) as otherwise agreed to by the debtors and the holder of such claim; provided, however, that the debtors may seek authority from the bankruptcy court to pay certain NCI Group, Inc. General Unsecured Claims in advance of the effective date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any NCI Group, Inc. General Unsecured Claim, whether or not objected to prior to the effective date.

Class 8—Steelbuilding.com, Inc. General Unsecured Claims

The claims in Class 8 consist of the claims of vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, prepetition litigation, parties to contracts with Steelbuilding.com, Inc. that are being rejected and other general unsecured claims, which collectively we refer to as Steelbuilding.com, Inc. General Unsecured Claims.

Class 8 is unimpaired by the prepackaged plan. Each holder of a Steelbuilding.com, Inc. General Unsecured Claim is deemed to accept the prepackaged plan.

Except to the extent that a holder of an allowed Steelbuilding.com, Inc. General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Steelbuilding.com, Inc. General Unsecured Claim, each allowed Steelbuilding.com, Inc. General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each Holder of an allowed Steelbuilding.com, Inc. General Unsecured Claim that is not due and payable on or before the effective date will receive payment in full in Cash of the unpaid portion of such Steelbuilding.com, Inc. allowed General Unsecured Claim on the latest of (a) the effective date, (b) the date such allowed Steelbuilding.com, Inc. General Unsecured Claims becomes due and payable in the ordinary course of business and (c) as otherwise agreed to by the Debtors and the Holder of such Claim; provided, however, that the Debtors may seek authority from the bankruptcy court to pay certain Steelbuilding.com, Inc. General Unsecured Claims in advance of the effective date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any Steelbuilding.com, Inc. General Unsecured Claim, whether or not objected to prior to the effective date.

Class 9—Robertson-Ceco II Corporation General Unsecured Claims

The claims in Class 9 consist of the claims of vendors, landlords with prepetition rent claims and/or claims based on rejection of leases, prepetition personal injury, prepetition litigation, parties to contracts with Robertson-Ceco II Corporation that are being rejected and other general unsecured claims, which collectively we refer to as the Robertson-Ceco II Corporation General Unsecured Claims.

Class 9 is unimpaired by the prepackaged plan. Each holder of a Robertson-Ceco II Corporation General Unsecured Claim is deemed to accept the prepackaged plan.

Except to the extent that a holder of an allowed Robertson-Ceco II Corporation General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Robertson-Ceco II Corporation General Unsecured Claim, each allowed Robertson-Ceco II Corporation General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each Holder of an allowed Robertson-Ceco II Corporation General Unsecured Claim that is not due and payable on or before the effective date will receive payment in full in Cash of the unpaid portion of such Robertson-Ceco II Corporation allowed General Unsecured Claim on the latest of (a) the effective date, (b) the date such allowed Robertson-Ceco II Corporation General Unsecured Claims becomes due and payable in the ordinary course of business and (c) as otherwise agreed to by the Debtors and the Holder of such Claim; provided, however, that the Debtors may seek authority from the bankruptcy court to pay certain Robertson-Ceco II Corporation General Unsecured Claims in advance of the effective date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any Robertson-Ceco II Corporation General Unsecured Claim, whether or not objected to prior to the effective date.

Class 10—Intercompany Claims

The claims in Class 10 consist of intercompany claims, which collectively we refer to as the Intercompany Claims.

Class 10 is unimpaired by the prepackaged plan. Each holder of an Intercompany Claim is presumed to have accepted the prepackaged plan and is not entitled to vote to accept or reject the prepackaged plan.

At the option of the debtors or the reorganized Company and our reorganized subsidiaries, as applicable, all or a portion of the Intercompany Claims may be reinstated, capitalized or otherwise discharged in any manner as of the effective date.

Class 11—Intercompany Interests

The claims in Class 11 consist of the intercompany equity interests of the Company or any other of its affiliates that is a debtor under the prepackaged plan against another debtor under the prepackaged plan, which collectively we refer to as the Intercompany Interests.

Class 11 is unimpaired by the prepackaged plan. Each holder of an Intercompany Interest is presumed to have accepted the prepackaged plan and is not entitled to vote to accept or reject the prepackaged plan.

Intercompany Interests shall be reinstated on the effective date.

Class 12—Equity Interests in NCIBS

The claims in Class 12 consist of the equity interests in NCI, which collectively we refer to as the Equity Interests in NCIBS.

Class 12 is impaired by the prepackaged plan. Each holder of an Equity Interest in NCIBS is conclusively deemed to have rejected the prepackaged plan and is not entitled to vote to accept or reject the prepackaged plan.

Holders of Equity Interests in NCIBS shall not receive any distribution on account of such equity interests. On the effective date of the prepackaged plan, all Equity Interests in NCIBS shall be extinguished.

Class 13—Section 510(b) Claims

The claims in Class 13 are the types of claims which, because they arose in connection with the purchase or sale of a security of NCIBS, are subordinated to general unsecured claims under section 510(b) of the Bankruptcy Code, which collectively we refer to as the Section 510(b) Claims.

Class 13 is impaired by the prepackaged plan. Each holder of a Section 510(b) Claim is conclusively deemed to have rejected the prepackaged plan and is not entitled to vote to accept or reject the prepackaged plan.

Holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims. On the effective date, all Section 510(b) Claims shall be discharged.

Confirmation of the Prepackaged Plan

If we seek to implement the prepackaged plan by commencing the prepackaged plan proceeding contemplated by the investment agreement, we will promptly request that the bankruptcy court hold a confirmation hearing (including a determination that the prepackaged plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code), upon such notice to parties in interest as is required by the Bankruptcy Code and the bankruptcy court. Bankruptcy rule 2002(b) requires no less than 25 days’ notice by mail of the time for filing objections to confirmation of the prepackaged plan and of the time and place of the confirmation hearing, unless the bankruptcy court shortens or lengthens this period. Parties in interest, including all holders of impaired claims and interests, will be provided notice by mail, or by publication if required by the bankruptcy court, of the date and time fixed by the bankruptcy court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the prepackaged plan. The bankruptcy court will also establish procedures for the filing and service of objections to confirmation of the prepackaged plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the prepackaged plan.

ANY OBJECTIONS TO CONFIRMATION OF THE PREPACKAGED PLAN MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE BANKRUPTCY COURT.

In order for the prepackaged plan to be confirmed, and regardless of whether all impaired classes of claims vote to accept the prepackaged plan, the Bankruptcy Code requires that the bankruptcy court determine that the prepackaged plan complies with the requirements of section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:

•	except to the extent the prepackaged plan meets the “nonconsensual confirmation” standards discussed below under “Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims,” the prepackaged plan be accepted by each impaired class of claims and interests by the requisite votes of holders of claims or interests in such impaired classes;

•	the prepackaged plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the prepackaged plan and continue to operate our business without the need for further financial reorganization) (see “—Feasibility of the Prepackaged Plan” below); and

•	the prepackaged plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or interest in such class either (1) accepts the prepackaged plan or (2) receives at least as much pursuant to the prepackaged plan as such holder would receive in our liquidation under chapter 7 of the Bankruptcy Code (see “—Best Interests Test” below).

In addition, we must demonstrate in accordance with section 1129 of the Bankruptcy Code that:

•	the prepackaged plan is proposed in good faith;

•	the prepackaged plan complies with the Bankruptcy Code;

•	payments for services or costs and expenses in or in connection with the case, or in connection with the prepackaged plan, have been approved by or are subject to the approval of the bankruptcy court;

•	the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

•	the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

•	all statutory fees have been or will be paid; and

•	the prepackaged plan provides for the continued maintenance of retiree benefits, if any, at a certain level.

Acceptance of the Prepackaged Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cram-down” requirements of section 1129(b) of the Bankruptcy Code are met. Classes of claims or interests that are not “impaired” under a plan are conclusively presumed to have accepted the plan and are not entitled to vote.

Feasibility of the Prepackaged Plan

The Bankruptcy Code requires that, in order to confirm the prepackaged plan, the bankruptcy court find that confirmation of the prepackaged plan will not likely be followed by liquidation or the need for further financial reorganization. For the prepackaged plan to meet the “feasibility test,” the bankruptcy court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the prepackaged plan.

We have analyzed our ability to meet our obligations under the prepackaged plan. As part of our analysis, we have considered our forecasts of our financial performance after completion of the prepackaged plan proceeding. These projections and the significant assumptions on which they are based are included in this document. See “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan.” We believe, based on our analysis, that the prepackaged plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effectiveness of the prepackaged plan, we will possess the resources and working capital necessary to fund our operations and to meet our obligations under the prepackaged plan.

In connection with confirmation of the prepackaged plan, the bankruptcy court will have to determine that the prepackaged plan is feasible. There can be no assurance that the bankruptcy court will agree with our determination. In particular, there can be no assurance that the bankruptcy court will accept the projections or the assumptions underlying our determination.

Liquidation Analysis

THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF THE HYPOTHETICAL CHAPTER 7 LIQUIDATION OF OUR ASSETS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF OUR ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the best interests test), each holder of an allowed claim or allowed equity interest must either (1) accept the prepackaged plan or (2) receive or retain under the prepackaged plan property of a value, as of the assumed effective date of the prepackaged plan, that is not less than the value such non-accepting holder would receive or retain if the Company were to be liquidated under chapter 7 of the Bankruptcy Code.

In determining whether the best interests test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Company’s assets under chapter 7. The Company, with the assistance of its restructuring and financial advisors, has prepared this hypothetical liquidation analysis in connection with the disclosure statement reflecting the prepackaged plan. The liquidation analysis reflects the estimated cash proceeds, net of liquidation-related costs, that would be available to the Company’s creditors if the Company were to be liquidated pursuant to a chapter 7 liquidation as an alternative to continued operation of the Company’s business. Accordingly, asset values discussed herein may be different than amounts referred to elsewhere in this document, including the prepackaged plan. The liquidation analysis is based upon the assumptions discussed herein and in this document. All capitalized terms not defined in this liquidation analysis have the meanings ascribed to them in this document.

UNDERLYING THE LIQUIDATION ANALYSIS ARE NUMEROUS ESTIMATES AND ASSUMPTIONS REGARDING LIQUIDATION PROCEEDS THAT, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY THE COMPANY’S MANAGEMENT AND ITS ADVISORS, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE COMPANY WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS SET FORTH HEREIN.

Significant Assumptions

Hypothetical recoveries to stakeholders of the Company in a chapter 7 liquidation were determined through multiple steps, as set forth below.

The basis of the liquidation analysis is the Company’s projected balance sheet as of November 1, 2009 (except as noted otherwise), and assumes that the Company would commence a chapter 7 liquidation on that date.

The liquidation analysis also assumes that the liquidation of the Company would commence under the direction of a court-appointed chapter 7 trustee. The liquidation analysis reflects the wind-down and liquidation of substantially all of the Company’s operations over a 12-month wind-down period, during which time all of the Company’s major assets would be sold and the cash proceeds, net of liquidation-related costs, would be distributed to satisfy claims.

Estimate of Net Proceeds

Estimates were made of the cash proceeds that might be received from the liquidation of the Company’s assets listed on its balance sheet, giving due consideration to the effects of the chapter 7 liquidation itself, including (1) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and advisors to such trustee (see below) and (2) the potential erosion in value of assets in a chapter 7 case in the context of the expedited liquidation required under chapter 7.

In this liquidation analysis, each operating facility is assumed to be shut down and marketed for sale separately. Liquidation values were assessed for general classes by estimating percentage recoveries of the gross book value of the asset that a chapter 7 trustee might achieve through the disposition. Proceeds are net of holding costs, including insurance, taxes, utilities, security and maintenance, which are assumed to be incurred until a sale is concluded.

The liquidation analysis does not reflect any potential recoveries that might be realized by the chapter 7 trustee’s potential pursuit of any avoidance actions, as the Company believes that any such potential recoveries are highly speculative in light of, among other things, the various defenses that would likely be asserted. Similarly, the liquidation analysis does not reflect any recoveries that might be realized from any current or potential future litigation initiated by the Company.

Estimate of Costs

Proceeds from a chapter 7 liquidation would be reduced by administrative costs incurred during the wind-down of the Company’s operations, the disposition of assets and the reconciliation of claims against the Company. These liquidation costs include professional (including attorneys, financial advisors, appraisers and accountants) and trustee fees, commissions, salaries, severance and retention costs, certain occupancy costs, the estimated holding costs for each plant over the relevant period and the estimated costs of shutting down the plants. Actual liquidation costs may exceed the estimate included in this liquidation analysis, particularly if the wind-down of operations, disposition of assets and reconciliation of claims takes longer than the assumed 12-month wind-down period.

Distribution of Net Proceeds under Absolute Priority

The amount of cash available would be the sum of the proceeds from the disposition of the Company’s assets and the cash held by the Company at the commencement of its chapter 7 cases. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. As such, prior to delivering any proceeds to holders of general unsecured claims and convertible notes claims, available cash and asset liquidation proceeds would first be applied, as applicable, to the liquidation costs (including any incremental administrative expense claims that may result from the termination of the Company’s business and the liquidation of the Company’s assets), secured claims and other priority claims under section 507 of the Bankruptcy Code as required under section 726 of the Bankruptcy Code. Remaining cash and asset liquidation proceeds after satisfaction of the liquidation costs, secured claims and priority claims, if any, would be available for distribution to holders of general unsecured claims, holders of convertible notes and equity interest holders in accordance with the distribution hierarchy established by section 726 of the Bankruptcy Code.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Company has determined, as summarized in the charts below that the Company’s proposed prepackaged plan will provide creditors with a recovery that is not less than what creditors would receive pursuant to a liquidation of the Company’s assets under chapter 7.

The following liquidation analysis should be reviewed with the accompanying footnotes.

Assumptions

Date	11/1/2009
Wind-Down Period (Years)	1.0
Proceeds Received (Mid-Year)	0.5
Discount Rate (5-Year LIBOR Swap)	2.7%
Chapter 7 Trustee Expenses as a % of Gross Liquidation Value	1.5%

			Hypothetical Percentage		Estimated
		Book Value at	Recovery		Liquidation Value
	Note	11/1/09	Low	High	Low	High
			($ in millions)

Cash	A	$75.7	100.0%	100.0%	$75.7	$75.7
Accounts receivable	B	81.0	60.0%	70.0%	48.6	56.7
Other receivables	C	2.3	70.0%	75.0%	1.6	1.8
Inventory	D	81.5	30.0%	40.0%	24.4	32.6
Income tax receivable	E	25.2	90.0%	100.0%	22.7	25.2
Prepaid expenses	F	18.5	15.0%	30.0%	2.8	5.6
Investments in debt and equity	G	5.6	80.0%	90.0%	4.5	5.0
Intangible assets, net	H	29.0	15.0%	20.0%	4.4	5.8
Property, Plant & Equipment, net	I	237.5	30.0%	40.0%	71.2	95.0

Total Assets		$556.3			$255.9	$303.4
Corporate Wind-Down Costs	J				(12.0)	(12.0)
Administrative Expenses—Professionals and Other	K				(12.0)	(12.0)
Administrative Expenses—Chapter 7 Trustee	L				(3.8)	(4.6)
Estimated Liquidation Proceeds net of Expenses					$228.1	$274.8

Present Value of Estimated Liquidation Proceeds net of Expenses					$225.0	$271.1

	Note

Industrial Revenue Bond	M	$0.4	$0.4
Recovery Amount		$0.4	$0.4
% of Claim		100.0%	100.0%
Existing Facility	N	$300.8	$300.8
Recovery Amount		$224.6	$270.7
% of Claim		74.7%	90.0%
Priority Claims	O	$50.6	$50.6
Recovery Amount		$0.0	$0.0
% of Claim		0.0%	0.0%
General Unsecured Claims & Convertible Senior Subordinated Notes	P	$263.4	$263.4
Recovery Amount		$0.0	$0.0
% of Claim		0.0%	0.0%

Net Estimated Proceeds for Payment of Common Equity Interests		$0.0	$0.0

Footnotes to the Liquidation Analysis

Unless stated otherwise, the book values used in this liquidation analysis are the projected net book values of the Company’s assets as of November 1, 2009. Actual results may vary significantly from those projected.

Note A—Cash and Cash Equivalents

The liquidation analysis is based on the assumption that operations during the liquidation period would not generate additional cash available for distribution. It is assumed that all cash and cash equivalents held in the Company’s accounts are available for distribution except for restricted cash that collateralizes letters of credits. On that basis, the Company projects that on November 1, 2009, the Company will have available cash on hand of approximately $75.7 million.

Note B—Accounts Receivable

The analysis of accounts receivable assumes that a chapter 7 trustee would retain certain existing staff of the Company to handle an aggressive collection effort of outstanding trade accounts receivable from customers. Collections during a liquidation of the Company would likely be significantly compromised as customers may attempt to set off outstanding amounts owed to the Company against alleged damages relating to breach of contract claims. The liquidation value of accounts receivable was estimated by applying a recovery factor consistent with the Company’s experience in collecting accounts receivable and the expectation of additional attempts to set off. The estimate also considers the inevitable difficulty a liquidating company has in collecting its receivables and any concessions that might be required to facilitate the collection of certain accounts. Estimated recoveries are between 60% and 70% of accounts receivable.

Note C—Other Receivables

Other receivables include rebate receivables from vendors and miscellaneous non-trade receivables. Estimated recoveries are between 70% and 75%.

Note D—Inventory

Inventory is primarily comprised of raw materials, work in process and finished goods. Estimated recoveries are between 30% and 40% of the book value of inventory.

Note E—Income Tax Receivables

The Company expects to have an income tax receivable of $25.2 million on November 1, 2009. Estimated recoveries are between approximately 90% and 100% of the income tax receivables.

Note F—Prepaid Expenses

Prepaid expenses include equipment and software maintenance contracts, Mexican VAT taxes, insurance, professional fees related to the debt restructuring, deposits and supplies. Estimated recoveries are between approximately 15% and 30%.

Note G—Investments in Debt and Equity

Investments in debt and equity are comprised of mutual fund type securities. Estimated recoveries are between approximately 80% and 90%.

Note H—Intangible Assets, net

Intangible assets include trade names, backlog, customer lists and relationships, non-competition agreements, and property rights. Estimated recoveries are between approximately 15% and 20%.

Note I—Property, Plant and Equipment, net

The estimated net book value of fixed assets owned by the Company at November 1, 2009 is $237.5 million. The Company’s fixed assets consist primarily of land, buildings and improvements, machinery, equipment, furniture, transportation equipment, and computer software and equipment. Estimated recoveries are between 30% and 40%.

Note J—Administrative Expenses—Corporate/Plant Wind–Down

Administrative expenses include operating costs during a projected one-year wind-down period commencing November 1, 2009, as well as certain liquidation costs and expenses of the chapter 7 estates, but exclude chapter 7 trustee compensation and fees to professionals retained in the chapter 7 cases.

Corporate and plant-level payroll and operating costs during the liquidation are based upon the assumption that certain operating and corporate functions would be retained to assist a trustee with the liquidation process. The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including the preparation of payroll and tax returns. Certain minimum plant staff would be required at the Company’s operating facilities to complete the closure and mothballing of the facilities, assist with the sale and handling of the inventory and to oversee the removal and sale/disposal of equipment.

Note K—Administrative Expenses—Professionals and Other

Administrative expenses include chapter 7 professional fees and expenses, including legal, investment banking and accounting fees expected to be incurred during the one-year liquidation period and not already deducted from liquidation values.

Note L—Administrative Expenses—Chapter 7 Trustee

Chapter 7 trustee fees include compensation for services rendered by a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated at 1.5% of the gross liquidation value of the Company’s assets.

Note M—Industrial Revenue Bond

Our industrial revenue bond is estimated to have a balance of $0.4 million on November 1, 2009. It is assumed that the balance owed is paid using proceeds from the Elizabethton, Tennessee facility to which the bonds are related, with excess proceeds from the sale of the facility, if any, to be made available to other creditors in accordance with their priority.

Note N—Existing Credit Facility

The balance owed under our existing credit facility is assumed to be paid from the net liquidation proceeds of the liquidated assets after satisfaction of the liquidation costs and our industrial revenue bond. The obligations owing under our existing credit facility on November 1, 2009 are estimated to be $300.8 million (including pre-petition accrued and unpaid interest and a liability for a related interest-rate swap).

Note O—Priority Claims

Priority Claims include claims entitled to priority status as set out in section 507 of the Bankruptcy Code. Estimated Priority Claims of approximately $50.6 million include certain obligations to employees and are assumed to be paid on from the net proceeds, if any, remaining after the payment of the liquidation costs and obligations under the existing credit facility and our industrial revenue bonds.

Note P—General Unsecured Claims and Convertible Notes

The liquidation analysis assumes that general unsecured claims will consist of pre-petition unpaid, unsecured obligations owed to vendors, employees (other than priority claims of employees) and litigation parties. The liquidation analysis does not attempt to estimate additional general unsecured claims that would arise as a result of the rejection of executory contracts and leases that would otherwise be assumed under the prepackaged plan, and the failure of the Company to perform under existing contracts. The amount of such additional claims would likely be substantial in amount. For purposes of this liquidation analysis, general unsecured claims in the aggregate are estimated to be $81.7 million.

The liquidation analysis assumes that the convertible notes are pari passu to general unsecured claims. The convertible notes claims are estimated to be $181.8 million (including pre-petition accrued and unpaid interest).

General unsecured claims and the convertible notes claims are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after the payment of all other claims.

THESE ESTIMATED LIQUIDATION VALUES ARE SPECULATIVE AND COULD VARY DRAMATICALLY FROM THE AMOUNTS THAT MAY BE RECOVERED IN AN ACTUAL LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. IN MANY CASES, OUR ASSETS MIGHT NOT COMMAND SIGNIFICANT PRICES IF PURCHASED FOR USES OTHER THAN THAT FOR WHICH THEY WERE DESIGNED.

As described above, to estimate the liquidation proceeds we assumed that our assets are disposed of in a straight liquidation during a the 12-month wind-down period. Our belief that confirmation of the prepackaged plan will provide each holder of a claim in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis with our estimate of the value of the distributions to the holders of claims pursuant to the prepackaged plan. In preparing these analyses, we were assisted by Greenhill, our financial advisor in connection with the restructuring.

Means for Implementing the Prepackaged Plan

Management

On the date the prepackaged plan becomes effective, our management, control and operation will become the general responsibility of our board of directors in accordance with Delaware law. Our board of directors on the effective date is described in the section titled “Directors and Management after the Closing of the Restructuring.” The prepackaged plan also authorizes us to assume, as may be modified, employment agreements with our executive officers, which will become effective on the date the prepackaged plan becomes effective. For a description of the directors’ and officers’ backgrounds, affiliations, salary compensation and whether or not such persons are also insiders, see “Directors and Management after the Closing of the Restructuring.”

We will disclose, prior to the hearing on the confirmation of the prepackaged plan, such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as one of our officers or directors, to the extent it is different than disclosed herein, and (2) the identity of any other insider that will be employed or retained by us and said insider’s compensation.

Cancellation of Existing Securities and Indebtedness

As a general matter, on the effective date, all notes, indentures, instruments and other documents evidencing the claims or interests classified in Classes 3 and 5 of the prepackaged plan will be cancelled and any collateral security with respect to such claims will be released. Without limiting the generality of the foregoing, on the effective date of the prepackaged plan, the convertible notes will be cancelled.

The CD&R Investment

As a condition to the effective date of the prepackaged plan, the CD&R investment must be consummated in order to make any distributions pursuant to the prepackaged plan.

Issuance of Common Stock

On the effective date of the prepackaged plan, we will issue, in accordance with the terms of the prepackaged plan, an aggregate of 250,000 shares of Series B convertible preferred stock and, as permitted by our amended and restated certificate of incorporation, 70,200,000 newly issued shares of common stock. All shares to be issued pursuant to the prepackaged plan will be, upon issuance, fully paid and non-assessable. The holders of common stock do not have preemptive or other rights to subscribe for additional shares. The CD&R Fund will be granted subscription rights under the terms and conditions of the stockholders agreement. See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement.”

We expect that the confirmation order of the bankruptcy court will provide that the issuance of the common stock in respect of the convertible notes shall be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code.

Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims

The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. These “cram-down” provisions are set forth in section 1129(b) of the Bankruptcy Code. Under the “cram-down” provisions, upon the request of a plan proponent, the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

•	the plan does not discriminate unfairly with respect to each non-accepting impaired class; and

•	the plan is fair and equitable with respect to each non-accepting impaired class.

These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.

As used by the Bankruptcy Code, the phrases “discriminate unfairly” and “fair and equitable” have narrow and specific meanings unique to bankruptcy law. A plan does not “discriminate unfairly” if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes for the holders of each type of claim or interest and by treating each holder of a claim or interest in each class identically, the prepackaged plan has been structured so as to meet the “unfair discrimination” test of section 1129(b) of the Bankruptcy Code.

The Bankruptcy Code sets forth different standards for establishing that a plan is “fair and equitable” with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive any distributions under the plan. In addition, case law surrounding section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.

With respect to a class of unsecured claims that does not accept the prepackaged plan, we must demonstrate to the bankruptcy court that either:

•	each holder of an unsecured claim in the dissenting class receives or retains under such plan property of a value equal to the allowed amount of its unsecured claim; or

•	the holders of claims or holders of interests that are junior to the claims of the holders of such unsecured claims will not receive or retain any property under the prepackaged plan.

Additionally, we must demonstrate that the holders of claims or interests that are senior to the claims or interests of the dissenting class of unsecured claims or interests receive no more than payment in full on their claims or interests under the prepackaged plan.

Valuation Analysis and Financial Projections

Valuation of the Company Post Restructuring

At the Company’s request, Greenhill has prepared an estimated going concern value for the Company after giving effect to the restructuring.

In preparing the Company’s estimated enterprise value after giving effect to the restructuring, Greenhill:

•	reviewed certain historical financial information of the Company for recent years and interim periods;

•	reviewed certain internal financial and operating data of the Company, including the financial projections developed by the Company’s management relating to their businesses and prospects;

•	met with certain members of senior management of the Company to discuss the Company’s operations and future prospects;

•	reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Company;

•	considered certain economic and industry information relevant to the Company’s operating businesses; and

•	conducted such other analyses as Greenhill deemed appropriate.

Although Greenhill conducted a review and analysis of the Company’s businesses, operating assets and liabilities, and business plans, Greenhill assumed and relied on, without independent verification, the accuracy and completeness of all: (1) historical financial and other information furnished to it by or on behalf of the Company and (2) publicly available information. Greenhill further assumed that the financial projections were prepared reasonably and in good faith on a basis reflecting the Company’s best estimates and judgment as to future operating and financial performance. Greenhill did not conduct an independent evaluation or appraisal of the Company’s assets, and no independent evaluations or appraisals of the Company’s assets were sought or were obtained in connection therewith.

Greenhill estimated the Company’s enterprise value after giving effect to the restructuring to be between approximately $375 million and $525 million, with a midpoint of $450 million as of an assumed effective date of the prepackaged plan of November 2, 2009, which may not be the actual effective date of the prepackaged plan. This reorganization enterprise value (ascribed as of September 10, 2009) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Company’s financial projections, which are set forth under “Unaudited Projected Consolidated Financial Information for Restructuring under the Prepackaged Plan.” Greenhill’s estimate of a range of enterprise values does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received under the terms of the prepackaged plan or of the terms and conditions of the prepackaged plan.

The range of the Company’s estimated enterprise value, as of an assumed effective date of November 2, 2009, and after giving effect to the restructuring, reflects work performed by Greenhill on the basis of information available to, and analyses undertaken by, Greenhill as of August 26, 2009. It should be understood that, although subsequent developments may affect Greenhill’s conclusions, Greenhill does not have any obligation to update, revise or reaffirm its estimate.

In performing its analysis, Greenhill used various valuation techniques, including:

•	a comparable company analysis, in which Greenhill analyzed the enterprise values of public companies that Greenhill deemed generally comparable to all or parts of the Company’s operating business as a multiple of certain financial measures, including EBITDA and then applied selected multiples derived from such analysis to the projected EBITDA of the Company;

•	a precedent transactions analysis, in which Greenhill analyzed the financial terms of certain acquisitions of companies that Greenhill believed were comparable to all or parts of the Company’s business, and then applied certain financial performance and other metrics provided by such analysis to the relevant metrics of the Company; and

•	a discounted cash flow analysis, in which Greenhill, using a weighted average cost of capital, computed the present value of free cash flows from the Company and the terminal value of the Company.

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill. An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied reorganized equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties and contingencies beyond the control of the Company, neither the Company, Greenhill, nor any other person assumes responsibility for their accuracy. Depending on the results of the Company’s operations or changes in the financial markets, Greenhill’s valuation analysis as of the effective date may differ from that disclosed herein. In addition, estimates of implied reorganized equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold.

The foregoing valuation reflects a number of assumptions, including a successful reorganization of the Company’s businesses and finances in a timely manner, achieving the forecasts reflected in the financial projections, the amount of available cash, market conditions, the availability of certain tax attributes and the prepackaged plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. The estimates of value represent hypothetical enterprise values of the Company after giving effect to the restructuring as the continuing operator of its business and assets and assume that such assets are operated in accordance with the Company’s business plan. They do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the trading value or sale of any securities to be issued pursuant to the prepackaged plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the prepackaged plan and analysis of implied relative recoveries to creditors thereunder. Moreover, to the extent that the estimated range of enterprise value is dependent upon the Company’s achievement of the financial projections, it is inherently speculative.

In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and other factors that generally influence the prices of securities. If the Company seeks confirmation of the prepackaged plan in the prepackaged plan proceeding, actual market prices of such securities also may be affected by the prepackaged plan proceeding or by other factors not possible to predict. Accordingly, the reorganization enterprise value estimated by Greenhill does not necessarily reflect, and should not be construed as reflecting, values of the common stock that will be attained in the public or private markets. The enterprise value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value of the common stock. Such trading value may be materially different from the reorganization enterprise value ranges associated with Greenhill’s valuation analysis.

THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PREPACKAGED PLAN PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE COMPANY’S FINANCIAL PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE COMPANY’S CONTROL, AS FURTHER DISCUSSED IN THE RISK FACTORS AND ELSEWHERE IN THIS DOCUMENT.

THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE ENTERPRISE VALUE STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-RESTRUCTURING MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE ENTERPRISE VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY GREENHILL FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF THE COMPANY’S VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

Distributions

All distributions required under the prepackaged plan to holders of allowed claims and interests shall be made by a disbursing agent pursuant to a disbursing agreement. The disbursing agent may designate, employ or contract with other entities to assist in or perform the distributions. The disbursing agent and such other entities will serve without bond.

The distribution date will mean the date, occurring on or as soon as practicable after the later of (1) the effective date and (2) the date when a claim becomes an allowed claim or an interest becomes an allowed interest. Only holders of record of Class 3 Senior Secured Term Loan Claims and Class 5 Convertible Notes Claim as of the distribution record date shall be entitled to receive the distributions provided for in the prepackaged plan. As of the close of business on the distribution record date, the respective transfer ledgers in respect of the convertible notes and term loans under our existing credit facility will be closed, for purposes of making the distributions required in accordance with the provisions of the prepackaged plan. We and the disbursing agent will have no obligation to recognize any transfer of convertible notes or terms loans under our existing credit facility occurring after the distribution record date for purposes of such distributions. We and the disbursing agent will recognize and, for purposes of making such distributions under the prepackaged plan, deal only with those holders of record reflected on the transfer ledgers maintained by the registrars for the convertible notes and terms loans under our existing credit facility as of the close of business on the distribution record date, provided that nothing contained in the prepackaged plan will be deemed to prohibit or otherwise restrict the right of any such holder to transfer such securities at any time.

Distributions to holders of allowed claims and allowed interests will be made at the address of each such holder as set forth in our books and records, or in the case of holders of convertible notes or existing term loans, claims may be made at the addresses of the registered holders contained in the records of the registrar as of the distribution record date, except as provided below. If any holder’s distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until we or the disbursing agent are notified of such holder’s then current address, at which time all missed distributions will be made to such holder together with any interest or dividends earned thereon. Amounts in respect of undeliverable distributions made through a disbursing agent will be returned to such disbursing agent making such distribution until such distributions are claimed. All claims for undeliverable distributions must be made on or before the later of the first anniversary of the date the prepackaged plan becomes effective and the date 90 days after such claim is allowed. After such date all unclaimed property held by a disbursing agent for distribution to holders will be returned to us and the claim of any holder with respect to such property will be discharged and forever barred.

Conditions to the Effective Date of the Prepackaged Plan

The effective date of the prepackaged plan will not occur until the conditions set forth below have been satisfied or waived:

•	the confirmation order (a) has been entered in form and substance satisfactory to the debtors and the CD&R Fund and (b) no stay of such order is in effect;

•	the plan supplement and all schedules, documents and exhibits contained there in have been filed in form and substance acceptable to the debtors and the CD&R Fund;

•	the effectiveness, execution and delivery, as the case may be, of all actions, documents, certificates, and agreements necessary to implement the prepackaged plan, including documents contained in the plan supplement, and, to the extent required, the filing with the applicable governmental authorities in accordance with applicable law of the same;

•	the satisfaction or waiver of all conditions precedent to the obligations of the parties to the investment agreement thereunder;

•	the receipt of all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the prepackaged plan;

•	the receipt of proceeds from the CD&R investment (which is itself subject to several conditions, including the consummation of the term loan refinancing and the ABL financing and the expiration or termination of any waiting period required to consummate the CD&R investment under the HSR Act and the Austrian Act see “the Restructuring—Description of the CD&R Investment—The Investment Agreement—Conditions to the CD&R Investment);

•	the consummation of the term loan refinancing (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—the Term Loan Refinancing”); and

•	the consummation of the ABL financing (see “The Restructuring—Description of the Term Loan Refinancing and the ABL Financing—the ABL Financing”); and

•	the occurrence of the effective date on or before the deadline set forth in the investment agreement.

We retain the right to waive any condition in our sole and absolute discretion, subject to the investment agreement.

Modification of the Prepackaged Plan

Except as otherwise specifically provided in the prepackaged plan, we reserve the right to modify the prepackaged plan, whether such modification is material or immaterial, and seek confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the prepackaged plan, we expressly reserve our rights to revoke, withdraw, alter, amend or modify the prepackaged plan, one or more times, after confirmation, and, to the extent necessary may initiate proceedings in the bankruptcy court to so alter, amend, or modify the prepackaged plan, or remedy any defect or omission, or reconcile any inconsistencies in the prepackaged plan, the disclosure statement, or the confirmation order, in such matters as may be necessary to carry out the purposes and intent of the prepackaged plan.

Under the investment agreement, we are prohibited from waiving any condition to the prepackaged plan or making any changes to the terms and conditions of the prepackaged plan without the prior consent of the CD&R Fund.

Withdrawal of Prepackaged Plan

We reserve the right to revoke or withdraw the prepackaged plan prior to the effective date of the prepackaged plan and to file subsequent plans of reorganization. If we revoke or withdraw the prepackaged plan, or if confirmation does not occur, then: (1) the prepackaged plan will be null and void in all respects; (2) any settlement or compromise embodied in the prepackaged plan (including the fixing or limiting to an amount certain of any claim or interest or class of claims or interests), assumption or rejection of executory contracts or unexpired leases effected by the prepackaged plan, and any document or agreement executed pursuant to the prepackaged plan, will be null and void; and (3) nothing contained in the prepackaged plan will: (a) constitute a waiver or release of any claims or interests; (b) prejudice in any manner the rights of such debtor or any other entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by us.

Effect of Prepackaged Plan Confirmation

Discharge

The rights afforded in the plan and the treatment of all claims and interests therein shall be in exchange for and in complete satisfaction, discharge and release of all claims and interests of any nature, whatsoever, including any interest accrued on such claims from and after the petition date.

Except as otherwise provided in the plan or the confirmation order, on or after the effective date: (i) we will be discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all claims and interests, including claims and interests that arose before the effective date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim or proof of interest based on such debt or interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a claim or interest based on such debt or interest is allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of a claim or interest based on such debt or interest has accepted the plan; and (ii) all persons will be precluded from asserting against us, our successors or our assets or properties any other or future claims or interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the effective date.

Except as otherwise provided in the plan or the confirmation order and in addition the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, on and after the effective date of the prepackaged plan, all persons who have held, currently hold or may hold a debt, claim or interest discharged under the plan are permanently enjoined from taking any of the following actions on account of any such discharge, debt, claim or interest:

•	commencing or continuing in any manner any action or other proceeding against our successors or our respective properties;

•	enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against us, our successors or our properties;

•	creating, perfecting or enforcing any lien or encumbrance against us, our successors or our properties;

•	asserting any setoff, right of subrogation or recoupment of any kind against any obligation due us, our successors or our properties; and

•	commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the plan or the confirmation order.

Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

Revesting of Assets and Operations of Property

As of the effective date, all property of the estate shall revest in us free and clear of all claims, liens, encumbrances and other interests of the holders of claims and interests. Without limiting the generality of the foregoing, all rights, privileges, entitlements, the authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of our property or business now conducted by us, will be vested in us on the effective date, of the prepackaged plan and will thereafter be exercisable and usable by us to the same and fullest extent they would have been exercisable and usable by us before the petition date. From and after the effective date, we may operate our business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the bankruptcy court and free of any restrictions of the Bankruptcy Code or bankruptcy rules, other than those restrictions expressly imposed by the plan and the confirmation order.

Settlement, Release, Injunction and Related Provisions

Discharges of Claims and Termination of Equity Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the prepackaged plan or in any contract, instrument, or other agreement or document created pursuant to the prepackaged plan, the distributions, rights, and treatment that are provided in the prepackaged plan shall be in complete satisfaction, discharge, and release, effective as of the effective date, of claims (including any Intercompany Claims resolved or compromised after the effective date by the reorganized debtors), equity interests, and causes of action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the petition date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and equity interests in, the Company or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the prepackaged plan on account of such claims and equity interests, including demands, liabilities, and causes of action that arose before the effective date, any liability (including withdrawal liability) to the extent such claims or equity interests relate to services performed by employees of the Debtors prior to the effective date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the effective date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim or equity interest based upon such debt, right, or equity interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a claim or equity interest based upon such debt, right, or equity interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a claim or Equity Interest has accepted the prepackaged plan. Any default by the Debtors or their Affiliates with respect to any claim or equity interest that existed immediately prior to or on account of the filing of the chapter 11 cases shall be deemed cured on the effective date. The confirmation order shall be a judicial determination of the discharge of all claims and equity Interests subject to the effective date occurring.

Releases of Liens

Except as otherwise provided in the prepackaged plan or in any contract, instrument, release, or other agreement or document created or assumed pursuant to the prepackaged plan, on the effective date and concurrently with the applicable distributions made pursuant to the prepackaged plan and, in the case of a secured claim, satisfaction in full of the portion of the secured claim that is allowed as of the effective date, all mortgages, deeds of trust, liens, pledges, or other security interests against any property of the estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, pledges, or other security interests shall revert to the reorganized debtor and its successors and assigns.

Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the prepackaged plan, for good and valuable consideration, including the service of the following released parties, which shall include:

•	Wachovia Bank, as administrative agent under our existing credit agreement;

•	the convertible notes indenture trustee, in its capacity as such;

•	CD&R, the CD&R Investors and their affiliates;

•	with respect to each of the foregoing entities in the preceding three bullet points, such entities’ current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; and

•	the debtors’ and the reorganized debtors’ current and former officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such, to facilitate the expeditious reorganization of the debtors and the implementation of the restructuring contemplated by the prepackaged plan, on and after the effective date of the prepackaged plan, the released parties will be deemed released and discharged by the debtors, the reorganized debtors, and the estates from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the debtors, the reorganized debtors, the estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or equity interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the debtors, the chapter 11 cases, the purchase, sale, or rescission of the purchase or sale of any security of the debtors or the reorganized debtors, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the prepackaged plan, the business or contractual arrangements between any debtor and any released party, the restructuring of claims and equity interests prior to or in the chapter 11 cases, the negotiation, formulation, or preparation of the prepackaged plan, the plan supplement, the disclosure statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the effective date of the prepackaged plan, other than claims or liabilities arising out of or relating to any act or omission of a released party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above will not release any post-effective date obligations of any party under the plan or any document, instrument, or agreement (including those set forth in the plan supplement) executed to implement the of the prepackaged plan, including the investment agreement and the transactions contemplated thereby, the amended credit agreement and the ABL agreement.

Releases by Holders of Claims and Equity Interests

As of the effective date of the prepackaged plan, each holder of a claim or an equity interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the debtors, the reorganized debtors, and the released parties from any and all claims, equity interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of a debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the debtors, the debtors’ restructuring, the chapter 11 cases, the purchase, sale, or rescission of the purchase or sale of any security of the debtors or the reorganized debtors, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the prepackaged plan, the business or contractual arrangements between any debtor and any released party, the restructuring of claims and equity interests prior to or in the chapter 11 cases, the negotiation, formulation, or preparation of the prepackaged plan, the related disclosure statement, the related plan supplement, or related agreements, instruments, or other documents (including, without limitation, the investment agreement and related agreements, instruments, or other documents), upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the confirmation date of the prepackaged plan, other than claims or liabilities arising out of or relating to any act or omission of a released party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above will not release any claims of an impaired creditor that rejects the plan and opts out of the releases on the ballot or any post-effective date obligations of any party under the prepackaged plan or any document, instrument, or agreement (including those set forth in the plan supplement) executed to implement the prepackaged plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above will not release the personal liability of any of the aforementioned released parties if any holder of a claim that votes to reject the prepackaged plan and opts out of such releases by a timely written election and in article VIII of the prepackaged plan for any statutory violation of applicable tax laws or bar any right of action asserted by a governmental taxing authority against the aforementioned released parties for any statutory violation of applicable tax laws.

Exculpation

Except as otherwise specifically provided in the prepackaged plan or plan supplement, none of (a) the debtors, the reorganized debtors, and their affiliates; (b) Wachovia Bank, as administrative agent under our existing credit agreement, in its capacity as such; (c) CD&R and the CD&R Investors; (d) the convertible notes indenture trustee, in its capacity as such; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such entities’ current or former subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such, which we collectively refer to as the exculpated parties, shall have or incur, and each exculpated party is hereby released and exculpated from any claim related to any act or omission in connection with, relating to, or arising out of the debtors’ out-of-court restructuring efforts, the chapter 11 cases, the formulation, preparation, dissemination, negotiation, or filing of the registration statement related to the exchange offer, including the prospectus, disclosure statement and the prepackaged plan or any contract, instrument, release, or other agreement or document created or entered into in connection with disclosure statement reflecting the prepackaged plan, the prepackaged plan, the filing of the chapter 11 cases, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the prepackaged plan, including the issuance of common stock or the distribution of property under the prepackaged plan, or any other agreement, which we collectively refer to as the exculpated claims, obligation, cause of action, or liability for any exculpated claim, except for gross negligence or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the prepackaged plan. The debtors and the reorganized debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the prepackaged plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the prepackaged plan or such distributions made pursuant to the prepackaged plan.

Injunction

Except as otherwise expressly provided in the prepackaged plan or for obligations issued pursuant to the prepackaged plan, all entities who have held, hold, or may hold claims or equity interests that have been released pursuant to article VIII.C of the prepackaged plan or article VIII.D of the prepackaged plan, discharged pursuant to article VIII.A of the of the prepackaged plan, or are subject to exculpation pursuant to article VIII.E of the prepackaged plan will be permanently enjoined, from and after the effective date, from taking any of the following actions against, as applicable, the debtors, the reorganized debtors, the released parties, or the exculpated parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or equity interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such claims or equity interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such entities or the property or estates of such entities on account of or in connection with or with respect to any such claims or equity interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or estates of such entities on account of or in connection with or with respect to any such claims or equity interests unless such holder has filed a motion requesting the right to perform such setoff on or before the confirmation date, and notwithstanding an indication in a proof of claim or equity interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or equity interests released or settled pursuant to the prepackaged plan.

Subordination Rights

Any distributions under the prepackaged plan to holders of Convertible Notes Claims shall be received and retained free from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. The confirmation order shall constitute an injunction enjoining any person from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the of the prepackaged plan to holders of Convertible Notes Claims, in each case other than as provided in the prepackaged plan.

Rights of Internal Revenue Service

Notwithstanding any provision to the contrary in the prepackaged plan, the confirmation order or the implementing of the prepackaged plan documents: (1) the rights of the IRS to setoff and recoupment shall be preserved; and (2) nothing in Article VIII.D of the prepackaged plan shall constitute a release of the IRS’s claims, if any, against the released parties and nothing shall affect the ability of the IRS to pursue, to the extent allowed by non-bankruptcy law, any non-debtors for any liabilities that may be related to any federal tax liabilities owed by the debtors and the reorganized debtors.

Retention of Causes of Action

Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the prepackaged plan, or in any settlement agreement approved during our reorganization case:

•	all rights, claims, causes of action, defenses, and counterclaims of or accruing to us will remain our assets, whether or not litigation relating thereto is pending on the effective date of the prepackaged plan, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the prepackaged plan, the schedules, or any other document filed with the bankruptcy court, and

•	we do not waive, relinquish, or abandon (nor will we be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim: (1) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the prepackaged plan or the schedules, or any other document filed with the bankruptcy court, (2) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to us, and (3) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim filed a proof of claim in the reorganization case, filed a notice of appearance or any other pleading or notice in the reorganization case, voted for or against the prepackaged plan, or received or retained any consideration under the prepackaged plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the prepackaged plan, the schedules, or any other document filed with the bankruptcy court will in no manner waive, eliminate, modify, release, or alter our right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that we have or may have, as of the confirmation date. We may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in our sole discretion, in accordance with what is in our best interests.

Objections to Claims and Interest/Distributions

The prepackaged plan provides that we may object to the allowance of claims or interests filed with the bankruptcy court and that after the date the prepackaged plan becomes effective only we may object to the allowance of claims and interests. Such objections may be resolved by a final order or by compromise or settlement. We, on the one hand, or the holder of any disputed claim, on the other hand, may seek resolution and/or enforcement of an unimpaired disputed claim (other than a claim arising from the rejection of an unexpired lease or executory contract), if a proof of the claim is timely filed, in the bankruptcy court, or, if no proof of claim is timely filed, in any other court of competent jurisdiction, either before or after the date the prepackaged plan becomes effective. Rejection claims may be resolved only in the bankruptcy court pursuant to the provisions of the prepackaged plan.

At such time as a disputed claim or disputed interest becomes an allowed claim or allowed interest, in whole or in part, the prepackaged plan provides that the holder of such claim or interest will receive on the distribution date the property that would have been distributed to such holder on the date the prepackaged plan becomes effective if such allowed claim or allowed interest was an allowed claim or allowed interest on the date the prepackaged plan becomes effective.

Limitation of Liability

Except as otherwise provided in the investment agreement, prepackaged plan or the confirmation order, neither us nor CD&R, nor any of our officers, directors, members or employees (acting in such capacity), nor any professional persons employed by us shall have or incur any liability to any entity or person for any action taken or omitted to be taken in connection with or related to our reorganization case, the formulation, preparation, dissemination, solicitation, confirmation or consummation of the prepackaged plan, or any other action taken or omitted to be taken in connection with the prepackaged plan or the prepetition restructuring efforts; provided that the foregoing will have no effect on the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a final order to have constituted gross negligence or willful misconduct.

Retention of Jurisdiction

The prepackaged plan provides that the bankruptcy court will retain and have jurisdiction of all matters arising in, arising under, and related to our reorganization case and the prepackaged plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code.

Executory Contracts and Unexpired Leases

On the effective date of the prepackaged plan, and to the extent permitted by applicable law, all of our executory contracts and unexpired leases will be assumed in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code, excluding:

•	any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by us prior to the commencement of the hearing on confirmation of the prepackaged plan; and

•	all executory contracts or unexpired leases rejected prior to the entry of the confirmation order of the bankruptcy court. Contracts or leases entered into after the date of commencement of our reorganization case will be performed by us in the ordinary course of business. In order to assume an executory contract or unexpired lease, we must, if there has been a default in such executory contract or unexpired lease, other than a default caused solely by the filing of our reorganization case, at the time of assumption (1) cure, or provide adequate assurance that we will cure such default, (2) compensate or provide adequate assurance that we will promptly compensate, a party to such contract or lease, for any actual pecuniary loss to such party resulting from such default, and (3) provide adequate assurance of future performance under such contract or lease.

Any claims arising out of the rejection of contracts or leases must be filed with the bankruptcy court within 30 days after the later of (1) the entry of a final order authorizing such rejection and (2) the confirmation date of the prepackaged plan, or be forever barred. Each such claim will constitute a Class 6 claim, to the extent such claim is allowed by the bankruptcy court.

We currently intend to assume all or substantially all executory contracts and unexpired leases.

Treatment of Trade Creditors and Employees During Our Reorganization Case

WE INTEND PROMPTLY FOLLOWING THE COMMENCEMENT OF THE PREPACKAGED PLAN PROCEEDING TO SEEK BANKRUPTCY COURT APPROVAL OF VARIOUS MEASURES DESIGNED TO ENSURE THAT OUR TRADE CREDITORS AND EMPLOYEES ARE UNAFFECTED BY THE FILING.

We intend to seek the approval of the bankruptcy court, promptly following the commencement of the prepackaged plan proceeding, to make payments in the ordinary course of business in respect of claims of trade creditors. There can be no assurance, however, that the bankruptcy court will permit the payment of the claims of trade creditors in the ordinary course. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES THAT VALID CLAIMS OF TRADE CREDITORS ARE TO BE PAID IN FULL AND THAT THE HOLDERS OF

SUCH CLAIMS WILL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.

Salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of our employees will be unaffected by the prepackaged plan. To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, we intend to seek the approval of the bankruptcy court, promptly following the commencement of the prepackaged plan proceeding, to pay all accrued prepetition salaries or wages, and expense reimbursements, to permit employees to utilize their paid vacation time which accrued prior to the commencement of our reorganization case (so long as they remain our employees) and to continue paying medical benefits under our health plans. There can be no assurance that the bankruptcy court will permit the payment of employee claims and health benefits in the ordinary course. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES FOR ALL EMPLOYEE CLAIMS AND BENEFITS TO BE PAID OR HONORED NO LATER THAN THE DATE ON OR AFTER THE DATE THE PREPACKAGED PLAN BECOMES EFFECTIVE WHEN SUCH PAYMENT OR OTHER OBLIGATION BECOMES DUE AND PERFORMABLE. EMPLOYEES SHALL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.

We intend to seek the approval of the bankruptcy court, promptly following the commencement of the prepackaged plan proceeding, to continue to honor our customer programs in the ordinary course of business. There can be no assurance, however, that the bankruptcy court will permit the payment of claims associated with the customer programs. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES THAT VALID OBLIGATIONS ARISING UNDER OUR CUSTOMER PROGRAMS ARE TO BE HONORED AND THAT HOLDERS OF CLAIMS THAT ARISE OUT OF THE CUSTOMER PROGRAMS WILL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION ON ACCOUNT OF SUCH CLAIMS.

We estimate that payments to trade creditors and employees will total approximately $107 million over 30 days.

In addition to any orders relating to the payment of prepetition claims of trade creditors and employees, we intend to seek certain orders very shortly after commencement of our reorganization case, including the following (if necessary):

•	an order authorizing us to obtain debtor-in-possession financing or to use cash collateral;

•	an order authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with our reorganization case;

•	an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

•	an order authorizing us (a) to continue our current cash management system, (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

•	an order to relieve us from the filing of certain forms and schedules otherwise required by the “U.S. Trustee Operating Guidelines and Reporting Requirements”;

•	an order authorizing us to continue our current investment guidelines and invest our available cash in the customary manner and consistent with past practices;

•	an order authorizing us to pay the CD&R Fund fees and expenses pursuant to the investment agreement;

•	an order fixing the dates for the hearings on approval of the disclosure statement reflecting the prepackaged plan and the prepackaged plan solicitation and confirmation of the prepackaged plan; and

•	such other orders as are typical in reorganization cases or that may be necessary for the preservation of our assets or for confirmation of the prepackaged plan.

The orders will be sought pursuant to accompanying motions and, if appropriate, memoranda of law. The foregoing list is subject to change depending upon our needs in connection with our operations during our reorganization case. Failure of the bankruptcy court to enter one or more of these orders, or a delay in doing so, could result in our reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the prepackaged plan.

We expect that the confirmation order of the bankruptcy court will provide that the issuance of the shares of common stock distributed under the prepackaged plan in respect of the convertible notes that are subject to the lock-up agreement shall be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code. See “—Securities Laws Matters.”

To the extent that we do not receive such confirmation, such shares of common stock may only be offered, resold or otherwise transferred (1) in a transaction not involving a public offering; (2) pursuant to an exemption from registration promulgated by Rule 144 of the Securities Act; (3) pursuant to an effective registration statement under the Securities Act; or (4) to the Company or our subsidiaries, in each of case, in accordance with any applicable U.S. federal or state laws.

In the lock-up agreement, we agreed to enter into a registration rights agreement containing customary indemnification provisions for selling shareholders that will provide registration rights to the noteholders who are parties to the lock-up agreement in the event that the exchange offer is consummated or, in the alternative, if the prepackaged plan is confirmed and the common stock received by the parties to the lock-up agreement is not freely tradable pursuant to the provisions of Section 1145 of title 11 of the United States Code. Under such registration rights agreement, and subject to customary blackout periods in connection with earnings releases and material corporate developments, we will:

•	no later than five business days following the closing of the CD&R investment or, in the alternative, the confirmation of the prepackaged plan, file with the SEC a shelf registration statement covering resales of the common stock received by such noteholders on a delayed or continuous basis; and

•	use our best efforts to maintain the effectiveness of such registration until the earlier of (a) six months after the closing of the CD&R investment or, in the alternative, the confirmation of the prepackaged plan (subject to an extension to 12 months after the closing in certain limited circumstances) and (b) the date on which all such common stock held by such noteholders can be resold pursuant to Rule 144 under the Securities Act without limitation as to volume or compliance with any manner of sale requirements.

See “The Restructuring—The Lock-Up Agreement—Registration Rights.”

Securities Laws Matters

To the extent that the issuance, transfer or exchange of the securities to be issued under the prepackaged plan are not exempt under section 1145 of the Bankruptcy Code, the issuance, transfer and exchange of the securities to be issued under the prepackaged plan will be made by us in reliance upon the exemption from the registration requirements of the Securities Act, afforded by section 4(2) of the Securities Act.

Certain Transactions by Stockbrokers

Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this document (and supplements hereto, if any, if ordered by the bankruptcy court) at or before the time of delivery of securities issued under the prepackaged plan to their customers for the first 40 days after the date the prepackaged plan becomes effective. This requirement specifically applies to trading and other aftermarket transactions in such securities.

UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION FOR
RESTRUCTURING UNDER THE PREPACKAGED PLAN

Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the prepackaged plan on our results of operations, financial position, and cash flows for the fiscal years ending in 2009, 2010, 2011 and 2012. We prepared these projections to analyze our ability to meet our obligations if we effect the restructuring through the prepackaged plan and to assist each holder of a claim in determining whether to vote to accept or reject the prepackaged plan. These projections are contained in this document in connection with the filing of the prepackaged plan in order to demonstrate feasibility of the prepackaged plan as required in a bankruptcy proceeding and, accordingly, should not be taken into account in making an investment decision. We do not, as a matter of course, publicly disclose projections as to our future revenues, earnings or cash flow. The financial projections should be read in conjunction with the sections titled “Unaudited Pro Forma Financial Information,” “Risk Factors—Our future operational and financial performance may vary materially from the financial projections contained in this document” and “Capitalization” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in the annual (see Part III, Item 15 of our annual reports on Form 10-K, except with respect to the consolidated financial statements for the fiscal year ended in 2008, which are attached as Exhibit 99.1 to this current report on Form 8-K filed with the SEC on September 10, 2009), quarterly (see Part I, Item 1 of our quarterly reports on Form 10-Q) and current reports filed by us with the SEC, which are incorporated by reference herein.

While presented with numerical specificity, these projections are based upon a variety of assumptions that we believe are reasonable, but are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Consequently, the inclusion of the projections should not be regarded as a representation by us or any other person that the projections will be realized, and actual results may vary materially from those presented below. See “Risk Factors.” Holders are cautioned not to place undue reliance on these financial projections.

THE PROJECTIONS SET FORTH BELOW WERE PREPARED BY AND ARE THE RESPONSIBILITY OF THE COMPANY AND WERE NOT PREPARED TO CONFORM WITH PUBLISHED GUIDELINES OF THE SEC, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NEITHER COMPILED NOR EXAMINED BY ERNST & YOUNG, LLP AND, ACCORDINGLY, ERNST & YOUNG, LLP DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE ERNST & YOUNG, LLP CONSENT INCLUDED IN THIS DOCUMENT RELATES TO THE COMPANY’S HISTORICAL FINANCIAL INFORMATION. THE ERNST & YOUNG, LLP OPINION DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF NCI, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND NCI’S CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS IN MANY RESPECTS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW.

THE INCLUSION OF THE PROJECTIONS IN THIS DOCUMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT NCI, OR ANY OF ITS RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, THE COMPANY CAUTIONS AGAINST RELIANCE ON SUCH INFORMATION. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE “RISK FACTORS” AND “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.”

Summary of Significant Assumptions.  The projections are based upon a number of significant assumptions described below.

Effective Date.  The projections have been prepared based on the assumption that the effective date of the transactions contemplated by the prepackaged plan is November 2, 2009, the last day of the Company’s 2009 fiscal year. Although the Company presently intends to cause the effective date to occur as soon as practical following the confirmation of the prepackaged plan, there can be no assurance as to when the effective date will actually occur given the conditions for the effective date to occur pursuant to the terms of the prepackaged plan (including the conditions in the investment agreement (see “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Conditions to the CD&R Investment”)).

Revenues.  Revenues were calculated for each business segment based on the forecasted volume of product shipped, multiplied by expected sales prices. Sales volumes for each business segment were determined based on the expected level of non-residential construction activity and each segment’s current and projected market share. Our forecast of non-residential construction activity is similar to the McGraw-Hill 3Q 2009 non-residential construction forecast as measured in square feet, which projects construction starts measured in square feet to change by -34.8%, -3.3%, +18.4% and +29.4% in 2009, 2010, 2011 and 2012, respectively. Expected sales prices are based on the historical mark-ups over raw material costs.

Gross Profit.  Gross profit is calculated based on estimated raw material input costs, expected levels of plant capacity utilization, and expected mark-ups over material cost inputs. The primary raw material cost input is steel, which is expected to remain consistent with the average cost incurred in the last half of 2009 through the end of 2010. Steel costs for the periods subsequent to 2010 are projected to be moderately higher than those experienced in 2010 based on expected steel demand increases. During the last six years, steel prices have been exceptionally volatile. The Company’s average cost of steel has fluctuated in a manner similar to the fluctuations reported in the CRU North American Steel Price Index published by the CRU Group. Historically, the Company has been able to pass the majority of raw material price increases on to customers, however, there can be no assurance that the Company will continue to be able to pass on steel price fluctuations.

Selling, General, and Administrative Expenses.  Operating expenses are based on the historical expense structures, after giving effect to cost reduction initiatives that were completed during 2009. The cost reduction initiatives included reductions in workforce as well as idling or closure of certain manufacturing plants. We believe that the increased operating leverage resulting from these initiatives will enable us to reduce our ratio of selling, general and administrative expenses to revenues as sales volumes increase.

Interest and Other Expense, Net.  Interest expense is calculated based on the terms of the amended credit agreement and ABL credit agreement as presented in the prepackaged plan and the projected underlying borrowings.

Effects of Completion.  In determining the projections, the Company estimated the pro forma effects of completing the transactions contemplated by the prepackaged plan. These pro forma effects included estimating the debt extinguishment accounting treatment that would be accorded the transactions, as well as the accounting treatment that would be accorded the issuance of the Series B preferred stock. These transactions are highly complex and require significant estimations and judgment in application. The ultimate accounting for these transactions will be dependent in part on the value of the Company’s common stock on the day the transactions close, which may be significantly different than the estimates, which are based on the stock price near the time of this filing. The actual entries recorded upon the close of the transactions may vary significantly from the estimates included in the projections.

Adjusted EBITDA.  Adjusted EBITDA is calculated based on the terms of the amended credit agreement contemplated by the prepackaged plan, which are provided in the form of amended credit agreement included as Exhibit A to the investment agreement (with the completion of items currently blank as agreed upon by Wachovia Bank, National Association (or any successor thereto)), and excludes the effects of the significant charges incurred in 2009 for lower of cost or market adjustments, asset impairments, goodwill and intangible asset impairments, and debt extinguishment and refinancing costs.

Adjusted EBITDA is calculated as set forth in the table below. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments, restructuring charges, lower of cost or market adjustment and stock compensation expense. Adjusted EBITDA is calculated based on the terms contained in our existing credit agreement. Adjusted EBITDA is used by management and provided to investors to provide comparability between periods of underlying operational results. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income (loss), net income (loss), debt or earnings (loss) per share determined in accordance with generally accepted accounting principles in the United States.

A reconciliation of net loss attributable to the Company to adjusted EBITDA is as follows:

	FY2009 (P)	FY2010 (P)	FY2011 (P)	FY2012 (P)

Net income (loss)	$(758)	$(9)	$15	$50
Depreciation/Amortization	33	29	31	29
Stock Compensation	16	5	5	5
Interest and Taxes	68	10	22	43
Restructuring Charges	14	—	—	—
Goodwill Impairment	623	—	—	—
LCM Inventory Reserve	40	—	—	—

Adjusted EBITDA	$36	$36	$73	$127

Net Income (Loss) Applicable to Common Shares.  Dividends and accretion on the prospective Series B convertible preferred stock are deducted from net income to determine net income applicable to common shares. The Company has the option to pay the dividends on the Series B convertible preferred stock in cash or in-kind with shares of Series B convertible preferred stock. Further, the dividends are eliminated if, at any time after the 30-month anniversary of the initial investment, our common stock trades at or above two times a specified target price (which is equal to $1.2748 at the closing of the restructuring, but is subject to adjustments thereafter) for each trading day during any period of 20 consecutive trading days. The projections assume that the Company will pay the required dividends for the first two and a half years in-kind and that no dividends would be required thereafter. There can be no assurance that the price of the Company’s common stock will exceed the 200% threshold and that no dividends will be required after the 30-month anniversary of the initial investment.

In addition, the Company expects to incur a non-cash beneficial conversion charge related to the Series B convertible preferred stock that will be deducted from net income applicable to the shares of common stock. The amount of the charge is based on the excess of the price of common stock on the closing date of the transaction contemplated by the prepackaged plan over the $1.2748 conversion price. The charge will be recognized on the date that the shares are immediately convertible into shares of our common stock. The Series B preferred shares are not immediately convertible but will become convertible on the date that we have sufficient authorized shares of common stock available, which date is projected to be at the completion of the March 2010 shareholders meeting.

Cash Flow from Operating Activities.  Cash flows from operating activities result from the Company’s earnings, adjusted for non-cash charges and changes in working capital. The non-cash charges in 2009 include significant adjustments for asset impairments, goodwill and intangible asset impairments and lower of cost or market inventory charges. Other non-cash charges include share-based compensation expenses and deferred income taxes. Investments in working capital are based on historical asset turn ratios and projected pricing for raw materials.

Cash Flow from Investing Activities.  The primary investing activity is capital expenditures. Capital expenditures are based on minimum maintenance and refurbishment activities in 2010 followed by specific capital projects planned thereafter. The capital projects are derived from the Company’s strategic plan and include software development and implementation for engineering and drafting software, common ERP systems, and investments in insulated panel manufacturing capacity.

Cash Flow from Financing Activities.  Cash flows from financing activities are based on the debt repayments called for in the recapitalization plan.

PROJECTED INCOME STATEMENT

	Fiscal Year
	2009 (P)	2010 (P)	2011 (P)	2012 (P)
		(In millions)

Sales (External)	$961	$861	$1,084	$1,331
Cost of sales	754	671	832	996
Lower of cost or market adjustment	40	—	—	—
Impairment charge	6	—	—	—

Gross Profit	$161	$190	$252	$335
GP %	16.8%	22.1%	23.2%	25.2%
Selling, general and administrative expenses	$221	$189	$215	$242
Goodwill and other intangible asset impairment	623	—	—	—
Restructuring charge	8	—	—	—

Income from operations	$(691)	$1	$37	$93

Interest income (expense), net	$(22)	$(16)	$(13)	$(13)
Debt extinguishment and refinancing costs	(103)	—	—	—
Other income (expense)	1	1	1	1

Earnings before tax	$(815)	$(14)	$25	$81
(Provision) benefit for income taxes	57	6	(9)	(31)

Net income (loss)	$(758)	$(8)	$16	$50
Preferred stock dividends and accretion	—	35	39	23
Preferred stock beneficial conversion charge	10	284	37	20

Net income (loss) applicable to common shares	$(768)	$(327)	$(60)	$7

Adjusted EBITDA	$36	$36	$73	$127

PROJECTED BALANCE SHEET

	Fiscal Year
	2009 (P)	2010 (P)	2011 (P)	2012 (P)
		(In millions)

ASSETS
Current Assets:
Cash and cash equivalents	$58	$90	$71	$82
Accounts receivable, net	81	79	100	123
Inventories	82	85	105	126
Deferred income taxes	25	25	25	25
Income taxes receivable	26	8	—	—
Prepaid expenses and other	24	24	24	24

Total current assets	$296	$311	$325	$380
Property, Plant and Equipment	503	505	555	595
Less: Accumulated Depreciation	(265)	(294)	(325)	(354)

Net property	$238	$211	$230	$241
Goodwill	5	5	5	5
Other assets	44	44	44	44

TOTAL ASSETS	$583	$571	$604	$670

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$2	$2	$2	$2
Accounts payable	61	58	73	87
Accrued expenses	74	75	93	105

Total current liabilities	$137	$135	$168	$194
Long-term debt	149	146	127	112
Deferred income taxes	20	20	20	20
Other long-term liabilities	11	8	8	8
Convertible preferred Stock	213	248	287	310
Shareholders’ equity (deficit)	53	14	(6)	27

TOTAL LIABILITIES AND EQUITY	$583	$571	$604	$671

PROJECTED CASH FLOW STATEMENT

	Fiscal Year
	2009 (P)	2010 (P)	2011 (P)	2012 (P)
		(In millions)

OPERATING ACTIVITIES
Net Income	$(758)	$(8)	$16	$50
Depreciation and amortization	33	29	31	29
Other non-cash adjustments	762	3	4	4
Changes to working capital	61	12	(1)	(17)

Net Cash from Operating Activities	$59	$36	$50	$66

Investing Activities:
Capital expenditures	$(23)	$(9)	$(50)	$(40)
Other	1	7	—	—

Net Cash used in investing activities	(22)	(2)	(50)	(40)

FINANCING ACTIVITIES
Repayment of convertible notes	(90)	—	—	—
Payments on long term debt	(146)	(2)	(19)	(15)
Payment of refinancing costs	(31)	—	—	—
Net proceeds from preferred stock	218	—	—	—

Net cash from financing activities	$(49)	$(2)	$(19)	$(15)

Net increase (decrease) in cash	(10)	32	(19)	11
Cash at beginning of period	$68	$58	$90	$71

Cash at end of period	$58	$90	$71	$82

DIRECTORS AND MANAGEMENT FROM AND AFTER
THE CLOSING OF THE RESTRUCTURING

Board of Directors

Under the stockholders agreement, from and after the closing of the restructuring and for so long as the CD&R Investors hold voting power of the Company equal in the aggregate to at least 10% of the aggregate voting power held by the CD&R Investors immediately following the closing of the restructuring, the CD&R Investors will be entitled to nominate or designate to serve on the Company’s board of directors a number of individuals proportionate to their percentage of aggregate voting power of the Company at the relevant time, subject to any applicable legal and regulatory limitations.

In addition, upon the occurrence of certain events relating to our failure to cause the CD&R Investors’ nominees or designees to be elected to our board of directors or the removal of such persons without cause other than by action or request from the CD&R Investors, the CD&R Investors will have the right to designate a board observer to attend (without voting rights) each meeting of our board of directors or any committee thereof (and to receive from us, copies of all notices, information and other material we provide to our board of directors and committees) until such time as such event is cured.

Furthermore, for so long as the CD&R Investors hold in the aggregate at least 20% of the voting power of the Company, the CD&R Investors will be entitled to appoint one of its designees to our board of directors as “Lead Director” or Chairman of the Executive Committee of our board of directors.

However, for so long as stockholders unaffiliated with the CD&R Investors own in the aggregate at least 5% of the voting power of the Company, the Company’s board of directors will include (1) at least two unaffiliated shareholder directors (as described in “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Board Representation and Other Related Matters”) and (2) the Chief Executive Officer of the Company.

See “The Restructuring—Description of the CD&R Investment—The Stockholders Agreement—Board Representation and Other Related Matters” and “The Restructuring—Description of the CD&R Investment—The Investment Agreement—Governance Matters.”

We have also agreed that for so long as the lock-up agreement is in effect and there has been no material breach by the holders that executed the lock-up agreement:

•	holders of convertible notes representing at least a majority of the outstanding convertible notes may submit proposed persons to serve as the initial unaffiliated shareholder directors, and the Company will consider in good faith any such proposed persons;

•	prior to the appointment of the initial unaffiliated shareholder directors, the Company will provide notice prior to the closing of the restructuring of the Company’s proposed initial unaffiliated shareholder directors; and

•	in the event that holders of convertible notes representing at least a majority of the outstanding convertible notes provide written notice to the Company within seven business days that they object to the proposed initial unaffiliated shareholder directors, the Company will propose (and, if necessary, continue to propose) alternative initial unaffiliated shareholder directors so that at least one of the two initial unaffiliated shareholder directors is acceptable to holders of convertible notes representing at least a majority of the outstanding convertible notes.

At this time, no individuals have been proposed by the CD&R Investors or by the Company to serve on our board of directors from and after the closing of the restructuring.

In accordance with the requirements of the Bankruptcy Code, we will disclose the identity and affiliations of those individuals proposed to serve as members of our board of directors following the restructuring prior to confirmation of the prepackaged plan.

Pursuant to the investment agreement, we have also agreed to take all actions necessary to elect, effective as of the closing of the restructuring, to take advantage of the exemptions to the requirements of Paragraphs 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual and to ensure that the by-laws, the charters of the committees of our board of directors and any of our corporate guidelines, effective as of the closing, are consistent with the provisions of the stockholders agreement and the transactions contemplated by that agreement. See “The Restructuring—The CD&R

Investment—The Investment Agreement—Governance Matters” and “The Restructuring—The CD&R Investment—The Stockholders Agreement—Agreement with Respect to Controlled Company Status.”

Executive Officers

See “The Restructuring—The CD&R Investment—The Investment Agreement—Employee Benefit Matters” for a description of amendments to employment agreements with our executive officers to be entered into in connection with the CD&R investment.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
TO THE COMPANY OF THE RESTRUCTURING

Cancellation of Indebtedness Income

The exchange of convertible notes pursuant to the recapitalization plan or, in the alternative, pursuant to the prepackaged plan will generally result in COD income to us for U.S. federal income tax purposes to the extent that the “adjusted issue price” of the exchanged convertible notes exceeds the fair market value of the shares of common stock and cash paid in exchange for such convertible notes (except to the extent that such consideration is attributable to accrued and unpaid interest). Thus, the precise amount of COD income, if any, resulting from the exchange of convertible notes cannot be determined until the date of the exchange. In addition, the term loan refinancing may also result in COD income to us.

To the extent we were considered insolvent from a tax perspective immediately prior to the completion of the recapitalization plan, any such COD income would be excluded from our taxable income. Alternatively, if the discharge of our liability occurred pursuant to the prepackaged plan, any COD income from such discharge would be excluded from our taxable income.

If and to the extent any COD income is excluded from taxable income pursuant to the insolvency exception or the bankruptcy exception described above, we generally will be required to reduce certain of our tax attributes, including, but not limited to, our net operating losses, loss carryforwards, credit carryforwards and tax basis in certain assets, by the amount of any excluded COD income. This may result in a significant reduction in, and possible elimination of, certain of our tax attributes. Under regulations applicable to taxpayers filing consolidated returns, generally the tax attributes attributable to the debtor member (and, to the extent required by certain look-through rules, its direct or indirect subsidiaries) are the first to be reduced. To the extent that any COD income of such debtor member of the consolidated group exceeds the tax attributes attributable to such debtor member, the consolidated tax attributes attributable to other members of the consolidated group must be reduced.

If any COD income is not excluded from our taxable income and we do not have sufficient losses to offset fully such COD income, we may incur tax liability from such COD income. We may make an election under recently enacted section 108(i) of the Internal Revenue Code to defer the inclusion of all or a portion of any COD income resulting from the consummation of the recapitalization plan or the prepackaged plan, with the amount of deferred COD income becoming includible in taxable income ratably over a five-taxable-year period beginning in, if such consummation occurs in 2009, the fifth taxable year after such consummation.

To the extent the fair market value of the shares of common stock and cash paid pursuant to the exchange offer, or, in the alternative, pursuant to the prepackaged plan, exceeds the “adjusted issue price” of the convertible notes (except to the extent that such consideration is attributable to accrued and unpaid interest), the Company will generally have paid a premium on the exchange for the convertible notes. This premium might not be deductible for U.S. federal income tax purposes.

Potential Limitations on Net Operating Loss Carryforwards and Other Tax Attributes

The restructuring is expected to result in an “ownership change” of our Company within the meaning of section 382 of the Internal Revenue Code. Under section 382 of the Internal Revenue Code, if a corporation or a consolidated group with net operating losses, or NOLs, loss carryforwards or certain other tax attributes, which we refer to as a loss corporation, undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs, loss carryforwards and certain other tax attributes generally will be subject to an annual limitation in the post-change period.

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the ownership change occurs) and the value of the loss corporation’s outstanding stock immediately before the ownership change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain, immediately prior to the ownership change, the annual limitation may be increased during the subsequent five-year period. If a loss corporation has a net unrealized built-in loss, immediately prior to the ownership change, certain losses recognized during the subsequent five-year period also would be subject to the annual limitation.

If the ownership change occurs pursuant to a bankruptcy plan and, if as expected here, the debtor does not satisfy the requirements of, or elects not to apply, section 382(l)(5) of the Internal Revenue Code, the debtor’s use of its pre-change NOLs, loss carryforwards and certain other tax attributes will be subject to an annual limitation as determined under section 382(l)(6) of the Internal Revenue Code. In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the ownership change, subject to certain adjustments.

The impact on us of any ownership change under section 382 of the Internal Revenue Code depends upon, among other things, the amount of our pre-ownership change losses and other tax attributes remaining after the recognition of any COD income or reduction of tax attributes, the value of our Company at the time of the ownership change, and the amount and timing of future taxable income.

Alternative Minimum Tax

Notwithstanding our ability to utilize our losses to offset any COD income for regular U.S. federal income tax purposes, we may nonetheless be liable to tax under the alternative minimum tax, which we refer to as AMT, provisions of the Internal Revenue Code. In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally is allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when it is no longer subject to the AMT.

WHERE YOU CAN FIND MORE INFORMATION / ADDITIONAL DISCLOSURE

In connection with the proposed exchange offer by the Company to acquire all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “convertible notes”), issued under that indenture, dated as of November 16, 2004, between the Company and The Bank of New York, as trustee, in exchange for cash and shares of Company common stock, the Company expects to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, a tender offer statement on Schedule TO and related documents and materials. Investors and security holders are strongly urged to carefully review the registration statement, the tender offer statement and the other related documents and materials filed with the SEC, as well as any amendments and supplements thereto, when they become available because they will contain important information about the Company, the proposed exchange offer and related transactions.

The final offer document and prospectus relating to the proposed exchange offer will be mailed to the holders of the convertible notes. Investors and security holders may obtain a free copy of the registration statement, tender offer statement and the final offer document and prospectus (when available), as well as other documents filed by the Company with the SEC, at the SEC’s web site, www.sec.gov. Free copies of NCI’s filings with the SEC may also be obtained from the Company’s Investor Relations Department at P.O. Box 692055, Houston, Texas 77269-2055 or by phone at (281) 897-7788.

This communication shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, securities, nor shall there be any exchange or sale of such securities in any jurisdiction in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Such an offer may be made solely by a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Accordingly, the proposed offer for the Company’s convertible notes described in this communication has not commenced. At the time that the contemplated offer is commenced, the Company will file a statement on Schedule TO and registration statement on Form S-4 with the SEC. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Statements contained in this document as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Statements contained in this document statement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to one of our reports filed separately with the SEC, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

Annex A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: NCI BUILDING SYSTEMS, INC., et al.,[1] Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 09- ( ) Joint Administration Requested

JOINT PREPACKAGED PLAN OF REORGANIZATION OF
NCI BUILDING SYSTEMS, INC., ET AL. PURSUANT
TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP 601 Lexington Avenue New York, New York 10022-4611 Telephone: (212) 446-4800 Facsimile: (212) 446-4900	WACHTELL, LIPTON, ROSEN & KATZ 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000

YOUNG CONAWAY STARGATT & TAYLOR, LLP The Brandywine Building 1000 West Street, 17th Floor Wilmington, Delaware 19801 Telephone: (302) 571-6637 Wilmington, Delaware 19801

Proposed Attorneys for the Debtors

Dated: October   , 2009

1 The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: NCI Building Systems, Inc. (7701) NCI Group, Inc. (8132) Steelbuilding.com, Inc. (8097) and Robertson-Ceco II Corporation (9146). The location of the Debtors’ corporate headquarters and the service address for all Debtors is: 10943 North Sam Houston Parkway West, Houston, Texas 77064.

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	A-1
A. Defined Terms.	A-1
B. Rules of Interpretation.	A-7
C. Computation of Time.	A-8
D. Governing Law.	A-8
E. Reference to Monetary Figures.	A-8
ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS	A-8
A. Administrative Claims.	A-8
B. Priority Tax Claims.	A-9
ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	A-9
A. Classification of Claims and Equity Interests.	A-9
B. Treatment of Claims and Equity Interests.	A-10
C. Special Provision Governing Unimpaired Claims.	A-14
D. Acceptance or Rejection of the Plan.	A-14
E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	A-14
F. Controversy Concerning Impairment.	A-14
G. Subordinated Claims.	A-15
ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN	A-15
A. General Settlement of Claims.	A-15
B. Restructuring Transactions.	A-15
C. Existing Letters of Credit.	A-15
D. Sources of Consideration for Plan Distributions.	A-15
E. Management Employment Contracts.	A-16
F. Corporate Existence.	A-16
G. Vesting of Assets in the Reorganized Debtors.	A-17
H. Cancellation of Securities and Agreements.	A-17
I. Surrender of Existing Securities.	A-17
J. Corporate Action.	A-18
K. New Certificates of Incorporation and New By-Laws.	A-18
L. Directors and Officers of the Reorganized Debtors.	A-18
M. Effectuating Documents; Further Transactions.	A-19
N. Section 1146 Exemption.	A-19
O. Employee and Retiree Benefits.	A-19
P. Preservation of Causes of Action.	A-19
ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	A-20
A. Assumption and Rejection of Executory Contracts and Unexpired Leases.	A-20
B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.	A-20
C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.	A-20
D. Insurance Policies.	A-21
E. Modifications, Amendments, Supplements, Restatements, or Other Agreements.	A-21
F. Reservation of Rights.	A-21
G. Nonoccurrence of Effective Date.	A-21

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H. Contracts and Leases Entered Into After the Petition Date.	A-21
ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	A-22
A. Timing and Calculation of Amounts to Be Distributed.	A-22
B. Disbursing Agent.	A-22
C. Rights and Powers of Disbursing Agent.	A-22
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions.	A-22
E. Manner of Payment.	A-23
F. Section 1145 Exemption.	A-23
G. Compliance with Tax Requirements.	A-24
H. Allocations.	A-24
I. No Postpetition Interest on Claims.	A-24
J. Setoffs and Recoupment.	A-24
K. Claims Paid or Payable by Third Parties.	A-24
ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	A-25
A. Allowance of Claims.	A-25
B. Proofs of Claims.	A-25
C. Prosecution of Objections to Claims.	A-25
D. Procedures Regarding Disputed Claims.	A-25
E. Disallowance of Claims or Interests.	A-26
F. No Distributions Pending Allowance.	A-26
G. Distributions After Allowance.	A-26
ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	A-26
A. Discharge of Claims and Termination of Equity Interests.	A-26
B. Release of Liens.	A-27
C. Releases by the Debtors.	A-27
D. Releases by Holders of Claims and Equity Interests.	A-27
E. Exculpation.	A-28
F. Injunction.	A-28
G. Subordination Rights.	A-28
H. Rights of Internal Revenue Service.	A-29
ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	A-29
A. Conditions Precedent to the Effective Date.	A-29
B. Waiver of Conditions.	A-29
C. Effect of Failure of Conditions.	A-29
ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	A-30
A. Modification and Amendments.	A-30
B. Effect of Confirmation on Modifications.	A-30
C. Revocation or Withdrawal of Plan.	A-30
ARTICLE XI. RETENTION OF JURISDICTION	A-30
ARTICLE XII. MISCELLANEOUS PROVISIONS	A-32
A. Immediate Binding Effect.	A-32
B. Additional Documents.	A-32
C. Payment of Statutory Fees.	A-32
D. Payment of Fees and Expenses of the Convertible Indenture Trustee.	A-32

A-ii

E. Statutory Committee and Cessation of Fee and Expense Payment.	A-32
F. Reservation of Rights.	A-32
G. Successors and Assigns.	A-32
H. Notices.	A-33
I. Term of Injunctions or Stays.	A-33
J. Entire Agreement.	A-33
K. Exhibits.	A-34
L. Nonseverability of Plan Provisions.	A-34
M. Votes Solicited in Good Faith.	A-34
N. Closing of Chapter 11 Cases.	A-34
O. Waiver or Estoppel.	A-34
P. Conflicts.	A-34

A-iii

INTRODUCTION

NCI Building Systems, Inc., together with its affiliates NCI Group, Inc., Steelbuilding.com, Inc. and Robertson-Ceco II Corporation, as debtors and debtors in possession, propose this joint prepackaged plan of reorganization for the resolution of the outstanding claims against and equity interests in the Debtors pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of the Judicial Code; (c) Professional Fee Claims; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

2. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3. “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is scheduled by the Debtors as neither disputed, contingent nor unliquidated, and as to which the Debtors or other party in interest have not Filed an objection; (b) a Claim that either is not a Disputed Claim or has been Allowed by a Final Order; (c) a Claim that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court or (iii) pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been Allowed by a Final Order; (e) a Claim that is Allowed pursuant to the terms of the Plan; or (f) a Claim as to which a Proof of Claim has been timely Filed and as to which no objection has been Filed.

4. “Amended and Restated Senior Secured Credit Agreement” means that certain Amended and Restated Credit Agreement to be entered into on the Effective Date, substantially in the form contained in the Plan Supplement.

5. “Avoidance Actions” means any and all actual or potential Claims to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code.

6. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

7. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Chapter 11 Cases.

8. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

9. “Bar Date” means the date, if any, established by the Bankruptcy Court by which Proofs of Claim must be filed.

10. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

11. “Cash” means the legal tender of the United States of America, as applicable, or the equivalent thereof.

12. “Causes of Action” means all actions (including Avoidance Actions), causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims, or any other claims whatsoever, in each case held by the Debtors, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

13. “CD&R” means Clayton, Dubilier & Rice, Inc. and (i) its Affiliates, (ii) any investment fund managed by Clayton, Dubilier and Rice, Inc. or its Affiliates, (iii) any Affiliates of any such investment fund, (iv) any successor to its investment management business and (v) directors, officers, employees, and partners of the entities described in (i)-(iv) above.

14. “Certificate” means any instrument evidencing a Claim or an Equity Interest.

15. “CD&R Fund” means Clayton, Dubilier & Rice Fund VIII, L.P.

16. “CD&R Investors” means CD&R Fund and any parallel or co-investment vehicles under common control or management with CD&R Fund to which CD&R Fund assigned its rights and obligations to purchase Series B Preferred Stock under the Investment agreement.

17. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

18. “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

19. “Class” means a class of Claims or Equity Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

20. “Common Stock” means shares of common stock of NCIBS authorized pursuant to the NCIBS Charter.

21. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

22. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

23. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

24. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

25. “Consummation” means the effectiveness of this Plan on the Effective Date.

26. “Convertible Notes” means the 2.125% Convertible Notes due 2024 issued by NCIBS.

27. “Convertible Notes Indenture” means that certain Indenture, dated November 16, 2004, by and between NCI Building Systems, Inc. and The Bank of New York, as indenture trustee, pursuant to which NCIBS issued the Convertible Notes.

28. “Convertible Notes Indenture Trustee” means The Bank of New York, as indenture trustee for the Convertible Notes.

29. “Credit Agreement Principal Repayment Amount” means an amount equal to the difference between the aggregate principal amount outstanding under the Senior Secured Credit Agreement as of the Petition Date and $150.0 million.

30. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

31. “Debtors” means, collectively: NCIBS, NCI Group, Inc., Steelbuilding.com, Inc. and Robertson-Ceco II Corporation.

32. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

33. “Disclosure Statement” means that certain prospectus/disclosure statement which forms a part of NCIBS’s Registration Statement on Form S-4 filed on September 10, 2009 with the Securities and Exchange Commission, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

34. “Disputed Claim” means any Claim that is not yet Allowed.

35. “Distribution Record Date” means other than with respect to any publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be five Business Days after the Effective Date.

36. “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been met or waived pursuant to Article IX.A and Article IX.B and (b) no stay of the Confirmation Order is in effect. Unless otherwise specifically provided in the Plan or the Investment Agreement, anything required to be done by the Debtors or the Reorganized Debtors, as applicable, on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

37. “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

38. “Equity Interests” means any: (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto; and (b) partnership, limited liability company, or similar interest in a Debtor.

39. “Equity Security” means any equity security as defined in section 101(16) of the Bankruptcy Code in a Debtor.

40. “ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461 (2006), and the regulations promulgated thereunder.

41. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

42. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq.

43. “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ out-of-court restructuring efforts, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Common Stock or the distribution of property under the Plan, or any other agreement.

44. “Existing Letters of Credit” means all outstanding and undrawn letters of credit under the Senior Secured Credit Agreement.

45. “Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors, and their Affiliates; (b) the Senior Secured Agent, in its capacity as such; (c) CD&R and CD&R Investors; (d) the Convertible Notes Indenture Trustee, in its capacity as such; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ current or former subsidiaries, affiliates, managed accounts or funds, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such.

46. “Executory Contract” means, as applicable, a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

47. “File” or “Filed” or “Filing” means file, filed, or filing with the Bankruptcy Court or the Debtors’ claims agent, as applicable, in the Chapter 11 Cases.

48. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, re-argument, or rehearing has expired and no appeal, petition for certiorari, or motion for a new trial, re-argument, or rehearing has been timely filed, or as to which any appeal that has been taken, any petition for certiorari, or motion for a new trial, re-argument, or rehearing that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

49. “General Administrative Claim” means any Administrative Claim, including Cure Claims, other than a Professional Fee Claim.

50. “General Unsecured Claim” means any Unsecured Claim that is not an Intercompany Claim, a Secured Tax Claim or a Claim in respect of the Convertible Notes.

51. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

52. “Holdback Amount” means the aggregate holdback of those Professional fees billed to the Debtors during the Chapter 11 Cases that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date. The Holdback Amount shall not be considered property of the Debtors or the Reorganized Debtors. When all Professional Fee Claims have been paid, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

53. “Holdback Escrow Account” means the escrow account established by the Reorganized Debtors into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.

54. “Holder” means an Entity holding a Claim or an Equity Interest.

55. “Impaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is not Unimpaired.

56. “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.

57. “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor or an Equity Interest in a Debtor held by an Affiliate of a Debtor.

58. “Investment Agreement” means that certain investment agreement, dated as of August 14, 2009, by and between NCIBS and the CD&R Fund, as such agreement may be amended from time to time, pursuant to which the CD&R Fund agreed to purchase the Series B Preferred Stock.

59. “Investment Proceeds” means the $250,000,000 payable by the CD&R Investors under the Investment Agreement.

60. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.

61. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

62. “Management Employment Contracts” means those certain management employment contracts identified on Exhibit G of the Investment Agreement.

63. “NCIBS” means NCI Building Systems, Inc.

64. “NCIBS Charter” means the Restated Certificate of Incorporation of NCIBS, as amended.

65. “NCIBS General Unsecured Claim” means a General Unsecured Claim against NCIBS.

66. “NCI Group, Inc. General Unsecured Claim” means a General Unsecured Claim against NCI Group, Inc.

67. “New ABL Revolving Credit Facility” means an asset-backed revolving credit facility to be provided by certain lenders, substantially in the form contained in the Plan Supplement.

68. “New Boards” means the initial boards of directors of the Reorganized Debtors as of the Effective Date.

69. “New By-Laws” means the by-laws of any of the Debtors on and after the Effective Date.

70. “New Certificates of Incorporation” means the certificates of incorporation of any of the Debtors on and after the Effective Date.

71. “New Term Loan” means that certain first-priority, five-year senior secured term loan in the amount of $150,000,000 provided pursuant to the Amended and Restated Senior Secured Credit Agreement and all other documents entered into in connection therewith or contemplated thereby, substantially on the terms contained in the Plan Supplement.

73. “Other Secured Claim” means any Secured Claim that is not a Senior Secured Claim or a Secured Tax Claim.

74. “Petition Date” means [                    ,          ], the date on which the Debtors commenced the Chapter 11 Cases.

75. “Plan” means this Joint Plan of Reorganization of NCI Building Systems, Inc., et al. Pursuant to Chapter 11 of the United States Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.

76. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors no later than five days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, comprised of, among other documents, the following: (a) the New By-Laws; (b) the New Certificate of Incorporation; (c) the Rejected Executory Contract and Unexpired Lease List; (d) a list of retained Causes of Action; (e) the Stockholders Agreement; (f) the New ABL Revolving Credit Facility; and (g) the Amended and Restated Senior Secured Credit Agreement. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (g). The Debtors shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article IX.

77. “Postpetition Period” means the period of time following the Petition Date through the Effective Date.

78. “Priority Non-Tax Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

79. “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

80. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

81. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

82. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through the Confirmation Date.

83. “Professional Fee Order” means that certain order of the Bankruptcy Court entered on [                    . 2009], establishing procedures for interim compensation and reimbursement of expenses of Professionals [Docket No.      ].

84. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

85. “Reinstated” means: (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim or Equity Interest so as to leave such Claim or Equity Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Equity Interest to demand or receive accelerated payment of such Claim or Equity Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Equity Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Equity Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Equity Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Equity Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Equity Interest entitles the Holder.

86. “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended), as determined by the Debtors or Reorganized Debtors, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Reorganized Debtors pursuant to the provisions of Article V.

87. “Released Party” means each of: (a) the Senior Secured Agent, in its capacity as such; (b) the Convertible Notes Indenture Trustee, in its capacity as such, (c) CD&R and the CD&R Investors; (d) with respect to each of the foregoing entities in clauses (a) through (c), such Entities’ current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; and (e) the Debtors’ and the Reorganized Debtors’ current and former officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.

88. “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

89. “Reorganized NCIBS” means a newly formed corporation or Reorganized Debtor used to implement the Restructuring Transactions.

90. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors.

91. “Robertson-Ceco II Corporation General Unsecured Claim” means a General Unsecured Claim against Robertson-Ceco II Corporation.

92. “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

93. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

94. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

95. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.

96. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

97. “Senior Secured Agent” means Wachovia Bank, as administrative agent under the Senior Secured Credit Agreement.

98. “Senior Secured Claims” means Claims arising under the Senior Secured Credit Agreement and any other Claims that, pursuant to the terms of the Senior Secured Credit Agreement, rank pari passu with and are secured equally and ratably with such Claims.

99. “Senior Secured Credit Agreement” means that certain Credit Agreement, dated June 18, 2004, by and among NCIBS, certain of its subsidiaries, as guarantors, Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders party thereto, as amended.

100. “Series B Preferred Stock” means shares of Preferred Stock of NCIBS, par value $1.00 per share, designated as the Series B Cumulative Convertible Participating Preferred Stock.

101. “Steelbuilding.com, Inc. General Unsecured Claim” means a General Unsecured Claim against Steelbuilding.com, Inc.

102. “Stockholders Agreement” means the form of stockholders agreement entered into by and between NCIBS and the CD&R Investors in connection with the Investment Agreement, substantially in the form contained in the Plan Supplement.

103. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

104. “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

105. “Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Equity Interests set forth in Article III.

A.	Administrative Claims.

1. General Administrative Claims.

Except as specified in this Article II, unless otherwise agreed to by the Holder of a General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 30 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claims are based on liabilities incurred by the Debtors in the ordinary course of their business during the Postpetition Period, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holders of such Allowed General Administrative Claims.

2. Professional Compensation.

(a) Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the Postpetition Period, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than 45 days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

(b) Payment of Interim Amounts.

Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall pay all amounts owing to Professionals for all outstanding amounts payable relating to prior periods through the Confirmation Date. To receive payment, on or before Effective Date, each Professional shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.

(c) Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims and Equity Interests.

1. This Plan constitutes a separate chapter 11 plan for each Debtor. Classes 1, 2, 4, 10, 11, and 13, for administrative convenience, encompass claims against various Debtors of a similar nature and entitled to similar treatment. Class 3 includes Senior Secured Claims against all of the Debtors. Class 5 includes Convertible Notes Claims against NCIBS. Class 12 includes Claims on account of Equity Interests in NCIBS. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Article II.

2. All Claims and Equity Interests, except for Administrative Claims and Priority Tax Claims are classified in the Classes set forth in this Article III. A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes. A Claim also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

3. Class Identification.

The classification of Claims and Equity Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Equity Interests	Status	Voting Rights

Class 1	Priority Non-Tax Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Senior Secured Claims	Impaired	Entitled to Vote
Class 4	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 5	Convertible Notes Claims	Impaired	Entitled to Vote
Class 6	NCIBS General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 7	NCI Group, Inc. General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 8	Steelbuilding.com, Inc. General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 9	Robertson-Ceco II Corporation General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 10	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 11	Intercompany Interests	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 12	Equity Interests in NCIBS	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 13	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Claims and Equity Interests.

1. Class 1—Priority Non-Tax Claims.

(a) Classification:  Class 1 consists of all Priority Non-Tax Claims.

(b) Treatment:  Except to the extent that a Holder of an Allowed Priority-Non Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Non-Tax Claim, each Holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash (a) on the Effective Date or (b) if the Priority Non-Tax Claim is not Allowed as of the Effective Date, 30 days after the date on which an order allowing such Priority Non-Tax Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Priority Non-Tax Claims are based on liabilities incurred by the Debtors in the ordinary course of business, on the date such liability becomes due in the ordinary course of business.

(c) Voting:  Class 1 is Unimpaired by the Plan. Each Holder of a Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

2. Class 2—Secured Tax Claims

(a) Classification:  Class 2 consists of all Secured Tax Claims.

(b) Voting:  Class 2 is Unimpaired, and holders of Class 2 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

(c) Treatment:  Except to the extent that a Holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Allowed Secured Tax Claim, each Holder of such Allowed Secured Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (i) Cash on the Effective Date in an amount equal to such Allowed Secured Tax Claim, (ii) commencing on the Effective Date and continuing over a period not exceeding five years from the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the sole option of the Debtors or the Reorganized Debtors to prepay the entire amount of the Allowed Secured Tax Claim or (iii) regular Cash payments in a manner not less favorable than the most favored non-priority unsecured Claim provided for by the Plan.

3. Class 3—Senior Secured Claims.

(a) Classification:  Class 3 consists of all Senior Secured Claims.

(b) Allowance:  The Senior Secured Claims are Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c) Treatment:  Except to the extent that a Holder of an Allowed Senior Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Senior Secured Claim, each Holder of such Allowed Senior Secured Claim shall receive its Pro Rata share of:

(i) Cash in an amount equal to the Credit Agreement Principal Repayment Amount, plus Cash equal to accrued but unpaid interest, fees and expenses on the loans under the Senior Secured Credit Agreement up to the Effective Date; and

(ii) the New Term Loan.

(d) Voting:  Class 3 is Impaired by the Plan. Holders of Senior Secured Claims are entitled to vote to accept or reject the Plan.

4. Class 4—Other Secured Claims.

(a) Classification:  Class 4 consists of all Other Secured Claims.

(b) Treatment:  Except to the extent that a Holder of an Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Other Secured Claim, each Allowed Other Secured Claim shall be Reinstated or otherwise rendered Unimpaired for the benefit of the Holders thereof.

(c) Voting:  Class 4 is Unimpaired by the Plan. Each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

5. Class 5—Convertible Notes Claims.

(a) Classification:  Class 5 consists of all Convertible Notes Claims.

(b) Allowance:  The Convertible Notes Claims are Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c) Treatment:  Except to the extent that a Holder of an Allowed Convertible Notes Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Convertible Notes Claim, each Holder of such Allowed Convertible Notes Claim shall receive:

(i) Cash in an amount equal to $500 for each $1,000 of principal amount of Convertible Notes held by such Holder ; and

(ii) 390 shares of Common Stock for each $1,000 of principal amount of Convertible Notes held by such Holder, issued on the Effective Date.

(d) Voting:  Class 5 is Impaired by the Plan. Holders of Convertible Notes Claims are entitled to vote to accept or reject the Plan.

6. Class 6—NCIBS General Unsecured Claims.

(a) Classification:  Class 6 consists of all General Unsecured Claims against NCIBS.

(b) Treatment:  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a Holder of an Allowed NCIBS General Unsecured Claim agrees to less favorable treatment of such Allowed NCIBS General Unsecured Claim or has been paid prior to the Effective Date, each Allowed NCIBS General Unsecured Claim shall be Unimpaired in accordance with section 1124 of the Bankruptcy Code. Each Holder of an Allowed NCIBS General Unsecured Claim that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed NCIBS General Unsecured Claim on the latest of (a) the Effective Date; and (b) the date such Allowed General Unsecured Claims becomes due and payable in the ordinary course of business; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Allowed NCIBS General Unsecured Claims in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any NCIBS General Unsecured Claim, whether or not objected to prior to the Effective Date.

(c) Voting:  Class 6 is Unimpaired by the Plan. Each Holder of a NCIBS General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of NCIBS General Unsecured Claims are not entitled to vote to accept or reject the Plan.

7. Class 7—NCI Group, Inc. General Unsecured Claims.

(a) Classification:  Class 7 consists of all NCI Group, Inc. General Unsecured Claims.

(b) Treatment:  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a Holder of an Allowed NCI Group, Inc. General Unsecured Claim agrees to less favorable treatment of such Allowed NCI Group, Inc. General Unsecured Claim or has been paid prior to the Effective Date, each Allowed NCI Group, Inc. General Unsecured Claim shall be Unimpaired in accordance with section 1124 of the Bankruptcy Code. Each Holder of an Allowed NCI Group, Inc. General Unsecured Claim that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed NCI Group, Inc. General Unsecured Claim on the latest of (a) the Effective Date; and (b) the date such Allowed NCI Group, Inc. General Unsecured Claim becomes due and payable in the ordinary course of business; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Allowed NCI Group, Inc. General Unsecured Claims in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any NCI Group, Inc. General Unsecured Claim, whether or not objected to prior to the Effective Date.

(c) Voting:  Class 7 is Unimpaired by the Plan. Each Holder of a NCI Group, Inc. General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of NCI Group, Inc. General Unsecured Claims are not entitled to vote to accept or reject the Plan.

8. Class 8—Steelbuilding.com, Inc. General Unsecured Claims.

(a) Classification:  Class 8 consists of all Steelbuilding.com, Inc. General Unsecured Claims.

(b) Treatment:  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a Holder of an Allowed Steelbuilding.com, Inc. General Unsecured Claim agrees to less favorable treatment of such Allowed Steelbuilding.com, Inc. General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Steelbuilding.com, Inc. General Unsecured Claim shall be Unimpaired in accordance with section 1124 of the Bankruptcy Code. Each Holder of an Allowed Steelbuilding.com, Inc. General Unsecured Claim that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed Steelbuilding.com, Inc. General Unsecured Claim on the latest of (a) the Effective Date; and (b) the date such Allowed Steelbuilding.com, Inc. General Unsecured Claims becomes due and payable in the ordinary course of business; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Allowed Steelbuilding.com, Inc. General Unsecured Claims in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any Steelbuilding.com, Inc. General Unsecured Claim, whether or not objected to prior to the Effective Date.

(c) Voting:  Class 8 is Unimpaired by the Plan. Each Holder of a Steelbuilding.com, Inc. General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Steelbuilding.com, Inc. General Unsecured Claims are not entitled to vote to accept or reject the Plan.

9. Class 9—Robertson-Ceco II Corporation General Unsecured Claims.

(a) Classification:  Class 9 consists of all Robertson-Ceco II Corporation General Unsecured Claims.

(b) Treatment:  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a Holder of an Allowed Robertson-Ceco II Corporation General Unsecured Claim agrees to less favorable treatment of such Allowed Robertson-Ceco II Corporation General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Robertson-Ceco II Corporation General Unsecured Claim shall be Unimpaired in accordance with section 1124 of the Bankruptcy Code. Each Holder of an Allowed Robertson-Ceco II Corporation General Unsecured Claim that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed Robertson-Ceco II Corporation General Unsecured Claim on the latest of (a) the Effective Date; and (b) the date such Allowed Robertson-Ceco II Corporation General Unsecured Claim becomes due and payable in the ordinary course of business; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain Allowed Robertson-Ceco II Corporation General Unsecured Claims in advance of the Effective Date in the ordinary course of business. The Debtors reserve their rights, however, to dispute the validity of any Robertson-Ceco II Corporation General Unsecured Claim, whether or not objected to prior to the Effective Date.

(c) Voting:  Class 6 is Unimpaired by the Plan. Each Holder of a Robertson-Ceco II Corporation General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Robertson-Ceco II Corporation General Unsecured Claims are not entitled to vote to accept or reject the Plan.

10. Class 10—Intercompany Claims.

(a) Classification:  Class 10 consists of all Intercompany Claims.

(b) Treatment:  To preserve the Debtors’ corporate structure, all or a portion of the Intercompany Claims may be Reinstated, capitalized or otherwise discharged in any manner as of the Effective Date at the Debtors’ or the Reorganized Debtors’ option.

(c) Voting:  Class 10 is Unimpaired by the Plan. Each Holder of an Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

11. Class 11—Intercompany Interests.

(a) Classification:  Class 11 consists of all Intercompany Interests.

(b) Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Intercompany Interest, Intercompany Interests shall be Reinstated for the benefit of the Holders thereof.

(c) Voting:  Class 11 is Unimpaired by the Plan. Each Holder of an Intercompany Interest is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

12. Class 12—Equity Interests in NCIBS.

(a) Classification:  Class 12 consists of all Equity Interests in NCIBS.

(b) Treatment:  On the Effective Date, all Equity Interests in NCIBS shall be Reinstated for the benefit of the Holders thereof, provided, such Equity Interests shall be subject to dilution in accordance with the NCIBS Charter on account of the Common Stock distributed to holders of the Convertible Notes and the Series B Preferred Stock issued to the CD&R Investors.

(c) Voting:  Class 12 is Unimpaired by the Plan. Each Holder of an Equity Interest in NCIBS is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Equity Interests in NCIBS are not entitled to vote to accept or reject the Plan.

13. Class 13—Section 510(b) Claims.

(a) Classification:  Class 13 consists of all Section 510(b) Claims.

(b) Treatment:  On the Effective Date, all Section 510(b) Claims shall be cancelled without any distribution.

(c) Voting:  Class 13 is Impaired by the Plan. Each Holder of a Section 510(b) Claim is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D. Acceptance or Rejection of the Plan.

1. Voting Classes.

Classes 3 and 5 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2. Presumed Acceptance of the Plan.

Classes 1, 2, 4, 6, 7, 8, 9, 10, 11, and 12 are Unimpaired under the Plan. The Holders of Claims and Equity Interests in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3. Deemed Rejection of Plan.

Class 13 is Impaired and shall receive no distribution under the Plan. The Holders of Claims in Class 13 are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by either Class 3 or 5. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests.

F. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

G. Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(a) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. Subject to Article VI, all Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

B. Restructuring Transactions.

On the Effective Date, the applicable Debtors or Reorganized Debtors shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided herein, consistent with the terms of the Investment Agreement. The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

C. Existing Letters of Credit.

On the Effective Date, all Existing Letters of Credit shall be replaced, backstopped by a letter of credit under the New ABL Revolving Credit Facility, or cash collateralized.

D. Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations and the Investment Proceeds.

1. Investment Agreement

On the Effective Date, the Reorganized Debtors shall take any necessary action to effectuate the transactions contemplated in the Investment Agreement, including, without limitation, the authorization, execution and delivery of the Stockholders Agreement, the Indemnification Agreement and the Registration Rights Agreement, as contemplated thereby. Confirmation shall be deemed approval of the Investment Agreement (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to issue the Series B Preferred Stock to the CD&R Investors.

2. The New Term Loan.

On the Effective Date, the Reorganized Debtors shall enter into the New Term Loan. Confirmation shall be deemed approval of the New Term Loan (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute the New Term Loan documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New Term Loan.

3. The New ABL Revolving Credit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the New ABL Revolving Credit Facility. Confirmation shall be deemed approval of the New ABL Revolving Credit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute the New ABL Revolving Credit Facility documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New ABL Revolving Credit Facility.

4. Intercompany Account Settlement.

The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

5. Series B Preferred Stock

On the Effective Date, Reorganized NCIBS shall issue 250,000 shares of Series B Preferred Stock to the CD&R Investors in accordance with the terms of the Investment Agreement. The issuance of the Series B Preferred Stock by Reorganized NCIBS is consistent with the terms of the NCIBS Charter and is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Equity Interests.

6. Common Stock.

The issuance of the Common Stock required to Consummate the Plan is consistent with the terms of the NCIBS Charter and is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Equity Interests. On the Effective Date, approximately 70,200,000 shares of Common Stock will be issued to the Holders of Claims in Class 5.

All of the shares of Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

E. Management Employment Contracts

On the Effective Date, the Debtors shall assume each of the Management Employment Contracts, subject to modification as required by the Investment Agreement.

F. Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G. Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing the New Term Loan and New ABL Revolving Credit Facility). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H. Cancellation of Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Senior Secured Credit Agreement, the Convertible Notes Indentures, and any other Certificate, Equity Security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their affiliates, and none of the Reorganized Debtors shall have any continuing obligation thereunder, except that, to the extent provided in the New Term Loan and/or New ABL Revolving Credit Facility, the guarantees of and Liens securing obligations under the Senior Secured Credit Agreement shall not be cancelled and shall guarantee or secure obligations under the New Term Loan and/or New ABL Revolving Credit Facility, as applicable, and only such obligations; and (2) the obligations of the Debtors and their affiliates pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors; provided, further, however, that the foregoing shall not effect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor; and provided, further, however, that to the extent provided in the New Term Loan and/or New ABL Revolving Credit Facility, the guarantees of and Liens securing obligations under the Senior Secured Credit Agreement shall not be cancelled and shall guarantee or secure obligations under the New Term Loan and/or New ABL Revolving Credit Facility, as applicable, and only such obligations.

I. Surrender of Existing Securities.

As soon as practicable on or after the Effective Date, each Holder of Convertible Notes Claims shall surrender its note(s) to the Convertible Notes Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Convertible Notes Indenture Trustee. No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note is received by the Convertible Notes Indenture Trustee or appropriate instructions from The Depository Trust Company are received by the Convertible Notes Indenture Trustee or the loss, theft, or destruction of such note is established to the reasonable satisfaction of the Convertible Notes Indenture Trustee, which satisfaction may require such Holder to submit (1) a lost instrument affidavit and (2) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Convertible Notes Indenture Trustee, harmless in respect of such note and distributions made thereof. Upon compliance with this Section by a Holder of any Convertible Note, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Convertible Note. Any Holder that fails to surrender such Convertible Note or satisfactorily explain its non-availability to the Convertible Notes Indenture Trustee, within one year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Convertible Notes Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Convertible Notes Indenture Trustee, and any such security shall be cancelled.

J. Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) assumption of the Management Employment Contracts, as may be amended; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of Common Stock to holders of Class 5 Claims; (4) the issuance and distribution of the Series B Preferred Stock to the CD&R Investors; (5) implementation of the Restructuring Transactions; (6) the execution and entry into the New Term Loan and New ABL Revolving Credit Facility; and (7) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors, the Reorganized Debtors, or Reorganized NCIBS in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, the Reorganized Debtors, or Reorganized NCIBS. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or Reorganized NCIBS, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors and Reorganized NCIBS, including the New Term Loan and New ABL Revolving Credit Facility, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.

K. New Certificates of Incorporation and New By-Laws.

On or immediately prior to the Effective Date, the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Certificates of Incorporation will prohibit the issuance of non-voting equity securities. Subject to the preceding sentence, the New Certificate of Incorporation of NCIBS shall be identical to the NCIBS Charter. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Certificates of Incorporation and New By-Laws.

L. Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of NCIBS shall expire, and the initial boards of directors and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Certificates of Incorporation and New By-laws and the Investment Agreement. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the New Boards or be an officer of each of the Reorganized Debtors and Reorganized NCIBS. To the extent any such director or officer of the Reorganized Debtors or Reorganized NCIBS is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the

Effective Date pursuant to the terms of the New Certificates of Incorporation, New By-laws, the Stockholders Agreement, and other constituent documents of the Reorganized Debtors or Reorganized NCIBS.

M. Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors and Reorganized NCIBS, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N. Section 1146 Exemption.

Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

O. Employee and Retiree Benefits.

All employment, retirement, indemnification, and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers, directors, or employees, or retirement income plans and welfare benefit plans for such persons, or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers or sales leaders, or indemnification arrangements with directors of non-Debtor subsidiaries, shall remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed assumed, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that (1) were previously assumed or rejected by the Debtors, (2) are identified on the Rejected Executory Contract and Unexpired Lease List, (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date, or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and the rejection of the Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court approving such rejection (which order may be the Confirmation Order). Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least 20 days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served, and actually received by the Debtors at least three (3) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D. Insurance Policies.

All of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all Insured Claims.

E. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F. Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G. Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H. Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases and any agreements entered into pursuant to the Investment Agreement) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B. Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on or as soon as practicable after the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C. Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Delivery of Distributions in General.

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims on the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further, however, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

2. Delivery of Distributions to Senior Secured Claims and Convertible Notes Claims.

(a) Senior Secured Agent.

The Senior Secured Agent shall be deemed to be the Holder of all Senior Secured Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such Senior Secured Claims shall be made to or on behalf of the Senior Secured Agent. The Senior Secured Agent shall hold or direct such distributions for the benefit of the Holders of Allowed Senior Secured Claims, as applicable. As soon as practicable following compliance with the requirements set forth in Article IV.H of the Plan, the Senior Secured Agent shall arrange to deliver such distributions to or on behalf of such Holders of Allowed Senior Secured Claims

(b) Convertible Notes Indenture Trustee.

The Convertible Notes Indenture Trustee shall be deemed to be the Holder of all Convertible Notes Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such Convertible Notes Claims shall be made to or on behalf of the Convertible Notes Indenture Trustee. The Convertible Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of Allowed Convertible Notes Claims, as applicable. As soon as practicable following compliance with the requirements set forth in Article IV.I of the Plan, the Convertible Notes Indenture Trustee shall (a) arrange to deliver such distributions to or on behalf of such Holders of Allowed Convertible Notes Claims, (b) exercise its charging liens against any such distributions, and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

3. Minimum Distributions.

No fractional shares of Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of Common Stock that is not a whole number, the actual distribution of shares of Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the first anniversary of the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Equity Interest in property shall be discharged and forever barred.

E. Manner of Payment.

1. All distributions of the Common Stock to Holders of Class 5 Claims under the Plan shall be made by the Disbursing Agent on behalf of Reorganized NCIBS.

2. All distributions of the New Term Loan to Holders of Class 3 Claims under the Plan shall be made by the Disbursing Agent on behalf of Reorganized NCIBS.

3. All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor.

4. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F. Section 1145 Exemption.

To the extent permitted by section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Common Stock as contemplated by Article III.B of the Plan to Class 5, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, to the extent permitted by section 1145 of the Bankruptcy Code, such Common Stock will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Stockholders Agreement and the New Certificate of Incorporation.

G. Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H. Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I. No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.

J. Setoffs and Recoupment.

The Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

K. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A. Allowance of Claims.

After the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.

B. Proofs of Claims.

Except as otherwise provided in the Plan, Holders of Claims shall not be required to File a Proof of Claim, and no parties should File a Proof of Claim. On the Effective Date, any and all Filed Proofs of Claims shall be deemed expunged from the record of these cases and the Debtors shall not be required to object to such Proofs of Claim in the Bankruptcy Court.

C. Prosecution of Objections to Claims.

The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to any Claims not specifically Allowed by the Plan. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

D. Procedures Regarding Disputed Claims

The Debtors do not intend to object to the allowance of Claims Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under the Plan or is rendered Unimpaired under the Plan within 120 days of the Effective Date. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

E. Disallowance of Claims or Interests.

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

F. No Distributions Pending Allowance.

If an objection to a Claim or portion thereof is filed as set forth in Article VII.D, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

G. Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Equity Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests, and causes of action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities, and causes of action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Equity Interest based upon such debt, right, or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Equity Interest based upon such debt, right, or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Equity Interest has accepted the Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Equity Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

B. Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created or assumed pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

C. Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date of the Plan, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the estates from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Plan Supplement, the Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the plan, including the Investment Agreement and the transactions contemplated thereby, the Amended and Restated Senior Secured Credit Agreement, and the New ABL Revolving Credit Facility.

D. Releases by Holders of Claims and Equity Interests.

As of the Effective Date of the Plan, each Holder of a Claim or an Equity Interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Equity Interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents

(including, without limitation, the Investment Agreement and related agreements, instruments, or other documents), upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above shall not apply to any Holder of a Claim that votes to reject the Plan and “opts out” of the releases provided in this section by a timely written election and does not release the personal liability of any of the aforementioned Released Parties in this Article VIII for any statutory violation of applicable tax laws or bar any right of action asserted by a governmental taxing authority against the aforementioned Released Parties for any statutory violation of applicable tax laws.

E. Exculpation.

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, cause of action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F. Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Equity Interests that have been released pursuant to Article VIII.C or Article VIII.D, discharged pursuant to Article VIII.A, or are subject to exculpation pursuant to Article VIII.E are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Equity Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released or settled pursuant to the Plan.

G. Subordination Rights.

Any distributions under the Plan to Holders of Convertible Notes Claims shall be received and retained free from any obligations to hold or transfer the same to any other creditor, and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. The Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to Property distributed under the Plan to Holders of Convertible Notes Claims, in each case other than as provided in the Plan.

H. Rights of Internal Revenue Service.

Notwithstanding any provision to the contrary in the Plan, the Confirmation Order or the implementing Plan documents: (1) the rights of the Internal Revenue Service to setoff and recoupment shall be preserved; and (2) nothing in Article VIII.D shall constitute a release of the Internal Revenue Service’s claims, if any, against the Released Parties and nothing shall affect the ability of the Internal Revenue Service to pursue, to the extent allowed by non-bankruptcy law, any non-debtors for any liabilities that may be related to any federal tax liabilities owed by the Debtors and the Reorganized Debtors.

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1. the Confirmation Order shall (a) have been entered in a form and substance satisfactory to the Debtors and CD&R Fund and (b) no stay of the Confirmation Order shall be in effect;

2. the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance acceptable to the Debtors and CD&R Fund;

3. all actions, documents, certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws; provided, however, that each document, instrument, and agreement must be acceptable to the Debtors and CD&R Fund;

4. all conditions precedent to the obligations of the parties to the Investment Agreement thereunder (other than the occurrence of the Effective Date, and such other conditions that, by their nature, would be satisfied or waived at the closing thereunder) shall have been satisfied or waived pursuant to the terms of the Investment Agreement;

5. all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been received;

6. the Debtors shall have entered into the New Term Loan and the New ABL Revolving Credit Facility; and

7. the Effective Date shall have occurred on or before the deadline set forth in the Investment Agreement.

B. Waiver of Conditions.

The conditions to the Effective Date set forth in this Article IX may be waived only by consent of the Debtors and CD&R Fund, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to consummate the Plan.

C. Effect of Failure of Conditions.

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by the Debtors, Claims, or Equity Interests; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke, withdraw, alter, amend or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X.

B. Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12. resolve any cases, controversies, suits, disputes, or causes of action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Equity Interest for amounts not timely repaid pursuant to Article VI.K.1;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII, regardless of whether such termination occurred prior to or after the Effective Date;

22. enforce all orders previously entered by the Bankruptcy Court; and

23. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B. Additional Documents.

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Equity Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each Reorganized Debtor (or the Disbursing Agent on behalf of each Reorganized Debtor) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D. Payment of Fees and Expenses of the Convertible Indenture Trustee.

On the Effective Date or as soon as reasonably practicable thereafter, the Disbursing Agent shall pay in full in Cash all reasonable and documented fees and expenses of the Convertible Notes Indenture Trustee and its advisors; provided that reasonably detailed fee invoices provided to the Debtor shall be required as a condition of payment hereunder.

E. Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Senior Secured Agent, and any other statutory committees after the Effective Date.

F. Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

G. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to:

10943 North Sam Houston Parkway West
Houston, Texas 77064
Facsimile: (281) 477-9646
Attn.: Todd R. Moore
E-mail address: trmoore@ncilp.com

with copies to:

Wachtell, Lipton, Rosen & Katz LLP
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000
Attn.: Mark Gordon, Esq. and Joshua A. Feltman
E-mail Addresses:
MGordon@wlrk.com, JAFeltman@wlrk.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022-4611
Facsimile: (212) 446-4900
Attention: James H.M. Sprayregen, Esq., Paul M. Basta, Esq., Christopher J. Marcus, Esq., and
Brian S. Lennon, Esq.
E-mail addresses: james.sprayregen@kirkland.com, paul.basta@kirkland.com,
christopher.marcus@kirkland.com, and brian.lennon@kirkland.com

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
Attn.: Franci J. Blassberg
E-mail address: fjblassberg@debevoise.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J. Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K. Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Debtors’ notice, claims, and balloting agent at www.epiq11.com or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L. Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

M. Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

N. Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

O. Waiver or Estoppel.

Each Holder of a Claim or an Equity Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Equity Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, the Agent or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

P. Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

Wilmington, Delware
Dated: October   , 2009

NCI BUILDING SYSTEMS, INC., on behalf of itself and all of the other Debtors

By:
Name:     Mark E. Johnson

Title:	Executive Vice-President, Chief Financial Officer and Treasurer

COUNSEL:

Pauline K. Morgan (Bar No. 3650)
Edward J. Kosmowski (Bar No. 3849)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 576-3320

- and -

James H.M. Sprayregen (pro hac vice pending)
Paul M. Basta (pro hac vice pending)
Christopher J. Marcus (pro hac vice pending)
Brian S. Lennon (pro hac vice pending)
KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

- and -

Mark Gordon
Joshua A. Feltman
WACHTELL, LIPTON, ROSEN & KATZ LLP
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000
Facsimile: (212) 403-2000

Proposed Attorneys for the Debtors

Annex B

CONFIDENTIAL

August 31, 2009

Board of Directors
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064

Members of the Board of Directors:

We understand that NCI Building Systems, Inc. (the “Company”) and Clayton, Dubilier & Rice Fund VIII, L.P. (“Investor”) have entered into an Investment Agreement dated as of August 14, 2009 (the “Agreement”), as amended by Amendment No. 1 dated as of August 28, 2009 (“Amendment No. 1”) and as proposed to be amended by an Amendment No. 2 (“Amendment No. 2”, and with the Agreement and Amendment No. 1, the “Investment Agreement”), which provides, among other things, for the Company to issue, sell and deliver to Investor, and for Investor to purchase from the Company (the “Investment”), 250,000 shares (the “Series B Preferred Shares”) of a newly created series of preferred stock designated the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), of the Company, for an aggregate purchase price of $250,000,000 in cash (the “Consideration”). The terms and conditions of the Investment are more fully set forth in the Investment Agreement. We understand that Investor is an affiliate of Clayton, Dubilier & Rice, Inc.

Concurrently with the Investment, the Company is undertaking a financial restructuring (the “Restructuring”), which is expected to include, among other things:

(i) an amendment to the Company’s Credit Agreement (defined below), pursuant to which the Company will agree to repay in cash approximately $143 million principal amount of the outstanding term loans thereunder, and the Term Lenders (defined below) will agree to extend the maturity of the remaining approximately $150 million principal amount of term loans under revised terms and conditions,

(ii) an approximately $125 million Revolving Credit Facility (defined below) for general corporate purposes, and

(iii) an exchange offer (the “Offer”) by the Company for all of its outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) in exchange for a combination of cash and common stock of the Company in amounts specified in the Investment Agreement.

We understand that upon completion of the Investment and the Restructuring, upon the terms and subject to the conditions of the Investment Agreement, (i) Investor will own approximately 68.5% of the fully diluted common stock of the Company (on an as converted basis), (ii) the current holders of the Convertible Notes will own approximately 24.5% of the fully diluted common stock of the Company and (iii) the current holders of the Company’s common stock will own approximately 7.0% of the fully diluted common stock of the Company.

We understand that (i) the Company is currently in default under certain financial covenants in the Credit Agreement, which defaults have been waived through November 6, 2009, (ii) the Convertible Notes contain cross-acceleration provisions that would be triggered by a default on the Credit Agreement, (iii) the holders of the Convertible Notes are entitled to require the Company to repurchase the notes at par on November 15, 2009, (iv) the Company’s previous $125 million revolving credit facility expired on June 18, 2009 and was not renewed or extended, (v) the Company has no current source of liquidity other than cash on hand and (vi) in the absence of the Investment and Restructuring the Company would be unable to meet its obligations as they become due.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the Company pursuant to the Investment is fair, from a financial point of view, to the Company. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the underlying business decision to proceed with or effect the Investment or the Restructuring, (ii) any of the financial or other terms of the

Restructuring or (iii) any plan of reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

For purposes of the opinion set forth herein, we have:

1. reviewed the Agreement, Amendment No. 1 and an August 31, 2009 draft of Amendment No. 2 (including certain related documents);

2. reviewed an August 31, 2009 draft of the Form of Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock (the “Certificate of Designations”) of the Company included as an exhibit to Amendment No. 2;

3. reviewed the form of the amendment (the “Credit Agreement Amendment”) to the Company’s Credit Agreement (as amended prior to the date hereof, the “Credit Agreement”), dated June 18, 2004, by and among the Company, certain of its subsidiaries, as guarantors, Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders party thereto (the “Term Lenders”) included as an exhibit to the Investment Agreement;

4. reviewed an August 11, 2009 draft of the $125 million revolving credit facility (the “Revolving Credit Facility”) between the Company and the lenders named therein;

5. reviewed the form of the stockholders agreement (the “Stockholders Agreement”) between Investor and the Company included as an exhibit to the Investment Agreement;

6. reviewed the form of the indemnification agreement (the “Indemnification Agreement”) between Investor and the Company included as an exhibit to the Investment Agreement;

7. reviewed the form of the registration rights agreement (the “Registration Rights Agreement”) between Investor and the Company included as an exhibit to the Investment Agreement;

8. reviewed an August 28, 2009 draft of the Lock-Up and Voting Agreement (together with the Credit Agreement Amendment, Revolving Credit Facility, Stockholders Agreement, Indemnification Agreement and Registration Rights Agreement, the “Related Restructuring Agreements”) between the Company and the holders of the Convertible Notes party thereto;

9. reviewed certain publicly available financial statements of the Company;

10. reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

11. reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

12. discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

13. compared the equity value implied by the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

14. compared the equity value implied by the Consideration with that received in certain publicly available transactions that we deemed relevant;

15. compared the equity value implied by the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate;

16. reviewed the illustrative bankruptcy recoveries by the Company’s stockholders and creditors implied by management’s projections under various scenarios;

17. participated, at the written request of the Company, in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Investor and its legal advisors; and

18. performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by management of the Company for the purposes of this opinion and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, and at your direction we based our review of the potential recoveries by the Company’s stockholders and creditors in a bankruptcy of the Company on those implied by management’s projections under various scenarios. We have assumed that the Investment will be consummated in accordance with the terms set forth in the final, executed Investment Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Investment Agreement, and that the Investment and Restructuring are effectuated as contemplated therein. We have assumed and relied upon, without independent verification, the accuracy of the representations and warranties contained in the Investment Agreement and that no indemnification payments will be made by the Company under the Investment Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Investment will be obtained without any effect on the Company, the Investment or the contemplated benefits of the Investment meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We understand that you have extensively solicited third parties for expressions of interest in a potential sale of the Company or other alternative transactions, and we have participated as your financial advisor in discussions and negotiations with certain third parties, including the Investor, as part of that process. We have assumed that the terms of the Investment are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to the Investment.

We have acted as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Investment and have received a fee for rendering our opinion dated as of August 13, 2009, will not receive any additional fee for rendering this opinion and will receive a fee for other services rendered in connection with the Investment, a portion of which is contingent on the consummation of the Investment. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Investment Agreement (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the Investment) and at the date hereof we have no material relationships mutually understood to be contemplated with such parties.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Investment and may not be used for any other purpose without our prior written consent. We are not expressing an opinion as to any aspect of the Investment or Restructuring, including any payments to be made to or by the Company pursuant to the Investment Agreement or Related Restructuring Agreements, other than the fairness to the Company of the Consideration to be received by it from a financial point of view. We are also not expressing an opinion as to the fairness of any portion or aspect of the Investment or the Restructuring to the holders of any class of securities, creditors or other constituencies of the Company, the fairness of any portion or aspect of the Investment or the Restructuring to any one class or group of the Company’s security holders relative to any other class or group of the Company’s security holders, or the solvency, creditworthiness or fair value of the Company under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. In particular, we express no opinion as to the prices at which any publicly-traded common shares of the Company will trade at any future time. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors as to whether they should approve the Investment or the Investment Agreement.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the Company pursuant to the Investment is fair, from a financial point of view, to the Company.

This opinion replaces and supersedes our opinion dated as of August 13, 2009 in all respects.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Andrew K. Woeber
Andrew K. Woeber
Managing Director

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